Form 10-K, Exhibit 13
period 1995-12-31
RIGHT MANAGEMENT CONSULTANTS INC
filed 1996-04-01
CIK 802806

                       Right Management Consultants, Inc.
                            Selected Financial Data



(Dollars in Thousands Except Per Share and Office Data)                 Year ended December 31,
                                                      1995         1994         1993        1992          1991
                                                      ----         ----         ----        ----          ----
Results of Operations (1)
  Total revenue                                    $ 114,005    $  89,134    $  70,726    $  53,617    $  48,021
  Costs and expenses and Other                       101,090       79,345       64,279       50,278       42,564
  Income before income taxes                          12,915        9,789        6,447        3,339        5,457
  Net income                                           7,819        5,714        3,297        1,324        3,122
  Earnings per share (2)                           $    1.86    $    1.40    $     .84    $    0.34    $    0.76
  Weighted average number of
    shares outstanding (in thousands) (2)              4,193        4,083        3,945        3,906        4,119

Balance Sheet Data
  Working capital                                  $  13,134    $   9,883    $   8,940    $   6,317    $   5,736
  Total assets                                     $  60,231    $  48,969    $  35,734    $  25,262    $  22,970
  Long-term obligations                            $   7,360    $   6,004    $   2,403    $   2,831    $   1,038
  Stockholders' equity                             $  33,626    $  24,405    $  18,032    $  14,498    $  13,316

================================================================================================================

Network Revenue (3)                                $ 152,382    $ 128,744    $ 105,441    $  84,675    $  77,815
Network Offices                                          126          127          110           97           85

(1) See Note B to the consolidated financial statements for information regarding acquisitions.
(2) Amounts presented have been retroactively restated for the Company's three-for-two stock split effective November 10, 1995. (See Note I to the Consolidated Financial Statements.)
(3) Network Revenue is comprised of Company-owned Office revenue and Affiliate offices' revenue.

Graph Data
Network Revenue                                    $ 152,382    $  128,744   $ 105,441    $   84,675    $  77,815

Company Revenue                                    $ 114,005    $   89,134   $  70,726    $   53,617    $  48,021

Earnings Per Share  (2)                            $    1.86          1.40   $    0.84    $     0.34    $    0.76

Return on Equity                                       26.9%         26.9%       20.3%          9.5%        27.3%

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders of Right Management Consultants, Inc.:


         We have audited the accompanying consolidated balance sheets of Right Management Consultants, Inc. (a Pennsylvania corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Right Management Consultants, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.


                               ARTHUR ANDERSEN LLP


Philadelphia, Pennsylvania
  January 31, 1996

                       Right Management Consultants, Inc.
                           Consolidated Balance Sheets
                    (Dollars in Thousands Except Share Data)

                                                                               December 31,
                                                                          1995             1994
                                                                          ----             ----
Assets

Current Assets:
  Cash and cash equivalents                                             $  8,965         $  9,156
  Accounts receivable, trade, net of allowance for
    doubtful accounts of $754 and $651                                    16,918           14,282
  Royalties and fees receivable from Affiliates                            4,303            3,119
  Note receivable                                                            233              286
  Prepaid expenses                                                         1,360              979
  Deferred income taxes                                                      600              621
                                                                        --------         --------
       Total current assets                                               32,379           28,443
                                                                        --------         --------

Property and equipment, less accumulated depreciation of
  $9,518 and $6,977                                                        7,447            6,694
                                                                        --------         --------

Other Assets:
  Intangible assets, less accumulated amortization of $6,657
    and $4,790                                                            17,824           11,888
  Deferred income taxes                                                    1,221              394
  Note receivable                                                            146              435
  Other                                                                    1,214            1,115
                                                                        --------         --------
                                                                          20,405           13,832
                                                                        --------         --------
       Total Assets                                                     $ 60,231         $ 48,969
                                                                        ========         ========
Liabilities and Stockholders' Equity


Current Liabilities:
  Line of credit                                                        $  1,325         $   --
  Current portion of long-term debt and other obligations                  2,227            2,086
  Accounts payable                                                         3,643            3,354
  Commissions payable                                                      2,735            2,328
  Accrued incentive compensation and benefits                              3,543            5,521
  Accrued redundancy costs                                                   115              977
  Other accrued expenses                                                   2,222            1,963
  Deferred income                                                          3,435            2,331
                                                                        --------         --------
       Total current liabilities                                          19,245           18,560

Long-term debt and other obligations                                       5,741            4,707
                                                                        --------         --------

Deferred compensation                                                      1,619            1,297
                                                                        --------         --------

Commitments and Contingent Liabilities (Notes D, F and H)

Stockholders' Equity:
  Preferred stock, no par value; 1,000,000 shares authorized; no shares issued or outstanding
  Common stock, $.01 par value; 20,000,000 shares authorized;
    4,313,816 and 2,891,971 shares issued                                     43               29
  Additional paid-in capital                                               7,655            6,544
  Retained earnings                                                       26,636           18,830
  Cumulative translation adjustment                                         (191)            (481)
                                                                        --------         --------
                                                                          34,143           24,922
  Less treasury stock, at cost, 252,952 shares                              (517)            (517)
                                                                        --------         --------
                                                                          33,626           24,405
                                                                        --------         --------
       Total Liabilities and Stockholders' Equity                       $ 60,231         $ 48,969
                                                                        ========         ========

                       Right Management Consultants, Inc.
                       Consolidated Statements of Income
             (Dollars and Shares in Thousands Except Per Share Data)

                                                                Year Ended December 31,
                                                       1995              1994             1993
                                                       ----              ----             ----
Revenue:

Company Office revenue                              $ 109,741         $  84,712         $  66,868
Affiliate royalties                                     4,264             4,422             3,858
                                                    ---------         ---------         ---------

Total revenue                                         114,005            89,134            70,726
                                                    ---------         ---------         ---------

Costs and expenses:

Consultants' compensation                              39,957            30,796            24,282
Company Office sales and consulting support             7,359             5,459             4,575
Company Office administration                          39,562            31,164            24,320
General sales, consulting and administration           13,783            11,879            10,929
                                                    ---------         ---------         ---------

Total costs and expenses                              100,661            79,298            64,106
                                                    ---------         ---------         ---------

Income from operations                                 13,344             9,836             6,620
                                                    ---------         ---------         ---------

Other income (expense):

Interest income                                           302               282               104
Interest expense                                         (731)             (329)             (277)
                                                    ---------         ---------         ---------

                                                         (429)              (47)             (173)
                                                    ---------         ---------         ---------

Income before income taxes                             12,915             9,789             6,447

Provision for income taxes                              5,096             4,075             3,150
                                                    ---------         ---------         ---------


Net income                                          $   7,819         $   5,714         $   3,297
                                                    =========         =========         =========

Earnings per share                                  $    1.86         $    1.40         $    0.84
                                                    =========         =========         =========

Weighted average shares outstanding                     4,193             4,083             3,945
                                                    =========         =========         =========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                       Right Management Consultants, Inc.
                 Consolidated Statements of Stockholders' Equity
                    (Dollars in Thousands Except Share Data)




                                                         Additional                 Cumulative                    Total
                                     Common Stock         Paid-in      Retained     Translation    Treasury    Stockholders'
                                 Shares     Par Value     Capital      Earnings     Adjustment      Stock         Equity
                                 ------     ---------     -------      --------     ----------      -----         ------
Balance, January 1,
 1993                          2,789,902    $      28    $   5,557    $   9,819     $    (389)    $    (517)    $  14,498

  Stock options
   exercised                      55,460            1          210         --            --            --             211
  Tax benefit from
   exercise of stock
   options                          --           --            168         --            --            --             168
  Translation adjustment            --           --           --           --            (142)         --            (142
  Net income                        --           --           --          3,297          --            --           3,297
                               ---------    ---------    ---------    ---------     ---------     ---------     ---------
Balance, December 31,
 1993                          2,845,362           29        5,935       13,116          (531)         (517)       18,032
                               =========    =========    =========    =========     =========     =========     =========

  Stock options
   exercised                      46,609         --            362         --            --            --             362
  Tax benefit from
   exercise of stock
   options                          --           --            247         --            --            --             247
  Translation adjustment            --           --           --           --              50          --              50
  Net income                        --           --           --          5,714          --            --           5,714
                               ---------    ---------    ---------    ---------     ---------     ---------     ---------
Balance, December 31,
 1994                          2,891,971           29        6,544       18,830          (481)         (517)       24,405
                               =========    =========    =========    =========     =========     =========     =========

  Stock options
   exercised                      72,612            1          629         --            --            --             630
  Tax benefit from
   exercise of stock
   options                          --           --            252         --            --            --             252
  Shares issued under
    restricted stock awards       29,700         --            230         --            --            --             230
  Three-for-two stock split
    (includes rounding up
     for fractional shares)    1,319,533           13         --            (13)         --            --            --
  Translation adjustment            --           --           --           --             290          --             290
  Net income                        --           --           --          7,819          --            --           7,819
                               ---------    ---------    ---------    ---------     ---------     ---------     ---------
Balance, December 31,
 1995                          4,313,816    $      43    $   7,655    $  26,636     $    (191)    $    (517)    $  33,626
                               =========    =========    =========    =========     =========     =========     =========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                       Right Management Consultants, Inc.
                      Consolidated Statements of Cash Flows
                             (Dollars in Thousands)

                                                                              Year ended December 31,

                                                                         1995           1994             1993
                                                                         ----           ----             ----
Operating Activities:
  Net income                                                           $ 7,819         $ 5,714         $ 3,297
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                                      4,284           3,246           2,407
      Deferred income taxes                                                (93)           (153)           (465)
      Compensation from restricted stock agreements                        231            --              --
      Other non-cash charges                                               492             442             226
      Revenue recognized for assumption of incomplete contracts           (630)           (716)           (112)
      Provision for doubtful accounts                                      400              75             476
      Changes in operating accounts:
        Accounts receivable, trade and from Affiliates                  (3,504)         (2,989)         (4,726)
        Prepaid expenses and other assets                                 (787)           (755)            224
        Accounts payable and accrued expenses                           (2,333)          1,147           5,194
        Commissions payable                                                366            (230)            868
        Deferred income                                                  1,090             734             604
                                                                       -------         -------         -------

  Net cash provided by operating activities                              7,335           6,515           7,993

Investing Activities:
  Purchase of property and equipment                                    (2,643)         (2,921)         (1,651)
  Net cash paid for acquisitions                                        (2,665)         (1,628)            (82)
                                                                       -------         -------         -------

  Net cash utilized by investing activities                             (5,308)         (4,549)         (1,733)

Financing Activities:
  Payment of long-term debt and other obligations                       (2,880)         (1,855)           (994)
  Proceeds from stock issuances                                            630             362             211
                                                                       -------         -------         -------

  Net cash utilized by financing activities                             (2,250)         (1,493)           (783)

Effect of exchange rate changes on cash and
 cash equivalents                                                           32              44              58
                                                                       -------         -------         -------

Increase (decrease) in cash and cash equivalents                          (191)            517           5,535

Cash and cash equivalents, beginning of year                             9,156           8,639           3,104
                                                                       -------         -------         -------

Cash and cash equivalents, end of year                                 $ 8,965         $ 9,156         $ 8,639
                                                                       =======         =======         =======

Supplemental Disclosures of Cash Flow Information
  Cash paid for:

     Interest                                                          $   445         $   219         $   103
                                                                       =======         =======         =======

     Income taxes                                                      $ 4,370         $ 4,721         $ 3,459
                                                                       =======         =======         =======

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business

         Right Management Consultants, Inc. (the "Company"), which does business under the name Right Associates(R), develops, markets and delivers career management and human resource consulting services through a network of Company Offices and franchisee offices ("Affiliates") located in the United States, Canada and Europe. The Company is engaged in career management and other human resource consulting services, with a primary emphasis in career transition consulting. The Company primarily delivers its services to mid-size and large industrial and service companies, with no concentration in specific companies or industries.

Principles of consolidation

         The consolidated financial statements include the accounts of Right Management Consultants, Inc., and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash equivalents

         The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Revenue recognition

         The Company recognizes contract revenue and the related direct compensation for the services provided by Company Offices upon the performance of its obligations under consulting service contracts. Revenue and related direct commission expense, recorded at the start of performance of services, are deferred and recognized as the contracts are completed. All indirect costs are charged to expense in the period in which the obligations are incurred.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Franchise revenue

         Royalties from the members of the Company's network arise from agreements made with Affiliates, which generally operate exclusively in designated regional locations. The terms of these agreements require the Affiliates to provide services under the Company's service marks in accordance with programs and standards developed by the Company. Affiliate royalties are 10% of each Affiliate's gross billings and are recorded when the Affiliate bills its customers for services.

Property and equipment

         Property and equipment is carried at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, which are generally three to seven years for furniture, fixtures and equipment and five to ten years for leasehold improvements.

Intangible assets

         Intangible assets consist of trademarks, contact lists, covenants not to compete, Affiliate agreements and goodwill, acquired in acquisitions. The Company periodically reviews its intangibles for realizability by analyzing the projected cash flows and profitability of the acquired entities and adjusts the net book value of the recorded assets when necessary. These intangible assets are amortized on a straight-line basis as follows:

                    Asset                               Years
                    -----                               -----
              Trademarks                                  5
              Contact lists                               5
              Affiliate agreements                        5
              Covenants not to compete                 5 to 10
              Goodwill                                15 to 40

         Amortization of these intangibles amounted to $1,867,000, $1,501,000, and $1,055,000 in 1995, 1994 and 1993, respectively.

Currency translation

         The accounts of the international subsidiaries are translated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation", which requires that assets and liabilities of international operations be translated using the exchange rate in effect at the balance sheet date. The results of operations are translated at average exchange rates during the year. The effects of exchange rate fluctuations in translating assets and liabilities of international operations into U.S. dollars are accumulated and reflected as the cumulative translation adjustment in stockholders' equity. Transaction gains and losses are included in general

                                RIGHT MANAGEMENT
          CONSULTANTS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

sales, consulting and administration for 1995, 1994 and 1993. There are no material transaction gains or losses in the accompanying consolidated financial statements for these three years.

Earnings per share

         Earnings per share are computed based on the weighted average number of Company common stock ("Common Stock") and Common Stock equivalent shares outstanding during the year. Outstanding stock options are considered Common Stock equivalents and are included in the computation of outstanding shares using the Treasury Stock method, unless anti-dilutive.

Income taxes

         The Company accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes." In accordance with SFAS No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the difference is reversed.

Reclassifications

         Certain amounts have been reclassified in the 1994 Consolidated Balance Sheet to conform with the 1995 presentation.

New Accounting Standards

         The Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of " in March 1995. This statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This statement is effective for financial statements for fiscal years beginning after December 15, 1995, with earlier adoption encouraged. The Company adopted SFAS No. 121 in March 1995 and reviews on a regular basis the expected cash flows of its operating subsidiaries. The initial adoption of SFAS No. 121 had no impact on the Company's consolidated financial position or results of operations.

         The Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" in October 1995. This statement allows for two implementation options. One option is to recognize compensation expense in the consolidated financial statements using a fair-value based method, applied to virtually all stock-based compensation. The alternative would not change the current intrinsic-value approach to expense recognition, but would require pro forma disclosure in the notes to the consolidated financial

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

statements using the fair value method. The Company plans to adopt the pro forma disclosure option in 1996.

NOTE B - ACQUISITIONS

         Effective January 1, 1995 and October 1, 1995, the Company acquired the assets of two former Affiliates of the Company, located in Cupertino, California and Providence, Rhode Island, respectively. Effective April 1, 1995, the Company acquired the outstanding stock of LM&P, SA ("LM&P") located in Paris, France.

         The aggregate purchase price of these three acquisitions was approximately $8,150,000, including costs of acquisition. The purchase price exceeded the fair value of the net assets acquired by approximately $7,388,000. These acquisitions were made for a combination of cash and non-cash items, including the assumption of incomplete outplacement contracts and the present value of future defined incentives. The assumption of incomplete outplacement contracts resulted in revenue in 1995 of approximately $630,000. The future defined incentives are contingent upon the results of the acquired entities subsequent to the transactions and apply only to the acquisitions of the former Cupertino Affiliate and LM&P. The present value of these determinable contingent payments aggregated $3,530,000 and has been accounted for as part of the purchase price. The estimated amounts for these incentives are included in long-term debt and other obligations at December 31, 1995.

         During 1994 and 1993 , the Company acquired the business and certain assets of the career management consulting firm Jannotta, Bray & Associates, Inc. ("JBA") and the assets and/or outstanding stock of four Affiliate outplacement consulting firms. In connection with the acquisition of JBA, the Company provided approximately $1,000,000 for closures of duplicate JBA offices, severance payouts and other charges ("accrued redundancy costs"). Simultaneously with this acquisition, the Company sold certain assets, including goodwill and other intangible assets totaling approximately $1,019,000 associated with JBA's Michigan operations, to the Company's Michigan Affiliate for $1,200,000 and had a $700,000 note receivable from this Affiliate related to this sale. The purchase price of these acquisitions was approximately $8,618,000 in 1994 and $1,169,000 in 1993, including costs of acquisition. The purchase price of these acquisitions exceeded the fair value of the net assets acquired by approximately $8,200,000 and $1,104,000 in 1994 and 1993, respectively. These acquisitions were made for combinations of cash and non-cash items. Non-cash items included the assumption of incomplete outplacement contracts and the present value of future defined incentives. The assumption of incomplete outplacement contracts resulted in revenue recognition of $716,000 and $112,000 in 1994 and 1993, respectively. The future defined incentives are contingent on the results of the acquired entities subsequent to the transactions. The present value of these determinable contingent payments aggregated $491,000 in 1994 and $375,000 in 1993 and have been accounted for as part of the purchase price. The remaining amounts are included in long-term debt and other obligations at December 31, 1995.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - ACQUISITIONS (Continued)

         The following represents the assets acquired and liabilities assumed to arrive at net cash paid for acquisitions discussed above for each of the three years in the period ended December 31, 1995:




                                                           (Dollars in Thousands)
                                                      1995         1994          1993
                                                      ----         ----          ----

Net assets acquired:

Accounts receivable                                $  404        $  242        $ --
Prepaid expenses and other assets                     554           131             5
Fixed assets                                          522         1,211            60
Intangible assets                                   7,388         7,181         1,104
Note receivable from Michigan Affiliate              --             700          --
                                                   ------        ------        ------

                                                    8,868         9,465         1,169
                                                   ------        ------        ------

Net liabilities assumed:

Accounts payable and
   accrued expenses                                   718           483          --
Assumption of incomplete contracts                    630           716           112
                                                   ------        ------        ------

                                                    1,348         1,199           112

Less :   Accrued redundancy costs                      --         1,000          --
         Contingent payments                        3,530           491           375
         Net due from seller                         --             147          --
         Term loan payable to bank (Note D)         1,325         5,000           600
                                                   ------        ------        ------

Net cash paid for acquisitions                     $2,665        $1,628        $   82
                                                   ======        ======        ======




         Each acquisition has been accounted for by the purchase method and the operating results of each entity have been consolidated with the Company's results since the effective date of the respective acquisition. The purchase price of each acquisition has been allocated to the assets acquired based upon their estimated fair value at the date of acquisition.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - ACQUISITIONS (Continued)

         The unaudited pro forma results of operations for each of the two years in the period ended December 31, 1994, reflecting the combined results of the Company and JBA as if the acquisition had occurred at January 1, 1993 are presented below. The pro forma effect of the other 1994 and 1995 acquisitions on the Company's results of operations as if they had been consummated at the beginning of 1993 and 1994, respectively, is immaterial and has been omitted.

                          (Dollars in Thousands Except Per Share Data)
                                    1994            1993
                                    ----            ----


Total revenue                     $98,547         $84,412
                                  =======         =======
Income before income taxes          9,743           5,800
                                  =======         =======
Net income                          5,686           2,941
                                  =======         =======
Earnings per share                   1.39             .75
                                  =======         =======

NOTE C - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                (Dollars in Thousands)
                                    1995        1994
                                    ----        ----
Furniture and fixtures           $14,182       $11,803
Computer equipment                   691           492
Leasehold improvements             2,092         1,376
                                 -------       -------
                                  16,965        13,671
Less accumulated depreciation      9,518         6,977
                                 -------       -------
                                 $ 7,447       $ 6,694
                                 =======       =======

NOTE D - DEBT AND OTHER OBLIGATIONS

         In August 1995, the Company amended its existing Amended and Restated Revolving Credit and Term Loan Agreement (the "Revolving Credit Agreement") to increase the maximum unsecured revolving line of credit, from its primary bank, from $6,000,000 to $10,000,000. The Company utilized approximately $1,500,000 of its revolving credit facility in connection with the acquisition of the former Cupertino Affiliate which had been fully repaid as of December 31, 1995.

            RIGHT MANAGEMENT CONSULTANTS, INC. NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

NOTE D - DEBT AND OTHER OBLIGATIONS (Continued)

Furthermore, for the acquisition of LM&P, the Company utilized 6.5 million French francs (or approximately $1,325,000) from the Revolving Credit Agreement, the full balance of which was still outstanding as of December 31,1995. This loan is due on January 22, 1996 and bears interest at 6.75% per annum.

         Also drawn from the Revolving Credit Agreement were unsecured term loans (the "Loans") of $900,000 and $600,000, respectively. The Loans were used to fund the acquisitions of the Company's Boston and Atlanta Affiliate offices in December 1992 and April 1993, respectively. As of December 31, 1995, $413,000 remains outstanding in total on these loans. In addition to its existing term loan obligations under this Revolving Credit Agreement, letters of credit totaling $159,000 had been utilized for the security of future lease payments. Accordingly, the Company had $8,103,000 available under this revolving credit facility at December 31, 1995. The Revolving Credit Agreement bears interest at the bank's quoted overnight rate with a maximum rate of 1/4% under the prime rate (6.75% at December 31, 1995), and is available to the Company until such time as the bank gives notice of cancellation. Upon such notice, it expires twelve months thereafter. The Company did not utilize any of the available credit from the Revolving Credit Agreement during 1995 and 1994 other than for the acquisitions described above.

         In connection with the acquisition of JBA (Note B), the Company entered into a five year $5,000,000 unsecured term loan (the "Term Loan") with its existing primary bank.

         Under both the Revolving Credit Agreement and the Term Loan, the major covenants require the maintenance of certain minimum financial ratios and restrict the level of indebtedness with other banks, as defined. At December 31, 1995, the Company is in compliance with all such covenants.

Long-term debt and other obligations consist of the following:



                                                              (Dollars in Thousands)
                                                                    December 31,

                                                                1995               1994
                                                                ----               ----

Bank term loan, payable in 60 equal monthly principal
installments of $83,000 through August 31, 1999, bearing
interest at 8.36% per annum                                    $3,667             $4,667

Bank term loan, payable in 48 equal monthly principal
installments of $19,000 through December 8, 1996,
bearing interest at 6.96% per annum                               225                450

Bank term loan, payable in 48 equal monthly principal
installments of $13,000 through March 31, 1997,
bearing interest at 5.97% per annum                               187                337

Obligations payable to third parties in connection with
acquisitions, noninterest-bearing and discounted at 7.5%-
10% per annum, due through 1999, estimated and contingent
on future operating results of regions where
acquired businesses are operating                               3,889               1,339
                                                               ------              ------
                                                                7,968               6,793
Less current portion                                            2,227               2,086
                                                               ------              ------
                                                               $5,741              $4,707
                                                               ======              ======

                                      13

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE D - DEBT AND OTHER OBLIGATIONS (Continued)


         Aggregate maturities on long-term debt and other obligations for the years subsequent to December 31, 1995 are as follows:

                                                      (Dollars in Thousands)
                     Year Ending December 31,                Amount
                     ------------------------                ------
                              1996                           $2,227
                              1997                            2,680
                              1998                            2,394
                              1999                              667
                                                             ------
                                                             $7,968
                                                             ======

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  E - INCOME TAXES

The provision for income taxes consists of the following:

                                           (Dollars in Thousands)
                                           Year Ended December 31,
                                     1995           1994             1993
                                     ----           ----             ----
Current:
  Federal                          $4,107          $3,185           $2,321
  State                               852             671              759
  Foreign                             551             459              535
                                   ------          ------           ------
                                    5,510           4,315            3,615
                                   ------          ------           ------

Deferred:
  Federal                             (85)            (75)            (344)
  State                                (8)            (66)            (121)
  Foreign                              --             (12)              --
                                   ------          ------           ------
                                      (93)           (153)            (465)
                                   ------          ------           ------

Utilization and benefit of foreign
 operating loss carryforwards        (321)            (87)               --
                                   ------           ------           ------
                                   $5,096          $4,075            $3,150
                                   ======          ======            ======

         The total tax provision for each year differs from the amount that would have been provided by applying the statutory U.S. federal income tax rate to income before income taxes and extraordinary item. The reconciliation of these differences is as follows:


                                                         1995            1994           1993
                                                         ----            ----           ----

U.S. Federal income tax rate                              34%              34%           34%
State income taxes, net of federal tax benefit             4                4             6
Nondeductible expenses                                     1                1             5
Foreign earnings not subject to U.S. federal
  income tax                                              (3)              (3)           (4)
Foreign income taxes                                       4                5             8
Utilization and benefit of foreign operating
 loss carryforwards                                       (2)              (1)           --
Other                                                      2                2            --
                                                         ---              ---           ---
                                                          40%              42%           49%
                                                         ===              ===           ===



         Income before income taxes is comprised of domestic and foreign components, respectively, as follows: 1995 -- $11,449,000 and $1,466,000; 1994 -- $8,855,000 and $934,000 and 1993 -- $4,694,000 and $1,753,000.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  E - INCOME TAXES (Continued)

         Deferred income taxes arise primarily as a result of utilizing depreciation lives for income tax reporting that are in excess of those used for financial reporting purposes, as well as recognizing deferred compensation expense, the provision for doubtful accounts and certain accrued expenses for financial reporting purposes, which are not currently deductible for income tax purposes.

         Taxes on income of international subsidiaries are provided at the tax rates applicable to their respective tax jurisdictions. The Company's share of the cumulative undistributed earnings of such subsidiaries was approximately $2,413,000 and $1,785,000 at December 31, 1995 and 1994, respectively. No provision has been made for additional income taxes on the undistributed earnings of the international subsidiaries because earnings are expected to be reinvested indefinitely in the subsidiaries' operations or because under existing law, international tax credits would be available to substantially reduce U.S. taxes payable in the event of distribution.

         The deferred tax asset as of December 31, 1995 and 1994 is comprised of the following:

                                            (Dollars in Thousands)
                                           1995                  1994
                                         -------               -------
Current deferred tax asset:

Allowance for doubtful accounts          $   317               $   279
Accruals not currently deductible for
         income taxes                        283                   342
                                         -------               -------
                                             600                   621
                                         -------               -------
Non-current deferred tax asset:

Deferred compensation                        665                   317
Depreciation and amortization                160                    77
Tax benefit of foreign net operating loss    301                   391
Other                                         95                    --
                                         -------               -------
                                           1,221                   785
                                         -------               -------

Less:  Valuation reserve                      --                  (391)
                                         -------               -------

Deferred tax asset                        $1,821                $1,015
                                         =======                ======

         The reduction in the Company's valuation reserve in 1995 relates to the utilization, benefit and expiration of certain foreign net operating losses. The remaining foreign net operating losses begin to expire in 1997. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  E - INCOME TAXES (Continued)

considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

NOTE F - EXECUTIVE BENEFIT AND COMPENSATION AGREEMENTS

         The Company has a nonqualified supplemental executive retirement plan (the "Plan") for its Founding Chairman. The Plan is designed to provide him with retirement income based on past compensation, reduced by other retirement sources.

         The Company accounts for this Plan in accordance with the provisions of SFAS No. 87, "Employer's Accounting for Pensions." SFAS No. 87 requires the Company to recognize a liability equal to the amount by which the actuarial present value of the accumulated benefit obligation exceeds the fair value of the Plan's assets. This liability was approximately $910,000 and $1,127,000 for 1995 and 1994, respectively. As of December 31, 1995, and 1994, the Plan was unfunded, therefore the recorded liability equals the present value of the accumulated benefit obligation.

         A discount rate of 7.25% and 7% was used in determining the present value of the accumulated benefit obligation in 1995 and 1994, respectively.

         The Company has a nonqualified supplemental executive retirement plan for its Chief Executive Officer to which a percentage of compensation, including base salary and incentive bonuses, is credited annually. Deferred amounts earn annual interest equal to the two-year Guaranteed Investment Contract Index on November 30 of the current plan year, or 6%, whichever is higher (6% and 7.53% at November 30, 1995 and 1994 respectively). The account balance is payable as a life annuity in equal monthly installments with interest on the unpaid balance upon his termination of service with the Company. The Chief Executive Officer's interest in the plan vests at the rate of 10% per year, which began in 1993. The Company also maintains a life insurance policy on the lives of the Chief Executive Officer and Founding Chairman with the Company as beneficiary. These policies are included in the general assets of the Company.

         The Company maintains employment agreements and incentive compensation agreements with certain management employees. The agreements provide for additional compensation over and above the individual's annual salary, based upon the achievement of certain levels of overall Company, individual group or region performance. These agreements provide for aggregate minimum annual compensation for these employees of approximately $1,372,000 in 1996, $1,238,000 in 1997, $970,000 in 1998, $187,000 in 1999 and $90,000 in 2000.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE G - EMPLOYEE BENEFIT PLANS

         The Company maintains a defined contribution savings plan, available to substantially all employees, under Section 401(k) of the Internal Revenue Code. Under this plan, the Company will contribute 25% of the participating employee's annual contribution. In 1995 and 1994, in connection with achieving a certain level of targeted Company profits, the Company contributed an additional 12.5% of the participating employee's contribution for a total of 37.5%. Employee contributions are generally limited to 10% of their compensation subject to Internal Revenue Code limitations. Company contributions were approximately $686,000, $489,000 and $230,000 for 1995, 1994 and 1993, respectively.

         In addition, the Company maintains a nonqualified deferred compensation plan for certain employees. Under the plan, participants may defer payment of up to 10% of their annual cash compensation reduced by amounts contributed to the Company's 401(k) plan. Deferred amounts earn annual interest equal to the two-year Guaranteed Investment Contract Index on November 30 preceding each plan year or 6%, whichever is higher (7.53% and 6% at November 30, 1994 and 1993, respectively). The deferred amounts will be paid from the general assets of the Company and are included in deferred compensation as of December 31, 1995 and 1994.

NOTE H - LEASE OBLIGATIONS

         The Company leases office space and equipment at various locations and accounts for these obligations as operating leases. Rentals relating to theses leases are recorded on a straight-line basis. Rental expense approximated $11,998,000, $8,916,000 and $7,956,000 in 1995, 1994, and 1993,
respectively. Contingent rentals may be due each year under the terms of the various office space leases as the result of certain increases in building operating expenses over the base year amounts. The following is a schedule, by year, of future minimum rental payments required under operating leases with remaining noncancelable lease terms in excess of one year as of December 31, 1995:
                                   Year Ending December 31,
        (Dollars in Thousands)             Amount
        ----------------------     ------------------------
                1996                      $11,301
                1997                        9,896
                1998                        7,873
                1999                        5,371
                2000                        4,471
                2001 and subsequent years   6,977

                      RIGHT MANAGEMENT CONSULTANTS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE I - STOCKHOLDERS' EQUITY

Stock Split

         Effective November 10, 1995, the Company's Common Stock split into three shares for each two shares outstanding. All share and per share amounts referred to in the financial statements and notes thereto have been retroactively restated to reflect this split where appropriate.

Stock Option Plans

         The Company has a 1986 Stock Option Plan under which 645,000 shares of Common Stock are reserved for issuance upon the exercise of incentive stock options, stock appreciation rights or nonqualified stock options that may be granted to employees. Outstanding options granted under this plan are exercisable, cumulatively in three or four equal annual installments beginning one year from the date of grant. At December 31, 1995, 17,648 stock options were available for grant under this plan.

         The Company also has a 1993 Stock Incentive Plan, under which 1,050,000 shares of Common Stock are reserved for issuance upon the exercise of incentive stock options or nonqualified stock options that may be granted to employees. Outstanding options granted under this plan are exercisable, cumulatively, in three equal annual installments, beginning one year from the date of grant. At December 31, 1995, 382,461 stock options were available for issuance under this plan.

         In addition, in January 1995, the Company Shareholders adopted amendments to the 1993 Stock Incentive Plan permitting awards of restricted stock under such plan. The amendments to the 1993 Stock Incentive Plan permit awards of up to an aggregate of 450,000 shares of the company's Common Stock to certain officers and key employees. The value of the restricted stock award is established by the market price on the date of the grant. Restrictions generally limit the sale or transfer of the shares during a restricted period of approximately three years. Thereafter, the restricted stock will either vest, in whole or in part, with the participant or be forfeited, in whole or in part, back to the Company based on its earnings performance for this three year period. During 1995, 29,700 shares of restricted stock were awarded. Approximately $230,000 related to these shares was charged to general sales, consulting, and administration expenses in 1995.

         The Company also has a Directors' Stock Options Plan, under which 150,000 shares of Common Stock are reserved for issuance upon the exercise of stock options or nonqualified stock options that may be granted to non-employee Directors of the Board of Directors. These options are exercisable, cumulatively, in three equal annual installments, beginning one year from the date of grant. At December 31, 1995, 138,000 stock options were available for issuance under this plan.

                      RIGHT MANAGEMENT CONSULTANTS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE I - STOCKHOLDERS' EQUITY (Continued)

         Stock options are summarized as follows (all options and option prices have been retroactively restated for the stock split):

                                                            Number of              Exercise Price
                                                             Options                 per Option
                                                            ---------               --------------
               Outstanding at January 1, 1993              550,238               $ 1.50 - $ 9.92
                       Granted                             159,938                        $10.33
                       Exercised                           (83,190)              $ 1.50 - $ 9.92
                       Canceled                            (26,397)              $ 1.50 - $ 9.92
                                                           -------
               Outstanding at December 31, 1993            600,589               $ 1.67 - $10.33
                       Granted                             192,251               $12.09 - $16.25
                       Exercised                           (69,914)              $ 1.67 - $ 9.92
                       Canceled                            (33,875)              $ 1.67 - $10.33
                                                           -------
               Outstanding at December 31, 1994            689,051               $ 2.75 - $16.25
                       Granted                             260,000               $11.67 - $23.25
                       Exercised                           (72,612)              $ 5.67 - $15.50
                       Canceled                            (26,750)              $ 6.33 - $13.50
                                                            -------
               Outstanding at December 31, 1995             849,689              $ 2.75 - $23.25
                                                            =======



         At December 31, 1995, 447,959 vested options were exercisable at exercise prices ranging from $2.75 to $16.25 per option.

                      RIGHT MANAGEMENT CONSULTANTS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE J - GEOGRAPHIC SEGMENTS

         Summarized operations of each of the Company's segments in the aggregate for each of the three years in the period ended December 31, 1995, are as follows (See Note A for discussion relating to currency translation and Note E for discussion relating to income taxes):

                                                                (Dollars in Thousands)
       1995                           United States          Canada              Europe         Consolidated
       ----                           -------------         --------             ------         ------------
Identifiable assets                     $51,530              $2,181              $6,520           $ 60,231
Revenue                                  97,940               7,078               8,987            114,005
Operating income (loss)                  11,874               1,987                (517)            13,344
Depreciation and amortization             3,788                 173                 323              4,284
Capital expenditures                      2,393                  96                 154              2,643

      1994
      ----
Identifiable assets                     $44,217              $2,141              $2,611            $48,969
Revenue                                  78,753               4,662               5,719             89,134
Operating income (loss)                   8,900               1,456                (520)             9,836
Depreciation and amortization             2,897                 143                 206              3,246
Capital expenditures                      2,510                 263                 148              2,921

      1993
      ----
Identifiable assets                     $31,584              $1,356              $2,794            $35,734
Revenue                                  59,295               5,602               5,829             70,726
Operating income (loss)                   5,641               1,373                (394)             6,620
Depreciation and amortization             2,090                 102                 215              2,407
Capital expenditures                      1,326                  65                 260              1,651

NOTE K - SUBSEQUENT EVENT

         In January 1996, the Company signed a letter of intent to acquire the outstanding stock of People Tech Consulting, Inc. ("People Tech") for a combination of cash and future defined incentive payments. People Tech, headquartered in Toronto, Canada, is an organizational consulting firm specializing in change management, communication, strategy and emerging information technologies. The Company anticipates it will complete the acquisition in early April 1996. Management estimates that the purchase price will approximate $3.3 million and will be funded through a combination of cash and long-term debt.

                      RIGHT MANAGEMENT CONSULTANTS, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

         The following table sets forth results of operations before income taxes for the years indicated. This discussion and analysis is to be read in conjunction with the financial statements and accompanying notes thereto.

                                                                        (Dollars in Thousands)
                                                                        Year Ended December 31,

                                                                   1995           1994         1993
                                                                   ----           ----         ----
         Company Office revenue.............................      $109,741       $84,712      $66,868
         Company Office expenses............................        86,878        67,419       53,177
                                                                  --------       -------      -------
         Company Office margin..............................        22,863        17,293       13,691
         Affiliate royalties ...............................         4,264         4,422        3,858
         General sales, consulting and administration.......       (13,783)      (11,879)     (10,929)
         Other expense, net.................................          (429)          (47)        (173)
                                                                  --------       -------      -------
         Income before income taxes.........................      $ 12,915       $ 9,789      $ 6,447
                                                                  ========       =======      =======


1995 Compared to 1994

         Revenue generated by Company Offices increased 30%, or $25,029,000, in 1995 compared to 1994. This increase was due to revenue growth in existing Company Offices and the acquisitions made since June 1994 which included the Carolina region, JBA, Cupertino, LM&P and Providence. Revenue generated through these acquisitions totaled $14,590,000 or approximately 58% of the total revenue increase. On a same office basis, Company Office revenue was $94,056,000 in 1995, or an 11% increase over 1994.

         Affiliate royalties decreased 4%, or $158,000, in 1995 compared to 1994 due primarily to the acquisition by the Company of two Affiliates in 1995 and another in June 1994, whereby revenue is reflected as Company Office revenue subsequent to the acquisitions. On a same office basis, Affiliate royalties increased 11% in 1995 over 1994. This resulted primarily from increased market penetration particularly in the North Central and Great Lakes regions in the United States.

         Company Office expenses in the aggregate increased 29%, or $19,459,000, in 1995 compared to 1994, reflecting a combination of growth in existing Company offices, the 1995 acquisitions and the acquisition of JBA in September 1994. The 1995 acquisitions accounted for $5,535,000 or 28% of the total cost increase. The remaining increases were due to certain duplicate facilities and administration from the acquisition of JBA as well as general expense increases from existing Company Offices related to the revenue growth during 1995. The Company is seeking to continue to improve Company Office margins through the achievement of further economies of scale as the recent acquisitions continue to be integrated. The Company's aggregate Company Office operating margin improved moderately to approximately 21% in 1995 from 20% in 1994.

                      RIGHT MANAGEMENT CONSULTANTS, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                  (Continued)

         General sales, consulting and administration expense reflected an increase of approximately $1,904,000, or 16%, in 1995 compared to 1994. This increase was primarily due to investments made in the development of the Company's consulting services, increases in amortization relating to recent acquisitions and additional charges for duplicate Company Office closures primarily related to the redundant Company Offices from the JBA acquisition. Despite these increases, the total expenses in this category as a percentage of revenue plus Affiliate royalties decreased to 12% in 1995 from 13% in 1994.

         In 1995, income before income taxes increased 32% to $12,915,000 from $9,789,000 in 1994. This increase resulted principally from the combination of greater Company Office revenue and improved efficiencies in general sales, consulting and administration.

         The Company's effective tax rate was approximately 40% in 1995 compared to 42% in 1994. This reduction resulted from a combination of factors including a decrease in foreign income taxes payable by the Company and an increase in the utilization and benefit of foreign operating loss carryforwards (See Note E of the Notes to the Consolidated Financial Statements).

 1994 Compared to 1993

         Revenue generated by Company Offices increased 27%, or $17,844,000, in 1994 compared to 1993. This increase was primarily due to revenue growth in existing Company Offices and the acquisitions made in 1994. Revenue generated through acquisitions, including JBA, totaled $6,517,000 or approximately 37% of the total revenue increase. On a same office basis, Company Office revenue was $77,465,000 in 1994, or a 16% increase over 1993.

         Affiliate royalties increased 15%, or $564,000, in 1994 compared to 1993 despite acquisitions of former Affiliate offices over the past two years, whereby revenue is reflected as Company Office revenue subsequent to the acquisitions. This resulted primarily from increased market penetration particularly in the aggregate Western and Central United States regions.

         Company Office expenses in the aggregate increased 27%, or $14,242,000, in 1994 compared to 1993, reflecting a combination of the revenue increases in existing Company Offices and the 1994 acquisitions. While the 1994 margin for existing Company Offices improved from the prior year, the improvement was partly offset by the increased expenses from the 1994 acquisitions, including JBA. The 1994 acquisitions accounted for $6,042,000 or 42% of the total cost increase. The Company's aggregate Company Office operating margin remained unchanged at approximately 20% in 1994 as in 1993.

                      RIGHT MANAGEMENT CONSULTANTS, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                  (Continued)

         General sales, consulting and administration expense reflected an increase of approximately $950,000, or 9%, in 1994 compared to 1993. This increase was primarily due to increased amortization costs from acquisitions, certain technology and planning expenditures and increased incentive compensation associated with the Company's improved operating results. Despite these increases, the total expenses in this category as a percentage of revenue plus Affiliate royalties has decreased to 13% in 1994 from 15% in 1993.

         In 1994, income before income taxes increased 52% to $9,789,000 from $6,447,000 in 1993. This increase resulted principally from greater Company Office revenue, improved operating margins in existing Company Offices and an increase in affiliate royalties.

         The Company's effective tax rate was approximately 42% in 1994 compared to 49% in 1993. This decrease was a result of the Company's reduction in the effect of nondeductible expenses on the effective tax rate and foreign taxes.

Capital Resources and Liquidity

         The Company has financed its growth primarily through a combination of cash flow provided by operations and borrowings under its Revolving Credit Agreement (See Note D of the Notes to the Consolidated Financial Statements). Increases in existing Company Office revenue, increased frequency in accounts receivable collection and generally more effective cost structures have allowed the Company to achieve its growth in cash flow from operations. The Company's working capital increased to $13,134,000 from $9,883,000 at December 31, 1995 and 1994, respectively. At December 31, 1995 and 1994, the Company had cash and cash equivalents of $8,965,000 and $9,156,000, respectively.

         Net cash provided by operating activities amounted to $7,335,000 and $6,515,000 for 1995 and 1994, respectively. These amounts are primarily generated from net income as well as non-cash charges such as depreciation and amortization, offset by increases in accounts receivable and accounts payable, each a reflection of continued Company growth.

         Net cash utilized by investing activities amounted to $5,308,000 and $4,549,000 for 1995 and 1994, respectively. The Company has strategically invested in purchases of equipment and technology to meet the needs of its expanding operations and to enhance its operating efficiency and effectiveness. In addition, in 1995 and 1994 the Company acquired the assets and/or outstanding stock of seven career management consulting firms for a combination of cash and non-cash items, including assumption of incomplete consulting contracts, future defined incentives and other considerations. The present values of these future defined incentives, which are only applicable to certain acquisitions and which are estimated to amount to an aggregate of $3,646,000 as of December 31, 1995, are contingent upon operating results of the region in which the successor Company Office now operates. These incentives generally relate to the three years subsequent to the respective acquisitions. The Company anticipates that ongoing cash flow and working capital will be sufficient to fund these incentive payments as they become due.

                      RIGHT MANAGEMENT CONSULTANTS, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                 (Continued)

         Net cash utilized by financing activities amounted to $2,250,000 and $1,493,000 in 1995 and 1994, respectively. These amounts represent payments of the Company's borrowings and defined incentives for acquisitions made in previous years, as discussed above, which were in excess of proceeds from stock issuances.

         In addition to cash flow provided by operations, the Company has borrowing facilities to provide for increased working capital needs as well as to make funds available for future acquisition opportunities. During 1995, the Company increased its borrowing capacity to $10,000,000 from the previous $6,000,000 level through its Revolving Credit Agreement with its primary bank. During 1995, the Company completed the acquisitions of its former Cupertino Affiliate and LM&P, utilizing approximately $1.3 million from its revolving credit facility, all of which was outstanding at December 31, 1995. The Company had approximately $8,103,000 was available under the Revolving Credit Agreement at December 31, 1995. Furthermore, in connection with the JBA acquisition in 1994, the Company entered into a separate five year $5,000,000 unsecured term loan at a fixed annual interest rate. Subsequent to December 31, 1995, the Company signed a letter of intent to acquire the outstanding stock of People Tech for a combination of cash and future defined incentive payments. The Company anticipates it will complete the acquisition in early April 1996. Management estimates that the purchase price will approximate $3.3 million and will be funded through a combination of cash and long-term debt.

         The Company anticipates that its cash and working capital will be sufficient to service its existing debt and maintain Company operations at current levels for the foreseeable future. The Company will continue to consider expansion opportunities as they arise, although the economics, strategic implications and other circumstances justifying the expansion will be key factors in determining the amount and type of resources the Company will devote to further expansion.

                      RIGHT MANAGEMENT CONSULTANTS, INC.

              STATEMENT OF MANAGEMENT'S FINANCIAL RESPONSIBILITY

         Management has prepared and is responsible for the integrity and objectivity of the financial statements and related financial information contained in this Annual Report. The financial statements are in conformity with generally accepted accounting principles consistently applied and reflect management's informed judgment and estimation as to the effect of events and transactions that are accounted for or disclosed.

         Management maintains a system of internal control. This system, which undergoes periodic evaluation, is designed to provide reasonable assurance that assets are safeguarded and records are adequate for the preparation of reliable financial data. In determining the extent of the system of internal control, management recognizes that the cost should not exceed the benefits derived. The evaluation of these factors requires estimates and judgment by management.

         Arthur Andersen LLP, is engaged to render an opinion as to whether management's financial statements present fairly Right Management Consultants, Inc.'s financial position, results of operations and cash flows. The scope of their engagement included a review of the internal control system to the extent deemed necessary to render an opinion on these financial statements. The Report of Independent Public Accountants is presented in the enclosed document.

         The Audit Committee of the Board of Directors meet directly with the Independent Public Accountants and management to ascertain whether they are properly discharging their responsibilities.

         Right Management Consultants, Inc.


         /s/ G. Lee Bohs
         ------------------------------------------------
         G. Lee Bohs
         Executive Vice President,
         Chief Financial Officer, Treasurer and Secretary

                      RIGHT MANAGEMENT CONSULTANTS, INC.



Directors and                       Frank P. Louchheim        Founding Chairman and Director
Executive Officers                  Richard J. Pinola         Chairman of the Board,
                                                              Chief Executive Officer and Director
                                    Joseph T. Smith           President, Chief Operating Officer
                                                              and Director
                                    Larry A. Evans            Executive Vice President and
                                                              Director
                                    Nancy N. Geffner          Group EVP - Greater New York
                                                              Region and Director
                                    Joseph E. Jannotta, Jr.   Executive Vice President and
                                                              Director

Directors                           John R. Bourbeau          President of Right Associates
                                                              of the Great Lakes Region, an
                                                              Affiliate of the Company
                                    Raymond B. Langton        President and Chief Executive
                                                              Officer of SKF North America
                                    Rebecca J. Maddox         President and Co-founder of Capital
                                                              Rose, Inc.
                                    Catherine Y. Selleck      Business Consultant

Other Executive Officers            G. Lee Bohs               Executive Vice President, Chief
                                                              Financial Officer, Treasurer and
                                                              Secretary
                                    Manville D. Smith         Executive Vice President of Business
                                                              Development
                                    Victor V. Coppola         Group EVP - Mid- Atlantic U.S. Region
                                    Peter J. Doris            Group EVP - Southeast U.S. Region
                                    David  S. Orr             Group EVP - North Central U.S. Region
                                    Warren R. Radtke          Group EVP - Northeast U.S. Region
                                    Gary L. Saenger           Group EVP - Southwest U.S. Region
                                    Terry W. Szwec            Group EVP - Canadian Region
                                    George L. Whitwell        Group EVP - Northwest and South Central
                                                              U.S. Region


Corporate Headquarters                                        Right Management Consultants, Inc.
                                                              1818 Market Street
                                                              Thirty Third Floor
                                                              Philadelphia, Pennsylvania 19103

General Counsel                                               Fox, Rothschild, O'Brien & Frankel
                                                              Philadelphia, Pennsylvania

                      RIGHT MANAGEMENT CONSULTANTS, INC.




Subsidiaries                                                  Right Associates Government Services, Inc.
                                                              Right Associates Acquisition Co.
                                                              Conviction Right France, SA
                                                              Right Associates (Belgium), Inc.
                                                              Right Associates (France), Inc.
                                                              Right Associates & Co., SNC
                                                              Right Human Resources, Inc.
                                                              Right Associates, Ltd.
                                                              Right Associates, Inc.
                                                              Right Associates License, Inc.
                                                              R.M.C. & Co., SNC
                                                              The THinc Consulting Group International (U.K.), Ltd.


Service Marks and                                             Right Associates, THinc, Partners in Managing Change
Trade Marks                                                   The Right Fit, and ZIP (Zeroing-in-process) are
                                                              registered Service Marks of Right Management
                                                              Consultants, Inc.

                                                              The Right Report and The Right JobBank are
                                                              registered Trademarks of
                                                              Right Management Consultants, Inc.

                                                              The Right Way is a Service Mark of
                                                              Right Management Consultants, Inc.



                      RIGHT MANAGEMENT CONSULTANTS, INC.

Common Stock Data                   Right Management Consultants, Inc.
                                    Common Stock Listed on NASDAQ Stock Market
                                    Symbol RMCI

   1995                               High              Low
   ----                               ----              ---
             First Quarter            14                10 1/3
             Second Quarter           15 1/3            11 1/6
             Third Quarter            22 2/3            15
             Fourth Quarter           29 1/4            20

   1994                               High              Low
   ----                               ----              ---
             First Quarter            15 1/2            10
             Second Quarter           13 1/6             9 5/6
             Third Quarter            16 2/3            11 1/3
             Fourth Quarter           16 1/3            11 1/2

         The above prices reflect interdealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions.

         As of March 20, 1996, there were 164 record holders of the Company's Common Stock.

         The Company has never paid any dividends on its Common Stock and currently expects that all of its earnings will be retained and reinvested in the Company's business.

                         THE WORLD OF RIGHT ASSOCIATES


WORLD                             lllinois                          New York                       Washington
HEADQUARTERS                               Chicago                           Buffalo                        Seattle
                                           Edwardsville                      Melville
         Philadelphia, PA                  Northbrook                        New York              Wisconsin
                                           Oak Brook                         Westchester                    Madison
NORTH AMERICA                              Oakbrook Terrace                                                 Milwaukee
                                                                    North Carolina
US OFFICES                        Indiana                                    Charlotte             CANADA
                                           Indianapolis                      Greensboro            Alberta
Arizona                                                                      Raleigh                        Calgary
         Phoenix                  Iowa                                                                      Edmonton
         Tucson                            Des Moines               Ohio
                                                                             Cincinnati            British Columbia
California                        Kansas                                     Cleveland                      Vancouver
         Cupertino                         Wichita                           Columbus
         Glendale                                                            Dayton                Manitoba
         Irvine                   Kentucky                                   Toledo                         Winnipeg
         Los Angeles                       Fort Mitchell
         Pasadena                          Lexington                Oklahoma                       Ontario
         Sacramento                        Louisville                        Oklahoma City                  Kingston
         San Bernardino                                                      Tulsa                          London
         San Diego                Louisiana                                                                 Mississauga
         San Francisco                     New Orleans              Pennsylvania                            Ottawa
         Torrance                                                            Allentown                      Richmond Hill
         Walnut Creek             Maryland                                   Lancaster                      Toronto
         Woodland Hills                    Baltimore                         Malvern
                                           Hunt Valley                       Philadelphia          Quebec
Colorado                                                                     Pittsburgh                     Montreal
         Colorado Springs         Massachusetts
         Denver                            Boston                   Rhode Island                   Saskatchewan
                                           Burlington                        Providence                     Regina
Connecticut                                Springfield                                                      Saskatoon
         Hartford                                                   South Carolina
         Stamford                 Michigan                                   Charleston
                                           Detroit                           Greenville            INTERNATIONAL
Delaware                                   Grand Rapids                                            Aberdeen
         Wilmington                        Kalamazoo                Tennessee                      Antwerpen
                                           Lansing                           Kingsport             Brussels
District of Columbia                       Midland                           Knoxville             Geneva
         Washington                                                          Memphis               Glasgow
                                  Minnesota                                  Nashville             Leeds
Florida                                    Minneapolis                                             London
         Boca Raton                                                 Texas                          Manchester
         Fort Lauderdale          Mississippi                                Austin                Newcastle
         Jacksonville                      Jackson                           Dallas                Paris
         Miami                                                               Fort Worth            San Juan
         Orlando                  Missouri                                   Houston               Swindon
         Palm Beach                        Kansas City                       San Antonio
         Saint Petersburg                  Saint Louis
         Tampa                                                      Virginia
                                  Nebraska                                   Fairfax
Georgia                                    Omaha                             Richmond
         Atlanta                                                             Vienna
                                  New Jersey                                 Virginia Beach
                                           Montvale
                                           Parsippany
                                           Princeton
