Form 10-K, Exhibit 13
period 1996-12-31
RIGHT MANAGEMENT CONSULTANTS INC
filed 1997-03-28
CIK 802806

Right Management Consultants, Inc.
                             Selected Financial Data
  (Dollars and Shares in Thousands Except Earnings Per Share and Stock Prices)

                                                    Year Ended December 31,
                                  1996          1995          1994          1993          1992
Results of Operations (1)
Total revenue                  $125,269      $114,005       $89,134       $70,726       $53,617
Costs and expenses              108,994       101,090        79,345        64,279        50,278
Income before income taxes       16,275        12,915         9,789         6,447         3,339
Net income                        9,675         7,819         5,714         3,297         1,324
Earnings per share (2)            $1.45         $1.24         $0.93         $0.56         $0.23
Weighted average number of        6,663         6,290         6,125         5,918         5,859
 shares outstanding (2)

Balance Sheet Data
Working capital                 $25,342       $13,134        $9,883        $8,940        $6,317
Total assets                     73,935        60,231        48,969        35,734        25,262
Long-term obligations             8,768         7,360         6,004         2,403         2,831
Stockholders' equity             47,801        33,626        24,405        18,032        14,498
Total debt-to-equity ratio           17%           28%           28%           16%           18%
Return on equity                     24%           27%           27%           20%           10%

Stock Price Ranges
Low price                        $15.00         $6.89         $6.55         $3.33         $1.67
High price                        27.50         19.50         11.11          9.22          9.00

(1) See Note B to the Consolidated Financial Statements for information regarding acquisitions
(2) Amounts presented have been restated for both the November 1995 and July 1996 three-for-two stock splits (See Note I to the Consolidated Financial Statements)

Graph Data                   1996           1995          1994          1993         1992
Total revenue              $125,269      $114,005       $89,134       $70,726       $53,617

Earnings per share (2)        $1.45         $1.24         $0.93         $0.56         $0.23

Total debt-to-equity             17%           28%           28%           16%           18%

Return on equity                 24%           27%           27%           20%           10%

                               ARTHUR ANDERSEN LLP

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders of Right Management Consultants, Inc.


We have audited the accompanying consolidated balance sheets of Right Management Consultants, Inc. (a Pennsylvania corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Right Management Consultants, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


                                      /s/  ARTHUR ANDERSEN LLP
                                      ________________________


Philadelphia, Pennsylvania
   January 31, 1997

                       Right Management Consultants, Inc.
                           Consolidated Balance Sheets
                    (Dollars in Thousands Except Share Data)

                                                                               December 31,
                                                                            1996           1995
                                     Assets
Current Assets:
  Cash and cash equivalents                                               $18,055        $8,965
  Accounts receivable, trade, net of allowance for doubtful accounts
    of $552 and $754 in 1996 and 1995, respectively                        18,878        16,918
  Royalties and fees receivable from Affiliates                             3,505         4,303
  Prepaid expenses and other current assets                                 1,868         1,593
  Deferred income taxes                                                       402           600
                                                                          -------       -------
       Total current assets                                                42,708        32,379
                                                                          -------       -------
Property and equipment, net                                                 9,666         7,447
                                                                          -------       -------

Other Assets:
  Intangible assets, net                                                   18,724        17,824
  Deferred income taxes                                                     1,588         1,221
  Other                                                                     1,249         1,360
                                                                          -------       -------
                                                                           21,561        20,405
                                                                          -------       -------
       Total Assets                                                       $73,935       $60,231
                                                                          =======       =======

                      Liabilities and Stockholders' Equity
Current Liabilities:
  Line of credit                                                          $    --        $1,325
  Current portion of long-term debt and other obligations                   1,011         2,227
  Accounts payable                                                          4,584         3,643
  Commissions payable                                                         952         2,735
  Accrued incentive compensation and benefits                               4,651         3,543
  Other accrued expenses                                                    2,300         2,337
  Deferred income                                                           3,868         3,435
                                                                          -------       -------
       Total current liabilities                                           17,366        19,245
                                                                          -------       -------
Long-term debt and other obligations                                        6,904         5,741
                                                                          -------       -------
Deferred compensation                                                       1,864         1,619
                                                                          -------       -------

Commitments and Contingent Liabilities (Notes D, F and H)

Stockholders' Equity:
  Preferred stock, no par value; 1,000,000 shares authorized; no
    shares issued or outstanding                                               --            --
  Common stock, $.01 par value; 20,000,000 shares authorized;
    6,713,573 and 4,313,816 shares issued                                      67            43
  Additional paid-in capital                                               11,956         7,655
  Retained earnings                                                        36,290        26,636
  Cumulative translation adjustment                                             5          (191)
                                                                          -------       -------
                                                                           48,318        34,143
  Less treasury stock, at cost, 252,952 shares                               (517)         (517)
                                                                          -------       -------
       Total Stockholders' Equity                                          47,801        33,626
                                                                          -------       -------
       Total Liabilities and Stockholders' Equity                         $73,935       $60,231
                                                                          =======       =======

The accompanying notes are an integral part of these consolidated financial statements.

                       Right Management Consultants, Inc.
                       Consolidated Statements of Income
        (Dollars and Shares in Thousands Except Earnings per Share Data)

                                                   Year Ended December 31,
                                              1996          1995            1994
Revenue:
Company office revenue                     $120,679       $109,741        $84,712
Affiliate royalties                           4,590          4,264          4,422
                                           --------       --------        -------
Total revenue                               125,269        114,005         89,134

Expenses:
Consultants' compensation                    47,624         42,518         32,402
Office sales and consulting support           5,661          4,797          3,853
Office administration                        42,665         41,110         31,164
General sales and administration             13,080         12,236         11,879
                                           --------       --------        -------
                                            109,030        100,661         79,298
                                           --------       --------        -------
Income from operations                       16,239         13,344          9,836

Other income (expense):

Interest income                                 606            302            282
Interest expense                               (570)          (731)          (329)
                                           --------       --------        -------
                                                 36           (429)           (47)
                                           --------       --------        -------
Income before income taxes                   16,275         12,915          9,789

Provision for income taxes                    6,600          5,096          4,075
                                           --------       --------        -------
Net income                                   $9,675         $7,819         $5,714
                                           ========       ========        =======
Earnings per share                            $1.45          $1.24          $0.93
                                           ========       ========        =======
Weighted average number of shares
  outstanding                                 6,663          6,290          6,125
                                           ========       ========        =======


The accompanying notes are an integral part of these consolidated financial statements.

                       Right Management Consultants, Inc.
                Consolidated Statements of Stockholders' Equity
                    (Dollars in Thousands Except Share Data)

                                                                                         Cumulative                   Total
                                        Common Stock         Additional    Retained     Translation     Treasury   Stockholders'
                                    Shares       Par Value Paid-in Capital Earnings      Adjustment      Stock       Equity
Balance, January 1, 1994          2,845,362          $29       $5,935      $13,116         $(531)        $(517)      $18,032

Stock options exercised              46,609           --          362           --            --            --           362

Tax benefit from exercise
of stock options                         --           --          247           --            --            --           247

Translation adjustment                   --           --           --           --            50            --            50

Net income                               --           --           --        5,714            --            --         5,714
                                  ---------        -----        -----       ------          ----          ----        ------

Balance, December 31, 1994        2,891,971           29        6,544       18,830          (481)         (517)       24,405

Stock options exercised              72,612            1          629           --            --            --           630

Tax benefit from exercise
of stock options                         --           --          252           --            --            --           252

Shares issued under restricted
stock awards                         29,700           --          230           --            --            --           230

Three-for-two stock split         1,319,533           13           --          (13)           --            --            --

Translation adjustment                   --           --           --           --           290            --           290

Net income                               --           --           --        7,819            --            --         7,819
                                  ---------        -----        -----       ------          ----          ----        ------

Balance, December 31, 1995        4,313,816           43        7,655       26,636          (191)         (517)       33,626

Stock options exercised             316,039            3        1,332           --            --            --         1,335

Tax benefit from exercise                --           --        2,223           --            --            --         2,223
of stock options

Shares issued under restricted       29,250           --          658           --            --            --           658
stock awards

Three-for-two stock split         2,050,100           21           --          (21)           --            --            --

Shares issued under the               4,368           --           88           --            --            --            88
Employee Stock Purchase Plan

Translation adjustment                   --           --           --           --           196            --           196

Net income                               --           --           --        9,675            --            --         9,675
                                  ---------        -----        -----       ------          ----          ----        ------

Balance, December 31, 1996        6,713,573          $67      $11,956      $36,290            $5         $(517)      $47,801
                                  =========        =====      =======       ======          ====          ====        ======

The accompanying notes are an integral part of these consolidated financial statements.

                       Right Management Consultants, Inc.
                     Consolidated Statements of Cash Flows
                             (Dollars in Thousands)

                                                                Year Ended December 31,
                                                              1996           1995         1994

Operating Activities:
  Net income                                                 $9,675        $7,819        $5,714
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                           4,923         4,284         3,246
      Deferred income taxes                                    (169)          (93)         (153)
      Restricted stock compensation                             658           230            --
      Tax benefit from the exercise of stock options          2,223           252           247
      Other non-cash charges                                    444           241           195
      Revenue recognized upon completion of incomplete
       contracts assumed in acquisitions                       (512)         (630)         (716)
      Provision for doubtful accounts                            28           400            75
      Changes in operating accounts:
          Accounts receivable, trade and
            from Affiliates                                    (460)       (3,504)       (2,989)
          Prepaid expenses and other assets                     499          (787)         (755)
          Accounts payable and accrued expenses                 640        (2,333)        1,147
          Commissions payable                                (1,782)          366          (230)
          Deferred income                                       459         1,090           734
                                                             ------         -----         -----
  Net cash provided by operating activities                  16,626         7,335         6,515

Investing Activities:
  Purchase of property and equipment                         (4,873)       (2,643)       (2,921)
  Net cash paid for acquisitions                               (466)       (2,665)       (1,628)
                                                             ------         -----         -----

  Net cash utilized by investing activities                  (5,339)       (5,308)       (4,549)

Financing Activities:
  Payment of long-term debt and other obligations            (3,660)       (2,880)       (1,855)
  Proceeds from stock issuances                               1,420           630           362
                                                             ------         -----         -----

  Net cash utilized by financing activities                  (2,240)       (2,250)       (1,493)

Effect of exchange rate changes on cash and
 cash equivalents                                                43            32            44
                                                             ------         -----         -----

Increase (decrease) in cash and cash equivalents              9,090          (191)          517

Cash and cash equivalents, beginning of year                  8,965         9,156         8,639
                                                             ------         -----         -----

Cash and cash equivalents, end of year                      $18,055        $8,965        $9,156
                                                            =======        ======        ======

   Supplemental Disclosures of Cash Flow Information
     Cash paid for:

        Interest                                               $351          $445          $219
                                                            =======        ======        ======
        Income taxes                                         $5,252        $4,370        $4,721
                                                            =======        ======        ======



The accompanying notes are an integral part of these consolidated financial statements.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
         ACCOUNTING POLICIES

Description of business

Right Management Consultants, Inc. (the "Company") does business as Right Associates(R), Right/Jannotta Bray and (in France) as LM&P and Conviction Right France, developing and delivering career transition services through a network of Company and Affiliate offices worldwide. During 1996, the Company acquired the outstanding stock of People Tech Consulting, Inc. ("People Tech") (see Note
B). People Tech provides organizational and career management consulting services, specializing in change management, communication, strategy implementation, merger integration and executive development. The Company primarily delivers its services to mid-size and large industrial and service companies, with no concentration in specific companies or industries.

Principles of consolidation

The consolidated financial statements include the accounts of Right Management Consultants, Inc. and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue recognition

The Company recognizes contract revenue and the related direct compensation for the services provided by Company offices upon the performance of its obligations under consulting service contracts. Revenue and related direct expense, recorded at the start of performance of services, are deferred and recognized over the estimated average period within which the contracts are completed. All indirect costs are charged to expense in the period in which the obligations are incurred.

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Franchise revenue

Royalties from the members of the Company's network arise from agreements made with Affiliates, which generally operate exclusively in designated regional locations. The terms of these agreements require the Affiliates to provide services under the Company's service marks in accordance with programs and standards developed by the Company. Affiliate royalties are typically 10% of each Affiliate's gross billings and are recorded when the Affiliate bills its customers for services.

Property and equipment

Property and equipment is carried at cost, or allocated cost for companies acquired in a purchase transaction. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, which are generally three to seven years for furniture, fixtures and computer equipment. Leasehold improvements are depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the remaining term of the lease.

Intangible assets

Intangible assets acquired in acquisitions consist of the following:

                                                                                          Amortization
                                                         (Dollars in Thousands)              Period
                                                              1996               1995        (Years)
Trademarks                                                  $1,520           $  1,520           5
Contact lists and Affiliate agreements                         615                470           5
Covenants not to compete                                     1,811              1,811        5 to 10
Goodwill                                                    23,303             20,680       15 to 40
                                                            ------             ------
                                                            27,249             24,481
Less accumulated amortization                                8,525              6,657
                                                            ------             ------
                                                           $18,724            $17,824
                                                           =======            =======

Amortization of these intangible assets amounted to $1,868,000, $1,867,000, and $1,501,000 in 1996, 1995 and 1994, respectively.

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment of Long-Lived Assets

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of " in March 1995. Pursuant to SFAS No. 121, the Company is required to evaluate the impairment of long-lived assets and certain intangible assets on a periodic basis. The Company reviews the realizability of its long-lived assets and certain intangible assets by analyzing the projected cash flows and profitability of the acquired entities and adjusts the net book value of recorded assets when necessary. No such adjustment has been recorded for each of the three years in the period ended December 31, 1996.

Currency translation

The accounts of the international subsidiaries are translated in accordance with SFAS No. 52, "Foreign Currency Translation", which requires that assets and liabilities of international operations be translated using the exchange rate in effect at the balance sheet date. The results of operations are translated at average exchange rates during the year. The effects of exchange rate fluctuations in translating assets and liabilities of international operations into U.S. dollars are accumulated and reflected as the cumulative translation adjustment in stockholders' equity. The effects of exchange rate fluctuations in translating the results of operations are included in general sales and administration for 1996, 1995 and 1994. There are no material transaction gains or losses in the accompanying consolidated financial statements for each of the three years in the period ended December 31, 1996.

Earnings per share

Earnings per share are computed based on the weighted average number of Company common stock ("Common Stock") and Common Stock equivalent shares outstanding during the year. Outstanding stock options, unless anti-dilutive, are considered Common Stock equivalents and are included in the computation of outstanding shares using the Treasury Stock method.

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

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassifications

Certain amounts have been reclassified in the prior years' Consolidated Financial Statements to conform with the 1996 presentation.

NOTE B - ACQUISITIONS

Effective March 1, 1996, the Company acquired the outstanding stock of People Tech headquartered in Toronto, Canada. Additionally during 1996, the Company acquired the business, assets and/or the outstanding stock of two career transition firms and one other organizational consulting firm.

The aggregate purchase price of these four acquisitions was approximately $3,412,000, including costs of acquisition. The purchase price exceeded the fair value of the net tangible assets acquired by approximately $3,653,000. These acquisitions were made for a combination of cash and non-cash consideration, including the assumption of incomplete consulting contracts.

During 1995 and 1994, the Company acquired the business, certain assets and/or the outstanding stock of LM&P, SA ("LM&P") and Jannotta, Bray & Associates, Inc. ("JBA"), as well as the assets and/or outstanding stock of five Affiliate career transition consulting firms. The aggregate purchase price of these acquisitions was approximately $8,150,000 in 1995 and $8,618,000 in 1994, including costs of acquisition. The purchase price of these acquisitions exceeded the fair value of the net tangible assets acquired by approximately $7,388,000 and $8,200,000 in 1995 and 1994, respectively. These acquisitions were made for a combination of cash and non-cash consideration, including the assumption of incomplete career transition contracts and the present value of future defined incentives. The future defined incentives are contingent upon the results of the acquired entities subsequent to the transactions. The present value of these determinable contingent payments aggregated $3,530,000 in 1995 and $491,000 in 1994 and have been accounted for as part of the purchase price.

In connection with the acquisition of JBA, the Company provided approximately $1,000,000 for the incremental costs associated with restructuring or exiting operating activities of JBA. These costs included approximately $750,000 for closures of duplicate JBA offices, approximately $200,000 for involuntary employee terminations, and approximately $50,000 for other incremental charges all of which had no future economic benefit to the Company. The Company completed the restructuring and exiting process during 1996.

Simultaneously with the JBA acquisition, the Company sold certain assets, including goodwill and other intangible assets totaling approximately $1,019,000 associated with JBA's Michigan operations, to the Company's Michigan Affiliate for $1,200,000, and received a $700,000 note receivable from this Affiliate related to this sale.

The assumption of incomplete contracts did not result in material revenue in each of the three years in the period ended December 31, 1996.

The following represents the assets acquired and liabilities assumed to arrive at net cash paid for acquisitions discussed above for each of the three years in the period ended December 31, 1996:

                                                             (Dollars in Thousands)
                                                          1996       1995       1994
Assets acquired:
Accounts receivable                                       $827       $404       $242
Prepaid expenses and other assets                          716        554        131
Fixed assets                                               458        522      1,211
Intangible assets                                        3,653      7,388      7,181
Note receivable from Michigan Affiliate                     --         --        700
                                                         -----      -----      -----
                                                         5,654      8,868      9,465
                                                         -----      -----      -----
Liabilities acquired:
Accounts payable and accrued expenses                    1,741        718        483
Assumption of incomplete contracts                         512        630        716
                                                         -----      -----      -----
                                                         2,253      1,348      1,199
Accrued restructuring costs                                 --         --      1,000
Contingent payments                                         --      3,530        491
Net due from seller                                         --         --        147
Term loan payable to bank (Note D)                          --      1,325      5,000
Borrowing under Revolving Credit Agreement (Note D)      2,935         --         --
                                                         -----      -----      -----
Net cash paid for acquisitions                            $466     $2,665     $1,628
                                                         =====      =====      =====

Each acquisition has been accounted for by the purchase method and the operating results of each entity have been consolidated with the Company's results since the effective date of the respective acquisition. The purchase price of each acquisition has been allocated to the assets acquired based upon their estimated fair value at the date of acquisition.

NOTE C - PROPERTY AND EQUIPMENT

                                           (Dollars in Thousands)
                                              1996        1995
          Furniture and fixtures            $17,414     $14,182
          Computer equipment                  2,557         691
          Leasehold improvements              2,612       2,092
                                            -------     -------
                                             22,583      16,965
          Less accumulated depreciation      12,917       9,518
                                            -------     -------
                                             $9,666      $7,447
                                            =======     =======

NOTE D - DEBT AND OTHER OBLIGATIONS

On December 20, 1996, the Company signed a new Credit Agreement (the "Credit Agreement") with its two primary lenders (the "Lenders") to increase its maximum unsecured revolving line of credit to $40,000,000. The Credit Agreement became effective December 23, 1996. The Credit Agreement replaces the previous $10,000,000 Amended and Restated Revolving Credit and Term Loan Agreement (the "Revolving Credit Agreement") executed with the Company's primary lender in June 1994 and amended various times thereafter, as well as a separate $5,000,000 unsecured line of credit with a second lender. The Company used $5,737,000 from the Credit Agreement to refinance all existing bank indebtedness.

The Credit Agreement has a three year maturity. Subsequent to the first anniversary, and annually thereafter, the Company has the ability to extend the Credit Agreement for an additional year upon Lenders' approval. The Company may borrow, repay and re-borrow during the term of the Credit Agreement, with any balance due at maturity. Interest rates are tiered at LIBOR plus a margin contingent upon certain financial ratios of the Company. The Company also has the option to borrow at a base rate equal to the lesser of the bank's Prime Rate less 1/4% or the Federal Funds Effective Rate plus 1%. Under the terms of the Credit Agreement, the effective borrowing rate was 6.53% at December 31, 1996.

In connection with the 1996 acquisition of People Tech (Note B), the Company utilized 4,000,000 Canadian dollars (or approximately $2,935,000) from the Revolving Credit Agreement. This entire amount was repaid from the proceeds of the Credit Agreement.

In connection with the 1995 acquisition of LM&P (Note B), the Company utilized 6,500,000 French francs (or approximately $1,325,000) from the Revolving Credit Agreement. The balance was paid in full during 1996. Additionally, in connection with the 1994 acquisition of JBA (Note B), the Company entered into a five year $5,000,000 unsecured term loan, the outstanding balance of which was repaid from the proceeds of the Credit Agreement.

Under the Credit Agreement, the major covenants require the maintenance of certain minimum financial ratios and restrict the level of indebtedness with other banks, as defined. At December 31, 1996, the Company is in compliance with all such covenants.

Long-term debt and other obligations consist of the following:

                                                                           (Dollars in Thousands)
                                                                                December 31,
                                                                             1996        1995
Borrowings under the Credit Facility, due December 23, 1999, bearing        $5,737       $---
  interest at 6.53% per annum at 12/31/96
Bank term loan, payable in 60 equal monthly principal installments of
 $83,000 through August 31, 1999, bearing interest at 8.36% per annum           --      3,667
Bank term loan, payable in 48 equal monthly principal installments of
 $19,000 through December 8, 1996, bearing interest at 6.96% per annum          --        225
Bank term loan, payable in 60 equal monthly principal installments of
 $13,000 through March 31, 1997, bearing interest at 5.97% per annum            --        187
Obligations payable to third parties in connection with acquisitions, noninterest-bearing and discounted at 7.5%-10% per annum, due through
 1998, estimated and contingent on future operating results of regions
 where acquired businesses are operating                                     2,178      3,889
                                                                            ------     ------
                                                                             7,915      7,968
Less current portion                                                         1,011      2,227
                                                                            ------     ------
                                                                            $6,904     $5,741
                                                                            ======     ======

Aggregate maturities on long-term debt and other obligations for the years subsequent to December 31, 1996 are as follows:

                                 (Dollars in Thousands)
       Year Ending December 31,          Amount
                    1997                $1,011
                    1998                 1,167
                    1999                 5,737
                                        ------
                                        $7,915
                                        ======

NOTE E - INCOME TAXES

The provision for income taxes consists of the following:

                                                       (Dollars in Thousands)
                                                      Year Ended December 31,
                                                   1996          1995        1994
Current:
  Federal                                         $5,429       $4,107       $3,185
  State                                              861          852          671
  Foreign                                            479          551          459
                                                  ------       ------       ------
                                                   6,769        5,510        4,315
                                                  ------       ------       ------
Deferred:
  Federal                                           (290)         (85)         (75)
  State                                              (59)          (8)         (66)
  Foreign                                            (12)          --          (12)
                                                  ------       ------       ------
                                                    (361)         (93)        (153)
                                                  ------       ------       ------
Utilization and benefit of foreign operating
  loss carryforwards                                  --         (321)         (87)
                                                  ------       ------       ------
                                                   6,408        5,096        4,075
Provision for valuation allowance                    192           --           --
                                                  ------       ------       ------
                                                  $6,600       $5,096       $4,075
                                                  ======       ======       ======

The total tax provision for each year differs from the amount that would have been provided by applying the statutory U.S. federal income tax rate to income before income taxes. The reconciliation of these differences is as follows:

                                                      1996      1995      1994
U.S. Federal income tax rate                           34%       34%       34%
State income taxes, net of federal tax benefit          4         4         4
Nondeductible expenses                                  1         1         1
Foreign earnings not subject to U.S. Federal           (2)       (3)       (3)
  income tax
Foreign income taxes                                    3         4         5
Utilization and benefit of foreign operating loss      --        (2)       (1)
  carryforwards
Deferred tax valuation allowance                        1        --        --
Other                                                  --         2         2
                                                   ------    ------    ------
                                                       41%       40%       42%
                                                   ======    ======    ======

Income before income taxes is comprised of domestic and foreign components, respectively, as follows: 1996-- $14,184,000 and $2,091,000; 1995--$11,449,000
and $1,466,000 and 1994--$8,855,000 and $934,000.

Deferred income taxes arise primarily as a result of utilizing depreciation lives for income tax reporting that are in excess of those used for financial reporting purposes, as well as recognizing deferred compensation expense, the provision for doubtful accounts and certain accrued expenses for financial reporting purposes, which are not currently deductible for income tax purposes.

Taxes on income of international subsidiaries are provided at the tax rates applicable to their respective tax jurisdictions. The Company's share of the cumulative undistributed earnings of such subsidiaries was approximately $3,034,000 and $2,413,000 at December 31, 1996 and 1995, respectively. No provision has been made for additional income taxes on the undistributed earnings of the international subsidiaries because earnings are expected to be reinvested indefinitely in the subsidiaries' operations or because under existing law, international tax credits would be available to substantially reduce U.S. taxes payable in the event of distribution.

The deferred tax asset as of December 31, 1996 and 1995 is comprised of the following:

                                                        (Dollars in Thousands)
                                                          1996         1995
Allowance for doubtful accounts                           $209         $317
Accruals not currently deductible for income taxes         193          283
Deferred compensation                                      726          665
Depreciation and amortization                              724          160
Tax benefit of foreign net operating losses                313          301
Other                                                       17           95
                                                        ------       ------
                                                         2,182        1,821
Valuation reserve                                         (192)          --
                                                        ------       ------
Net deferred tax asset                                  $1,990       $1,821
                                                        ======       ======

At this time, management believes it is prudent to record a full valuation reserve against the operating loss incurred at People Tech, given the relative lack of history at People Tech for which future estimates of income can be made. However, if in subsequent years, People Tech achieves sufficient profitability to utilize a greater portion of the deferred tax asset, the valuation allowance would be adjusted accordingly.

NOTE F - EXECUTIVE BENEFIT AND COMPENSATION AGREEMENTS

The Company has a non-qualified supplemental executive retirement plan (the "Plan") for its Founding Chairman. The Plan is designed to provide retirement income based on past compensation, reduced by other retirement sources.

The Company accounts for this Plan in accordance with the provisions of SFAS No. 87, "Employer's Accounting for Pensions." SFAS No. 87 requires the Company to recognize a liability equal to the amount by which the actuarial present value of the accumulated benefit obligation exceeds the fair value of the Plan's assets. This liability was approximately $1,184,000 and $910,000 for 1996 and 1995, respectively, using a discount rate of 7.25%. Since the Plan is not funded by the Company, the recorded liability equals the present value of the accumulated benefit obligation.

The Company has non-qualified supplemental executive retirement plans for its Chief Executive Officer and President to which a percentage of compensation, including base salary and incentive bonuses, is credited annually. Deferred amounts earn annual interest equal to the two-year Guaranteed Investment Contract Index on November 30 of the current plan year, or 6%, whichever is higher (6% at both November 30, 1996 and 1995). The account balance is payable as a life annuity in equal monthly installments with interest on the unpaid balance upon his termination of service with the Company. The Chief Executive Officer and President's interest in the plans vests at the rate of 10% per year, which began in 1993 and 1996, respectively. The Company also maintains a life insurance policy on the lives of the Chief Executive Officer and Founding Chairman with the Company as beneficiary. The cash surrender value of these policies are included in the Other non-current assets section of the Consolidated Balance Sheets.

The Company also maintains employment agreements and incentive compensation agreements with certain management employees. The agreements provide for additional compensation over and above the individual's annual salary, based upon the achievement of certain levels of overall Company, individual group or region performance. These agreements provide for aggregate minimum annual compensation for these employees of approximately $1,900,000 in 1997, $1,692,000 in 1998, $580,000 in 1999 and $205,000 in 2000.

NOTE G - EMPLOYEE BENEFIT PLANS

The Company maintains a defined contribution savings plan, available to substantially all employees, under Section 401(k) of the Internal Revenue Code. Under this plan, the Company will contribute 25% of the participating employee's annual contribution. In 1996 and 1995, in connection with achieving a certain level of targeted Company profits, the Company contributed an additional 12.5% of the participating employee's contribution for a total of 37.5%. Employee contributions are generally limited to 10% of their compensation subject to Internal Revenue Code limitations. Company contributions were approximately $704,000, $686,000, and $489,000 for 1996, 1995 and 1994, respectively.

In addition, the Company maintains a non-qualified deferred compensation plan for certain employees. Under the plan, participants may defer payment of up to 10% of their annual cash compensation reduced by amounts contributed to the Company's 401(k) plan. Deferred amounts earn annual interest equal to the two-year Guaranteed Investment Contract Index on November 30 preceding each plan year or 6%, whichever is higher (6% at both November 30, 1996 and 1995). The deferred amounts will be paid from the general assets of the Company and are included in deferred compensation as of December 31, 1996 and 1995.

NOTE H - LEASE OBLIGATIONS

The Company leases office space and equipment at various locations and accounts for these obligations as operating leases. Rentals relating to these leases are recorded on a straight-line basis. Rental expense approximated $13,000,000, $11,998,000 and $8,916,000 in 1996, 1995, and 1994, respectively. Contingent rentals may be due each year under the terms of the various office space leases as the result of certain increases in building operating expenses over the base year amounts. The following is a schedule, by year, of future minimum rental payments required under operating leases with remaining non-cancelable lease terms in excess of one year as of December 31, 1996:


                                             (Dollars in Thousands)
   Year Ending December 31,                          Amount
1997                                                $11,673
1998                                                  9,862
1999                                                  7,300
2000                                                  6,093
2001                                                  4,933
2002 and subsequent years                             4,202


NOTE I - STOCKHOLDERS' EQUITY

Stock Splits

Effective November 10, 1995, the Company's Common Stock split into three shares for each two shares outstanding. Additionally, effective July 26, 1996, the Company's Common Stock split a second time into three shares for each two shares outstanding. The stated par value per share of Common Stock was not changed for both stock splits from its existing amount of $0.01 per share. All share and per share amounts referred to in the financial statements and notes thereto have been restated to reflect both stock splits, including rounding up for fractional shares, where appropriate.

Stock Option Plans

The Company has a 1986 Stock Option Plan (the 1986 Plan) under which 968,000 shares of Common Stock are reserved for issuance upon the exercise of incentive stock options, stock appreciation rights or non-qualified stock options that may be granted to employees. Outstanding options granted under this plan are exercisable, cumulatively, in three or four equal annual installments beginning one year from the date of grant. Effective September 8, 1996, no further stock options can be granted under the 1986 Plan.

The Company also has a 1993 Stock Incentive Plan of which the Company increased in 1996 the number of shares reserved for issuance under this plan by 900,000 shares. After this increase, there were 2,475,000 shares of Common Stock reserved for issuance upon the exercise of incentive stock options or non-qualified stock options that may be granted to employees. Outstanding options granted under this plan have ten year terms and are exercisable, cumulatively, in three equal annual installments, beginning one year from the date of grant. At December 31, 1996, 1,097,591 option shares were available for issuance under this plan.

In addition, in January 1995, the Company Shareholders adopted amendments to the 1993 Stock Incentive Plan permitting awards of restricted stock under such plan. The amendments to the 1993 Stock Incentive Plan permit awards of up to an aggregate of 675,000 shares of the Company's Common Stock to certain officers and key employees. Restrictions generally limit the sale or transfer of the shares during a restricted period of approximately three years. Thereafter, the restricted stock will either vest, in whole or in part, with the participant or be forfeited, in whole or in part, back to the Company based on its earnings performance for this three year period. During 1996 and 1995, 29,250 and 44,550 shares of restricted stock were awarded, respectively. Approximately $658,000 and $230,000 compensation expense related to these shares was charged to general sales and administration expenses in 1996 and 1995, respectively.

The Company also has a Directors' Stock Option Plan, under which 225,000 shares of Common Stock are reserved for issuance upon the exercise of incentive stock options or non-qualified stock options that may be granted to non-employee Directors of the Board of Directors. Outstanding options granted under this plan have five year terms and are exercisable, cumulatively, in three equal annual installments, beginning one year from the date of grant. At December 31, 1996, 189,000 option shares were available for issuance under this plan.

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25) in accounting for its stock options. Under APB No. 25, no compensation expense is recognized because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of the grant. Had compensation cost for these plans been determined with SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share for 1996 and 1995 would have been reduced to the following pro forma amounts:

                                            1996              1995
     Net income - as reported            $9,675,000        $7,819,000
     Net income - pro forma               8,538,000         7,645,000
     Primary EPS - as reported                $1.45             $1.24
     Primary EPS - pro forma                   1.28              1.22

The fair value of the options were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: risk-free interest rates of 6.1% for both years; no dividend yield for both years; expected volatility of 50% for both years; and a weighted average expected life of the option of 7 years. Under SFAS No. 123, total compensation expense, net of tax benefit, approximated $1,137,000 and $174,000 in 1996 and 1995, respectively.

Because the accounting under SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

A summary of the status of the Company's stock option plans at December 31, 1994, 1995 and 1996 and changes during the years then ended is presented in the table and narrative below:

                                                       1994                          1995                        1996


                                                                                          Weighted                    Weighted
                                                            Range of                       Average                     Average
                                                            Exercise                      Exercise                    Exercise
                                             Shares          Prices           Shares        Price        Shares         Price
Outstanding at beginning of year               900,884     $1.11 - $6.89      1,033,577        $5.77      1,274,534        $7.89
Granted                                        288,377      8.06 - 10.83        390,000        12.82        311,300        16.77
Exercised                                     (104,871)       1.11- 6.61       (108,918)        5.78       (316,039)        4.23
Canceled                                       (50,813)       1.11- 6.89        (40,125)        6.82        (31,500)       15.29
                                               -------        ----  ----        -------         ----        -------        -----
Outstanding at end of year                   1,033,577       $1.83-10.83      1,274,534        $7.89      1,238,295       $10.92

Exercisable at end of year                     464,717        $1.83-6.89        671,939        $4.63        610,247        $7.63

Weighted average fair value
of options granted                                                   N/A                       $7.66                       $9.29

Exercise prices for options outstanding as of December 31, 1996 ranged from $1.83 to $24.33. The weighted average remaining contractual life of these options is approximately 7.8 years.

Employee Stock Purchase Plan

On May 9, 1996, the Company Shareholders approved the creation of the Company's 1996 Employee Stock Purchase Plan (the "ESPP"). Effective July 1, 1996, 150,000 shares were reserved for issuance under the ESPP. The ESPP permits employees to purchase Company Common Stock at 85% of the average market price on the last day of the applicable quarterly period. All Company employees, except executive employees, are eligible to participate in the ESPP. During 1996, 4,368 shares were purchased through the ESPP.

NOTE J - GEOGRAPHIC SEGMENTS

Summarized operations of each of the Company's segments in the aggregate for each of the three years in the period ended December 31, 1996, are as follows (See Note A for discussion relating to currency translation and Note E for discussion relating to income taxes):

                                               (Dollars in Thousands)
1996                            United States    Canada       Europe    Consolidated
Identifiable assets                $60,414       $7,155       $6,366       $73,935
                                   =======       ======       ======       =======

Revenue                            105,028        9,167       11,074       125,269
                                   =======       ======       ======       =======

Operating income                    14,115        1,142          982        16,239
                                   =======       ======       ======       =======

Depreciation and amortization        4,038          475          410         4,923
                                   =======       ======       ======       =======

Capital expenditures                 4,707           80           86         4,873
                                   =======       ======       ======       =======

1995
Identifiable assets                $51,530       $2,181       $6,520       $60,231
                                   =======       ======       ======       =======

Revenue                             97,940        7,078        8,987       114,005
                                   =======       ======       ======       =======

Operating income (loss)             11,874        1,987         (517)       13,344
                                   =======       ======       ======       =======

Depreciation and amortization        3,788          173          323         4,284
                                   =======       ======       ======       =======

Capital expenditures                 2,393           96          154         2,643
                                   =======       ======       ======       =======

1994
Identifiable assets                $44,217       $2,141       $2,611       $48,969
                                   =======       ======       ======       =======

Revenue                             78,753        4,662        5,719        89,134
                                   =======       ======       ======       =======

Operating income (loss)              8,900        1,456         (520)        9,836
                                   =======       ======       ======       =======

Depreciation and amortization        2,897          143          206         3,246
                                   =======       ======       ======       =======

Capital expenditures                 2,510          263          148         2,921
                                   =======       ======       ======       =======

NOTE K - SUBSEQUENT EVENT

Effective January 1, 1997, the Company acquired the assets and/or outstanding stock of four career transition firms and one search firm for a combination of cash and future defined incentive payments. The firms included Nelson O'Connor and Associates, Nelson O'Connor Cox, Corporate Resource Group, and the former St. Louis, Missouri and Knoxville, Tennessee Affiliates. The purchase price for these acquisitions totaled approximately $3,260,000, including contingent payments and costs of acquisition, and will be accounted for using the purchase method. The Company funded these acquisitions through operating cash.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

The following table sets forth results of operations before income taxes for the years indicated. Certain amounts have been reclassified in the 1995 and 1994 Consolidated Statements of Income to conform with the 1996 presentation. This discussion and analysis is to be read in conjunction with the financial statements and accompanying notes thereto.

                                                          (Dollars in Thousands)
                                                           Year Ended December 31,
                                                     1996           1995           1994
     Company office revenue                       $120,679       $109,741         $84,712
     Company office expenses                        95,950         88,425          67,419
                                                  --------       --------        --------
     Company office margin                          24,729         21,316          17,293
     Affiliate royalties                             4,590          4,264           4,422
     General sales and administration              (13,080)       (12,236)        (11,879)
     Interest income (expense), net                     36           (429)            (47)
                                                  --------       --------        --------
     Income before income taxes                   $ 16,275       $ 12,915         $ 9,789
                                                  ========       ========        ========

1996 Compared to 1995

For the year ended December 31, 1996, revenue generated by Company offices increased 10%, or $10,938,000 over 1995. This increase is attributable to revenue growth in existing Company offices, coupled with the additional full year revenues from the LM&P and Providence acquisitions, and partial year revenues from the People Tech acquisition. Incremental revenue generated through these acquisitions totaled $6,158,000 or 56% of the total revenue increase. The remaining increase was provided by same office revenue growth of approximately 4%.

For the year ended December 31, 1996, Affiliate royalties increased 8%, or $326,000 over 1995. This increase is attributable to revenue growth in existing Affiliate offices, offset by reduced Affiliate royalties from the acquisition of the Providence Affiliate on October 1, 1995. Revenue from Providence is reflected as Company office revenue subsequent to the acquisition. On a same office basis, Affiliate royalties increased 13% in 1996 due primarily to significant billings from our Affiliates in the North Central region of the United States.

For the year ended December 31, 1996, Company office expenses in the aggregate increased 9%, or $7,525,000 over 1995. This dollar increase is primarily due to the incremental costs from the LM&P, Providence and People Tech acquisitions, in addition to growth in existing Company offices. The acquisitions accounted for $5,376,000 or 71% of the total increase. The remainder of the increase is a function of revenue growth in existing Company offices. Despite the cost increase, office operating margins improved to 21% in 1996 from 19% in 1995. This improvement is a reflection of higher operating efficiencies in the career transition business, enhanced pricing, and strong European results, partly offset by a loss in the consulting business.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (Continued)

For the year ended December 31, 1996, general sales and administration expense increased 7%, or $844,000 over 1995. The increase is due primarily to the Company's continued investments in technology and the additional costs of the 1996 and 1995 restricted stock grants attributable to the Company's stock price increase. Despite the increase in 1996, general sales and administration expenses as a percentage of total revenues decreased to 10% from 11% in 1995.

For the year ended December 31, 1996, income before income taxes increased 26%, or $3,360,000 over 1995. The increase is attributable to the combination of greater Company office revenue and Affiliate royalties, improved office operating margins and generally more efficient general sales and administration expenses as compared to Company growth.

For the year ended December 31, 1996, the Company's effective tax rate was approximately 41% versus 40% for 1995. The increase resulted from the operating loss incurred by People Tech for which the Company cannot currently recognize a tax benefit.

1995 Compared to 1994

Revenue generated by Company offices increased 30%, or $25,029,000 in 1995 compared to 1994. This increase was due to revenue growth in existing Company offices and the acquisitions made since June 1994 which included the Carolina region, JBA, Cupertino, LM&P and Providence. Revenue generated through these acquisitions totaled $14,590,000 or approximately 58% of the total revenue increase. On a same office basis, Company office revenue was $94,056,000 in 1995, or an 11% increase over 1994.

Affiliate royalties decreased 4%, or $158,000 in 1995 compared to 1994 due primarily to the acquisition by the Company of two Affiliates in 1995 and another in June 1994, whereby revenue is reflected as Company office revenue subsequent to the acquisitions. On a same office basis, Affiliate royalties increased 11% in 1995 over 1994. This resulted primarily from increased market penetration particularly in the North Central and Great Lakes regions in the United States.

Company office expenses in the aggregate increased 31%, or $21,006,000 in 1995 compared to 1994, reflecting a combination of growth in existing Company offices, the 1995 acquisitions and the acquisition of JBA in September 1994. The 1995 acquisitions accounted for $5,535,000 or 26% of the total cost increase. The remaining increases were due to certain duplicate facilities and administration from the acquisition of JBA as well as general expense increases from existing Company offices related to the revenue growth during 1995.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (Continued)

General sales and administration expense reflected an increase of approximately $357,000 or 3%, in 1995 compared to 1994. This increase was primarily due to investments made in the development of the Company's consulting services, increases in amortization relating to recent acquisitions and additional charges for duplicate Company office closures primarily related to the redundant Company offices from the JBA acquisition. Despite the increase, the total expenses in this category as a percentage of total revenues decreased to 11% in 1995 from 13% in 1994.

In 1995, income before income taxes increased 32% to $12,915,000 from $9,789,000 in 1994. This increase resulted principally from the combination of greater Company office revenue and improved efficiencies in general sales and administration.

The Company's effective tax rate was approximately 40% in 1995 compared to 42% in 1994. This reduction resulted from a combination of factors including a decrease in foreign income taxes payable by the Company and an increase in the utilization and benefit of foreign operating loss carryforwards (See Note E to the Consolidated Financial Statements).

Capital Resources and Liquidity

At December 31, 1996 and 1995, the Company had cash and cash equivalents of $18,055,000 and $8,965,000 respectively. The significant increase in cash and cash equivalents is generally the result of higher net income, improved accounts receivable collections, and proceeds from stock option exercises, offset by debt payments and investments in property, equipment, and technology. The Company's working capital increased to $25,342,000 from $13,134,000 at December 31, 1996 and 1995, respectively.

Cash flow from operations continues to provide the principal source of the Company's liquidity. Net cash provided by operating activities amounted to $16,626,000 and $7,335,000 for 1996 and 1995, respectively. For both 1996 and
1995, the source of cash was derived principally from net income plus non cash charges, such as depreciation and amortization. Additionally, during 1996 the Company recognized a significant tax benefit upon the exercise of non-qualified stock options.

Net cash utilized by investing activities amounted to $5,339,000 and $5,308,000 for 1996 and 1995, respectively. The Company continues to purchase equipment and technology to meet the needs of its expanding operations and to enhance its operating efficiency and effectiveness. During 1996, the Company made a significant investment in technology with the implementation of a new financial system. Management believes the new financial system will improve the Company's ability to monitor and manage operations in a more effective manner.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (Continued)

In 1996 and 1995, the Company acquired the business, assets, and/or outstanding stock of five career management consulting firms and two Affiliates for a combination of cash and non-cash items, including the assumption of incomplete consulting contracts, future defined incentives and other considerations. The present value of these future defined incentives, which are only applicable to certain 1995 acquisitions, are contingent upon operating results of the region in which the successor Company office now operates. These incentives generally relate to the three years subsequent to the respective acquisitions. The Company anticipates that ongoing cash flow from operations and working capital will be sufficient to fund these incentive payments as they become due. The $466,000 net cash paid for acquisitions on the 1996 Consolidated Statement of Cash Flows is net of the borrowing made in connection with the financing of the People Tech acquisition (see Note B to the Consolidated Financial Statements).

Net cash utilized by financing activities amounted to $2,240,000 and $2,250,000 in 1996 and 1995, respectively. These amounts represent payments of the Company's borrowings and defined incentives for acquisitions made in previous years, as discussed above, which were in excess of proceeds from stock issuance resulting from option exercises.

In addition to cash flow provided by operations, the Company has borrowing facilities to provide for increased working capital needs as well as to provide for future acquisition opportunities. During 1996, the Company increased its borrowing capacity to $40,000,000 from the previous $15,000,000 level through the execution of its Credit Agreement with its two primary lenders (See Note D to the Consolidated Financial Statements). The Company had approximately $34,263,000 available under the Credit Agreement at December 31, 1996, as the initial $5,737,000 disbursed under the Credit Agreement was used to repay existing indebtedness. The Company plans to utilize the Credit Agreement to assist in the financing of acquisitions as they arise, and for other general corporate purposes.

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

Forward-Looking Statements

Except for the historical information contained herein, certain of the matters discussed in this report are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially. Readers of this report are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report.

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

Arthur Andersen LLP is engaged to render an opinion as to whether management's financial statements present fairly Right Management Consultants, Inc.'s financial position, results of operations and cash flows. The scope of their engagement included a review of the internal control system to the extent deemed necessary to render an opinion on these financial statements. The Report of Independent Public Accountants is presented in the enclosed document.

The Audit Committee of the Board of Directors meets directly with the Independent Public Accountants and management to ascertain whether they are properly discharging their responsibilities.

               Right Management Consultants, Inc.

               /s/ G. Lee Bohs
               -----------------
               G. Lee Bohs
               Executive Vice President,
               Chief Financial Officer, Treasurer and Secretary

                       RIGHT MANAGEMENT CONSULTANTS, INC.

1996 DIRECTORS AND EXECUTIVE OFFICERS
Frank P. Louchheim      Founding Chairman and Director
Richard J. Pinola       Chairman of the Board of Directors and
                        Chief Executive Officer
Joseph T. Smith         President, Chief Operating Officer and Director
Larry A. Evans          Executive Vice President and Director
Nancy N. Geffner        Executive Vice President - New York Group and Director
Dr. Marti D. Smye       President of People Tech Consulting, Inc. and Director

DIRECTORS
John R. Bourbeau        President of Right Associates(R) of the Great Lakes
                        Region, an Affiliate of the Company
Raymond B. Langton      Former President and Chief Executive Officer of SKF
                        USA, Inc.
Rebecca J. Maddox       President and Co-founder of Capital Rose, Inc.
Catherine Y. Selleck    Business Consultant

OTHER EXECUTIVE OFFICERS
G. Lee Bohs             Executive Vice President, Chief Financial Officer,
                        Treasurer and Secretary
John J. Gavin           Executive Vice President - Corporate Marketing
Manville D. Smith       Executive Vice President - Business Development
Peter J. Doris          Executive Vice President - Southeast Group
David S. Orr            Executive Vice President - North Central Group
Warren R. Radtke        Executive Vice President - Northeast Group
Gary L. Saenger         Executive Vice President - Southwest Group
Terry W. Szwec          Executive Vice President - Canadian Group
George L. Whitwell      Executive Vice President - Northwest and South Central
                        Group
Gilbert A. Wetzel       Executive Vice President - Mid-Atlantic Group

Corporate Headquarters                   Independent Public Accountants
Right Management Consultants, Inc.       Arthur Andersen LLP
1818 Market Street                       Philadelphia, Pennsylvania
33rd Floor
Philadelphia, Pennsylvania 19103

General Counsel
Fox, Rothschild, O'Brien & Frankel
Philadelphia, Pennsylvania

                       RIGHT MANAGEMENT CONSULTANTS, INC.

Subsidiaries          Right Associates Government Services, Inc.
                      Right Associates Acquisition Co.
                      Conviction Right France, SA
                      Right Associates (Belgium), Inc.
                      Right Associates (France), Inc.
                      Right Associates & Co., SNC
                      Right Human Resources, Inc.
                      Right Associates, Ltd.
                      Right Associates, Inc.
                      Right Associates License, Inc.
                      R.M.C. & Co., SNC
                      The THinc Consulting Group International (U.K.), Ltd.
                      People Tech Consulting Corporation
                      People Tech Consulting, Ltd.
                      ProTransition, Inc.

Service Marks and     Right Associates, THinc, Partners in Managing Change,
Trade Marks           The Right Fit, The Right Way, Key Executive Service
                      and Zeroing-in-Process (Z.I.P.) are registered Service
                      Marks of Right Management Consultants, Inc. People Tech is a registered Service Mark of a wholly owned subsidiary.

                      The Right Report is a registered Trademark of Right Management Consultants, Inc.

                      Rightrack and the Globe Design are Service Marks of Right Management Consultants, Inc.

                       RIGHT MANAGEMENT CONSULTANTS, INC.

Right Management Consultants, Inc.
Common Stock Listed on NASDAQ Stock Market
Symbol RMCI

Common Stock Data

            1996                                          High      Low
                      First Quarter                      20 5/8     15
                      Second Quarter                     25         20
                      Third Quarter                      27 1/2     19 1/4
                      Fourth Quarter                     24 1/2     18 1/2

            1995                                          High      Low
                      First Quarter                       9 5/16     6 7/8
                      Second Quarter                     10 1/4      7 7/16
                      Third Quarter                      15 1/8     10
                      Fourth Quarter                     19 1/2     13 5/16


The above prices reflect interdealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions.

As of March 25, 1997, there were 154 record holders of the Company's Common
Stock.

The Company has never paid any dividends on its Common Stock and currently expects that all of its earnings will be retained and reinvested in the Company's business.

Registrar and                       StockTrans, Inc.
Transfer Agent                      Ardmore, Pennsylvania

Availability of                     A copy of the Company's Annual Report
10-K Annual Report                  to the Securities and Exchange Commission
                                    on Form 10-K may be obtained by writing to:

                                    Cindy Ng
                                    Vice President and Corporate Controller
                                    Right Management Consultants, Inc.
                                    1818 Market Street
                                    Thirty-third Floor
                                    Philadelphia, PA 19103

WORLD
HEADQUARTERS
 Philadelphia, PA

US OFFICES
Arizona
     Phoenix
     Tucson
Arkansas
     Little Rock
California
     Cupertino
     Irvine
     Los Angeles
     Pasadena
     Sacramento
     San Bernardino
     San Diego
     San Francisco
     Torrance
     Walnut Creek
     Woodland Hills
Colorado
     Colorado Springs
     Denver
Connecticut
     Hartford
     Stamford
Delaware
     Wilmington
District of Columbia
     Washington
Florida
     Boca Raton
     Fort Lauderdale
     Jacksonville
     Miami
     Orlando
     Palm Beach
     Saint Petersburg
     Tampa
Georgia
     Atlanta
Illinois
     Chicago
     Northbrook
     Oak Brook
Indiana
     Indianapolis
Iowa
     Des Moines
Kansas
     Wichita
Kentucky
     Fort Mitchell
     Lexington
     Louisville
Louisiana
     New Orleans
Maryland
     Baltimore
     Hunt Valley
Massachusetts
     Boston
     Burlington
Michigan
     Detroit
     Grand Rapids
     Kalamazoo
     Lansing
     Midland
Minnesota
     Minneapolis
Mississippi
     Jackson
Missouri
     Kansas City
     St. Louis
Nebraska
     Omaha
Nevada
     Las Vegas
New Jersey
     Montvale
     Parsippany
     Princeton
New Mexico
     Albuquerque
New York
     Buffalo
     Melville
     New York
     Westchester
North Carolina
     Charlotte
     Greensboro
     Raleigh
     Winston-Salem
Ohio
     Cincinnati
     Cleveland
     Columbus
     Dayton
     Toledo
Oklahoma
     Oklahoma City
     Tulsa
Pennsylvania
     Allentown
     Lancaster
     Malvern
     Philadelphia
     Pittsburgh
Rhode Island
     Providence
South Carolina
     Greenville
Tennessee
     Kingsport
     Knoxville
     Memphis
     Nashville
Texas
     Austin
     Dallas
     Fort Worth
     Houston
     San Antonio
Virginia
     Fairfax
     Richmond
     Vienna
     Virginia Beach
Washington
     Seattle
Wisconsin
     Madison
     Milwaukee

CANADA
Calgary
Edmonton
Kingston
London
Mississauga
Montreal
Ottawa
Regina
Richmond Hill
Saskatoon
Toronto
Vancouver
Winnipeg

INTERNATIONAL
Aberdeen
Antwerp
Brussels
Geneva
Glasgow
Leeds
London
Paris
San Juan
Swindon