Form 10-K, Exhibit 13
period 1997-12-31
RIGHT MANAGEMENT CONSULTANTS INC
filed 1998-03-30
CIK 802806

EXHIBIT 13 - 1997 ANNUAL REPORT TO SHAREHOLDERS

                       Right Management Consultants, Inc.
                             Selected Financial Data
  (Dollars and Shares in Thousands Except Earnings Per Share and Stock Prices)

                                                                                    Year Ended December 31,
                                                                 ---------------------------------------------------------------
                                                                     1997         1996         1995        1994        1993
                                                                 ---------------------------------------------------------------
Results of Operations (1)
--------------------------------------------------------------------------------------------------------------------------------
Total revenue                                                        $125,786     $125,269     $114,005     $89,134     $70,726
--------------------------------------------------------------------------------------------------------------------------------
Costs and expenses                                                    121,366      108,994      101,090      79,345      64,279
--------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                              4,420       16,275       12,915       9,789       6,447
--------------------------------------------------------------------------------------------------------------------------------
Net income                                                              2,073        9,675        7,819       5,714       3,297
--------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share (2)(3)                                      $ 0.31       $ 1.45       $ 1.24      $ 0.93      $ 0.56
--------------------------------------------------------------------------------------------------------------------------------
Diluted weighted average number of                                      6,725        6,663        6,290       6,125       5,918
 shares outstanding (2)(3)
--------------------------------------------------------------------------------------------------------------------------------

Balance Sheet Data
--------------------------------------------------------------------------------------------------------------------------------
Working capital                                                      $ 15,491     $ 25,342     $ 13,134     $ 9,883     $ 8,940
--------------------------------------------------------------------------------------------------------------------------------
Total assets                                                           81,704       73,935       60,231      48,969      35,734
--------------------------------------------------------------------------------------------------------------------------------
Long-term obligations                                                  10,597        8,768        7,360       6,004       2,403
--------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                                                   50,450       47,801       33,626      24,405      18,032
--------------------------------------------------------------------------------------------------------------------------------
Total debt-to-equity ratio                                                 25%          17%          28%         28%         16%
--------------------------------------------------------------------------------------------------------------------------------
Return on average equity                                                    4%          24%          27%         27%         20%
--------------------------------------------------------------------------------------------------------------------------------

Stock Price Ranges
--------------------------------------------------------------------------------------------------------------------------------
Low price (3)                                                          $ 8.75      $ 15.00       $ 6.89      $ 6.55      $ 3.33
--------------------------------------------------------------------------------------------------------------------------------
High price (3)                                                          23.50        27.50        19.50       11.11        9.22
--------------------------------------------------------------------------------------------------------------------------------

(1) See Note C to the Consolidated Financial Statements for information regarding acquisitions.
(2) See Note K to the Consolidated Financial Statements for information regarding earnings per share.
(3) Amounts presented have been restated for both the November 1995 and July 1996 three-for-two stock splits (see Note J to the Consolidated Financial Statements).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Shareholders of Right Management Consultants, Inc.


We have audited the accompanying consolidated balance sheets of Right Management Consultants, Inc. (a Pennsylvania corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Right Management Consultants, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



                                   /s/ ARTHUR ANDERSEN LLP


Philadelphia, Pennsylvania
   February 7, 1998

                       Right Management Consultants, Inc.
                           Consolidated Balance Sheets
                    (Dollars in Thousands Except Share Data)

                                                                                          December 31,
                                                                                       1997         1996
                                     Assets
       Current Assets:
         Cash and cash equivalents                                                  $  7,583      $ 18,055
         Accounts receivable, trade, net of allowance for doubtful accounts
           of $663 and $552 in 1997 and 1996, respectively                            21,888        18,878
         Royalties and fees receivable from Affiliates                                 2,511         3,505
         Prepaid expenses and other current assets                                     1,681         1,868
         Deferred income taxes                                                         1,074           402
                                                                                    --------      --------
              Total current assets                                                    34,737        42,708

       Property and equipment, net                                                    13,342         9,666


       Intangible assets, net                                                         30,703        18,724
       Deferred income taxes                                                           1,426         1,588
       Other                                                                           1,496         1,249
                                                                                    --------      --------
              Total Assets                                                          $ 81,704      $ 73,935
                                                                                    ========      ========

                      Liabilities and Shareholders' Equity

       Current Liabilities:
         Current portion of long-term debt and other obligations                    $  3,943      $  1,011
         Accounts payable                                                              4,651         4,584
         Commissions payable                                                           1,431           952
         Accrued incentive compensation and benefits                                   2,022         4,651
         Other accrued expenses                                                        4,272         2,300
         Deferred income                                                               2,927         3,868
                                                                                    --------      --------
              Total current liabilities                                               19,246        17,366
                                                                                    --------      --------

       Long-term debt and other obligations                                            8,775         6,904
                                                                                    --------      --------

       Deferred compensation                                                           1,822         1,864
                                                                                    --------      --------

       Minority interest in subsidiary                                                 1,411            --
                                                                                    --------      --------

       Commitments and Contingent Liabilities (Notes E, G and I)

       Shareholders' Equity (Note J):
         Preferred stock, no par value; 1,000,000 shares authorized; no
           shares issued                                                                  --            --
         Common stock, $.01 par value; 20,000,000 shares authorized;
           7,084,104 and 6,713,573 shares issued in 1997 and 1996, respectively           71            67
         Additional paid-in capital                                                   14,492        11,956
         Retained earnings                                                            38,363        36,290
         Cumulative translation adjustment                                              (580)            5
                                                                                    --------      --------
                                                                                      52,346        48,318
         Less treasury stock, at cost, 380,452 and 252,952 shares in 1997
           and 1996, respectively                                                     (1,896)         (517)
                                                                                    --------      --------
              Total shareholders' equity                                              50,450        47,801
                                                                                    --------      --------
              Total Liabilities and Shareholders' Equity                            $ 81,704      $ 73,935
                                                                                    ========      ========

        The accompanying notes are an integral part of these consolidated financial statements.

                       Right Management Consultants, Inc.
                        Consolidated Statements of Income
        (Dollars and Shares in Thousands Except Earnings per Share Data)

                                                           Year Ended December 31,
                                                     1997           1996           1995
Revenue:
Company office revenue                            $ 122,281      $ 120,679      $ 109,741
Affiliate royalties                                   3,505          4,590          4,264
                                                  ---------      ---------      ---------

Total revenue                                       125,786        125,269        114,005

Expenses:
Consultants' compensation                            52,085         47,624         42,518
Office sales and consulting support                   7,071          5,661          4,797
Office administration                                48,061         42,665         41,110
General sales and administration                     13,364         13,080         12,236
Restructuring costs (Note B)                            630             --             --
                                                  ---------      ---------      ---------

                                                    121,211        109,030        100,661
                                                  ---------      ---------      ---------

Income from operations                                4,575         16,239         13,344
                                                  ---------      ---------      ---------

Other income (expense):

Interest income                                         663            606            302
Interest expense                                       (818)          (570)          (731)
                                                  ---------      ---------      ---------

                                                       (155)            36           (429)
                                                  ---------      ---------      ---------

Income before income taxes                            4,420         16,275         12,915

Provision for income taxes                            2,009          6,600          5,096

Minority interest in net income of subsidiary           338             --             --
                                                  ---------      ---------      ---------

Net income                                        $   2,073      $   9,675      $   7,819
                                                  =========      =========      =========

Basic earnings per share                          $    0.31      $    1.55      $    1.31
                                                  =========      =========      =========

Diluted earnings per share                        $    0.31      $    1.45      $    1.24
                                                  =========      =========      =========

Basic weighted average shares outstanding             6,596          6,252          5,984
                                                  =========      =========      =========

Diluted weighted average shares outstanding           6,725          6,663          6,290
                                                  =========      =========      =========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                       Right Management Consultants, Inc.
                 Consolidated Statements of Shareholders' Equity
                    (Dollars in Thousands Except Share Data)

                                                                                     Cumulative                           Total
                                       Common Stock       Additional     Retained   Translation     Treasury Stock    Shareholders'
                                    Shares     Par Value Paid-in Capital Earnings    Adjustment     Shares      Cost      Equity
Balance, January 1, 1995           2,891,971         $29      $6,544      $18,830        $(481)     252,952      $(517)     $24,405

Stock options exercised               72,612           1         629           --           --           --         --          630

Tax benefit from exercise
of stock options                          --          --         252           --           --           --         --          252

Shares issued under restricted
stock awards                          29,700          --         230           --           --           --         --          230

Three-for-two stock split          1,319,533          13          --          (13)          --           --         --           --

Translation adjustment                    --          --          --           --          290           --         --          290

Net income                                --          --          --        7,819           --           --         --        7,819
                                   ---------   ---------   ---------    ---------    ---------    ---------   --------    ---------
Balance, December 31, 1995         4,313,816          43       7,655       26,636         (191)     252,952       (517)      33,626

Stock options exercised              316,039           3       1,332           --           --           --         --        1,335

Tax benefit from exercise                 --          --       2,223           --           --           --         --        2,223
of stock options

Shares issued under restricted        29,250          --         658           --           --           --         --          658
stock awards

Three-for-two stock split          2,050,100          21          --          (21)          --           --         --           --

Shares issued under the Employee       4,368          --          88           --           --           --         --           88
Stock Purchase Plan

Translation adjustment                    --          --          --           --          196           --         --          196

Net income                                --          --          --        9,675           --           --         --        9,675
                                   ---------   ---------   ---------    ---------    ---------    ---------   --------    ---------
Balance, December 31, 1996         6,713,573          67      11,956       36,290            5      252,952       (517)      47,801

Stock options exercised              236,095           3       1,198           --           --           --         --        1,201

Tax benefit from exercise                 --          --         597           --           --           --         --          597
of stock options

Davidson & Associates
  acquisition (Note C)                96,577           1         988           --           --           --         --          989

Shares issued under the Employee      37,859          --         386           --           --           --         --          386
Stock Purchase Plan

Restricted stock compensation             --          --        (633)          --           --           --         --         (633)

Repurchase of common stock                --          --          --           --           --      127,500     (1,379)      (1,379)

Translation adjustment                    --          --          --           --         (585)          --         --         (585)

Net income                                --          --          --        2,073           --           --         --        2,073
                                   ---------   ---------   ---------    ---------    ---------    ---------   --------    ---------
Balance, December 31, 1997         7,084,104         $71     $14,492      $38,363        $(580)     380,452    $(1,896)     $50,450
                                   =========   =========   =========    =========    =========    =========   ========    =========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                       Right Management Consultants, Inc.
                      Consolidated Statements of Cash Flows
                             (Dollars in Thousands)

                                                                     Year Ended December 31,
                                                                 1997          1996          1995
Operating Activities:
  Net income                                                  $  2,073      $  9,675      $  7,819
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                              6,494         4,923         4,284
      Deferred income taxes                                       (510)         (169)          (93)
      Restricted stock compensation                               (633)          658           230
      Restructuring costs (Note B)                                 630            --            --
      Tax benefit from the exercise of stock options               597         2,223           252
      Revenue recognized upon completion of incomplete
       contracts assumed in acquisitions                          (807)         (512)         (630)
      Provision for doubtful accounts                              329            28           400
      Other non-cash items                                           6           444           241
      Changes in operating accounts:
          Accounts receivable, trade and from Affiliates           531          (460)       (3,504)
          Prepaid expenses and other assets                       (596)          499          (787)
          Accounts payable and accrued expenses                 (5,620)          640        (2,333)
          Commissions payable and other liabilities              1,414        (1,782)          366
          Deferred income                                         (941)          459         1,090
                                                              --------      --------      --------

  Net cash provided by operating activities                      2,967        16,626         7,335
                                                              --------      --------      --------

Investing Activities:
  Purchase of property and equipment                            (5,201)       (4,873)       (2,643)
  Acquisitions, net of cash acquired                           (13,199)       (3,401)       (3,990)
                                                              --------      --------      --------

  Net cash utilized by investing activities                    (18,400)       (8,274)       (6,633)
                                                              --------      --------      --------

Financing Activities:
  Borrowings under credit agreements                             7,500         2,935         1,325
  Payment of long-term debt and other obligations               (2,458)       (3,660)       (2,880)
  Repurchase of common stock                                    (1,379)           --            --
  Proceeds from stock issuances                                  1,587         1,420           630
                                                              --------      --------      --------

  Net cash provided by (utilized in) financing activities        5,250           695          (925)
                                                              --------      --------      --------

Effect of exchange rate changes on cash and
 cash equivalents                                                 (289)           43            32
                                                              --------      --------      --------

Increase (decrease) in cash and cash equivalents               (10,472)        9,090          (191)

Cash and cash equivalents, beginning of year                    18,055         8,965         9,156
                                                              --------      --------      --------

Cash and cash equivalents, end of year                        $  7,583      $ 18,055      $  8,965
                                                              ========      ========      ========



Supplemental Disclosures of Cash Flow Information
  Cash paid for:

     Interest                                                 $    687      $    351      $    445
                                                              ========      ========      ========

     Income taxes                                             $  3,395      $  5,252      $  4,370
                                                              ========      ========      ========

        The accompanying notes are an integral part of these consolidated financial statements.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

Description of business

Right Management Consultants, Inc. (the "Company") operations can be segregated into two lines of business: Right Associates and People Tech Consulting ("People Tech"). Through a worldwide network of Company and Affiliate offices, Right Associates(R) develops and delivers career transition services. People Tech provides organizational and career management consulting services, specializing in change management, communication, strategy implementation, merger integration and executive development. The Company primarily delivers its services to mid-size and large industrial and service companies, with no concentration in specific companies or industries.

Principles of consolidation

The consolidated financial statements include the accounts of Right Management Consultants, Inc. and its majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

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

Revenue recognition

The Company recognizes contract revenue and the related direct compensation for the services provided by Company offices upon the performance of its obligations under consulting service contracts. Revenue, recorded at the start of performance of services, is deferred and recognized over the estimated average period within which the contracts are essentially completed. All direct and indirect costs are charged to expense in the period in which the obligations are incurred.

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

Intangible assets

Intangible assets acquired in acquisitions consist of the following:

                                                                                          Amortization
                                                               (Dollars in Thousands)        Period
                                                              1997               1996        (Years)
                                                              ----               ----        -------
Trademarks                                                 $ 1,644             $1,644           5
Contact lists and Affiliate agreements                         538                538           5
Covenants not to compete                                     1,118              1,118        5 to 10
Goodwill                                                    38,239             23,949       15 to 40
                                                           -------            -------
                                                            41,539             27,249
Less accumulated amortization                               10,836              8,525
                                                           -------            -------
                                                           $30,703            $18,724
                                                           =======            =======

Amortization of these intangible assets was $2,311,000, $1,868,000, and $1,867,000 in 1997, 1996 and 1995, respectively.

Impairment of Long-Lived Assets

Pursuant to Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of ", the Company is required to evaluate the potential impairment of long-lived assets and certain intangible assets on a periodic basis. The Company reviews the realizability of its long-lived assets and certain intangible assets by analyzing the projected cash flows and profitability of the acquired entities and adjusts the net book value of recorded assets when necessary. No material adjustments have been recorded for each of the three years in the period ended December 31, 1997.

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (Continued)

Earnings per Share

The Company has adopted SFAS No. 128, "Earnings per Share," which supersedes Accounting Principles Board Opinion ("APB") No. 15, "Earnings per Share," and which is effective for all periods ending after December 15, 1997. SFAS 128 requires dual presentation of basic and diluted earnings per share ("EPS") for complex capital structures on the face of the Statements of Income. Basic EPS is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution from the exercise or conversion of securities into common stock. See Note K for further disclosure.

Currency translation

The accounts of the international subsidiaries are translated in accordance with SFAS No. 52, "Foreign Currency Translation", which requires that assets and liabilities of international operations be translated using the exchange rate in effect at the balance sheet date, and that the results of operations be translated at average exchange rates during the year. The effects of exchange rate fluctuations in translating assets and liabilities of international operations into U.S. dollars are accumulated and reflected as the cumulative translation adjustment in shareholders' equity. The effects of exchange rate fluctuations in translating the results of operations are included in general sales and administration expense for 1997, 1996 and 1995. There are no material transaction gains or losses in the accompanying Consolidated Financial Statements for each of the three years in the period ended December 31, 1997.

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

New Accounting Pronouncements

SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," were issued in June 1997. SFAS 130 and SFAS 131 are effective for fiscal years beginning subsequent to December 15, 1997, and, therefore, will be adopted by the Company on January 1, 1998. The Company does not expect the adoption of SFAS 130 or SFAS 131 to result in any substantive changes in its disclosure.

Reclassifications

Certain amounts have been reclassified in the prior years' Consolidated Financial Statements and Notes to the Consolidated Financial Statements to conform with the 1997 presentation.

NOTE B - RESTRUCTURING COSTS

During the first quarter 1997, the Company announced a corporate restructuring. The restructuring charge of $630,000 ($380,000 or $0.06, net of taxes) was primarily for severance payments related to reductions in employees and lease termination costs for the closure of several small "satellite" offices with limited future economic benefit to the Company.

NOTE C - ACQUISITIONS

Effective January 1, 1997, the Company acquired the assets and/or the outstanding stock of six career transition firms and one search firm for a combination of cash and future defined incentive payments. The six career transition firms included Nelson, O'Connor & Associates (Phoenix, Arizona), Corporate Resource Group (San Francisco, California), Cavendish Partners (London, England) and the former St. Louis, Missouri, Knoxville, Tennessee, and Richmond, Virginia Affiliates. The search firm acquired was Nelson, O'Connor & Cox (Tucson, Arizona).

Effective April 1, 1997, the Company acquired the outstanding stock of another career transition firm, Chapel Stowell, Inc. (Portland, Oregon).

Effective July 1, 1997, the Company acquired 51% of the outstanding shares of the Australia based career management firm, Davidson & Associates, Pty., Ltd ("Davidson & Associates"). Davidson & Associates has operations in eleven locations throughout Australia, New Zealand, Singapore and Hong Kong. The purchase price of this acquisition approximated $6,935,000, including costs of acquisition, 85% of which was paid in cash (approximately $5,946,000) and the remaining 15% in shares of the Company's common stock (96,577 shares). The Company borrowed $5,500,000 from its revolving credit facility in order to complete this transaction. As a part of the purchase agreement, the minority shareholders of Davidson & Associates have agreed to provide the Company with options to acquire the remaining 49% of the outstanding shares of Davidson & Associates, at fair value as defined, beginning on July 1, 2000. Additionally, the minority shareholders of Davidson & Associates have the right to require the Company to purchase in 10% annual increments the remaining 49% of the outstanding shares of Davidson & Associates, at fair value as defined, beginning on July 1, 2000.

Effective August 1, 1997, the Company acquired the business and certain assets of a Minneapolis, Minnesota career management firm, Career Dynamics, Inc. The purchase was funded through a borrowing of $2,000,000 under the Company's revolving credit facility. The acquisition included future defined incentives contingent upon the results of the operations in Minnesota subsequent to the transaction.

Effective December 1, 1997, the Company acquired the business and certain assets of a Houston, Texas career transition firm, Michael D. McKee & Associates. The acquisition included future defined incentives contingent upon the results of the operations in the Company's southwest region subsequent to the transaction.

The aggregate purchase price of these eleven acquisitions was approximately $15,556,000, including costs of acquisition. The purchase price exceeded the fair value of the net tangible assets acquired by approximately $14,847,000, which will be amortized over a period of fifteen years.

Effective March 1, 1996, the Company acquired the outstanding stock of People Tech headquartered in Toronto, Canada. Additionally during 1996, the Company acquired the business, assets and/or the outstanding stock of two career transition firms and one other organizational consulting firm.

The aggregate purchase price of these four acquisitions was approximately $3,412,000, including costs of acquisition. The purchase price exceeded the fair value of the net tangible assets acquired by approximately $3,653,000, which is being amortized over a period of fifteen years. These acquisitions were made for a combination of cash and non-cash consideration, including the assumption of incomplete consulting contracts.

The assumption of incomplete contracts did not result in material revenue in any of the three years in the period ended December 31, 1997.

The following represents the assets acquired and liabilities assumed to arrive at net cash paid for acquisitions discussed above for each of the two years in the period ended December 31, 1997:

                                                                                     (Dollars in Thousands)
                                                                                       1997           1996
Assets acquired:
Accounts receivable                                                                 $  2,875        $  827
Prepaid expenses and other assets                                                        423           716
Fixed assets                                                                           2,983           458
Intangible assets                                                                     14,847         3,653
                                                                                      ------         -----
                                                                                      21,128         5,654
Liabilities acquired:
Accounts payable and accrued expenses                                                  4,765         1,741
Assumption of incomplete contracts                                                       807           512
                                                                                      ------         -----
                                                                                       5,572         2,253
Cash acquired                                                                          1,368           ---
Equity issued                                                                            989           ---
                                                                                      ------         -----
Net cash paid for acquisitions                                                       $13,199       $ 3,401
                                                                                     =======       =======

Each acquisition has been accounted as a purchase and the operating results of each entity have been consolidated with the Company's results since the effective date of the respective acquisition. The purchase price of each acquisition has been allocated to the assets acquired based upon their estimated fair value at the date of acquisition.

The unaudited pro forma results of operations for each of the two years in the period ended December 31, 1997, reflecting the combined results of the Company and the acquisitions detailed above as if the acquisitions had occurred at January 1, 1996 are presented below.

                                                          (Dollars in Thousands)
                                                          1997              1996
       Revenues                                        $  137,380       $  149,940
                                                       ==========       ==========

       Income before income taxes                      $    4,310       $   15,372
                                                       ==========       ==========

       Net income                                      $    1,882       $    8,790
                                                       ==========       ==========

       Diluted earnings per share                      $     0.28       $     1.32
                                                       ==========       ==========


NOTE D - PROPERTY AND EQUIPMENT

                                       (Dollars in Thousands)
                                       1997           1996
Furniture and fixtures               $21,313        $17,414
Computer equipment                     4,264          2,557
Leasehold improvements                 4,696          2,612
                                     -------        -------
                                      30,273         22,583
Less accumulated depreciation         16,931         12,917
                                     -------        -------
                                     $13,342        $ 9,666
                                     =======        =======

Depreciation  expense was $4,183,000,  $3,055,000,  and $2,417,000 in 1997, 1996
and 1995, respectively.

NOTE E - DEBT AND OTHER OBLIGATIONS

On December 20, 1996, the Company signed a new Credit Agreement (the "Credit Agreement") with its two primary lenders (the "Lenders") to increase its maximum unsecured revolving line of credit to $40,000,000. The Credit Agreement became effective December 23, 1996. The Credit Agreement replaces the previous $10,000,000 Amended and Restated Revolving Credit and Term Loan Agreement (the "Revolving Credit Agreement") executed with the Company's primary lender in June 1994 and amended various times thereafter, as well as a separate $5,000,000 unsecured line of credit with a second lender. During 1996, the Company used $5,737,000 from the Credit Agreement to refinance all existing bank indebtedness, of which the entire balance was outstanding at December 31, 1996.

The Credit Agreement has a three year maturity. Subsequent to the first anniversary, and annually thereafter, the Company has the ability to extend the Credit Agreement for an additional year upon Lenders' approval. The Company may borrow, repay and re-borrow during the term of the Credit Agreement, with any balance due at maturity. Interest rates are tiered at LIBOR plus a margin contingent upon certain financial ratios of the Company. The Company also has the option to borrow at a base rate equal to the lesser of the Lenders' Prime Rate less 1/4% or the Federal Funds Effective Rate plus 1%.

In connection with the 1997 acquisitions of Davidson & Associates and Career Dynamics, Inc. (Note C), the Company utilized $7,500,000 from the Credit Agreement.

In order to reduce the impact of changes in interest rates on a portion of the Company's floating rate debt under the Credit Agreement, the Company has entered into three interest rate swap agreements during 1997 with an aggregate notional principal at December 31, 1997 of $9,708,000 and quarterly payments scheduled over three to five years. The Company's interest rates under these interest rate swaps range from 6.70% to 7.10%, which includes a contingent margin of 1% at December 31, 1997.

The Company uses interest rate swaps to reduce exposure to adverse fluctuations in interest rates. While these hedging instruments are subject to fluctuations in value, such fluctuations are offset by the change in value of the underlying exposures being hedged. The Company is not a party to leveraged derivatives and does not hold or issue financial instruments for speculative purposes. The net cash paid or received on interest rate swap agreements is recognized as an adjustment to interest expense. The impact of the above interest rate swap agreements on interest expense has been immaterial to date.

At December 31, 1997, the Company had an additional $1,900,000 outstanding at the base rate detailed in the Credit Agreement.

In connection with the 1996 acquisition of People Tech (Note C), the Company utilized 4,000,000 Canadian dollars (or approximately $2,935,000) from the Revolving Credit Agreement. This entire amount was subsequently repaid from the proceeds of the Credit Agreement.

Under the Credit Agreement, the major covenants require the maintenance of certain minimum financial ratios and restrict the level of indebtedness with other banks, as defined. At December 31, 1997, the Company is in compliance with all such covenants.

Long-term debt and other obligations consist of the following:

                                                                                               (Dollars in Thousands)
                                                                                                     December 31,
                                                                                                  1997         1996
Floating rate borrowings under the Credit Agreement, due December 23, 1999, with                 $ 1,900     $  5,737
quarterly interest payments, bearing interest at 7.07% and 6.53% at 12/31/97 and
12/31/96, respectively
Borrowings under the Credit Agreement tied to interest rate swaps with quarterly                   9,708          ---
principal and interest payments from 1997 to 2002, bearing interest at 6.70% to 7.10%
Capitalized lease obligations with interest at 8.7% per annum                                        442          ---
Obligations payable to third parties in connection with acquisitions, non-interest-bearing and discounted at 7.5%-10% per annum, due through
 1998, estimated and contingent on future operating results of regions
 where acquired businesses are operating                                                             668        2,178
                                                                                                 -------     --------
                                                                                                  12,718        7,915
Less current portion                                                                               3,943        1,011
                                                                                                 -------     --------
                                                                                                 $ 8,775     $  6,904
                                                                                                 =======     ========

Aggregate maturities on long-term debt and other obligations for the years subsequent to December 31, 1997 are as follows:

                                                      (Dollars in Thousands)
                  Year Ending December 31,                      Amount
                             1998                              $3,943
                             1999                               5,401
                             2000                               1,799
                             2001                                 900
                             2002                                 675
                                                              -------
                                                              $12,718
                                                              =======


NOTE  F - INCOME TAXES

The provision for income taxes consists of the following:

                                                             (Dollars in Thousands)
                                                            Year Ended December 31,
                                                      1997            1996            1995
Current:
  Federal                                           $ 1,388         $ 5,429         $ 4,107
  State                                                 561             861             852
  Foreign                                               570             479             551
                                                    -------         -------         -------
                                                      2,519           6,769           5,510
                                                    -------         -------         -------
Deferred:
  Federal                                              (226)           (290)            (85)
  State                                                  60             (59)             (8)
  Foreign                                                51             (12)             --
                                                    -------         -------         -------
                                                       (115)           (361)            (93)
                                                    -------         -------         -------
Utilization and benefit of foreign operating
  loss carryforwards                                   (203)             --            (321)
                                                    -------         -------         -------
                                                      2,201           6,408           5,096
Provision for valuation allowance                      (192)            192              --
                                                    -------         -------         -------
                                                    $ 2,009         $ 6,600         $ 5,096
                                                    =======         =======         =======

During the fourth quarter 1997, the Company recorded an income tax charge of $190,000 related to the expected results of pending tax audits.

The total tax provision for each year differs from the amount that would have been provided by applying the statutory U.S. federal income tax rate to income before income taxes. The reconciliation of these differences is as follows:

                                                      1997         1996         1995
U.S. Federal income tax rate                           34%          34%         34%
Provision for tax audits                                4           --          --
State income taxes, net of federal tax benefit          4            4           4
Nondeductible expenses                                  4            1           1
Foreign earnings not subject to U.S. Federal            1            1           1
  income tax, net of foreign taxes
Deferred tax valuation allowance                       (4)           1          --
Other                                                   2           --          --
                                                      ---          ---         ---
                                                       45%          41%         40%
                                                      ===          ===         ===

Income before income taxes is comprised of domestic and foreign components, respectively, as follows: 1997-- $1,565,000 and $2,855,000; 1996--$14,184,000 and $2,091,000 and 1995--$11,449,000 and $1,466,000.

Deferred income taxes arise primarily as a result of utilizing depreciation lives for income tax reporting that are in excess of those used for financial reporting purposes, as well as recognizing deferred compensation expense, the provision for doubtful accounts and certain accrued expenses for financial reporting purposes, which are not currently deductible for income tax purposes.

Taxes on income of international subsidiaries are provided at the tax rates applicable to their respective tax jurisdictions. The Company's share of the cumulative undistributed earnings of such subsidiaries was approximately $4,167,000 and $3,034,000 at December 31, 1997 and 1996, respectively. No provision has been made for additional income taxes on the undistributed earnings of the international subsidiaries because earnings are expected to be reinvested indefinitely in the subsidiaries' operations or because under existing law, international tax credits would be available to substantially reduce U.S. taxes payable in the event of distribution.

The deferred tax asset as of December 31, 1997 and 1996 is comprised of the following:

                                                               (Dollars in Thousands)
                                                                 1997           1996
     Allowance for doubtful accounts                           $   245        $   209
     Accruals not currently deductible for income taxes            331            193
     Deferred compensation                                         618            726
     Depreciation and amortization                               1,013            724
     Tax benefit of foreign net operating losses                   293            313
     Other                                                          --             17
                                                               -------        -------
                                                                 2,500          2,182
     Valuation reserve                                              --           (192)
                                                               -------        -------
     Net deferred tax asset                                    $ 2,500        $ 1,990
                                                               =======        =======

At December 31, 1996, management determined it was prudent to record a full valuation reserve against the operating loss incurred at People Tech, given the relative lack of history at People Tech for which future estimates of income can be made. Based on the profitability of People Tech during 1997 and the expectation that such profitability will continue in subsequent years, management believes it is more likely than not to realize the net deferred tax asset and accordingly the valuation reserve has been eliminated.

NOTE G - BENEFIT AND COMPENSATION AGREEMENTS

The Company has a non-qualified supplemental executive retirement plan (the "Plan") for its Founding Chairman. The Plan is designed to provide retirement income based on past compensation, reduced by other retirement sources. Effective January 1, 1997, the Founding Chairman began collecting benefits in accordance with the Plan.

The Company accounts for this Plan in accordance with the provisions of SFAS No. 87, "Employer's Accounting for Pensions." SFAS No. 87 requires the Company to recognize a liability equal to the amount by which the actuarial present value of the accumulated benefit obligation exceeds the fair value of the Plan's assets. This liability was approximately $1,151,000 and $1,184,000 for 1997 and 1996, respectively, using a discount rate of 7.25%. Since the Plan is not funded by the Company, the recorded liability equals the present value of the accumulated benefit obligation.

The Company has non-qualified supplemental executive retirement plans for its Chief Executive Officer and President to which a percentage of compensation, including base salary and incentive bonuses, is credited annually. Deferred amounts earn annual interest equal to the two-year Guaranteed Investment Contract Index on November 30 of the current plan year, or 6%, whichever is higher (6% at both November 30, 1997 and 1996). The account balance is payable as a life annuity in equal monthly installments with interest on the unpaid balance upon termination of service with the Company. The Chief Executive Officer and President's interest in the plans vests at the rate of 10% and 20% per year, respectively, which began in 1993 and 1996, respectively.

The Company also maintains life insurance policies on the lives of key executives, naming the Company as the beneficiary. The cash surrender value of these policies is included in the Other non-current assets section of the Consolidated Balance Sheets.

The Company also maintains employment agreements and incentive compensation agreements with certain key management employees. The agreements typically result from the Company's acquisitions of outside firms. The agreements provide for additional compensation over and above the individual's annual salary, based upon the achievement of certain levels of overall Company, individual group or region performance. These agreements provide for aggregate minimum annual compensation for these employees of approximately $3,193,000 in 1998, $2,056,000 in 1999, $1,115,000 in 2000, $45,000 in 2001 and $35,000 in 2002.

NOTE H - EMPLOYEE BENEFIT PLANS

The Company maintains a defined contribution savings plan, available to substantially all employees, under Section 401(k) of the Internal Revenue Code. Under this plan, the Company will contribute 25% of the participating employee's annual contribution. In 1996 and 1995, in connection with achieving a certain level of targeted Company profits, the Company contributed an additional 12.5% of the participating employee's contribution for a total of 37.5%. The Company made no additional contribution for 1997 based on the Company's failure to meet internal targets. Employee contributions are generally limited to 10% of their compensation subject to Internal Revenue Code limitations. Company contributions were approximately $469,000, $704,000, and $686,000 for 1997, 1996 and 1995,
respectively.

In addition, the Company maintains a non-qualified deferred compensation plan for certain employees. Under the plan, participants may defer payment of up to 10% of their annual cash compensation reduced by amounts contributed to the Company's 401(k) plan. Deferred amounts earn annual interest equal to the two-year Guaranteed Investment Contract Index on November 30 preceding each plan year or 6%, whichever is higher (6% at both November 30, 1997 and 1996). The deferred amounts will be paid from the general assets of the Company and are included in deferred compensation as of December 31, 1997 and 1996.

NOTE I - LEASE OBLIGATIONS

The Company leases office space and equipment at various locations and accounts for these obligations as operating leases. Rentals relating to these leases are recorded on a straight-line basis. Rental expense approximated $14,350,000, $13,000,000 and $11,998,000 in 1997, 1996, and 1995, respectively. Contingent rentals may be due each year under the terms of the various office space leases as the result of certain increases in building operating expenses over the base year amounts. The following is a schedule, by year, of future minimum rental payments required under operating leases with remaining non-cancelable lease terms in excess of one year as of December 31, 1997:

                                            (Dollars in Thousands)
   Year Ending December 31,                         Amount
1998                                                $11,076
1999                                                  9,582
2000                                                  8,289
2001                                                  6,985
2002                                                  3,967
2003 and subsequent years                             2,838

NOTE J - SHAREHOLDERS' EQUITY

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

Stock Option Plans

The Company has a 1986 Stock Option Plan (the "1986 Plan") under which 968,000 shares of Common Stock are reserved for issuance upon the exercise of incentive stock options, stock appreciation rights or non-qualified stock options that may be granted to employees. Outstanding options granted under this plan are exercisable, cumulatively, in three or four equal annual installments beginning one year from the date of grant. Effective September 8, 1996, no further stock options can be granted under the 1986 Plan.

The Company also has a 1993 Stock Incentive Plan, as amended in 1996, with 2,475,000 shares of Common Stock reserved for issuance upon the exercise of incentive stock options or non-qualified stock options that may be granted to employees. Outstanding options granted under this plan have ten year terms and are exercisable, cumulatively, in three equal annual installments, beginning one year from the date of grant. At December 31, 1997, 926,553 shares were available for issuance under this plan.

In addition, in January 1995, the Company Shareholders adopted amendments to the 1993 Stock Incentive Plan permitting awards of restricted stock under such plan. The amendments to the 1993 Stock Incentive Plan permit awards of up to an aggregate of 675,000 shares of the Company's Common Stock to certain officers and key employees. Restrictions generally limit the sale or transfer of the shares during a restricted period of approximately three years. Thereafter, the restricted stock will either vest, in whole or in part, with the participant or be forfeited, in whole or in part, back to the Company based on its earnings performance for this three year period. During 1996 and 1995, 29,250 and 44,550 shares of restricted stock were awarded, respectively. Due to the Company's decreasing stock price during 1997 and the forfeiture of certain awards, total compensation expense related to restricted stock grants included within general sales and administration expenses was reduced by approximately $633,000 during 1997. Approximately $658,000 and $230,000 of compensation expense related to these shares was charged to general sales and administration expenses in 1996 and 1995, respectively.

The Company also has a Directors' Stock Option Plan, under which 225,000 shares of Common Stock are reserved for issuance upon the exercise of incentive stock options or non-qualified stock options that may be granted to non-employee Directors of the Board of Directors. Outstanding options granted under this plan have five year terms and are exercisable, cumulatively, in three equal annual installments, beginning one year from the date of grant. At December 31, 1997, 171,000 option shares were available for issuance under this plan.

The Company has elected to follow APB No. 25, "Accounting for Stock Issued to Employees" in accounting for its stock options. Under APB No. 25, no compensation expense is recognized because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of the grant. Had compensation cost for these plans been determined with SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share for 1997 and 1996 would have been reduced to the following pro forma amounts:

                                              1997                1996                  1995
     Net income - as reported            $2,073,000           $9,675,000           $7,819,000
     Net income - pro forma                $108,000           $8,389,000           $7,638,000

     Basic EPS - as reported                  $0.31                $1.55                $1.31
     Basic EPS - pro forma                    $0.02                $1.34                $1.28

     Diluted EPS - as reported                $0.31                $1.45                $1.24
     Diluted EPS - pro forma                  $0.02                $1.26                $1.21

The fair value of the options were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively: risk-free interest rates of 6.4% for all years; no dividend yield for all years; expected volatility of 70% for all years; and a weighted average expected life of the option of 7 years. Under SFAS No. 123, total compensation expense, net of tax benefit, approximated $1,965,000, $1,286,000, $181,000 in 1997, 1996, and 1995,
respectively.

Because the accounting under SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

A summary of the status of the Company's stock option plans at December 31, 1997, 1996 and 1995 and changes during the years then ended is presented in the table and narrative below:

                                                        1997                        1996                        1995
                                                             Weighted                    Weighted                    Weighted
                                                              Average                     Average                     Average
                                                             Exercise                    Exercise                    Exercise
                                               Shares          Price         Shares        Price        Shares         Price
Outstanding at beginning of year             1,238,295         $10.92     1,274,534        $7.89      1,033,577        $5.77
Granted                                        241,788          17.31       311,300        16.77        390,000        12.82
Exercised                                     (236,095)          5.08      (316,039)        4.23      (108,918)         5.78
Canceled                                       (43,750)         13.08       (31,500)       15.29       (40,125)         6.82
                                             ---------         ------     ---------       ------      ---------        -----
Outstanding at end of year                   1,200,238         $13.26     1,238,295       $10.92      1,274,534        $7.89

Exercisable at end of year                     672,492         $10.93       610,247        $7.63        671,939        $4.63

Weighted average fair value                                    $12.10                     $11.21                       $9.24
of options granted

Exercise prices for options outstanding as of December 31, 1997 ranged from $6.89 to $24.33. The weighted average remaining contractual life of these options is approximately 7.75 years.

Employee Stock Purchase Plan

On May 9, 1996, the Company Shareholders approved the creation of the Company's 1996 Employee Stock Purchase Plan (the "ESPP"). Effective July 1, 1996, 150,000 shares were reserved for issuance under the ESPP. The ESPP permits employees to purchase Company Common Stock at 85% of the average market price on the last day of the applicable quarterly period. All Company employees, except executive employees, are eligible to participate in the ESPP. During 1996 and 1997, 4,368 and 37,859 shares, respectively, were purchased through the ESPP.

Repurchase of Common Stock

In March 1997, the Board of Directors (the "Board") approved a stock repurchase program under which the Company is authorized to repurchase up to 10% of its currently outstanding common stock. Any shares repurchased will be held as treasury shares and be available to the Company for use in various benefit plans and, when authorized by the Board, for other general corporate purposes. The Board has authorized Company management to pursue the repurchase program in open market transactions from time-to-time, depending upon market conditions and other factors.

During 1997, the Company repurchased 127,500 shares of common stock at an aggregate purchase price of $1,379,000.

NOTE K - EARNINGS PER SHARE

In 1997, the Company adopted SFAS. No. 128, "Earnings per Share". The calculations of earnings per share ("EPS") under SFAS No. 128 are detailed below.

                                          For the year ended 12/31/97
                                        Income         Shares         EPS
      Basic EPS:
      Net income                       $2,073,000      6,596,000      $0.31
                                                                      =====
      Impact of options                        --        129,000
                                       ----------      ---------
      Diluted EPS:
      Net income                       $2,073,000      6,725,000      $0.31
                                       ==========      =========      =====


                                          For the year ended 12/31/96
                                        Income         Shares         EPS
      Basic EPS:
      Net income                       $9,675,000      6,252,000      $1.55
                                                                      =====
      Impact of options                        --        411,000
                                       ----------      ---------
      Diluted EPS:
      Net income                       $9,675,000      6,663,000      $1.45
                                       ==========      =========      =====


                                          For the year ended 12/31/95
                                        Income         Shares         EPS
      Basic EPS:
      Net income                       $7,819,000      5,984,000      $1.31
                                                                      =====
      Impact of options                        --        306,000
                                       ----------      ---------
      Diluted EPS:
      Net income                       $7,819,000      6,290,000      $1.24
                                       ==========      =========      =====


For the year ended December 31, 1997, outstanding options to purchase 785,964 shares of Company Common Stock at $12.75 to $24.33 were excluded from the computation of diluted EPS, as the options' exercise price was greater than the average market price of the Common Stock.

As a result of the Company's adoption of SFAS No. 128, the Company's reported EPS for 1996 and 1995 were restated. The effect of this accounting change on previously reported EPS data was as follows:

      Per Share Amounts:                          1996      1995
      Primary EPS as reported                    $1.45     $1.24
      Effect of SFAS No. 128                      0.10      0.07
                                                 -----     -----
      Basic EPS as restated                      $1.55     $1.31
                                                 =====     =====

      Fully diluted EPS as reported              $1.44     $1.22
      Effect of SFAS No. 128                      0.01      0.02
                                                 -----     -----
      Diluted EPS as restated                    $1.45     $1.24
                                                 =====     =====

NOTE L - SEGMENTS

Summarized operations of each of the Company's segments in the aggregate for each of the three years in the period ended December 31, 1997, are as follows (See Note A for discussion relating to currency translation and Note F for discussion relating to income taxes):

                                                              (Dollars in Thousands)
1997                               United States       Canada          Europe      Asia-Pacific     Consolidated
Identifiable assets                   $63,881          $7,006          $5,600          $5,217         $81,704
                                     ========        ========        ========         =======        ========

Revenue                                97,358           9,784          11,475           7,169         125,786
                                     ========        ========        ========         =======        ========

Operating income (1)                    1,720           1,138             598           1,119           4,575
                                     ========        ========        ========         =======        ========

Depreciation and amortization           5,500             245             444             305           6,494
                                     ========        ========        ========         =======        ========

Capital expenditures                    3,893             126             755             427           5,201
                                     ========        ========        ========         =======        ========

1996                               United States       Canada          Europe      Asia-Pacific     Consolidated
Identifiable assets                   $60,414          $7,155          $6,366         $    --         $73,935
                                     ========        ========        ========         =======        ========

Revenue                               105,028           9,167          11,074              --         125,269
                                     ========        ========        ========         =======        ========

Operating income (1)                   14,115           1,142             982              --          16,239
                                     ========        ========        ========         =======        ========

Depreciation and amortization           4,038             475             410              --           4,923
                                     ========        ========        ========         =======        ========

Capital expenditures                    4,707              80              86              --           4,873
                                     ========        ========        ========         =======        ========

1995                               United States       Canada          Europe      Asia-Pacific     Consolidated
Identifiable assets                   $51,530          $2,181          $6,520         $    --         $60,231
                                     ========        ========        ========         =======        ========

Revenue                                97,940           7,078           8,987              --         114,005
                                     ========        ========        ========         =======        ========

Operating income (loss) (1)            11,874           1,987            (517)             --          13,344
                                     ========        ========        ========         =======        ========

Depreciation and amortization           3,788             173             323              --           4,284
                                     ========        ========        ========         =======        ========

Capital expenditures                    2,393              96             154              --           2,643
                                     ========        ========        ========         =======        ========

(1) The operating income reported for the United States segment includes total general sales and administration expense reported on the Consolidated Statements of Income.

NOTE M - SUBSEQUENT EVENTS

Subsequent to December 31, 1997, the Company acquired the assets of three consulting firms for a combination of cash and future defined incentive payments. The firms included Manus, a Stamford, Connecticut consulting firm; The Atlanta Consulting Group, of Atlanta, Georgia; and Teams, Inc. ("Teams"), of Tempe, Arizona. Definitive agreements, effective January 1, 1998, have been completed with Manus and The Atlanta Consulting Group and a Letter of Intent has been executed with Teams subject to definitive agreements expected to be completed over the next 60 days.

The transaction with Teams will be a joint venture, with the Company purchasing a 51% interest. As a part of the purchase agreement, the minority shareholders of Teams have agreed to provide the Company with options to acquire the remaining 49% of the outstanding interest of Teams beginning on April 1, 2001. Additionally, the minority shareholders of Teams have the right to require the Company to purchase the remaining 49% of the outstanding interest of Teams beginning on April 1, 2001.

The purchase price for these acquisitions totaled approximately $6,000,000, including contingent payments and costs of acquisition, and will be accounted for using the purchase method. The Company has funded these acquisitions through borrowings under the Credit Agreement.

In connection with the acquisition of Manus, the Company entered into another interest rate swap with a notional principal of $5,500,000, which constitutes the purchase of this acquisition and the remaining floating rate debt under the Credit Agreement.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

The following table sets forth results of operations before income taxes for the years indicated. Certain amounts have been reclassified in the 1996 and 1995 Consolidated Statements of Income to conform with the 1997 presentation. This discussion and analysis is to be read in conjunction with the financial statements and accompanying notes thereto.

                                                     (Dollars in Thousands)
                                                    Year Ended December 31,
                                           1997              1996              1995
Company office revenue                   $122,281          $120,679          $109,741
Company office expenses                   107,217            95,950            88,425
                                        ---------         ---------         ---------
Company office margin                      15,064            24,729            21,316
Affiliate royalties                         3,505             4,590             4,264
General sales and administration          (13,364)          (13,080)          (12,236)
Restructuring costs (Note B)                 (630)               --                --
Interest income (expense), net               (155)               36              (429)
                                        ---------         ---------         ---------
Income before income taxes                 $4,420           $16,275           $12,915
                                        =========         =========         =========

1997 Compared to 1996

For the year ended December 31, 1997, revenue generated by Company offices increased by 1%, or $1,602,000 over 1996. This increase is due to $15,662,000 in incremental revenues from acquisitions, offset by a 12% same office revenue decrease. The year to date 1997 incremental revenues from acquisitions include the results of the entities detailed in Note C to the Consolidated Financial Statements, as well as two additional months revenue from the People Tech acquisition consummated effective March 1, 1996. The same office revenue decrease is due to a general slow down in both the North American and European career transition markets associated with the continued strength of the U.S. economy. Additionally, the Company experienced compression in the length of career transition programs provided which negatively impacted office revenues by lowering average fees by program.

The Company's consulting line of business reported total revenues of $11,100,000, which represents a 16% increase over 1996. The Company is committed to the growth of this line of business as evident in the three acquisitions announced subsequent to December 31, 1997 (see Note M to the Consolidated Financial Statements).

For the year ended December 31, 1997, Affiliate royalties decreased 24%, or $1,085,000 from 1996. The decrease is attributable to the aforementioned decline in the North American career transition market, as well as the acquisitions of three former Affiliates in the first quarter 1997 (see Note C to the Consolidated Financial Statements). Revenue from the acquisition of the three former Affiliates is reflected as Company office revenue subsequent to the acquisition. On a same office basis, Affiliate royalties decreased 19% or $816,000 from 1996.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

For the year ended December 31, 1997, total Company office expenses, exclusive of formal restructuring costs (see Note B to the Consolidated Financial Statements) increased 12% or $11,267,000 over 1996. This increase is due to approximately $12,959,000 in incremental costs from acquisitions, as well as approximately $1,150,000 in additional office level charges for severance, lease reductions and strategic planning during the fourth quarter of 1997. Exclusive of costs from acquisitions, formal restructuring costs and the one time charges during the fourth quarter, the Company's same office expenses decreased by approximately $2,842,000 from 1996 due to general cost containment measures implemented by the Company necessary to align the cost infrastructure with the decreased same office revenues.

Aggregate Company office margins, exclusive of formal restructuring costs, were 12% and 20% for 1997 and 1996, respectively. The decrease in margins is attributable primarily to the previously mentioned decline in career transition revenues and program compression, partly offset by improved margins in the consulting line of business and favorable results for the Company's Davidson & Associates acquisition (see Note C to the Consolidated Financial Statements).

For the year ended December 31, 1997, general sales and administration expenses increased by 2% or $284,000 over 1996. This increase is due primarily to the fourth quarter 1997 costs associated with the Company's updated strategic plan, amortization costs associated with the Company's eleven acquisitions during 1997 (see Note C to the Consolidated Financial Statements), and the additions of key management personnel during the latter half of 1996 and throughout 1997. Due to the Company's decreasing stock price during 1997 and the forfeiture of certain awards of common stock, total compensation expense related to restricted stock grants included within general sales and administration expenses was reduced by approximately $633,000 for 1997. For the year ended December 31, 1997, general sales and administration expenses as a percentage of total revenues were approximately 11% versus 10% for 1996.

For the year ended December 31, 1997, the Company's effective tax rate was approximately 45% versus 41% for 1996. The increase in the effective tax rate is due primarily to the impact of an income tax charge of approximately $190,000 related to the expected results of pending tax audits (see Note F to the Consolidated Financial Statements).

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

For the year ended December 31, 1996, Company office expenses in the aggregate increased 9%, or $7,525,000 over 1995. This dollar increase is primarily due to the incremental costs from the LM&P, Providence and People Tech acquisitions, in addition to growth in existing Company offices. The acquisitions accounted for $5,376,000 or 71% of the total increase. The remainder of the increase is a function of revenue growth in existing Company offices. Despite the cost increase, office operating margins improved to 20% in 1996 from 19% in 1995. This improvement is a reflection of higher operating efficiencies in the career transition business, enhanced pricing, and strong European results, partly offset by a loss in the consulting business.

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

For the year ended December 31, 1996, income before income taxes increased 26%, or $3,360,000 over 1995. The increase is attributable to the combination of greater Company office revenue and Affiliate royalties, improved office operating margins and reduced general sales and administration expenses as compared to Company growth.

For the year ended December 31, 1996, the Company's effective tax rate was approximately 41% versus 40% for 1995.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

Capital Resources and Liquidity

At December 31, 1997 and 1996, the Company had cash and cash equivalents of $7,583,000 and $18,055,000, respectively. The significant decrease in cash and cash equivalents is the result of lower net income, as well as payments made for acquisitions and 1996 incentive compensation (see Note C to the Consolidated Financial Statements). At December 31, 1997, the Company's working capital decreased to $15,491,000 from $25,342,000 at December 31, 1996.

Net cash utilized by investing activities amounted to $18,400,000 and $8,274,000 for 1997 and 1996, respectively. The Company continues to purchase equipment and technology to meet the needs of its expanding operations and to enhance its operating efficiency. During 1997, the Company acquired eleven career management firms for a combination of cash and future defined incentive payments (see Note C to the Consolidated Financial Statements). The $13,199,000 net cash paid for acquisitions on the Consolidated Statement of Cash Flows is net of $1,368,000 of cash acquired from acquisitions. Additionally, in connection with the Davidson & Associates acquisition (see Note C to the Consolidated Financial Statements), the net cash paid for acquisitions on the Consolidated Statement of Cash Flows excludes the value of the issuance of 96,577 shares which is considered a non-cash investing activity.

During 1996, the Company acquired the business, assets, and/or outstanding stock of four career management consulting firms, including People Tech, for a combination of cash and non-cash items, including the assumption of incomplete consulting contracts, future defined incentives and other considerations. Additionally during 1996, the Company made a significant investment in technology with the implementation of a new financial system.

Net cash provided by financing activities amounted to $5,250,000 and $695,000 in 1997 and 1996, respectively. The net cash provided by financing activities for 1997 was the result of $7,500,000 in borrowings from the Company's revolving credit facility in order to complete two acquisitions (see Note C to the Consolidated Financial Statements) and proceeds from the issuance of stock, partly offset by repayments on the Company's borrowings and defined incentives for acquisitions made in previous years, as well as the repurchase of common stock (see Note J to the Consolidated Financial Statements).

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

In addition to cash flow provided by operations, the Company has borrowing facilities to provide for increased working capital needs as well as to provide for future acquisition opportunities. During 1996, the Company increased its borrowing capacity to $40,000,000 from the previous $15,000,000 level through the execution of its Credit Agreement with its two primary lenders (See Note E to the Consolidated Financial Statements). The Company had approximately $28,392,000 and $34,263,000 available under the Credit Agreement at December 31, 1997 and 1996, respectively. Subsequent to December 31, 1997, the Company announced the acquisition of three consulting firms for a combination of cash and future defined incentive payments (see Note M to the Consolidated Financial Statements). The Company will fund these acquisitions through borrowings under the Credit Agreement. The Company plans to utilize the Credit Agreement in future periods to assist in the financing of acquisitions as they arise, and for other general corporate purposes.

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

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

Year 2000

The Company has completed a preliminary evaluation of the potential impact of the year 2000 and is not able to reasonably quantify the anticipated costs at this time. However, the Company clearly expects costs to be incurred addressing the year 2000 issue, but does not expect these costs to have a material impact on its business, operations, or its financial condition.

Forward-Looking Statements

Statements included in this Report on Form 10-K, including within this Management's Discussion and Analysis of Financial Condition and Results of Operations which are not historical in nature, are intended to be, and hereby are identified as "forward looking statements" for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward looking statements including without limitation those relating to the Company's future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements due to several important factors hereafter identified, among others, as well as other risks and uncertainties identified from time to time in the Company's reports filed with the Securities and Exchange Commission. Readers of this Report are cautioned not to place undue reliance upon these forward looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release any revisions to these forward looking statements or reflect events or circumstances after the date hereof.

Among the factors that create risk and uncertainty are (i) government regulation of the Company's Affiliates; (ii) the Company's ability to maintain good relationships with its remaining Affiliates; (iii) competition within the highly fragmented career transition and human resource consulting services industries;
(iv) the dependence on key management or operating personnel within the Company or an Affiliate; (v) economic conditions on a local, regional, national and international basis, which affect the demand for the Company's services; for example, a stronger economy can lead to easier and more rapid job change and reentry, which can reduce the demand for the Company's services or compress the length of the services provided, thereby negatively impacting prices. Weaker economic conditions can also lead to reluctance on outside companies' part to incur the expenditure associated with the Company's services.

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

               Right Management Consultants, Inc.

               /s/ G. Lee Bohs

               G. Lee Bohs
               Executive Vice President,
               Chief Financial Officer, Treasurer and Secretary

                       RIGHT MANAGEMENT CONSULTANTS, INC.

1997 DIRECTORS AND EXECUTIVE OFFICERS
Richard J. Pinola                                                       Chairman of the Board of Directors and Chief Executive
                                                                        Officer
Frank P. Louchheim                                                      Founding Chairman and Director
Joseph T. Smith                                                         President, Chief Operating Officer and Director
Larry A. Evans                                                          Executive Vice President and Director
Dr. Marti D. Smye                                                       President of People Tech Consulting, Inc. and Director
Frederick Davidson                                                      President of Davidson & Associates and Director

DIRECTORS
John R. Bourbeau                                                        President of Right Associates(R) of the Great Lakes
                                                                        Region, an Affiliate of the Company
Raymond B. Langton                                                      President and Chief Executive
                                                                        Officer of SKM Applied Technology Partners
Rebecca J. Maddox                                                       President and Co-founder of Capital Rose, Inc.
Catherine Y. Selleck                                                    Business Consultant

OTHER EXECUTIVE OFFICERS
John J. Gavin                                                           Executive Vice President
G. Lee Bohs                                                             Executive Vice President, Chief Financial Officer,
                                                                        Treasurer and Secretary
Peter J. Doris                                                          Executive Vice President
Nancy N. Geffner                                                        Executive Vice President - New York Group
Manville D. Smith                                                       Executive Vice President - Southern Group
Terry W. Szwec                                                          Executive Vice President - Canadian Group
Gilbert A. Wetzel                                                       Executive Vice President - Eastern Group
Joan Strewler                                                           Executive Vice President - North Central Group
Timothy D. Dorman                                                       Executive Vice President - Western Group


Corporate Headquarters                           Independent Public Accountants
Right Management Consultants, Inc.               Arthur Andersen LLP
1818 Market Street                               Philadelphia, Pennsylvania
33rd Floor
Philadelphia, Pennsylvania 19103

General Counsel
Fox, Rothschild, O'Brien & Frankel
Philadelphia, Pennsylvania

                       RIGHT MANAGEMENT CONSULTANTS, INC.

Subsidiaries               Right Associates Government Services, Inc.
                           Right Associates Acquisition Co.
                           Conviction Right France, SA
                           Right Associates (Belgium), Inc.
                           Right Associates (France), Inc.
                           Right Associates & Co., SNC
                           Right Human Resources, Inc.
                           Right Associates, Ltd.
                           Right Associates, Inc.
                           Right Associates License, Inc.
                           R.M.C. & Co., SNC
                           The THinc Consulting Group International (U.K.), Ltd.
                           People Tech Consulting Corporation
                           People Tech Consulting, Ltd.
                           ProTransition, Inc.
                           Chapel Stowell, Inc.
                           Cavendish Partners Ltd.
                           Right D & A Pty. Ltd. (51% ownership)


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

                           The Right Report is a registered Trademark of Right Management Consultants, Inc.

                           Rightrack and the Globe Design are Service Marks of Right Management Consultants, Inc.

                       RIGHT MANAGEMENT CONSULTANTS, INC.

Right Management Consultants, Inc.
Common Stock Listed on NASDAQ Stock Market
Symbol RMCI

Common Stock Data

            1997                                          High       Low
                      First Quarter                      23 1/2     8 3/4
                      Second Quarter                     11 3/4     9 5/8
                      Third Quarter                      11 1/2     9 1/4
                      Fourth Quarter                     13 1/2     9 1/8

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

As of March 27, 1998, there were 159 record holders and approximately 2,361 beneficial owners of the Company's Common Stock.

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

Registrar and                       StockTrans, Inc.
Transfer Agent                      Ardmore, Pennsylvania

Availability of                     A copy of the Company's Annual Report
10-K Annual Report                  to the Securities and Exchange
                                    Commission on Form 10-K may be obtained by writing to:

                                    Paul J. Straub
                                    Manager of Financial Reporting
                                    Right Management Consultants, Inc.
                                    1818 Market Street
                                    Thirty-third Floor
                                    Philadelphia, PA 19103

WORLD
HEADQUARTERS
 Philadelphia, PA

UNITED STATES AND PUERTO RICO
Alabama
 Birmingham

Alaska
 Anchorage

Arizona
 Phoenix
 Tucson

California
 Cupertino
 Irvine
 Los Angeles
 Pasadena
 Sacramento
 San Bernardino
 San Diego
 San Francisco
 Walnut Creek
 Woodland Hills

Colorado
 Colorado Springs
 Denver

Connecticut
 Hartford
 Stamford

Delaware
 Wilmington

District of Columbia
 Washington

Florida
 Boca Raton
 Fort Lauderdale
 Jacksonville
 Miami
 Orlando
 Palm Beach
 Saint Petersburg
 Tampa

Georgia
 Atlanta

Illinois
 Chicago
 Northbrook
 Oak Brook

Indiana
 Indianapolis

Iowa
 Des Moines

Kansas
 Wichita

Kentucky
 Lexington
 Louisville

Louisiana
 New Orleans

Maryland
 Baltimore
 Hunt Valley

Massachusetts
 Boston
 Burlington

Michigan
 Detroit
 Grand Rapids
 Kalamazoo
 Lansing
 Midland

Minnesota
 Edina
 Minneapolis

Missouri
 Kansas City
 St. Louis

Nebraska
 Omaha

Nevada
 Las Vegas

New Jersey
 Parsippany
 Princeton
 Upper Saddle River

New Mexico
 Albuquerque

New York
 Buffalo
 Melville
 New York City
 Westchester

North Carolina
 Charlotte
 Greensboro
 Raleigh
 Winston-Salem

Ohio
 Cincinnati
 Cleveland
 Columbus
 Dayton
 Toledo

Oklahoma
 Oklahoma City
 Tulsa

Oregon
 Portland

Pennsylvania
 Allentown
 Erie
 Lancaster
 Malvern
 Philadelphia
 Pittsburgh
 Reading

Puerto Rico
 San Juan

Rhode Island
 Providence

South Carolina
 Greenville

Tennessee
 Kingsport
 Knoxville
 Memphis
 Nashville

Texas
 Austin
 Dallas
 Fort Worth
 Houston
 San Antonio

Utah
 Salt Lake City

Virginia
 Fairfax
 Richmond
 Roanoke
 Vienna
 Virginia Beach

Washington
 Seattle

West Virginia
 Charleston

Wisconsin
 Madison
 Mequon
 Milwaukee

CANADA

Alberta
 Calgary
 Edmonton

British Columbia
 Vancouver

Manitoba
 Winnipeg

New Brunswick
 Moncton
 St. John

New Foundland
 St. John's

Nova Scotia
 Halifax

Ontario
 Kingston
 London
 Mississauga
 Ottawa
 Richmond Hill
 Toronto

Quebec
 Montreal
 Quebec City

Saskatchewan
 Saskatoon

EUROPE
 Belgium
 Antwerp
 Burssels

England
 London
 Swindon

France
 Paris

Scotland
 Aberdeen
 Glasgow

Switzerland
 Geneva

Asia/Pacific
Australia
 Adelaide
 Brisbane
 Canberra
 Melbourne
 Perth
 Sydney

China
 Hong Kong

New Zealand
 Auckland

Singapore