Form 10-K, Exhibit 13
period 1998-12-31
RIGHT MANAGEMENT CONSULTANTS INC
filed 1999-03-31
CIK 802806

                       Right Management Consultants, Inc.
                             Selected Financial Data
  (Dollars and Shares in Thousands Except Earnings Per Share and Stock Prices)


                                                                                     Year Ended December 31,
                                                                 ----------------------------------------------------------------
                                                                     1998         1997         1996         1995        1994
                                                                 ----------------------------------------------------------------
Results of Operations (1)
---------------------------------------------------------------------------------------------------------------------------------
Total revenue                                                        $168,258     $125,786     $125,269     $114,005     $89,134
---------------------------------------------------------------------------------------------------------------------------------
Costs and expenses                                                    155,186      121,366      108,994      101,090      79,345
---------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                             13,072        4,420       16,275       12,915       9,789
---------------------------------------------------------------------------------------------------------------------------------
Net income                                                              6,607        2,073        9,675        7,819       5,714
---------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share (2) (3)                                     $ 0.98       $ 0.31       $ 1.45       $ 1.24      $ 0.93
---------------------------------------------------------------------------------------------------------------------------------
Diluted weighted average number of
 shares outstanding (2) (3)                                             6,758        6,725        6,663        6,290       6,125
---------------------------------------------------------------------------------------------------------------------------------

Balance Sheet Data
---------------------------------------------------------------------------------------------------------------------------------
Working capital                                                       $15,281      $15,491      $25,342      $13,134      $9,883
---------------------------------------------------------------------------------------------------------------------------------
Total assets                                                          114,595       81,704       73,935       60,231      48,969
---------------------------------------------------------------------------------------------------------------------------------
Long-term obligations                                                  10,850       10,597        8,768        7,360       6,004
---------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                                                   56,818       50,450       47,801       33,626      24,405
---------------------------------------------------------------------------------------------------------------------------------
Total debt-to-equity ratio                                                25%          25%          17%          28%         28%
---------------------------------------------------------------------------------------------------------------------------------
Return on average equity                                                  12%           4%          24%          27%         27%
---------------------------------------------------------------------------------------------------------------------------------

Stock Price Ranges
---------------------------------------------------------------------------------------------------------------------------------
Low price (3)                                                         $ 11.00       $ 8.75      $ 15.00       $ 6.89      $ 6.55
---------------------------------------------------------------------------------------------------------------------------------
High price (3)                                                          15.75        23.50        27.50        19.50       11.11
---------------------------------------------------------------------------------------------------------------------------------

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

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Shareholders of Right Management Consultants, Inc.


 We have audited the accompanying consolidated balance sheets of Right Management Consultants, Inc. (a Pennsylvania corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

 In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Right Management Consultants, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.



/s/ ARTHUR ANDERSEN LLP


Philadelphia, Pennsylvania
   February 2, 1999

                       Right Management Consultants, Inc.
                           Consolidated Balance Sheets
                    (Dollars in Thousands Except Share Data)


                                                                                              December 31,
                                                                                   1998                         1997
                                                                            -------------------          --------------------


                          Assets

Current Assets:
  Cash and cash equivalents                                                           $ 20,800                       $ 7,583
  Accounts receivable, trade, net of allowance for doubtful accounts
    of $1,066 and $663 in 1998 and 1997, respectively                                   33,271                        21,888
  Royalties and fees receivable from Affiliates                                          3,809                         2,511
  Prepaid expenses and other current assets                                              2,189                         1,681
  Deferred income taxes                                                                    815                         1,074
                                                                            -------------------          --------------------
       Total current assets                                                             60,884                        34,737

Property and equipment, net                                                             15,983                        13,342


Intangible assets, net                                                                  33,947                        30,703
Deferred income taxes                                                                    1,937                         1,426
Other                                                                                    1,844                         1,496
                                                                            -------------------          --------------------
       Total Assets                                                                  $ 114,595                      $ 81,704
                                                                            ===================          ====================



                      Liabilities and Shareholders' Equity


Current Liabilities:
  Current portion of long-term debt and other obligations                              $ 5,124                       $ 3,943
  Accounts payable                                                                       7,514                         4,651
  Commissions payable                                                                    2,572                         1,431
  Accrued incentive compensation and benefits                                           15,490                         2,022
  Other accrued expenses                                                                 8,191                         4,272
  Deferred income                                                                        6,712                         2,927
                                                                            -------------------          --------------------
       Total current liabilities                                                        45,603                        19,246
                                                                            -------------------          --------------------

Long-term debt and other obligations                                                     9,065                         8,775
                                                                            -------------------          --------------------

Deferred compensation                                                                    1,785                         1,822
                                                                            -------------------          --------------------

Minority interests in subsidiaries                                                       1,324                         1,411
                                                                            -------------------          --------------------

Commitments and Contingent Liabilities (Notes E, G and I)

Shareholders' Equity (Note J):
  Preferred stock, no par value; 1,000,000 shares authorized; no
    shares issued                                                                            -                             -
  Common stock, $.01 par value; 20,000,000 shares authorized;
    7,255,765 and 7,084,104 shares issued in 1998 and 1997, respectively                    72                            71
  Additional paid-in capital                                                            16,448                        14,492
  Retained earnings                                                                     44,970                        38,363
  Accumulated other comprehensive income                                                  (727)                         (580)
                                                                            -------------------          --------------------
                                                                                        60,763                        52,346
  Less treasury stock, at cost, 547,952 and 380,452 shares in 1998
    and 1997, respectively                                                              (3,945)                       (1,896)
                                                                            -------------------          --------------------
       Total shareholders' equity                                                       56,818                        50,450
                                                                            -------------------          --------------------
       Total Liabilities and Shareholders' Equity                                    $ 114,595                      $ 81,704
                                                                            ===================          ====================




              The accompanying notes are an integral part of these
                       consolidated financial statements.

                       Right Management Consultants, Inc.
                        Consolidated Statements of Income
        (Dollars and Shares in Thousands Except Earnings per Share Data)



                                                                          Year Ended December 31,

                                                              1998                  1997               1996
                                                              -----                 -----              ----

Revenue:
Company office revenue                                          $ 163,847             $ 122,281          $ 120,679
Affiliate royalties                                                 4,411                 3,505              4,590
                                                         -----------------    ------------------  -----------------

Total revenue                                                     168,258               125,786            125,269
                                                         -----------------    ------------------  -----------------

Expenses:
Consultants' compensation                                          68,550                52,085             47,402
Office sales and consulting support                                10,854                 7,291              6,367
Office administration                                              56,675                47,767             41,617
General sales and administration                                   18,378                13,438             13,644
Restructuring costs (Note B)                                            -                   630                  -
                                                         -----------------    ------------------  -----------------

                                                                  154,457               121,211            109,030
                                                         -----------------    ------------------  -----------------

Income from operations                                             13,801                 4,575             16,239
                                                         -----------------    ------------------  -----------------

Other income (expense):

Interest income                                                       496                   663                606
Interest expense                                                   (1,225)                 (818)              (570)
                                                         -----------------    ------------------  -----------------

                                                                     (729)                 (155)                36
                                                         -----------------    ------------------  -----------------

Income before income taxes                                         13,072                 4,420             16,275

Provision for income taxes                                          5,882                 2,009              6,600

Minority interests in net income of subsidiaries                      583                   338                  -
                                                         -----------------    ------------------  -----------------

Net income                                                        $ 6,607               $ 2,073            $ 9,675
                                                         =================    ==================  =================

Basic earnings per share                                           $ 0.99                $ 0.31             $ 1.55
                                                         =================    ==================  =================

Diluted earnings per share                                         $ 0.98                $ 0.31             $ 1.45
                                                         =================    ==================  =================

Basic weighted average shares outstanding                           6,674                 6,596              6,252
                                                         =================    ==================  =================

Diluted weighted average shares outstanding                         6,758                 6,725              6,663
                                                         =================    ==================  =================




              The accompanying notes are an integral part of these
                       consolidated financial statements.

                       Right Management Consultants, Inc.
                 Consolidated Statements of Shareholders' Equity
                    (Dollars in Thousands Except Share Data)

                                                                                       Accumulated
                                                                                          Other                            Total
                                         Common Stock         Additional   Retained  Comprehensive    Treasury Stock   Shareholders
                                      Shares     Par Value  Paid-in Capital Earnings      Income     Shares     Cost       Equity
                                      -------    ---------  --------------- --------      ------     ------      ----       ------
Balance, January 1, 1996              4,313,816    $ 43       $ 7,655      $ 26,636      $ (191)     252,952    $ (517)    $ 33,626

Stock options exercised                 316,039       3         1,332             -           -            -         -        1,335

Tax benefit from exercise
of stock options                              -       -         2,223             -           -            -         -        2,223

Shares issued under restricted
stock awards                             29,250       -           658             -           -            -         -          658

Three-for-two stock split             2,050,100      21             -           (21)          -            -         -            -

Shares issued under the Employee
Stock Purchase Plan                       4,368       -            88             -           -            -         -           88

Comprehensive Income:

Net income                                    -       -             -         9,675           -            -         -        9,675

Translation adjustment                        -       -             -             -         196            -         -          196
                                                                                                                           --------
   Total comprehensive income                                                                                                 9,871
                                      ---------    ----      --------      --------        ----      -------    ------     --------
Balance, December 31, 1996            6,713,573    $ 67      $ 11,956      $ 36,290        $  5      252,952    $ (517)    $ 47,801

Stock options exercised                 236,095       3         1,198             -           -            -         -        1,201

Tax benefit from exercise
of stock options                              -       -           597             -           -            -         -          597

Davidson & Associates
  acquisition (Note C)                   96,577       1           988             -           -            -         -          989

Shares issued under the Employee
Stock Purchase Plan                      37,859       -           386             -           -            -         -          386

Restricted stock compensation                 -       -          (633)            -           -            -         -         (633)

Repurchase of common stock                    -       -             -             -           -      127,500    (1,379)      (1,379)

Comprehensive Income:

Net income                                    -       -             -         2,073           -            -         -        2,073

Translation adjustment                        -       -             -             -        (585)           -         -         (585)
                                                                                                                           --------
   Total comprehensive income                                                                                                 1,488
                                      ---------    ----      --------      --------        ----      -------    -------    --------
Balance, December 31, 1997            7,084,104    $ 71      $ 14,492      $ 38,363      $ (580)     380,452    $(1,896)   $ 50,450

Stock options exercised                 169,500       1         1,208             -           -            -         -        1,209

Tax benefit from exercise
of stock options                              -       -           364             -           -            -         -          364

Shares issued under the Employee
Stock Purchase Plan                      36,151       -           384             -           -            -         -          384

Restricted stock forfeiture/
  cancellations                         (33,990)      -             -             -           -            -         -            -

Repurchase of common stock                    -       -             -             -           -      167,500    (2,049)      (2,049)

Comprehensive Income:

Net income                                    -       -             -         6,607           -            -         -        6,607

Translation adjustment                        -       -             -             -        (147)           -         -         (147)
                                                                                                                           --------
   Total comprehensive income                                                                                                 6,460
                                      ---------    ----      --------      --------        ----      -------    -------    --------
Balance, December 31, 1998            7,255,765    $ 72      $ 16,448      $ 44,970      $ (727)    547,952  $  (3,945)    $ 56,818
                                     ==========   =====     =========     =========      =======   ========  =========     ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                       Right Management Consultants, Inc.
                      Consolidated Statements of Cash Flows
                             (Dollars in Thousands)


                                                                                   Year Ended December 31,

                                                                      1998                  1997                  1996
                                                                      -----                 -----                 ----

Operating Activities:
  Net income                                                             $6,607                 $2,073               $9,675
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                                       8,039                  6,494                4,923
      Deferred income taxes                                                (252)                  (510)                (169)
      Restricted stock compensation                                           -                   (633)                 658
      Restructuring costs (Note B)                                            -                    630                    -
      Revenue recognized upon completion of incomplete
       contracts assumed in acquisitions                                    (90)                  (807)                (512)
      Provision for doubtful accounts                                       576                    329                   28
      Minority interests in net income of subsidiaries                      583                    338                    -
      Other non-cash items                                                  411                   (332)                 444
      Changes in operating accounts:
          Accounts receivable, trade and from Affiliates                (13,273)                   531                 (460)
          Prepaid expenses and other assets                                (582)                  (596)                 499
          Accounts payable and accrued expenses                          19,925                 (5,620)                 640
          Commissions payable and other liabilities                       1,141                  1,414               (1,782)
          Deferred income                                                 3,785                   (941)                 459
                                                                  --------------        ---------------       --------------

  Net cash provided by operating activities                              26,870                  2,370               14,403
                                                                  --------------        ---------------       --------------

Investing Activities:
  Purchase of property and equipment                                     (7,786)                (5,201)              (4,873)
  Acquisitions, net of cash acquired                                     (6,285)               (13,199)              (3,401)
                                                                  --------------        ---------------       --------------

  Net cash utilized by investing activities                             (14,071)               (18,400)              (8,274)
                                                                  --------------        ---------------       --------------

Financing Activities:
  Borrowings under credit agreements                                      6,012                  7,500                2,935
  Payment of long-term debt and other obligations                        (4,770)                (2,458)              (3,660)
  Cash dividends paid to minority interests (Note J)                       (670)                     -                    -
  Tax benefit from the exercise of stock options                            364                    597                2,223
  Repurchase of common stock                                             (2,049)                (1,379)                   -
  Proceeds from stock issuances                                           1,593                  1,587                1,420
                                                                  --------------        ---------------       --------------

  Net cash provided by financing activities                                 480                  5,847                2,918
                                                                  --------------        ---------------       --------------

Effect of exchange rate changes on cash and
 cash equivalents                                                           (62)                  (289)                  43
                                                                  --------------        ---------------       --------------

Increase (decrease) in cash and cash equivalents                         13,217                (10,472)               9,090

Cash and cash equivalents, beginning of year                              7,583                 18,055                8,965
                                                                  --------------        ---------------       --------------

Cash and cash equivalents, end of year                                  $20,800                 $7,583              $18,055
                                                                  ==============        ===============       ==============



Supplemental Disclosures of Cash Flow Information
  Cash paid for:

     Interest                                                            $1,019                  $ 687                $ 351
                                                                  ==============        ===============       ==============

     Income taxes                                                        $3,031                 $3,395               $5,252
                                                                  ==============        ===============       ==============




                     The accompanying notes are an integral
                part of these consolidated financial statements.

31


                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
         ACCOUNTING  POLICIES

Description of business

Right Management Consultants, Inc. (the "Company") operations are segregated into two lines of business: career transition and human resources and career management consulting. Through a worldwide network of Company and Affiliate offices, Right Management Consultants, Inc. develops and delivers career transition services and provides human resources and career management consulting services, specializing in change management, communication, strategy implementation, merger integration and executive development. The Company primarily delivers its services to mid-size and large industrial and service companies, with no concentration in specific companies or industries.

Principles of consolidation

The consolidated financial statements include the accounts of Right Management Consultants, Inc. and its wholly-owned and majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

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

Intangible assets

                                                                                 Amortization
                                                      (Dollars in Thousands)        Period
                                                       1998             1997       (Years)
                                                       ----             ----       -------
Trademarks                                          $ 1,150          $ 1,644          5
Contact lists and Affiliate agreements                  129              538          5
Covenants not to compete                                 --            1,118       5 to 10
Goodwill                                             40,782           38,239      15 to 40
                                                     ------           ------
                                                     42,061           41,539
Less accumulated amortization                         8,114           10,836
                                                    -------          -------
                                                    $33,947          $30,703
                                                    =======          =======

Amortization of these intangible assets was $2,761,000, $2,311,000, and $1,868,000 in 1998, 1997 and 1996, respectively.

Impairment of Long-Lived Assets

Pursuant to Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of", the Company is required to evaluate the potential impairment of long-lived assets and certain intangible assets on a periodic basis. The Company reviews the realizability of its long-lived assets and certain intangible assets by analyzing the projected cash flows and profitability of the acquired entities and adjusts the net book value of recorded assets when necessary. No material adjustments have been recorded for each of the three years in the period ended December 31, 1998.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
         ACCOUNTING POLICIES (Continued)

Accounting for Interest Rate Swaps

In June 1998, SFAS No. 133, " Accounting for Derivative Instruments and Hedging Activities, " was issued and is effective for fiscal years beginning after June 15, 1999. SFAS No. 133, as it applies to the Company, requires the impact of fluctuations in interest rates on hedging instruments to be reported in other comprehensive income. The Company uses interest rate swaps to reduce exposure to adverse fluctuations in interest rates. While these hedging instruments are subject to fluctuations in value, such fluctuations are offset by the change in value of the underlying exposures being hedged. The Company will adopt SFAS No. 133 effective January 1, 2000.

Earnings per Share

The Company utilizes SFAS No. 128, "Earnings per Share," to compute earnings per share. SFAS No. 128 requires dual presentation of basic and diluted earnings per share ("EPS") for complex capital structures on the Statements of Income. Basic EPS is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution from the exercise or conversion of securities into common stock. See Note K for further disclosure.

Currency translation

The accounts of the international subsidiaries are translated in accordance with SFAS No. 52, "Foreign Currency Translation", which requires that assets and liabilities of international operations be translated using the exchange rate in effect at the balance sheet date, and that the results of operations be translated at average exchange rates during the year. The effects of exchange rate fluctuations in translating assets and liabilities of international operations into U.S. dollars are accumulated and reflected as the cumulative translation adjustment in shareholders' equity. The effects of exchange rate fluctuations in translating the foreign currency transactions are included in general sales and administration expense for 1998, 1997 and 1996. There are no material transaction gains or losses in the accompanying Consolidated Financial Statements for each of the three years in the period ended December 31, 1998.

Accumulated Other Comprehensive Income

In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income" which is effective for financial statements issued for fiscal years beginning after December 15, 1997. Comprehensive income is defined as net income plus revenues, expenses, gains and losses that, under generally accepted accounting principles, are excluded from net income. These items, which are excluded from net income, represent accumulated other comprehensive income. The Company's accumulated other comprehensive income is comprised of unrealized gains and losses from foreign currency translation adjustments and is presented in the Consolidated Statements of Shareholders' Equity. Prior year financial statements have been reclassified to conform to the SFAS No. 130 requirements. The earnings associated with the Company's investment in its foreign subsidiaries are considered to be permanently invested and no provision for U.S. federal and state income taxes on those earnings or translation adjustments has been provided.

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

Euro Conversion

On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between their existing sovereign currencies and the euro. The participating countries have agreed to adopt the euro as the common legal currency. The Company has European operations in the United Kingdom, France, and Belgium. France is a participating country in this euro conversion. The Company does not anticipate any material impact to its business or financial condition resulting from the conversion to the euro currency.

Reclassifications

Certain amounts have been reclassified in the prior years' Consolidated Financial Statements and Notes to the Consolidated Financial Statements to conform with the 1998 presentation.

NOTE B - RESTRUCTURING COSTS

During the first quarter 1997, the Company announced a corporate restructuring. The restructuring charge of $630,000 ($380,000 or $0.06, net of taxes) was primarily for severance payments related to reductions in employees and lease termination costs for the closure of several small "satellite" offices with limited future economic benefit to the Company. The Company has completed all payments for severance and office closures during 1998.

NOTE C - ACQUISITIONS AND LICENSING AGREEMENT

Effective January 1, 1998, the Company acquired certain assets and the business of Manus Associates ("Manus"), a Stamford, Connecticut human resource consulting firm, for a combination of cash and future defined incentives. The Company borrowed the full purchase price of $3,600,000 from its revolving credit facility in order to complete this transaction.

Effective April 1, 1998, the Company acquired 51% of the outstanding shares of Teams International, Inc. ("Teams"), a technology-based assessment firm specializing in 360-degree feedback instruments to support a wide spectrum of organizational change initiatives. The purchase price of this acquisition, including costs of acquisition, approximated $2,308,000. The Company borrowed $2,300,000 from its revolving credit facility in order to complete this transaction. As a part of the purchase agreement, the minority shareholders of Teams have provided the Company with an option to acquire the remaining 49% of

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C - ACQUISITIONS AND LICENSING AGREEMENT (Continued)

the outstanding shares of Teams beginning on April 1, 2001. Additionally, the minority shareholders of Teams have the right to require the Company to purchase the remaining 49% of the outstanding shares of Teams over a three year period beginning on April 1, 2001. If either of these options is exercised, the purchase price will be based on a multiple of gross revenues.

These transactions were accounted for as purchases. The accompanying consolidated financial statements reflect the year to date results from the effective dates of acquisition for all of the above transactions.

For the year ended December 31, 1998, the aggregate purchase price for acquisitions was approximately $6,285,000, including the costs of acquisitions and adjustments for prior acquisitions. The purchase price exceeded the fair value of the assets acquired by $6,375,000.

Additionally, effective January 1, 1998, the Company entered into an exclusive licensing agreement with The Atlanta Consulting Group ("TACG"), an organizational consulting firm located in Atlanta, Georgia. Under this exclusive licensing agreement, the Company sells and delivers TACG's full range of products and methodologies and hired all former TACG employees.

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

Effective July 1, 1997, the Company acquired 51% of the outstanding shares of the Australia based career management firm, Davidson & Associates, Pty., Ltd ("Davidson & Associates"). Davidson & Associates has operations in eleven locations throughout Australia, New Zealand, Singapore and Hong Kong. The purchase price of this acquisition approximated $6,935,000, including costs of acquisition, 85% of which was paid in cash (approximately $5,946,000) and the remaining 15% in shares of the Company's common stock (96,577 shares). The Company borrowed $5,500,000 from its revolving credit facility in order to complete this transaction. As a part of the purchase agreement, the minority shareholders of Davidson & Associates have provided the Company with an option to acquire the remaining 49% of the outstanding shares of Davidson & Associates, at fair value as defined, beginning on July 1, 2000. Additionally, the minority shareholders of Davidson & Associates have the right to require the Company to purchase in 10% annual increments, the remaining 49% of the outstanding shares of Davidson & Associates, at fair value as defined, beginning on July 1, 2000.

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

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C - ACQUISITIONS AND LICENSING AGREEMENT (Continued)

Effective December 1, 1997, the Company acquired the business and certain assets of a Houston, Texas career transition firm, Michael D. McKee & Associates. The acquisition included future defined incentives contingent upon the results of the operations in the Company's southwest region subsequent to the transaction.

The aggregate purchase price of these eleven acquisitions was approximately $15,556,000, including costs of acquisitions. The purchase price exceeded the fair value of the net tangible assets acquired by approximately $14,847,000, which will be amortized over a period of fifteen years.

The following represents the assets acquired and liabilities assumed to arrive at net cash paid for acquisitions discussed above for each of the two years in the period ended December 31, 1998:

                                                   (Dollars in Thousands)
                                                     1998           1997
                                                     ----           ----
Assets acquired:
Accounts receivable                                  $ 12          $2,875
Prepaid expenses and other assets                     149             423
Fixed assets                                          245           2,983
Intangible assets                                   6,375          14,847
                                                    -----          ------
                                                    6,781          21,128
Liabilities acquired:
Accounts payable and accrued expenses                 104           4,765
Assumption of incomplete contracts                     90             807
Long term debt                                        274              --
                                                    -----          ------
                                                      468           5,572
Cash acquired                                          28           1,368
Equity issued                                          --             989
                                                    -----          ------
Net cash paid for acquisitions                     $6,285         $13,199
                                                   ======         =======

Each acquisition has been accounted as a purchase and the operating results of each entity have been consolidated with the Company's results since the effective date of the respective acquisition. The purchase price of each acquisition has been allocated to the assets acquired based upon their estimated fair value at the date of acquisition.

The pro forma effect of the acquisitions detailed above on the Company's results of operations as if the acquisitions had occurred at January 1, 1997, is immaterial and has been omitted.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE D - PROPERTY AND EQUIPMENT

                                                    (Dollars in Thousands)
                                                    1998            1997
                                                    ----            ----
   Furniture and computer equipment               $32,125          $25,577
   Leasehold improvements                           5,944            4,696
                                                  -------          -------
                                                   38,069           30,273
   Less accumulated depreciation                   22,086           16,931
                                                  -------          -------
                                                  $15,983          $13,342
                                                  =======          =======

Depreciation expense was $5,278,000,  $4,183,000,  and $3,055,000 in 1998, 1997,
and 1996, respectively.

NOTE E - DEBT AND OTHER OBLIGATIONS

Credit Agreement

On December 20, 1996, the Company signed a new Credit Agreement (the "Credit Agreement") with its two primary lenders (the "Lenders") to increase its maximum unsecured revolving line of credit to $40,000,000. The Credit Agreement became effective December 23, 1996.

The Credit Agreement has a three year maturity. Subsequent to the first anniversary, and annually thereafter, the Company has the ability to extend the Credit Agreement for an additional year upon Lenders' approval. In September 1998, the Company extended the Credit Agreement from December 31, 1999 to December 31, 2000. The Company may borrow, repay and re-borrow during the term of the Credit Agreement, with any balance due at maturity. Interest rates are tiered at LIBOR plus a margin contingent upon certain financial ratios of the Company. The Company also has the option to borrow at a base rate equal to the lesser of the Lenders' Prime Rate less 1/4% or the Federal Funds Effective Rate plus 1%.

Long-term debt and other obligations consist of the following:

                                                                             (Dollars in Thousands)
                                                                                  December 31,
                                                                               1998          1997
                                                                               ----          ----

Floating rate borrowings under the Credit Agreement repaid in 1998            $    --       $1,900

Borrowings under the Credit Agreement, bearing interest at
a weighted average variable rate of 6.06%                                      13,516        9,708

Other                                                                             673        1,110
                                                                              -------      -------
                                                                               14,189       12,718
Less current portion                                                            5,124        3,943
                                                                              -------      -------
                                                                              $ 9,065      $ 8,775
                                                                              =======      =======



                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - DEBT AND OTHER OBLIGATIONS (Continued)

Under the Credit Agreement, the major covenants require the maintenance of certain minimum financial ratios and restrict the level of indebtedness with other banks, as defined. At December 31, 1998, the Company is in compliance with all such covenants.

For the years subsequent to December 31, 1998, aggregate maturities on long-term debt and other obligations, are as follows:

                                                      (Dollars in Thousands)
        Year Ending December 31,                               Amount
        -------------------------                              ------
                 1999                                         $ 5,124
                 2000                                           8,653
                 2001                                             301
                 2002                                             108
                 2003                                               3
                                                              -------
                                                              $14,189
                                                              =======

The Company intends to make scheduled quarterly payments during 1999 to reduce the outstanding balance under the Credit Agreement to agree with the notional principal balance under its fixed interest rate swap agreements. Therefore, the scheduled 1999 payments are presented in the current portion of the long term debt. The remaining amounts due under the Credit Agreement is shown as maturing as of December 31, 2000.

Interest Rate Swaps

During 1998 and 1997, the Company entered into two and three fixed interest rate swap agreements ("Swap Agreements"), respectively, with an aggregate notional principal at December 31, 1998 of $13,516,000 with scheduled quarterly reductions of notional principal over three to five years. The fixed interest rates under these Swap Agreements range from 5.79% to 7.08% at December 31, 1998. The purpose of these Swap Agreements is to fix interest rates on variable rate debt and reduce exposure to interest rate fluctuations. Under these Swap Agreements, the Company pays its Lenders interest at a weighted average fixed rate of 6.61% and its Lenders are paying the Company interest at a weighted average variable rate of 6.06% at December 31, 1998. The notional amounts do not represent amounts exchanged by the parties and thus are not a measure of exposure of the Company. The amounts exchanged are normally based on the notional amounts and other terms of the swaps. The weighted average variable rates are subject to change over time as LIBOR fluctuates.

At December 31, 1998, the Company has no exposure to credit loss on these interest rate swaps. The Company is not a party to leveraged derivatives and does not hold or issue financial instruments for speculative purposes. The Company has made adjustments to interest expense for the net cash paid or received on interest rate swap agreements. The impact of the above interest rate swap agreements on interest expense has been immaterial to date.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  F - INCOME TAXES

The provision for income taxes consists of the following:

                                                  (Dollars in Thousands)
                                                  Year Ended December 31,
                                                 1998       1997      1996
                                               -------    -------    -------
Current:
  Federal                                      $ 3,499    $ 1,388    $ 5,429
  State                                            662        561        861
  Foreign                                        1,973        570        479
                                               -------    -------    -------
                                                 6,134      2,519      6,769
                                               -------    -------    -------
Deferred:
  Federal                                         (295)      (226)      (290)
  State                                            (58)        60        (59)
  Foreign                                          101         51        (12)
                                               -------    -------    -------
                                                  (252)      (115)      (361)
                                               -------    -------    -------
Utilization and benefit of foreign operating
  loss carryforwards                              --         (203)      --
                                               -------    -------    -------
                                                 5,882      2,201      6,408
Provision for valuation allowance                 --         (192)       192
                                               -------    -------    -------
                                               $ 5,882    $ 2,009    $ 6,600
                                               =======    =======    =======

The total tax provision for each year differs from the amount that would have been provided by applying the statutory U.S. Federal income tax rate to income before income taxes. The reconciliation of these differences is as follows:

                                                      1998       1997     1996
                                                      ----       ----     ----
U.S. Federal income tax rate                            34%        34%      34%
Provision for tax contingencies                          4          4       --
State income taxes, net of federal tax benefit           3          4        4
Nondeductible expenses                                   2          4        1
Foreign earnings not subject to U.S. Federal             2          1        1
  income tax, net of foreign taxes
Deferred tax valuation allowance                        --         (4)       1
Other                                                   --          2       --
                                                    ------     ------    -----
                                                        45%        45%      41%
                                                    ======     ======    =====

Income before income taxes is comprised of domestic and foreign components, respectively, as follows: 1998 -- $7,488,000 and $5,584,000, 1997 -- $1,565,000
and $2,855,000, and 1996 -- $14,184,000 and $2,091,000.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  F - INCOME TAXES (Continued)

Deferred income taxes arise primarily as a result of utilizing depreciation lives for income tax reporting that are in excess of those used for financial reporting purposes, as well as recognizing deferred compensation expense, the provision for doubtful accounts and certain accrued expenses for financial reporting purposes, which are not currently deductible for income tax purposes.

Taxes on income of international subsidiaries are provided at the tax rates applicable to their respective tax jurisdictions. The Company's share of the cumulative undistributed earnings of such subsidiaries was approximately $8,093,000 and $4,167,000 at December 31, 1998 and 1997, respectively. No provision has been made for additional income taxes on the undistributed earnings of the international subsidiaries because earnings are expected to be reinvested indefinitely in the subsidiaries' operations or because under existing law, international tax credits would be available to substantially reduce U.S. taxes payable in the event of distribution.

The deferred tax asset as of December 31, 1998 and 1997 is comprised of the following:

                                                        (Dollars in Thousands)
                                                         1998        1997
                                                         ----        ----
   Allowance for doubtful accounts                       $ 409         $ 254
   Accruals not currently deductible for income taxes      406           134
   Deferred compensation                                   687           641
   Depreciation and amortization                         1,175         1,295
   Tax benefit of foreign net operating losses              75           176
                                                       -------       ------
   Net deferred tax asset                              $ 2,752       $ 2,500
                                                       =======       =======

NOTE G - BENEFIT AND COMPENSATION AGREEMENTS

The Company has a non-qualified supplemental executive retirement plan (the "Plan") for its Founding Chairman. The Plan is designed to provide retirement income based on past compensation, reduced by other retirement sources. Effective January 1, 1997, the Founding Chairman began collecting benefits in accordance with the Plan.

The Company accounts for this Plan in accordance with the provisions of SFAS No. 87, "Employer's Accounting for Pensions." SFAS No. 87 requires the Company to recognize a liability equal to the amount by which the actuarial present value of the accumulated benefit obligation exceeds the fair value of the Plan's assets. This liability was approximately $1,116,000 and $1,151,000 for 1998 and 1997, respectively, using a discount rate of 7.25%. Since the Plan is not funded by the Company, the recorded liability equals the present value of the accumulated benefit obligation.

The Company has non-qualified supplemental executive retirement plans for its Chief Executive Officer, Vice Chairman and President/Chief Operating Officer to which a percentage of compensation, including base salary and incentive bonuses, is credited annually. Deferred amounts earn annual interest equal to the two-year Guaranteed Investment Contract Index on November 30 of the current plan year, or 6%, whichever is higher (6% at both November 30, 1998 and 1997). The account balance is payable as a life annuity in equal monthly installments with

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE G - BENEFIT AND COMPENSATION AGREEMENTS (Continued)

interest on the unpaid balance upon termination of service with the Company. The Chief Executive Officer and Vice Chairman's interest in the plans vest at the rate of 10% and 20% per year, respectively, which began in 1993 and 1996, respectively. The President's interest in the plan vests at 20% per year which begins at the age of 61.

The Company also maintains life insurance policies on the lives of key executives, naming the Company as the beneficiary. The cash surrender value of these policies is included in the Other non-current assets section of the Consolidated Balance Sheets.

The Company also maintains employment agreements and incentive compensation agreements with certain key management employees. The agreements typically result from the Company's acquisitions of outside firms. The agreements provide for additional compensation over and above the individual's annual salary, based upon the achievement of certain levels of overall Company, individual group or region performance. These agreements provide for aggregate minimum annual compensation for these employees of approximately $3,023,000 in 1999, $1,533,000 in 2000, $195,000 in 2001, and $35,000 in 2002.

NOTE H - EMPLOYEE BENEFIT PLANS

The Company maintains a defined contribution savings plan, available to substantially all employees, under Section 401(k) of the Internal Revenue Code. Under this plan, the Company will contribute 25% of the participating employee's annual contribution. In 1998 and 1996, in connection with achieving a certain level of targeted Company profits, the Company contributed an additional 12.5% of the participating employee's contribution for a total of 37.5%. The Company made no additional contribution for 1997 based on the Company's failure to meet internal targets. Employee contributions are generally limited to 10% of their compensation subject to Internal Revenue Code limitations. Company contributions were approximately $764,000, $469,000, and $704,000 for 1998, 1997 and 1996,
respectively.

In addition, the Company maintains a non-qualified deferred compensation plan for certain employees. Under the plan, participants may defer payment of up to 10% of their annual cash compensation reduced by amounts contributed to the Company's 401(k) plan. Deferred amounts earn annual interest equal to the two-year Guaranteed Investment Contract Index on November 30 preceding each plan year or 6%, whichever is higher (6% at both November 30, 1998 and 1997). The deferred amounts will be paid from the general assets of the Company and are included in deferred compensation as of December 31, 1998 and 1997.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE I - LEASE OBLIGATIONS

The Company leases office space and equipment at various locations and accounts for these obligations as operating leases. Rentals relating to these leases are recorded on a straight-line basis. Rental expense approximated $16,037,000, $14,350,000 and $13,000,000 in 1998, 1997, and 1996, respectively. Contingent rentals may be due each year under the terms of the various office space leases as the result of certain increases in building operating expenses over the base year amounts. The following is a schedule, by year, of future minimum rental payments required under operating leases with remaining non-cancelable lease terms in excess of one year as of December 31, 1998:

                                           (Dollars in Thousands)
          Year Ending December 31,                 Amount
          -------------------------                ------
             1999                                 $12,889
             2000                                  11,164
             2001                                   8,808
             2002                                   4,993
             2003                                   2,925
             2004 and subsequent years              2,060

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

The Company also has a 1993 Stock Incentive Plan, as amended in 1996, with 2,475,000 shares of Common Stock reserved for issuance upon the exercise of incentive stock options or non-qualified stock options that may be granted to employees. Outstanding options granted under this plan have ten year terms and are exercisable, cumulatively, in three equal annual installments, beginning one year from the date of grant. At December 31, 1998, 870,368 shares were available for issuance under this plan.

In addition, in January 1995, the Company Shareholders adopted amendments to the 1993 Stock Incentive Plan permitting awards of restricted stock under such plan. The amendments to the 1993 Stock Incentive Plan permit awards of up to an aggregate of 675,000 shares of the Company's Common Stock to certain

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE J - SHAREHOLDERS' EQUITY (Continued)

officers and key employees. Restrictions generally limit the sale or transfer of the shares during a restricted period of approximately three years. Thereafter, the restricted stock will either vest, in whole or in part, with the participant or be forfeited, in whole or in part, back to the Company based on its earnings performance for this three year period. During 1996 and 1995, 29,250 and 44,550 shares of restricted stock were awarded, respectively. Also during 1996 and 1995, approximately $658,000 and $230,000, respectively, was charged to general sales and administration expenses for compensation expense related to these shares. Due to the Company's decreasing stock price during 1997 and the forfeiture of certain awards, total compensation expense related to restricted stock grants included within general sales and administration expenses was reduced by approximately $633,000 in 1997 and no compensation expense related to restricted stock grants was charged in 1998. During 1998, 21,750 shares of restricted stock awards were cancelled due to employment terminations. Pursuant to the Restricted Stock Award Agreement dated January 1, 1995, under the 1993 Stock Incentive Plan, 12,240 shares of the remaining restricted shares awarded during 1995 were forfeited due to the Company's failure to achieve certain earnings per share targets.

The Company also has a Directors' Stock Option Plan, under which 225,000 shares of Common Stock are reserved for issuance upon the exercise of incentive stock options or non-qualified stock options that may be granted to non-employee Directors of the Board of Directors. Outstanding options granted under this plan have five year terms and are exercisable, cumulatively, in three equal annual installments, beginning one year from the date of grant. At December 31, 1998, 153,000 option shares were available for issuance under this plan.

The Company has elected to follow APB No. 25, "Accounting for Stock Issued to Employees" in accounting for its stock options. Under APB No. 25, no compensation expense is recognized because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of the grant. Had compensation cost for these plans been determined with SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share for 1998, 1997 and 1996 would have been reduced to the following pro forma amounts:

                                            1998           1997          1996
                                            ----           ----          ----
          Net income - as reported      $6,607,000     $2,073,000    $9,675,000
          Net income - pro forma        $4,788,000      $ 108,000    $8,389,000
          Basic EPS - as reported            $0.99          $0.31         $1.55
          Basic EPS - pro forma              $0.72          $0.02         $1.34
          Diluted EPS - as reported          $0.98          $0.31         $1.45
          Diluted EPS - pro forma            $0.71          $0.02         $1.26

The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model. The following weighted-average assumptions used for grants in 1998 were a risk-free interest rate of 5.3%, no dividend yield, expected volatility of 75%, and a weighted-average expected life of the option of 7 years. The same weighted-average assumptions were used for grants in 1997 and 1996, except for the risk-free interest rate which was 6.4% for both 1997 and 1996 and the expected volatility of 70% for both 1997 and 1996. Under SFAS No. 123, total compensation expense, net of tax benefit, approximated $1,819,000, $1,965,000, and $1,286,000 in 1998, 1997, and 1996, respectively.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE J - SHAREHOLDERS' EQUITY (Continued)

A summary of the status of the Company's stock option plans at December 31, 1998, 1997 and 1996 and changes during the years then ended is presented in the table and narrative below:

                                                1998                        1997                        1996
                                                ----                        ----                        ----
                                                     Weighted                    Weighted                    Weighted
                                                      Average                     Average                     Average
                                                     Exercise                    Exercise                    Exercise
                                        Shares         Price         Shares        Price        Shares         Price
                                        ------         -----         ------        -----        ------         -----
Outstanding at beginning of year        1,200,238      $13.26     1,238,295       $10.92      1,274,534        $7.89
Granted                                   154,250       13.42       241,788        17.31        311,300        16.77
Exercised                                (169,500)       7.14      (236,095)        5.08      (316,039)         4.23
Canceled                                  (46,075)      14.51       (43,750)       13.08       (31,500)        15.29
                                        ---------      ------     ---------       ------      --------        ------
Outstanding at end of year              1,138,913      $14.14     1,200,238       $13.26      1,238,295       $10.92

Exercisable at end of year                764,348      $13.39       672,492       $10.93        610,247        $7.63

Weighted average fair value                             $9.87                     $12.10                      $11.21
of options granted

Exercise prices for options outstanding as of December 31, 1998 ranged from $7.78 to $24.33. The weighted average remaining contractual life of these options is approximately 6 years.

Employee Stock Purchase Plan

On May 9, 1996, the Company Shareholders approved the creation of the Company's 1996 Employee Stock Purchase Plan (the "ESPP"). Effective July 1, 1996, 150,000 shares were reserved for issuance under the ESPP. The ESPP permits employees to purchase Company Common Stock at 85% of the average market price on the last day of the applicable quarterly period. All Company employees, except executive employees, are eligible to participate in the ESPP. During 1998, 1997, and 1996, 36,151, 37,859, and 4,368 shares, respectively, were purchased through the ESPP.

Repurchase of Common Stock

In March 1997, the Board of Directors approved a stock repurchase program under which the Company is authorized to repurchase up to 10% of its currently outstanding Common Stock. Any shares repurchased will be held as treasury shares and be available to the Company for use in various benefit plans and, when authorized by the Board, for other general corporate purposes. The Board of Directors has authorized Company management to pursue the repurchase program in open market transactions from time-to-time, depending upon market conditions and other factors.

During 1998 and 1997, the Company repurchased 167,500 and 127,500 shares of Common Stock at an aggregate purchase price of $2,049,000 and $1,379,000, respectively.

Subsequent to December 31, 1998, the Company repurchased 40,000 shares of Common Stock at an aggregate purchase price of $605,000.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE J - SHAREHOLDERS' EQUITY (Continued)

Dividends

The Company has never paid any dividends on its Common Stock and currently expects that all of its earnings will be retained and reinvested in the Company's business.

During 1998, Davidson & Associates paid cash dividends to its shareholders. The Company recognized no dividend income for its 51% ownership of Davidson & Associates as this is an intercompany transaction which eliminates in consolidation. However, the Company recorded the remaining 49% of the dividends paid and declared in 1998 as a reduction in minority interest.

NOTE K - EARNINGS PER SHARE

In 1997, the Company adopted SFAS No. 128, "Earnings per Share". The calculations of earnings per share ("EPS") under SFAS No. 128 are detailed below.

                                          For the year ended 12/31/98
                                        Income         Shares         EPS
                                        ------         ------         ---
    Basic EPS:
    Net income                          $6,607,000      6,674,000      $0.99
                                                                       =====
    Impact of options                          ---         84,000
                                        ----------      ---------
    Diluted EPS:
    Net income                          $6,607,000      6,758,000      $0.98
                                        ==========      =========      =====

                                          For the year ended 12/31/97
                                        Income         Shares         EPS
                                        ------         ------         ---
    Basic EPS:
    Net income                          $2,073,000      6,596,000      $0.31
                                                                       =====
    Impact of options                          ---        129,000
                                        ----------      ---------
    Diluted EPS:
    Net income                          $2,073,000      6,725,000      $0.31
                                        ==========      =========      =====

                                          For the year ended 12/31/96
                                        Income         Shares         EPS
                                        ------         ------         ---
    Basic EPS:
    Net income                          $9,675,000      6,252,000      $1.55
                                                                       =====
    Impact of options                          ---        411,000
                                        ----------      ---------
    Diluted EPS:
    Net income                          $9,675,000      6,663,000      $1.45
                                        ==========      =========      =====


For the year ended December 31, 1998, outstanding options to purchase 861,514 shares of Company Common Stock at $13.25 to $24.33 were excluded from the computation of diluted EPS, as the options' exercise price was greater than the average market price of the Common Stock.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE K - EARNINGS PER SHARE (Continued)

As a result of the Company's adoption of SFAS No. 128, the Company's reported EPS for 1996 was restated. The effect of this accounting change on previously reported EPS data was as follows:

    Per Share Amounts:                            1996
                                                  ----
    Primary EPS as reported                      $1.45
    Effect of SFAS No. 128                        0.10
                                                 -----
    Basic EPS as restated                        $1.55
                                                 =====

    Fully diluted EPS as reported                $1.44
    Effect of SFAS No. 128                        0.01
                                                  ----
    Diluted EPS as restated                      $1.45
                                                 =====

NOTE L - SEGMENTS

In June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued effective for fiscal years ending after December 15, 1998. SFAS No. 131 establishes standards for reporting information about operating segments and related disclosures about products and services, geographic areas, and major customers. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

The Company's operations are segregated into two lines of business: career transition and human resources and career management consulting ("consulting"). The Company operates these lines of business across the geographic areas of the United States, Canada, Europe and Asia-Pacific. These operations offer different services and require different marketing strategies. Career transition offers support for organizational realignment and redeployment, as well as career development and restructuring planning. Consulting offers organizational and individual assessment, interventions in change management, leadership and executive development, transformation planning and cultural integration in mergers and acquisitions. With more than 170 service locations worldwide, the Company manages operations by geographic area to enhance global growth and establish major accounts with global clients. The Company primarily delivers its services to mid-size and large industrial and service companies, with no concentration in specific companies or industries.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 NOTE L - SEGMENTS (Continued)

Summarized operations of each of the Company's geographic segments in the aggregate for each of the three years in the period ended December 31, 1998, are as follows (See Note A for discussion relating to currency translation and Note F for discussion relating to income taxes):

                                                                         (Dollars in Thousands)
1998                                     United States       Canada      Europe      Asia-Pacific      Consolidated
----                                     -------------       ------      ------      ------------      ------------
Identifiable assets                         $91,588         $7,562       $9,668           $5,777          $114,595
                                            =======         ======       ======           ======           =======

Revenue                                     127,353         10,884       15,836           14,185           168,258
                                            =======         ======       ======           ======           =======

Operating income (1)                          7,536          1,784        2,394            2,087            13,801
                                            =======         ======       ======           ======           =======

Depreciation and amortization                 6,379            523          501              636             8,039
                                            =======         ======       ======           ======           =======

Capital expenditures                          6,250            435          298              803             7,786
                                            =======         ======       ======           ======           =======

1997                                     United States       Canada      Europe      Asia-Pacific      Consolidated
----                                     -------------       ------      ------      ------------      ------------
Identifiable assets                         $63,881         $7,006       $5,600           $5,217           $81,704
                                            =======         ======       ======           ======           =======

Revenue                                      97,358          9,784       11,475            7,169           125,786
                                            =======         ======       ======           ======           =======

Operating income (1)                          1,720          1,138          598            1,119             4,575
                                            =======         ======       ======           ======           =======

Depreciation and amortization                 5,500            245          444              305             6,494
                                            =======         ======       ======           ======           =======

Capital expenditures                          3,893            126          755              427             5,201
                                            =======         ======       ======           ======           =======

1996                                     United States       Canada      Europe      Asia-Pacific      Consolidated
----                                     -------------       ------      ------      ------------      ------------
Identifiable assets                         $ 60,414        $ 7,155      $ 6,366            $ ---          $ 73,935
                                            ========         ======       ======           ======           =======

Revenue                                      105,028          9,167       11,074              ---           125,269
                                            ========         ======       ======           ======           =======

Operating income (1)                          14,115          1,142         982               ---            16,239
                                            ========         ======       ======           ======           =======

Depreciation and amortization                  4,038            475          410              ---             4,923
                                            ========         ======       ======           ======           =======

Capital expenditures                           4,707             80           86              ---             4,873
                                            ========         ======       ======           ======           =======

(1) The operating income reported for the United States segment includes total general sales and administration expense reported on the Consolidated Statements of Income.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 NOTE L - SEGMENTS (Continued)

Revenues and expenses of the Company's lines of business for the Company offices, excluding the total general sales and administration expenses and Affiliate royalties, are evaluated by management. The Company does not measure assets by lines of business as assets are generally not distinctive to a particular line of business and they are not fundamental in assessing segment performance. Revenue and Company office operating income for each of the Company's lines of business in the aggregate for each of the three years for the period ended December 31, 1998, excluding the $630,000 restructuring charge (see Note B) in 1997, are as follows:

                                             Career
1998                                       Transition      Consulting       Consolidated
----                                       ----------      ----------       ------------
 Company office revenue                        $139,903       $23,944           $163,847
                                               ========       =======           ========

 Company office operating                        25,440         2,328             27,768
 income                                          ======         =====             ======


                                              Career
1997                                       Transition      Consulting       Consolidated
----                                       ----------      ----------       ------------
 Company office revenue                        $111,181       $11,100           $122,281
                                               ========       =======           ========

 Company office operating                        13,510          1,628            15,138
 income                                          ======          =====            ======


                                             Career
1996                                       Transition      Consulting       Consolidated
----                                       ----------      ----------       ------------

 Company office revenue                        $111,110         $9,569          $120,679
                                               ========         ======          ========

 Company office operating                        24,990            303            25,293
 income                                          ======            ===            ======





NOTE M - SUBSEQUENT EVENTS

Subsequent to December 31, 1998, the Company acquired the outstanding stock of two European consulting firms and one European career transition firm for a combination of cash and future defined incentive payments. The firms included Groupe ARJ, with offices in Lyon and Paris France, Jouret Management Center, based in Brussels, Belgium, and N.V. Claessens Belgium S.A., with four offices in Belgium. All of these transactions were effective January 1, 1999. The aggregate purchase price for these acquisitions totaled approximately $5,337,000 and will be accounted for using the purchase method. The Company has funded $5,100,000 of these acquisitions through borrowings under the Credit Agreement with the remainder being funded through working capital.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

The following table sets forth results of operations before income taxes for the years indicated. Certain amounts have been reclassified in the 1997 and 1996 Consolidated Statements of Income to conform with the 1998 presentation. This discussion and analysis is to be read in conjunction with the consolidated financial statements and accompanying notes thereto.


                                                  (Dollars in Thousands)
                                                  Year Ended December 31,
                                              1998        1997         1996
                                              ----        ----         ----
   Company office revenue                    $163,847   $122,281      $120,679
   Company office expenses                    136,079    107,143        95,386
                                             --------   --------      --------
   Company office margin                       27,768     15,138        25,293
   Affiliate royalties                          4,411      3,505         4,590
   General sales and administration           (18,378)   (13,438)      (13,644)
   Restructuring costs (Note B)                    --       (630)           --
   Interest income (expense), net                (729)      (155)           36
                                             --------   --------      --------
   Income before income taxes                $ 13,072    $ 4,420      $ 16,275
                                             ========    =======      ========


1998 Compared to 1997

For the year ended December 31, 1998, revenue generated by Company offices increased by 34% or $41,566,000 over 1997. This increase is attributable to the combination of $18,092,000 in incremental revenues from acquisitions, and a 19% same office revenue increase. The significant same office revenue increase is due primarily to the strong career transition environment throughout the network, and the growth in the consulting line of business discussed below. The revenue increase is also attributable to the new and continued high unit volume of programs from clients with national or international operations. In contrast with the compression in the length of the programs, which negatively impacted the average fees by program in 1997, the Company experienced more stable average program fees during 1998.

The Company's consulting line of business reported total revenues of $23,944,000, which represents a 116% increase over 1997. The increase is due to $9,242,000 in incremental revenues primarily from the two consulting acquisitions and the licensing agreement made during 1998 and a 33% same office increase. As reflected by the acquisitions consummated and the favorable results achieved in the consulting line of business in 1998, the Company is committed to further growth in this line of business.

For the year ended December 31, 1998, Affiliate royalties increased 26%, or $906,000 from 1997. The increase is attributable to the previously mentioned strong career transition market throughout the network.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

For the year ended December 31, 1998, total Company office expenses increased 27% or $28,936,000 over 1997. This increase is due to approximately $17,137,000 in incremental costs from acquisitions. The Company's same office expenses increased by approximately $11,799,000 from 1997 due primarily to incentive compensation funding for operating results significantly above target performance.

Aggregate Company office margins were 17% and 12% for 1998 and 1997, respectively. The increase in margins is attributable primarily to the previously mentioned increase in career transition and consulting revenues, partly offset by the incremental incentive funding for operating performance significantly above target.

For the year ended December 31, 1998, general sales and administration expenses increased by 37% or $4,940,000 over 1997. This increase was largely attributable to incentive compensation, increased charges for consulting services, and an increase in depreciation and amortization expense. Despite these increases, for the year ended December 31, 1998, general sales and administration expenses as a percentage of total revenues remained at 11%, as in 1997.

For the year ended December 31, 1998, the Company's effective tax rate was approximately 45%, consistent with that of 1997. An additional provision of $200,000 was made for the expected results of pending tax audits during the fourth quarter of 1998. See Note F to the Consolidated Financial Statements for the composition of the Company's effective tax rate.

1997 Compared to 1996

For the year ended December 31, 1997, revenue generated by Company offices increased by 1%, or $1,602,000 over 1996. This increase is due to $15,662,000 in incremental revenues from acquisitions, offset by a 12% same office revenue decrease. The year to date 1997 incremental revenues from acquisitions include the results of the entities detailed in Note C to the Consolidated Financial Statements, as well as two additional months' revenue from the People Tech acquisition consummated effective March 1, 1996. The same office revenue decrease is due to a general slow down in both the North American and European career transition markets associated with the continued strength of each economy. Additionally, the Company experienced compression in the length of career transition programs provided which negatively impacted office revenues by lowering average fees by program.

The Company's consulting line of business reported total revenues of $11,100,000, which represents a 16% increase over 1996. The Company is committed to the growth of this line of business as evident in the two acquisitions and the licensing agreement announced subsequent to December 31, 1997.

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

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

For the year ended December 31, 1997, total Company office expenses, exclusive of formal restructuring costs (see Note B to the Consolidated Financial Statements), increased 12% or $11,757,000 over 1996. This increase is due to approximately $12,959,000 in incremental costs from acquisitions, as well as approximately $1,150,000 in additional office level charges for severance, lease reductions and strategic planning during the fourth quarter of 1997. Exclusive of costs from acquisitions, formal restructuring costs and the one time charges during the fourth quarter, the Company's same office expenses decreased by approximately $2,352,000 from 1996 due to general cost containment measures implemented by the Company necessary to align the cost infrastructure with the decreased same office revenues.

Aggregate Company office margins, exclusive of formal restructuring costs, were 12% and 21% for 1997 and 1996, respectively. The decrease in margins is attributable primarily to the previously mentioned decline in career transition revenues and program compression, partly offset by improved margins in the consulting line of business and favorable results for the Company's Davidson & Associates acquisition (see Note C to the Consolidated Financial Statements).

For the year ended December 31, 1997, general sales and administration expenses decreased by 2% or $206,000 over 1996. Due to the Company's decreasing stock price during 1997 and the forfeiture of certain awards of common stock, total compensation expense related to restricted stock grants included within general sales and administration expenses was reduced by approximately $633,000 for 1997. This decrease is offset by the fourth quarter 1997 costs associated with the Company's updated strategic plan, amortization costs associated with the Company's eleven acquisitions during 1997 (see Note C to the Consolidated Financial Statements), and the additions of key management personnel during the latter half of 1996 and throughout 1997. For the years ended December 31, 1997 and 1996, general sales and administration expenses as a percentage of total revenues were both approximately 11%.

For the year ended December 31, 1997, the Company's effective tax rate was approximately 45% versus 41% for 1996. The increase in the effective tax rate is due primarily to the impact of an income tax charge of approximately $190,000 related to the expected results of pending tax audits (see Note F to the Consolidated Financial Statements).

Capital Resources and Liquidity

At December 31, 1998 and 1997, the Company had cash and cash equivalents of $20,800,000 and $7,583,000, respectively. The significant increase in cash and cash equivalents is the result of higher net income, improved collection results on accounts receivable and significantly lower cash payments made for acquisitions and 1997 incentive compensation.

At December 31, 1998, with the increase in account receivable balance offset by the increase in accrued incentive compensation resulting from a record revenue year, the Company's working capital was $15,281,000, approximately the same level as that of December 31, 1997.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

Net cash utilized by investing activities amounted to $14,071,000 and $18,400,000 for 1998 and 1997, respectively. The Company continues to purchase equipment and technology to meet the needs of its expanding operations and to enhance its operating efficiency. During 1998, in addition to the completed license agreement, the Company acquired two consulting firms for a combination of cash and future defined incentive payments (see Note C to the Consolidated Financial Statements).

During 1997, the $13,199,000 net cash paid for acquisitions on the Consolidated Statement of Cash Flows is net of $1,368,000 of cash acquired from acquisitions. Additionally, in connection with the Davidson & Associates acquisition (see Note C to the Consolidated Financial Statements), the net cash paid for acquisitions on the Consolidated Statement of Cash Flows excludes the value of the issuance of 96,577 shares which is considered a non-cash investing activity.

Net cash provided by financing activities amounted to $480,000 and $5,847,000 in 1998 and 1997, respectively. The net cash provided by financing activities for 1998 was mostly the result of $5,900,000 in borrowings from the Company's revolving credit facility in order to complete two acquisitions (see Note C to the Consolidated Financial Statements) and proceeds from the issuance of stock. Net cash provided by financing activities are partly offset by repayments on the Company's borrowings, defined incentives for acquisitions made in previous years and dividend payments made by Davidson & Associates, as well as the repurchase of Common Stock (see Note J to the Consolidated Financial Statements).

In addition to cash flow provided by operations, the Company has borrowing facilities to provide for increased working capital needs as well as to provide for future acquisition opportunities. During 1996, the Company increased its borrowing capacity to $40,000,000 from the previous $15,000,000 level through the execution of its Credit Agreement with its two primary lenders (See Note E to the Consolidated Financial Statements). The Company had approximately $26,484,000 and $28,392,000 available under the Credit Agreement at December 31, 1998 and 1997, respectively. Subsequent to December 31, 1998, the Company announced the acquisition of two European consulting firms and one European career transition firm for a combination of cash and future defined incentive payments (see Note M to the Consolidated Financial Statements). The Company funded these acquisitions through borrowings under the Credit Agreement. The Company plans to utilize the Credit Agreement in future periods to assist in the financing of acquisitions as they arise, and for other general corporate purposes.

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

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

Year 2000

In 1998, the Company completed its evaluation of the potential impact of the year 2000 and developed a project plan ("the Y2K Plan") to ensure the compliance of its major operating systems by the year of 2000. As a service company, the Company's operating systems principally include financial, operational and communication applications. As part of its year 2000 project plan, the Company is developing a replacement billing system which is progressing on schedule and is expected to be completed prior to the middle of 1999. The Y2K Plan also details the timetable to upgrade or replace non-compliant systems in the above areas as well as to confirm year 2000 compliance with the Company's key vendors. At this time, the Company is progressing in accordance with the timetable set forth with respect to all aspects of the Y2K Plan and believes that the potential risks to its business operations are not material. The Company estimates that the total capital expenditures to be incurred under the Y2K Plan will be in the range of $1,400,000 to $1,600,000 during 1999, of which approximately $800,000 is attributable to normal costs for systems upgrades or replacements that the Company normally would undertake in its ongoing operations. Capitalized items will be depreciated over the useful life of the asset. Non-capitalizable costs related to year 2000 issues are estimated to be $300,000, which will be expensed as incurred. The Company does not expect these costs to have a material impact on its business, operations or its financial condition.

Forward-Looking Statements

Statements included in this Report on Form 10-K, including within this Management's Discussion and Analysis of Financial Condition and Results of Operations which are not historical in nature, are intended to be, and hereby are identified as "forward looking statements" for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward looking statements, including without limitation those relating to the Company's future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements due to several important factors hereafter identified, among others, as well as other risks and uncertainties identified from time to time in the Company's reports filed with the Securities and Exchange Commission. Readers of this Report are cautioned not to place undue reliance upon these forward looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release any revisions to these forward looking statements or reflect events or circumstances after the date hereof.

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

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

As discussed in Note E, the Company believes that its interest risk associated with the Swap Agreements would have an immaterial impact on the financial position, the results of operations and cashflow of the Company. Furthermore, as discussed in Note A, the Company has international operations and does not anticipate any material currency risk to its business or financial condition resulting from currency fluctuations.


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

                       RIGHT MANAGEMENT CONSULTANTS, INC.

DIRECTORS AND EXECUTIVE OFFICERS

Richard J. Pinola                                  Chairman of the Board of Directors and Chief Executive
                                                   Officer
Frank P. Louchheim                                 Founding Chairman and Director
Joseph T. Smith                                    Vice Chairman of the Board of Directors
John J. Gavin                                      President, Chief Operating Officer and Director
Larry A. Evans                                     Executive Vice President and Director
Dr. Marti D. Smye                                  Executive Vice President and Director
Frederick Davidson                                 Chairman of Davidson & Associates and Director

DIRECTORS
John R. Bourbeau                                   President of Right Associates(R) of the Great Lakes
                                                   Region, an Affiliate of the Company
Raymond B. Langton                                 President and Chief Executive Officer of SKM Applied
                                                   Technology Partners
Rebecca J. Maddox                                  President of Capital Rose, Inc.
Catherine Y. Selleck                               Business Consultant

OTHER EXECUTIVE OFFICERS
G. Lee Bohs                                        Executive Vice President, Chief Financial Officer,
                                                   Treasurer and Secretary
Peter J. Doris                                     Executive Vice President
James E. Greenway                                  Executive Vice President
Erik A. Dithmer                                    Executive Vice President - Northeast Group
Terry W. Szwec                                     Executive Vice President - Canadian Group
Gilbert A. Wetzel                                  Executive Vice President - Southeastern Group
Joan Strewler                                      Executive Vice President - North Central Group
Timothy D. Dorman                                  Executive Vice President - Western Group
Suzanne B. Levasseur                               Executive Vice President - International Group

Corporate Headquarters                             Independent Public Accountants
Right Management Consultants, Inc.                 Arthur Andersen LLP
1818 Market Street                                 Philadelphia, Pennsylvania
33rd Floor
Philadelphia, Pennsylvania 19103

General Counsel
Fox, Rothschild, O'Brien & Frankel, LLP
Philadelphia, Pennsylvania

                       RIGHT MANAGEMENT CONSULTANTS, INC.


Subsidiaries                                       Right Associates Government Services, Inc.
                                                   Conviction Right France, SA
                                                   Right Human Resources, Inc.
                                                   Right Associates License, Inc.
                                                   Right License Holding, Inc.
                                                   Right D&A Pty. Ltd. (51% ownership)
                                                   Teams International, LLC (51% ownership)
                                                   Right Associates, Ltd.
                                                   Right Associates (Belgium), Inc.
                                                   Right Associates (France), Inc.
                                                   Right Associates & Co., SNC
                                                   R.M.C. & Co., SNC




Service Marks and                                  Right Associates, THinc, Partners in Managing
Trade Marks                                        Change, The Right Fit, Key Executive Service,
                                                   Zeroing-in-Process (Z.I.P.), Right Match, Zenith, People
                                                   Tech, Matrix, Compass, and the Globe Design are
                                                   registered Service Marks of Right Management
                                                   Consultants, Inc. and its wholly owned subsidiaries.

                                                   The Right Report is a registered Trademark of Right
                                                   Management Consultants, Inc.

                                                   Right Management Consultants is a Service Mark of
                                                   Right Management Consultants, Inc.



                       RIGHT MANAGEMENT CONSULTANTS, INC.

Right Management Consultants, Inc.'s Common Stock trades on The NASDAQ Stock Market under the symbol RMCI.

Common Stock Data

           1998                                 High        Low
           ----                                 ----        ---
                      First Quarter             13 1/8     11 1/4
                      Second Quarter            15         11 3/8
                      Third Quarter             15         11
                      Fourth Quarter            15 3/4     11 1/8

           1997                                 High        Low
           ----                                 ----        ---
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

As of March 18, 1999, there were 142 record holders and approximately 2,125 beneficial owners of the Company's Common Stock.

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

Registrar and                   StockTrans, Inc.
Transfer Agent                  Ardmore, Pennsylvania

Availability of                 A copy of the Company's Annual Report
10-K Annual Report              to the Securities and Exchange
                                Commission on Form 10-K may be obtained by writing to:

                                Cindy Ng
                                Vice President and Controller
                                Right Management Consultants, Inc.
                                1818 Market Street
                                Thirty-third Floor
                                Philadelphia, PA 19103

                                     [LOGO]
                       RIGHT MANAGEMENT CONSULTANTS, INC.
                       ----------------------------------

The Company's global operations are structured into seven geographic groups that provide management, leadership and resources to more than 170 service locations around the world.


UNITED STATES                Illinois                     New York                 Utah
                             Chicago                      Buffalo                  Salt Lake City
WORLD                        Northbrook                   Melville
HEADQUARTERS                 Oak Brook                    New York City            Virginia
Philadelphia, PA                                                                   Fairfax
                             Indiana                      North Carolina           Richmond
Alabama                      Fort Wayne                   Charlotte                Vienna
Birmingham                   Indianapolis                 Greensboro
                                                          Raleigh                  Washington
Alaska                       Iowa                                                  Seattle
Anchorage                    Des Moines                   Ohio
                                                          Cincinnati               West Virginia
Arizona                      Kansas                       Cleveland                Charleston
Phoenix                      Wichita                      Columbus
Tucson                                                    Dayton                   Wisconsin
                             Kentucky                     Toledo                   Madison
California                   Lexington                                             Milwaukee
Cupertino                    Louisville                   Oklahoma
Irvine                                                    Oklahoma City            PUERTO RICO
Los Angeles                  Louisiana                    Tulsa                    San Juan
Pasadena                     New Orleans
Sacramento                                                Oregon                   CANADA
San Bernardino               Maryland                     Portland                 Alberta
San Diego                    Hunt Valley                                           Calgary
San Francisco                                             Pennsylvania             Edmonton
San Ramon                    Massachusetts                Allentown
Woodland Hills               Boston                       Erie                     British Columbia
                             Burlington                   Lancaster                Vancouver
Colorado                                                  Malvern
Colorado Springs             Michigan                     Philadelphia             Manitoba
Denver                       Detroit                      Pittsburgh               Winnipeg
                             Grand Rapids
Connecticut                  Kalamazoo                    Rhode Island             New Brunswick
Hartford                     Lansing                      Providence               Moncton
Stamford                     Midland                                               St. John
                                                          South Carolina
Delaware                     Minnesota                    Greenville               Nova Scotia
Wilmington                   Minneapolis                                           Halifax
                                                          Tennessee
District of Columbia         Missouri                     Knoxville                Ontario
Washington                   Kansas City                  Memphis                  Kingston
                             Saint Louis                  Nashville                London
Florida                                                                            Mississauga
Boca Raton                   Nebraska                     Texas                    Ottawa
Fort Lauderdale              Omaha                        Austin                   Richmond Hill
Jacksonville                                              Dallas                   Toronto
Miami                        Nevada                       Fort Worth
Orlando                      Las Vegas                    Houston                  Quebec
Palm Beach                                                San Antonio              Montreal
Saint Petersburg             New Jersey                                            Quebec City
Tampa                        Parsippany
                             Princeton
Georgia                      Upper Saddle River
Atlanta
                             New Mexico
                             Albuquerque


                                       33



AFRICA                       The Netherlands              LATIN AMERICA
South Africa                 Amersfoort                   Argentina
Cape Town                    Amsterdam                    Buenos Aires
Durban                       Breda
East London                  Rotterdam                    Brazil
Johannesburg                                              Rio de Janeiro
Port Elizabeth               Norway                       Sao Paulo
                             Oslo
EUROPE                                                    Chile
Austria                      ASIA/PACIFIC REGION          Santiago
Vienna                       Australia
                             Adelaide                     Colombia
Belgium                      Brisbane                     Bogota
Antwerp                      Canberra                     Cali
Brussels                     Melbourne                    Medellin
                             Perth
Denmark                      Sydney                       Mexico
Copenhagen                                                Mexico City
                             China
England                      Hong Kong                    THE MIDDLE EAST
London                                                    Israel
Swindon                      Japan                        Tel Aviv
                             Fukuoka
Finland                      Nagoya
Helsinki                     Osaka
                             Tokyo
France
Paris                        Malaysia
Lyon                         Kuala Lumpur

Germany                      New Zealand
Berlin                       Auckland
Bonn                         Wellington
Dusseldorf
Frankfurt                    Singapore
Hamburg
Munich
Stuttgart

Ireland
Cork
Dublin
Galway
Limerick
Waterford

Italy
Bologna
Genoa
Milan
Rome
Teramo
Turin



                                       34