Form 10-K, Exhibit 13
period 1999-12-31
RIGHT MANAGEMENT CONSULTANTS INC
filed 2000-03-30
CIK 802806

                                             Right Management Consultants, Inc.
                                                   Selected Financial Data
                        (Dollars and Shares in Thousands Except Earnings Per Share and Stock Prices)


                                                                                 Year Ended December 31,
                                             ------------------------------------------------------------------------------
                                                     1999           1998           1997           1996            1995
                                             ------------------------------------------------------------------------------
Results of Operations (1)
---------------------------------------------------------------------------------------------------------------------------
Total revenue                                     $ 181,324      $ 168,258      $ 125,786      $ 125,269         $ 114,005
---------------------------------------------------------------------------------------------------------------------------
Costs and expenses                                  166,158        155,186        121,366        108,994           101,090
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes                           15,166         13,072          4,420         16,275            12,915
---------------------------------------------------------------------------------------------------------------------------
Net income                                            8,628          6,607          2,073          9,675             7,819
---------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share (2)                       $ 1.32         $ 0.98         $ 0.31         $ 1.45            $ 1.24
---------------------------------------------------------------------------------------------------------------------------
Diluted weighted average number of
 shares outstanding (2)                               6,550          6,758          6,725          6,663             6,290
---------------------------------------------------------------------------------------------------------------------------

Balance Sheet Data
---------------------------------------------------------------------------------------------------------------------------
Working capital                                     $ 9,111       $ 15,281       $ 15,491       $ 25,342          $ 13,134
---------------------------------------------------------------------------------------------------------------------------
Total assets                                        120,592        114,595         81,704         73,935            60,231
---------------------------------------------------------------------------------------------------------------------------
Long-term obligations (3)                            20,270         10,850         10,597          8,768             7,360
---------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                                 55,982         56,818         50,450         47,801            33,626
---------------------------------------------------------------------------------------------------------------------------
Total debt-to-equity ratio                              43%            25%            25%            17%               28%
---------------------------------------------------------------------------------------------------------------------------
Return on average equity                                15%            12%             4%            24%               27%
---------------------------------------------------------------------------------------------------------------------------

Stock Price Ranges
---------------------------------------------------------------------------------------------------------------------------
Low price                                            $ 9.63        $ 11.00         $ 8.75        $ 15.00            $ 6.89
---------------------------------------------------------------------------------------------------------------------------
High price                                            19.00          15.75          23.50          27.50             19.50
---------------------------------------------------------------------------------------------------------------------------

(1) See Note C to the Consolidated Financial Statements for information regarding acquisitions.
(2) See Note K to the Consolidated Financial Statements for information regarding earnings per share.
(3) Long-term obligations above includes Long-term debt and other obligations and Deferred compensation.

                               ARTHUR ANDERSEN LLP

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders of Right Management Consultants, Inc.:


We have audited the accompanying consolidated balance sheets of Right Management Consultants, Inc. (a Pennsylvania corporation) and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Right Management Consultants, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.



                                       /S/ ARTHUR ANDERSEN LLP


Philadelphia, Pennsylvania
   January 29, 2000

                                       Right Management Consultants, Inc.
                                           Consolidated Balance Sheets
                                    (Dollars in Thousands Except Share Data)


                                                                                             December 31,
                                                                                        1999             1998


                                                     Assets

Current Assets:
  Cash and cash equivalents                                                           $ 11,187         $ 20,800
  Accounts receivable, trade, net of allowance for doubtful accounts
    of $1,467 and $1,066 in 1999 and 1998, respectively                                 34,042           33,271
  Royalties and fees receivable from Affiliates                                          2,831            3,809
  Prepaid expenses and other current assets                                              3,270            2,189
  Deferred income taxes                                                                  1,122              815
                                                                                    -----------     ------------
       Total current assets                                                             52,452           60,884

Property and equipment, net                                                             18,488           15,983

Intangible assets, net                                                                  43,730           33,947
Equity investment in joint venture                                                       2,130                -
Deferred income taxes                                                                    1,792            1,937
Other                                                                                    2,000            1,844
                                                                                    -----------     ------------
       Total Assets                                                                   $120,592         $114,595
                                                                                    ===========     ============



                                      Liabilities and Shareholders' Equity


Current Liabilities:
  Current portion of long-term debt and other obligations                              $ 6,008          $ 5,124
  Accounts payable                                                                       7,694            7,514
  Commissions payable                                                                    1,897            2,572
  Accrued incentive compensation and benefits                                           12,341           15,490
  Other accrued expenses                                                                 7,337            8,191
  Deferred income                                                                        8,064            6,712
                                                                                    -----------     ------------
       Total current liabilities                                                        43,341           45,603
                                                                                    -----------     ------------

Long-term debt and other obligations                                                    18,279            9,065
                                                                                    -----------     ------------

Deferred compensation                                                                    1,991            1,785
                                                                                    -----------     ------------

Minority interests in subsidiaries                                                         999            1,324
                                                                                    -----------     ------------

Commitments and Contingent Liabilities (Notes E, G and I)

Shareholders' Equity (Note J):
  Preferred stock, no par value; 1,000,000 shares authorized; no
    shares issued                                                                            -                -
  Common stock, $.01 par value; 20,000,000 shares authorized;
    7,512,193 and 7,255,765 shares issued in 1999 and 1998, respectively                    75               72
  Additional paid-in capital                                                            19,340           16,448
  Retained earnings                                                                     53,598           44,970
  Accumulated other comprehensive income                                                  (938)            (727)
                                                                                    -----------     ------------
                                                                                        72,075           60,763
  Less treasury stock, at cost, 1,494,552 and 547,952 shares in 1999
    and 1998, respectively                                                             (16,093)          (3,945)
                                                                                    -----------     ------------
       Total shareholders' equity                                                       55,982           56,818
                                                                                    -----------     ------------
       Total Liabilities and Shareholders' Equity                                     $120,592         $114,595
                                                                                    ===========     ============

            The accompanying notes are an integral part of these consolidated financial statements.

                                             Right Management Consultants, Inc.
                                              Consolidated Statements of Income
                              (Dollars and Shares in Thousands Except Earnings per Share Data)

                                                                                         Year Ended December 31,
                                                                                1999              1998              1997
                                                                                -----             -----             ----

   Revenue:
   Company office revenue                                                     $ 176,980         $ 163,847         $ 122,281
   Affiliate royalties                                                            4,344             4,411             3,505
                                                                          --------------    --------------    --------------

   Total revenue                                                                181,324           168,258           125,786
                                                                          --------------    --------------    --------------

   Expenses:
   Consultants' compensation                                                     71,306            68,550            52,085
   Office sales and consulting support                                           12,282            10,854             7,291
   Office depreciation                                                            5,169             4,047             3,200
   Office administration                                                         56,565            52,007            44,502
   General sales and administration                                              14,911            15,007            10,209
   Corporate depreciation and amortization                                        5,250             3,992             3,294
   Restructuring costs (Note B)                                                       -                 -               630
                                                                          --------------    --------------    --------------

                                                                                165,483           154,457           121,211
                                                                          --------------    --------------    --------------

   Income from operations                                                        15,841            13,801             4,575
                                                                          --------------    --------------    --------------

   Other income (expense):

   Interest income                                                                  713               496               663
   Interest expense                                                              (1,388)           (1,225)             (818)
                                                                          --------------    --------------    --------------

                                                                                   (675)             (729)             (155)
                                                                          --------------    --------------    --------------

   Income before income taxes                                                    15,166            13,072             4,420

   Provision for income taxes                                                     6,485             5,882             2,009

   Minority interests in net income of subsidiaries                                 343               583               338

   Equity in earnings of unconsolidated joint venture                               290                 -                 -
                                                                          --------------    --------------    --------------

   Net income                                                                   $ 8,628           $ 6,607           $ 2,073
                                                                          ==============    ==============    ==============

   Basic earnings per share                                                      $ 1.33            $ 0.99            $ 0.31
                                                                          ==============    ==============    ==============

   Diluted earnings per share                                                    $ 1.32            $ 0.98            $ 0.31
                                                                          ==============    ==============    ==============

   Basic weighted average shares outstanding                                      6,487             6,674             6,596
                                                                          ==============    ==============    ==============

   Diluted weighted average shares outstanding                                    6,550             6,758             6,725
                                                                          ==============    ==============    ==============

                  The accompanying notes are an integral part of these consolidated financial statements.

                                                 Right Management Consultants, Inc.
                                           Consolidated Statements of Shareholders' Equity
                                              (Dollars in Thousands Except Share Data)

                                                                                      Accumulated
                                                                                        Other                              Total
                                         Common Stock       Additional     Retained Comprehensive     Treasury Stock   Shareholders'
                                     Shares     Par Value Paid-in Capital  Earnings     Income     Shares       Cost      Equity
Balance, December 31, 1996         6,713,573          $67     $11,956      $36,290       $5      252,952       $(517)     $47,801

Stock options exercised              236,095            3       1,198           --       --           --          --        1,201

Tax benefit from exercise
of stock options                          --           --         597           --       --           --          --          597

Davidson & Associates
 acquisition (Note C)                 96,577            1         988           --       --           --          --          989

Shares issued under the Employee
Stock Purchase Plan                   37,859           --         386           --       --           --          --          386

Restricted stock compensation             --           --        (633)          --       --           --          --         (633)

Repurchase of common stock                --           --          --           --       --      127,500      (1,379)      (1,379)

Comprehensive Income:

Net income                                --           --          --        2,073       --           --          --        2,073

Translation adjustment                    --           --          --           --     (585)          --          --         (585)
                                                                                                                       ----------
   Total comprehensive income                                                                                               1,488
                                  ----------   ----------  ----------   ----------   ------   ----------  ----------   ----------

Balance, December 31, 1997         7,084,104          $71     $14,492      $38,363    $(580)     380,452     $(1,896)     $50,450

Stock options exercised              169,500            1       1,208           --       --           --          --        1,209

Tax benefit from exercise
of stock options                          --           --         364           --       --           --          --          364

Shares issued under the Employee
Stock Purchase Plan                   36,151           --         384           --       --           --          --          384

Restricted stock
 forfeiture/cancellations            (33,990)          --          --           --       --           --          --           --

Repurchase of common stock                --           --          --           --       --      167,500      (2,049)      (2,049)

Comprehensive Income:

Net income                                --           --          --        6,607       --           --          --        6,607

Translation adjustment                    --           --          --           --     (147)          --          --         (147)
                                                                                                                       ----------
   Total comprehensive income                                                                                               6,460
                                  ----------   ----------  ----------   ----------   ------   ----------  ----------   ----------

Balance, December 31, 1998         7,255,765          $72     $16,448      $44,970    $(727)     547,952     $(3,945)     $56,818

Stock options exercised              215,296            3       1,778           --       --           --          --        1,781

Tax benefit from exercise
of stock options                          --           --         324           --       --           --          --          324

Award of common stock                  7,000           --         100           --       --           --          --          100

Shares issued under the Employee
Stock Purchase Plan                   55,582           --         690           --       --           --          --          690

Restricted stock
 forfeiture/cancellations            (21,450)          --          --           --       --           --          --           --

Repurchase of common stock                --           --          --           --       --      946,600     (12,148)     (12,148)

Comprehensive Income:

Net income                                --           --          --        8,628       --           --          --        8,628

Translation adjustment                    --           --          --           --     (211)          --          --         (211)
                                                                                                                       ----------
   Total comprehensive income                                                                                               8,417
                                  ----------   ----------  ----------   ----------   ------   ----------  ----------   ----------

Balance, December 31, 1999         7,512,193          $75     $19,340      $53,598    $(938)   1,494,552    $(16,093)     $55,982
                                  ==========   ==========  ==========   ==========   ======   ==========  ==========   ==========

                     The accompanying notes are an integral part of these consolidated financial statements.

                            Right Management Consultants, Inc.
                           Consolidated Statements of Cash Flows
                                  (Dollars in Thousands)

                                                               Year Ended December 31,
                                                             1999       1998       1997
                                                           --------   --------   --------
Operating Activities:
  Net income                                                 $8,628     $6,607     $2,073
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                          10,419      8,039      6,494
      Deferred income taxes                                    (162)      (252)      (510)
      Restricted stock compensation                              --         --       (633)
      Restructuring costs (Note B)                               --         --        630
      Revenue recognized upon completion of incomplete
       contracts assumed in acquisitions                       (609)       (90)      (807)
      Provision for doubtful accounts                           614        576        329
      Minority interests in net income of subsidiaries
       and capital contributions                                392        583        338
      Equity in earnings of unconsolidated joint venture       (290)        --         --
      Other non-cash items                                      272        411       (332)
      Changes in operating accounts:
        Accounts receivable, trade and from Affiliates        1,837    (13,273)       531
        Prepaid expenses and other assets                      (604)      (582)      (596)
        Accounts payable and accrued expenses                (7,266)    19,925     (5,620)
        Commissions payable and other liabilities              (694)     1,141      1,414
        Deferred income                                       1,352      3,785       (941)
                                                           --------   --------   --------

  Net cash provided by operating activities                  13,889     26,870      2,370
                                                           --------   --------   --------

Investing Activities:
  Purchase of property and equipment                         (8,876)    (7,786)    (5,201)
  Equity investment                                          (1,680)        --         --
  Net cash paid for acquisitions and earnouts               (12,480)    (6,285)   (13,199)
                                                           --------   --------   --------

  Net cash utilized by investing activities                 (23,036)   (14,071)   (18,400)
                                                           --------   --------   --------

Financing Activities:
  Borrowings under credit agreements                         15,366      6,012      7,500
  Payment of long-term debt and other obligations            (6,346)    (4,770)    (2,458)
  Cash dividends declared and paid to minority
     interests (Note J)                                         (70)      (670)        --
  Tax benefit from the exercise of stock options                324        364        597
  Repurchase of common stock                                (12,148)    (2,049)    (1,379)
  Proceeds from stock issuances                               2,571      1,593      1,587
                                                           --------   --------   --------

  Net cash (utilized by) provided by financing activities      (303)       480      5,847
                                                           --------   --------   --------

Effect of exchange rate changes on cash and
 cash equivalents                                              (163)       (62)      (289)
                                                           --------   --------   --------

Increase (decrease) in cash and cash equivalents             (9,613)    13,217    (10,472)

Cash and cash equivalents, beginning of year                 20,800      7,583     18,055
                                                           --------   --------   --------

Cash and cash equivalents, end of year                      $11,187    $20,800     $7,583
                                                           ========   ========   ========

Supplemental Disclosures of Cash Flow Information
  Cash paid for:

     Interest                                                $1,229     $1,019       $687
                                                           ========   ========   ========

     Income taxes                                            $6,820     $3,031     $3,395
                                                           ========   ========   ========

 The accompanying notes are an integral part of these consolidated financial statements.


                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

Description of Business

Right Management Consultants, Inc. (the "Company") operations are segregated into two lines of business: career transition and human resources (including career management) consulting. Through a worldwide network of Company and Affiliate offices, Right Management Consultants, Inc. develops and delivers career transition services and provides human resources and career management consulting services, specializing in helping companies with building competencies, organizational change, leadership development, employee communication and talent management. The Company primarily delivers its services to mid-size and large industrial and service companies, with no concentration in specific companies or industries.

Principles of Consolidation

The consolidated financial statements include the accounts of Right Management Consultants, Inc. and its wholly-owned and majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. The Company's investment in a Japanese joint venture, in which it owns a 20% interest, is accounted for using the equity method.

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

Intangible Assets
                                                                Amortization
                                      (Dollars in Thousands)       Period
                                       1999           1998         (Years)
                                       ----           ----         -------

Goodwill                             $53,728        $40,782        15 to 40
Other                                  1,526          1,279            5
                                     -------        -------
                                      55,254         42,061
Less accumulated amortization         11,524          8,114
                                     -------        -------
                                     $43,730        $33,947
                                     =======        =======

Amortization of these intangible assets was $3,433,000, $2,761,000 and $2,311,000 in 1999, 1998 and 1997, respectively.

Impairment of Long-Lived Assets

Pursuant to Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of", the Company is required to evaluate the potential impairment of long-lived assets and certain intangible assets on a periodic basis. The Company reviews the realizability of its long-lived assets and certain intangible assets by analyzing the projected cash flows and profitability of the acquired entities and adjusts the net book value of recorded assets when necessary. No material adjustments have been recorded during the three-year period ended December 31, 1999.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (Continued)

Accounting for Interest Rate Swaps

In June 1998, SFAS No. 133, " Accounting for Derivative Instruments and Hedging Activities, " was issued and is effective for fiscal years beginning after June 15, 2000. SFAS No. 133, as it applies to the Company, requires the impact of fluctuations in interest rates on hedging instruments to be reported in other comprehensive income. The Company uses interest rate swaps to reduce exposure to adverse fluctuations in interest rates. While these hedging instruments are subject to fluctuations in value, such fluctuations are offset by the change in value of the underlying exposures being hedged. The Company will adopt SFAS No. 133 effective January 1, 2001. Management believes that the adoption of SFAS No. 133 will not have a material impact on the Company's financial position or results of operations.

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

Currency Translation

The accounts of international subsidiaries are translated in accordance with SFAS No. 52, "Foreign Currency Translation", which requires that assets and liabilities of international operations be translated using the exchange rate in effect at the balance sheet date, and that the results of operations be translated at average exchange rates during the year. The effects of exchange rate fluctuations in translating assets and liabilities of international operations into U.S. dollars are accumulated and reflected as the cumulative translation adjustment in shareholders' equity. The effects of exchange rate fluctuations in translating the foreign currency transactions are included in general sales and administration expense for 1999, 1998 and 1997. There were no material transaction gains or losses in the accompanying Consolidated Financial Statements during the three-year period ended December 31, 1999.

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

New Accounting Pronouncement

In December 1999, the Securities and Exchanges Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements". SAB No. 101 expresses the views of the SEC staff in applying generally accepted accounting principles to certain transactions. The Company is in the process of analyzing the impact of SAB No. 101 on its Consolidated Financial Statements and related disclosure.

Reclassifications

Certain amounts have been reclassified in the prior years' Consolidated Financial Statements and Notes to Consolidated Financial Statements to conform with the 1999 presentation.

NOTE B - RESTRUCTURING COSTS

During the first quarter 1997, the Company announced a corporate restructuring. The restructuring charge of $630,000 ($380,000 or $0.06, net of taxes) was primarily for severance payments related to reductions in employees and lease termination costs for the closure of several small "satellite" offices with limited future economic benefit to the Company. The Company completed all payments for severance and office closures during 1998.

NOTE C - ACQUISITIONS AND LICENSING AGREEMENT

1999 Transactions

Effective January 1, 1999, the Company acquired the outstanding stock of two European consulting firms and one European career transition firm for a combination of cash and future defined contingent payments. The firms included Groupe ARJ, with offices in Lyon and Paris France, Jouret Management Center, based in Brussels, Belgium, and N.V. Claessens Belgium, S.A., with four offices in Belgium.

Effective August 1, 1999 the Company acquired the assets of Transition Management, Inc., a career transition firm with offices in Salt Lake City and Ogden, Utah, for a combination of cash and future defined contingent payments. Also effective August 1, 1999, the Company acquired the outstanding stock of the

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C - ACQUISITIONS AND LICENSING AGREEMENT (Continued)

consulting firm Key Management Strategies, located near Philadelphia, Pennsylvania, for a combination of cash and future defined contingent payments.

Effective September 1, 1999, the Company acquired the outstanding stock of Mainstream Access Corporation, a career transition firm with offices in eleven cities throughout Canada, for a combination of cash and future defined contingent payments.

Effective September 30, 1999, the Company acquired an additional interest in Davidson & Associates, a career transition firm with offices throughout Australia, New Zealand, Singapore and Hong Kong, increasing its then total ownership from 51% to 64%. As of January 1, 2000, the Company acquired the remaining 36% minority interest in Davidson & Associates (See Note M).

As of January 1, 2000, the Company purchased the remaining minority-interest in its U.S. joint venture, TEAMS, Inc., a technology-based assessment firm located in Tempe, Arizona.

The aggregate purchase price for the acquisitions made during 1999 totaled approximately $11,338,000, including costs of acquisitions and have been accounted for using the purchase method. The purchase price exceeded the fair value of the assets acquired by $13,226,000. The purchase price allocations for the 1999 acquisitions are based upon information available at this time and are subject to change. The Company has funded $8,400,000 of these acquisitions through borrowings under the Credit Agreement (See Note E).

The Company acquired $1,246,000 in cash from these acquisitions resulting in net cash paid of approximately $10,092,000, including costs of acquisitions. In addition, during 1999, the Company paid approximately $2,388,000 in earnout payments related to acquisitions made in prior years. The net cash paid for these acquisitions and earnouts amounted to $12,480,000.

Effective April 1, 1999, the Company acquired a 20% equity interest in Way Station, Inc., a leading career transition consulting firm in Japan, with offices in eight cities throughout Japan. The purchase price of this interest approximated $1,680,000, which was paid in cash, and has been accounted for using the equity method. At December 31, 1999 the total equity investment in Way Station was $2,130,000, including the excess of the cost of the investment over the underlying equity acquired. The excess amount will be amortized over a period of 15 years. There were no intercompany transactions made with Way Station during 1999. The equity in earnings of Way Station was recorded net of tax, and is reflected in the accompanying Consolidated Statements of Income.

1998 Transactions

Effective January 1, 1998, the Company acquired certain assets and the business of Manus Associates ("Manus"), a Stamford, Connecticut human resource consulting firm, for a combination of cash and future defined incentives. The Company borrowed the full purchase price of $3,600,000 from its revolving credit facility in order to complete this transaction.

Effective April 1, 1998, the Company acquired 51% of the outstanding shares of TEAMS, Inc. ("TEAMS"), a technology-based assessment firm specializing in 360-degree feedback instruments to support a wide spectrum of organizational

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C - ACQUISITIONS AND LICENSING AGREEMENT (Continued)

change initiatives. The purchase price of this acquisition, including costs of acquisition, approximated $2,308,000. The Company borrowed $2,300,000 from its revolving credit facility in order to complete this transaction.

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

The following represents the assets acquired and liabilities assumed to arrive at net cash paid for acquisitions discussed above for each of the two years in the period ended December 31, 1999:

                                                               (Dollars in Thousands)
                                                               Year Ended December 31,
                                                            1999                    1998
                                                           ------                  -----
Assets acquired:
Accounts receivable                                        $2,244                   $ 12
Prepaid expenses and other assets                             538                    121
Fixed assets                                                  695                    245
Intangible assets                                          13,226                  6,375
                                                           ------                  -----
                                                           16,703                  6,753
                                                           ------                  -----
Liabilities acquired:
Current portion of long-term debt                           1,114                     --
Accounts payable and accrued expenses                       3,044                    104
Assumption of incomplete contracts                            609                     90
Long-term debt                                                103                    274
                                                           ------                  -----
                                                            4,870                    468
Additional equity acquired in Davidson & Associates           647                     --
                                                           ------                  -----
Cash paid for acquisitions, net of cash acquired          $12,480                 $6,285
                                                          =======                 ======


Each acquisition has been accounted for as a purchase and the operating results of each entity have been consolidated with the Company's results since the effective date of the respective acquisition. The purchase price of each acquisition has been allocated to the assets acquired based upon their estimated fair value at the date of acquisition.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C - ACQUISITIONS AND LICENSING AGREEMENT (Continued)

The unaudited pro forma results of operations for each of the two years in the period ended December 31, 1999, reflecting the combined results of the Company and the acquisitions detailed above as if the acquisitions had occurred at January 1, 1998, are presented as follows:


                                   (Dollars in Thousands)
                                   Year Ended December 31,
                                    1999             1998

Revenues                          $185,865        $182,443
                                  ========        ========

Income before income taxes        $ 15,898        $ 13,678
                                  ========        ========

Net income                        $  9,150        $  7,481
                                  ========        ========

Diluted earnings per share        $   1.40        $   1.11
                                  ========        ========


NOTE D - PROPERTY AND EQUIPMENT

                                                (Dollars in Thousands)
                                                     December 31,
                                               1999                1998
                                               ----                ----
    Furniture and computer equipment         $39,783             $32,125
    Leasehold improvements                     7,192               5,944
                                             -------             -------
                                              46,975              38,069
    Less accumulated depreciation             28,487              22,086
                                             -------             -------
                                             $18,488             $15,983
                                             =======             =======

Depreciation expense was $6,986,000, $5,278,000, and $4,183,000 in 1999, 1998,
and 1997, respectively.

NOTE E - DEBT AND OTHER OBLIGATIONS

Credit Agreement

The Company has a Credit Agreement (the "Credit Agreement") with its two primary lenders (the "Lenders") that includes an unsecured revolving line of credit up to $40,000,000. The Credit Agreement has a three-year maturity. Subsequent to the first anniversary, and annually thereafter, the Company has the ability to extend the Credit Agreement for an additional year upon Lenders' approval. The Company has extended the Credit Agreement, with the most recent extension to the Credit Agreement having a maturity date of December 31, 2001. The Company may borrow, repay and re-borrow during the term of the Credit Agreement, with any balance due at maturity. Interest rates are tiered at LIBOR plus a margin contingent upon certain financial ratios of the Company. The Company also has the option to borrow at a base rate equal to the lesser of the Lenders' Prime Rate less 1/4% or the Federal Funds Effective Rate plus 1%.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - DEBT AND OTHER OBLIGATIONS (Continued)

Long-term debt and other obligations consist of the following:

                                                                                          (Dollars in Thousands)
                                                                                               December 31,
                                                                                          1999               1998
                                                                                        -------            -------
Floating rate borrowings under the Credit Agreement, with monthly interest
 payments bearing interest at 4.99% at December 31, 1999                                $ 6,500            $    --

Borrowings under the Credit Agreement, bearing interest at a weighted
 average variable rate of 6.92% and 6.06% for 1999 and 1998, respectively                16,883             13,516
Other                                                                                       904                673
                                                                                        -------            -------
                                                                                         24,287             14,189
Less current portion                                                                      6,008              5,124
                                                                                        -------            -------
                                                                                        $18,279            $ 9,065
                                                                                        =======            =======

Under the Credit Agreement, the major covenants require the maintenance of certain minimum financial ratios and restrict the level of indebtedness with other banks, as defined. At December 31, 1999, the Company is in compliance with all such covenants.

For the years subsequent to December 31, 1999, aggregate maturities on long-term debt and other obligations, are as follows:

                                              (Dollars in Thousands)
             Year Ending December 31,                  Amount
             -------------------------                -------
                   2000                               $ 6,008
                   2001                                17,894
                   2002                                   193
                   2003                                   132
                   2004                                    60
                                                     --------
                                                      $24,287
                                                     ========

The Company intends to make scheduled quarterly payments during 2000 to reduce the outstanding balance under the Credit Agreement to agree with the notional principal balance under its fixed interest rate swap agreements. Therefore, the scheduled 2000 payments are presented in the current portion of the long term debt. The remaining amounts due under the Credit Agreement is shown as maturing as of December 31, 2001.

Interest Rate Swaps

At December 31, 1999, the Company had entered into six fixed interest rate swap agreements ("Swap Agreements"), respectively, with an aggregate notional principal of $16,883,000 with scheduled quarterly reductions of notional principal over three to five years. The fixed interest rates under these Swap Agreements range from 5.79% to 7.10% at December 31, 1999. The purpose of these Swap Agreements is to fix interest rates on variable rate debt and reduce exposure to interest rate fluctuations. Under these

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - DEBT AND OTHER OBLIGATIONS (Continued)

Swap Agreements, the Company pays its Lenders interest at a weighted average fixed rate of 6.83% and its Lenders are paying the Company interest at a weighted average variable rate of 6.92% at December 31, 1999. The notional amounts do not represent amounts exchanged by the parties and thus are not a measure of exposure of the Company. The amounts exchanged are normally based on the notional amounts and other terms of the swaps. The weighted average variable rates are subject to change over time as LIBOR fluctuates.

At December 31, 1999, the Company has no exposure to credit loss on these interest rate swaps. The Company is not a party to leveraged derivatives and does not hold or issue financial instruments for speculative purposes. The Company has made adjustments to interest expense for the net cash paid or received on interest rate swap agreements. The impact of the above interest rate swap agreements on interest expense has been immaterial to date.

NOTE  F - INCOME TAXES

The provision for income taxes consists of the following:

                                                                   (Dollars in Thousands)
                                                                  Year Ended December 31,
                                                       1999                  1998                 1997
                                                      ------               ------               ------
Current:
  Federal                                             $4,971               $3,499               $1,388
  State                                                  662                  662                  561
  Foreign                                              1,014                1,973                  570
                                                      ------               ------               ------
                                                       6,647                6,134                2,519
                                                      ------               ------               ------
Deferred:
  Federal                                               (194)                (295)                (226)
  State                                                  (44)                 (58)                  60
  Foreign                                                 76                  101                   51
                                                      ------               ------               ------
                                                        (162)                (252)                (115)
                                                      ------               ------               ------
Utilization and benefit of foreign operating
  loss carryforwards                                     ---                  ---                 (203)
                                                      ------               ------               ------
                                                       6,485                5,882                2,201
Provision for valuation allowance                        ---                  ---                 (192)
                                                      ------               ------               ------
                                                      $6,485               $5,882               $2,009
                                                      ======               ======               ======

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  F - INCOME TAXES (Continued)

The total tax provision for each year differs from the amount that would have been provided by applying the statutory U.S. Federal income tax rate to income before income taxes. The reconciliation of these differences is as follows:

                                                             Year Ended December 31,
                                                          1999         1998         1997
                                                          ----         ----         ----
U.S. Federal income tax rate                              34%           34%         34%
State income taxes, net of federal tax benefit             3             3           4
Nondeductible expenses                                     4             2           4
Foreign earnings not subject to U.S. Federal
  income tax, net of foreign taxes                         1             2           1
Deferred tax valuation allowance                           -             -          (4)
Other                                                      1             4           6
                                                          --            --          --
                                                          43%           45%         45%
                                                          ===           ===         ===

Income before income taxes is comprised of domestic and foreign components, respectively, as follows: 1999 -- $12,781,000 and $2,385,000, 1998 -- $7,488,000
and $5,584,000, and 1997 -- $1,565,000 and $2,855,000.

Deferred income taxes arise primarily as a result of utilizing depreciation lives for income tax reporting that are in excess of those used for financial reporting purposes, as well as recognizing deferred compensation expense, the provision for doubtful accounts and certain accrued expenses for financial reporting purposes, which are not currently deductible for income tax purposes.

Taxes on income of international subsidiaries are provided at the tax rates applicable to their respective tax jurisdictions. The Company's share of the cumulative undistributed earnings of such subsidiaries was approximately $9,668,000 and $8,093,000 at December 31, 1999 and 1998, respectively. No provision has been made for additional income taxes on the undistributed earnings of the international subsidiaries because earnings are expected to be reinvested indefinitely in the subsidiaries' operations or because under existing law, international tax credits would be available to substantially reduce U.S. taxes payable in the event of distribution.

The deferred tax asset as of December 31, 1999 and 1998 is comprised of the following:

                                                                        (Dollars in Thousands)
                                                                             December 31,
                                                                   1999                       1998
                                                                   ----                       ----
    Allowance for doubtful accounts                                $ 492                      $ 409
    Accruals not currently deductible for income taxes               631                        406
    Deferred compensation                                            740                        687
    Depreciation and amortization                                  1,051                      1,175
    Tax benefit of foreign net operating losses                       --                         75
                                                                 -------                    -------
    Net deferred tax asset                                       $ 2,914                    $ 2,752
                                                                 =======                    =======

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

The Company accounts for this Plan in accordance with the provisions of SFAS No. 87, "Employer's Accounting for Pensions." SFAS No. 87 requires the Company to recognize a liability equal to the amount by which the actuarial present value of the accumulated benefit obligation exceeds the fair value of the Plan's assets. This liability was approximately $1,166,000 and $1,116,000 for 1999 and 1998, respectively, using a discount rate of 7.25%. Since the Plan is not funded by the Company, the recorded liability equals the present value of the accumulated benefit obligation.

The Company has non-qualified supplemental executive retirement plans for its Chief Executive Officer, Vice Chairman and President/Chief Operating Officer to which a percentage of compensation, including base salary and incentive bonuses, is credited annually. Deferred amounts earn annual interest equal to the two-year Guaranteed Investment Contract Index on November 30 of the current plan year, or 6%, whichever is higher (6% at both November 30, 1999 and 1998). The account balance is payable as a life annuity in equal monthly installments with interest on the unpaid balance upon termination of service with the Company. The Chief Executive Officer and Vice Chairman's interest in the plans vest at the rate of 10% and 20% per year, respectively, which began in 1993 and 1996, respectively. The President's interest in the plan vests at 20% per year which begins at the age of 61. Since these plans are not funded by the Company, the recorded liabilities equal the present value of the accumulated benefit obligation.

The Company also maintains life insurance policies (with face amounts totaling $6,750,000) on the lives of key executives, naming the Company as the beneficiary. The cash surrender value of these policies (totaling $1,191,000 as of December 31, 1999) is included in the Other non-current assets section of the Consolidated Balance Sheets.

The Company also maintains employment agreements and incentive compensation agreements with certain key management employees. The agreements typically result from the Company's acquisitions of outside firms. The agreements provide for additional compensation over and above the individual's annual salary, based upon the achievement of certain levels of overall Company, group or region performance. Certain of these agreements include provisions for continuation of salaries upon a change in control or termination without cause, as defined in the agreements. These agreements provide for aggregate minimum annual compensation for these employees of approximately $2,959,000 in 2000, $1,938,000 in 2001 and $295,000 in 2002.

Effective January 1, 2000 the Company has established a non-qualified supplemental executive retirement plan for its executive officers and other key employees for the purpose of providing supplemental income benefits to plan participants or their survivors upon participants' retirement or death. Benefits payable under this plan are based on a defined percentage of an average of a participants three highest consecutive annual salaries. The plan expense expected for fiscal 2000 will be approximately $500,000.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H - EMPLOYEE BENEFIT PLANS

The Company maintains a defined contribution savings plan, available to substantially all employees, under Section 401(k) of the Internal Revenue Code. Under this plan, the Company will contribute 25% of the participating employee's annual contribution. In 1999 and 1998, in connection with achieving a certain level of targeted Company profits, the Company contributed an additional 12.5% of the participating employee's contribution for a total of 37.5%. The Company made no additional contribution for 1997 based on the Company's failure to meet internal targets. Employee contributions are generally limited to 10% of their compensation subject to Internal Revenue Code limitations. Company contributions were approximately $838,000, $764,000, and $469,000 for 1999, 1998 and 1997,
respectively.

In addition, the Company maintains a non-qualified deferred compensation plan for certain employees. Under the plan, participants may defer payment of up to 10% of their annual cash compensation reduced by amounts contributed to the Company's 401(k) plan. Deferred amounts earn annual interest equal to the two-year Guaranteed Investment Contract Index on November 30 preceding each plan year or 6%, whichever is higher (6% at both November 30, 1999 and 1998). The deferred amounts will be paid from the general assets of the Company and are included in deferred compensation as of December 31, 1999 and 1998.

NOTE I - LEASE OBLIGATIONS

The Company leases office space and equipment at various locations and accounts for these obligations as operating leases. Rentals relating to these leases are recorded on a straight-line basis. Rental expense approximated $16,695,000, $16,037,000 and $14,350,000 in 1999, 1998, and 1997, respectively. Contingent rentals may be due each year under the terms of the various office space leases as the result of certain increases in building operating expenses over the base year amounts. The following is a schedule, by year, of future minimum rental payments required under operating leases with remaining non-cancelable lease terms in excess of one year as of December 31, 1999:


                                     (Dollars in Thousands)
Year Ending December 31,                    Amount
-------------------------                   ------
         2000                              $15,371
         2001                               12,699
         2002                                8,338
         2003                                4,967
         2004                                2,973
2005 and subsequent years                    1,203

NOTE J - SHAREHOLDERS' EQUITY

Stock Option Plans

The Company has a 1986 Stock Option Plan (the "1986 Plan") under which 968,000 shares of Common Shares are reserved for issuance upon the exercise of incentive stock options, stock appreciation rights or non-qualified stock options that may be granted to employees. Outstanding options granted under this plan

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE J - SHAREHOLDERS' EQUITY (Continued)

are exercisable, cumulatively, in three or four equal annual installments beginning one year from the date of grant. Effective September 8, 1996, no further stock options can be granted under the 1986 Plan.

The Company also has a 1993 Stock Incentive Plan, as amended in 1999, with 3,225,000 shares of Common Shares reserved for issuance upon the exercise of incentive stock options or non-qualified stock options that may be granted to employees. Outstanding options granted under this plan have ten-year terms and are exercisable, cumulatively, in three equal annual installments, beginning one year from the date of grant. At December 31, 1999, 1,239,999 shares were available for issuance under this plan.

In addition, in January 1995, the Company Shareholders adopted amendments to the 1993 Stock Incentive Plan permitting awards of restricted stock under such plan. The amendments to the 1993 Stock Incentive Plan permit awards of up to an aggregate of 675,000 shares of the Company's Common Shares to certain officers and key employees. Restrictions generally limit the sale or transfer of the shares during a restricted period of approximately three years. Thereafter, the restricted stock will either vest, in whole or in part, with the participant or be forfeited, in whole or in part, back to the Company based on its earnings performance for this three year period. During 1996 and 1995, 29,250 and 44,550 shares of restricted stock were awarded, respectively. Also during 1996 and 1995, approximately $658,000 and $230,000, respectively, was charged to general sales and administration expenses for compensation expense related to these shares. Due to the Company's decreasing stock price during 1997 and the forfeiture of certain awards, total compensation expense related to restricted stock grants included within general sales and administration expenses was reduced by approximately $633,000 in 1997 and no compensation expense related to restricted stock grants was charged in 1998. Due to employment terminations, 4,200 and 21,750 shares of restricted stock awards were canceled in 1999 and 1998, respectively. Pursuant to the Restricted Stock Award Agreements dated January 1, 1996 and 1995, under the 1993 Stock Incentive Plan, 17,250 and 12,240 restricted shares were forfeited in 1999 and 1998, respectively, due to the Company's failure to achieve certain earnings per share targets.

The Company also has a Directors' Stock Option Plan, under which 225,000 shares of Common Shares are reserved for issuance upon the exercise of incentive stock options or non-qualified stock options that may be granted to non-employee Directors of the Board of Directors. Outstanding options granted under this plan have five-year terms and are exercisable, cumulatively, in three equal annual installments, beginning one year from the date of grant. At December 31, 1999, 135,000 option shares were available for issuance under this plan.

The Company has elected to follow APB No. 25, "Accounting for Stock Issued to Employees" in accounting for its stock options. Under APB No. 25, no compensation expense is recognized because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of the grant. Had compensation cost for these plans been determined in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share for 1999, 1998 and 1997 would have been reduced to the following pro forma amounts:

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE J - SHAREHOLDERS' EQUITY (Continued)

                                                 Year Ended December 31,
                                        1999              1998            1997
                                        ----              ----            ----
   Net income - as reported          $8,628,000        $6,607,000      $2,073,000
   Net income - pro forma            $7,006,000        $4,788,000       $ 108,000
   Basic EPS - as reported                $1.33             $0.99           $0.31
   Basic EPS - pro forma                  $1.08             $0.72           $0.02
   Diluted EPS - as reported              $1.32             $0.98           $0.31
   Diluted EPS - pro forma                $1.07             $0.71           $0.02

The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model. Grants in 1999, 1998 and 1997 were assumed to have no dividend yield. The weighted-average assumptions used for grants in 1999 were a risk-free interest rate of 5.6%, an expected volatility of 57%, and an expected option life of 8 years. The weighted-average assumptions used for grants in 1998 and 1997 were a risk-free interest rate of 5.3% and 6.4%, respectively, an expected volatility of 75% and 70%, respectively, and an expected option life of 7 years. Under SFAS No. 123, total stock-based compensation expense, net of tax benefit, approximated $1,622,000, $1,819,000, and $1,965,000 in 1999, 1998, and 1997, respectively.

A summary of the status of the Company's stock options under its stock option plans at December 31, 1999, 1998 and 1997 and changes during the years then ended is presented in the table and narrative below:

                                                                     Year Ended December 31,
                                                   1999                         1998                            1997
                                                   ----                         ----                            ----
                                                       Weighted                        Weighted                        Weighted
                                                       Average                         Average                         Average
                                       Stock           Exercise         Stock          Exercise        Stock           Exercise
                                      Options           Price          Options          Price         Options           Price
                                      -------           -----          -------          -----         -------           -----
Outstanding at beginning of year      1,138,913         $14.14        1,200,238         $13.26        1,238,295         $10.92
Granted                                 520,074          13.24          154,250          13.42          241,788          17.31
Exercised                              (215,296)          8.28         (169,500)          7.14         (236,095)          5.08
Canceled                               (100,255)         16.15          (46,075)         14.51          (43,750)         13.08
                                      ---------         ------        ---------         ------        ---------         ------

Outstanding at end of year            1,343,436         $14.61        1,138,913         $14.14        1,200,238         $13.26

Exercisable at end of year              696,473         $15.54          764,348         $13.39          672,492         $10.93

Weighted average fair value                              $8.94                           $9.87                          $12.10
of options granted

Exercise prices for options outstanding as of December 31, 1999 ranged from $8.67 to $24.33. The weighted average remaining contractual life of these options is approximately 7 years.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE J - SHAREHOLDERS' EQUITY (Continued)

A summary of the status of the Company's stock options outstanding under its stock option plans at December 31, 1999 is presented in the table below:

                                         Stock Options Outstanding                              Stock Options Exercisable

                                                  Weighted           Weighted                                    Weighted
                           Stock Options          Average        Average Remaining         Stock Options         Average
     Range of             Outstanding at         Exercise           Contractual            Exercisable at       Exercise
 Exercise Prices         December 31, 1999         Price           Life in Years         December 31, 1999        Price
 ---------------         -----------------         -----           -------------         -----------------        -----
 $8.67 to $12.75               266,624             $11.09                9                     25,502             $11.09
 $13.25 to $18.50            1,027,937              15.17                7                    622,096              15.20
 $22.00 to $24.33               48,875              22.24                5                     48,875              22.24

Employee Stock Purchase Plan

The Company has a 1996 Employee Stock Purchase Plan (the "ESPP"), as amended in 1999, with 300,000 shares reserved for issuance under the ESPP. The ESPP permits employees to purchase Company Common Shares at 85% of the average market price on the last day of the applicable quarterly period. As amended in 1999, all Company employees are eligible to participate in the ESPP, once they have met the employment requirements as specified in the ESPP. During 1999, 1998, and 1997, 55,582, 36,151, and 37,859 shares, respectively, were purchased through the ESPP.

Repurchase of Common Shares

In March 1997, the Board of Directors (the "Board") approved a stock repurchase program under which the Company was authorized to repurchase up to 10% of its then outstanding Common Shares, or 658,628 shares. Shares repurchased are held as treasury shares and are available to the Company for any use in various benefit plans and, when authorized by the Board, for other general corporate purposes. The Board authorized Company management to pursue the repurchase program in open market transactions from time-to-time, depending upon market conditions and other factors. In September 1999, the Board expanded the stock repurchase program, authorizing the Company to repurchase an additional 10% of its then outstanding Common Shares, or 642,990 shares.

During 1999 the Company repurchased a total of 946,600 Common Shares at an aggregate purchase price of approximately $12,148,000, or $12.83 per share. The Company funded $6,500,000 of this repurchase of shares through borrowings under its Credit Agreement.

During 1998 and 1997, the Company repurchased a total of 295,000 Common Shares at an aggregate purchase price of approximately $3,428,000, or $11.62 per share.

As of December 31, 1999, the Company has repurchased a total of 1,241,600 Common Shares at an aggregate purchase price of approximately $15,576,000, or $12.55 per share, under this stock repurchase program, in addition to the Company's repurchase of 252,952 shares prior to the institution of this program.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE J - SHAREHOLDERS' EQUITY (Continued)

Dividends

The Company has never paid any dividends on its Common Shares and currently expects that all of its earnings will be retained and reinvested in the Company's business.

During 1999 and 1998, Davidson & Associates paid cash dividends to its shareholders. The Company recognized no dividend income for its majority-ownership of Davidson & Associates as this is an intercompany transaction which eliminates in consolidation. However, the Company recorded the remaining dividends declared and paid to minority shareholders as a reduction in minority interest in both 1999 and 1998.

NOTE K - EARNINGS PER SHARE

The calculations of earnings per share ("EPS") under SFAS No. 128 are detailed as follows:

                                                    Year ended December 31, 1999
                                     Income                    Shares               EPS
      Basic EPS:
      Net income                   $8,628,000                6,487,000             $1.33
                                                                                   =====
      Impact of options                   ---                   63,000
                                   ----------                ---------
      Diluted EPS:
      Net income                   $8,628,000                6,550,000             $1.32
                                   ==========                =========             =====

                                                    Year ended December 31, 1998
                                     Income                    Shares               EPS
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
                                   ==========                =========             =====

                                                    Year ended December 31, 1997
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
                                   ==========                =========             =====

For the year ended December 31, 1999, outstanding options to purchase 681,812 shares of Company Common Shares at $14.25 to $24.33 were excluded from the computation of diluted EPS, as the options' exercise price was greater than the average market price of the Common Shares.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE L - SEGMENTS

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for reporting information about operating segments and related disclosures about products and services, geographic areas, and major customers. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

The Company's operations are segregated into two lines of business: career transition and human resources (including career management) consulting ("consulting"). The Company operates these lines of business across the geographic areas of the United States, Canada, Europe and Asia-Pacific. These operations offer different services and require different marketing strategies. Career transition offers support for organizations separating employees, including assistance in handling the initial difficulties of termination, identifying continuing career goals and options, and aiding in developing skills for the search for a new job. Consulting offers help to companies with building competencies, organizational change, leadership development, employee communications and talent management. With more than 200 service locations worldwide, the Company manages operations by geographic segments to enhance global growth and establish major accounts with global clients. The Company primarily delivers its services to mid-size and large industrial and service companies, with no concentration in specific companies or industries.

Summarized operations of each of the Company's geographic segments in the aggregate for each of the three years in the period ended December 31, 1999, are as follows (See Note A for discussion relating to currency translation and Note F for discussion relating to income taxes):

                                                                (Dollars in Thousands)
1999                               United States      Canada          Europe       Asia-Pacific    Consolidated
Identifiable assets                   $86,674         $11,550         $16,267          $6,101        $120,592
                                     ========        ========        ========        ========        ========

Revenue                               134,766          11,703          20,348          14,507         181,324
                                     ========        ========        ========        ========        ========

Operating income (1)                   11,243           2,021           1,047           1,530          15,841
                                     ========        ========        ========        ========        ========

Depreciation and amortization           8,973             295             439             712          10,419
                                     ========        ========        ========        ========        ========

Capital expenditures                    7,343             225             466             842           8,876
                                     ========        ========        ========        ========        ========

(1) The operating income reported for the United States segment includes total general sales and administration and corporate depreciation and amortization expenses reported on the Consolidated Statements of Income.


                                       22

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 NOTE L - SEGMENTS (Continued)
                                                                (Dollars in Thousands)
1998                               United States      Canada          Europe       Asia-Pacific    Consolidated

Identifiable assets                   $91,588          $7,562          $9,668          $5,777        $114,595
                                     ========        ========        ========        ========        ========

Revenue                               127,353          10,884          15,836          14,185         168,258
                                     ========        ========        ========        ========        ========

Operating income (1)                    7,536           1,784           2,394           2,087          13,801
                                     ========        ========        ========        ========        ========

Depreciation and amortization           6,379             523             501             636           8,039
                                     ========        ========        ========        ========        ========

Capital expenditures                    6,250             435             298             803           7,786
                                     ========        ========        ========        ========        ========


1997                               United States      Canada          Europe       Asia-Pacific    Consolidated

Identifiable assets                   $63,881          $7,006          $5,600          $5,217         $81,704
                                     ========        ========        ========        ========        ========

Revenue                                97,358           9,784          11,475           7,169         125,786
                                     ========        ========        ========        ========        ========

Operating income (1)                    1,720           1,138             598           1,119           4,575
                                     ========        ========        ========        ========        ========

Depreciation and amortization           5,500             245             444             305           6,494
                                     ========        ========        ========        ========        ========

Capital expenditures                    3,893             126             755             427           5,201
                                     ========        ========        ========        ========        ========


(1) The operating income reported for the United States segment includes total general sales and administration and corporate depreciation and amortization expenses reported on the Consolidated Statements of Income.

Revenues and expenses of the Company's lines of business for the Company offices, excluding the total general sales and administration and depreciation and amortization expenses and Affiliate royalties, are evaluated by management. The Company does not measure assets by lines of business as assets are generally not distinctive to a particular line of business and they are not fundamental in assessing segment performance. Revenue and Company office operating income for each of the Company's lines of business in the aggregate for each of the three years for the period ended December 31, 1999, excluding the $630,000 restructuring charge (see Note B) in 1997, are as follows:

                                           (Dollars in Thousands)
1999                                  Career
                                    Transition      Consulting    Consolidated

Company office revenue               $150,296         $26,684        $176,980
                                     ========        ========        ========

Company office operating income        29,236           2,422          31,658
                                     ========        ========        ========

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 NOTE L - SEGMENTS (Continued)
                                           (Dollars in Thousands)
1998                                  Career
                                    Transition      Consulting    Consolidated

Company office revenue                 $139,903         $23,944        $163,847
                                       ========        ========        ========

Company office operating income          26,061           2,328          28,389
                                       ========        ========        ========


1997                                   Career
                                     Transition      Consulting    Consolidated

Company office revenue                 $111,181         $11,100        $122,281
                                       ========        ========        ========

Company office operating income          13,575           1,628          15,203
                                       ========        ========        ========

NOTE M - SUBSEQUENT EVENTS (Unaudited)

Subsequent to December 31, 1999, the Company acquired the remaining 36% minority-interest in Davidson & Associates. In addition, the Company acquired the outstanding stock of Career Development Group, Inc., a career transition firm based in Appleton, Wisconsin. Both transactions were effective January 1, 2000. The purchase price for these acquisitions totaled approximately $6,036,000 and will be accounted for using the purchase method.

In early 2000, the Company made borrowings of $8,000,000 under its Credit Agreement to fund earnout and bonus payments related to 1999. In connection with the acquisition of the remaining minority interest in Davidson & Associates, the Company also borrowed $4,900,000 under its Credit Agreement. As of the end of March 2000, the Company had approximately $5,500,000 available under its Credit Agreement.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

The following table sets forth results of operations before income taxes for the years indicated. Certain amounts have been reclassified in the 1998 and 1997 Consolidated Statements of Income to conform with the 1999 presentation. This discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes thereto.

                                                          (Dollars in Thousands)
                                                          Year Ended December 31,
                                                  1999              1998              1997
                                               ---------         ---------         ---------
Company office revenue                          $176,980          $163,847          $122,281
Company office expenses                         (145,322)         (135,458)         (107,078)
                                               ---------         ---------         ---------
Company office margin                             31,658            28,389            15,203
Affiliate royalties                                4,344             4,411             3,505
General sales and administration                 (14,911)          (15,007)          (10,209)
Corporate depreciation and amortization           (5,250)           (3,992)           (3,294)
Restructuring costs (Note B)                          --                --              (630)
Interest expense, net                               (675)             (729)             (155)
                                               ---------         ---------         ---------
Income before income taxes                       $15,166           $13,072            $4,420
                                               =========         =========         =========

1999 Compared to 1998

For the year ended December 31, 1999, revenue generated by Company offices increased by 8% or $13,133,000 over 1998. This increase is primarily attributable to incremental revenues from acquisitions of $10,917,000. The same office revenue on a consolidated basis was flat due to a comparison against very strong 1998 revenue contributions from these offices overall.

The Company's career transition line of business reported total revenues of $150,296,000, which represents a 7% increase over 1998. The increase is due to $3,888,000 in incremental revenues from acquisitions and an increase in same office revenue of 5%. The same office revenue, however, in the European career transition market decreased due to several key projects from the prior year not recurring.

The Company's consulting line of business reported total revenues of $26,684,000, which represents an 11% increase over 1998. The increase is due to $7,029,000 in incremental revenues primarily from the two European consulting acquisitions made during 1999. This increase in revenues was offset by a same office revenue decrease of 18%. During the second half of 1999, the Company began restructuring and repositioning its consulting line of business to achieve improved results in same office revenue growth and in operating margin.

For the year ended December 31, 1999, Affiliate royalties were at a similar level as in 1998.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

For the year ended December 31, 1999, total Company office expenses increased 7% or $9,864,000 over 1998. This increase is due to approximately $9,761,000 in incremental costs from acquisitions. The Company's same office expenses for 1999 were flat in comparison to 1998, illustrating costs savings and better efficiencies during 1999. The Company did experience an increase in the charges for depreciation, equipment rental and maintenance, communication and rent, all of which were offset by a decrease in sales incentives and salaries for delivery personnel.

Aggregate Company office margins were 18% and 17% for 1999 and 1998, respectively. The increase in margins is attributable primarily to the previously mentioned increase in career transition and consulting revenues, and a decrease in incentive compensation expense.

For the year ended December 31, 1999, general sales and administration and corporate depreciation and amortization expenses increased by 6% or $1,162,000 over 1998. This increase was attributable to increased charges for depreciation and amortization, consulting services and salaries for administrative staff. Despite these increases, for the year ended December 31, 1999, general sales and administration and corporate depreciation and amortization expenses as a percentage of total revenues remained consistent with 1998 at approximately 11%.

The Company's effective tax rate was approximately 43% and 45% for the year ended December 31, 1999 and 1998, respectively. An additional provision of $200,000 was made for the expected results of pending tax audits during the fourth quarter of 1998. The results of this tax audit are still pending. See Note F to the Consolidated Financial Statements for the composition of the Company's effective tax rate.

1998 Compared to 1997

For the year ended December 31, 1998, revenue generated by Company offices increased by 34% or $41,566,000 over 1997. This increase is attributable to the combination of $18,092,000 in incremental revenues from acquisitions, and a 19% same office revenue increase. The significant same office revenue increase is due primarily to the strong career transition environment throughout the network compared against a weak 1997, and the growth in the consulting line of business discussed below. The revenue increase is also attributable to the new and continued high unit volume of programs from clients with national or international operations. In contrast with the compression in the length of the programs, which negatively impacted the average fees by program in 1997, the Company experienced more stable average program fees during 1998.

The Company's consulting line of business reported total revenues of $23,944,000, which represents a 116% increase over 1997. The increase is due to $9,242,000 in incremental revenues primarily from the two consulting acquisitions and the licensing agreement made during 1998 and a 33% same office increase.

For the year ended December 31, 1998, Affiliate royalties increased 26%, or $906,000 from 1997. The increase is attributable to the previously mentioned strong career transition market experienced throughout the network in 1998.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

For the year ended December 31, 1998, total Company office expenses increased 27% or $28,380,000 over 1997. This increase is due to approximately $17,137,000 in incremental costs from acquisitions. The Company's same office expenses increased by approximately $11,799,000 from 1997 due primarily to incentive compensation funding for operating results significantly above target performance, compared against minimal incentives earned in 1997 for operating results significantly below target.

Aggregate Company office margins were 17% and 12% for 1998 and 1997, respectively. The increase in margins is attributable primarily to the previously mentioned increase in career transition and consulting revenues, partly offset by the incremental incentive funding for operating performance significantly above target.

For the year ended December 31, 1998, general sales and administration and corporate depreciation and amortization expenses increased by 41% or $5,496,000 over 1997. This increase was largely attributable to incentive compensation, increased charges for consulting services, and an increase in depreciation and amortization expense. Despite these increases, for the year ended December 31, 1998, general sales and administration and corporate depreciation and amortization expenses as a percentage of total revenues remained at 11%, as in 1997.

For the year ended December 31, 1998, the Company's effective tax rate was approximately 45%, consistent with that of 1997. An additional provision of $200,000 was made for the expected results of pending tax audits during the fourth quarter of 1998. See Note F to the Consolidated Financial Statements for the composition of the Company's effective tax rate.

Capital Resources and Liquidity

At December 31, 1999 and 1998, the Company had cash and cash equivalents of $11,187,000 and $20,800,000, respectively. The significant decrease in cash and cash equivalents is the result of cash payments made for acquisitions and the repurchase of Common Shares during 1999, partially offset by borrowings made under the Company's Credit Agreement. At December 31, 1999, the Company's working capital decreased to $9,111,000 from $15,281,000 at December 31, 1998.

Net cash provided by operating activities amounted to $13,889,000 and $26,870,000 in 1999 and 1998, respectively. The reduction in cash provided by operating activities is primarily attributed to incremental incentive compensation payments made in the first quarter 1999 due to the Company significantly exceeding revenue and operating income targets in 1998, as compared to significantly less compensation payments made in the same period in the prior year.

Net cash utilized by investing activities amounted to $23,036,000 and $14,071,000 for 1999 and 1998, respectively. The Company continues to purchase equipment and technology to meet the needs of its expanding operations and to enhance its operating efficiency. During 1999, the Company acquired six separate career transition and consulting firms, purchased additional interest in its two existing joint ventures and entered into another joint venture with a career transition firm located in Japan (see Note C to the Consolidated Financial Statements).

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

Net cash utilized by financing activities amounted to $303,000 in 1999 and net cash provided by financing activities amounted to $480,000 in 1998. The net cash utilized by financing activities for 1999 was primarily the result of repurchases of the Company's Common Shares (see Note J to the Consolidated Financial Statements) and repayments of the Company's borrowings. The net cash utilized by financing activities was offset by $15,366,000 in borrowings from the Company's revolving credit facility for certain acquisitions made during 1999 and for the repurchase of Common Shares (see Notes C and J to the Consolidated Financial Statements).

In addition to cash flow provided by operations, the Company has borrowing facilities to provide for increased working capital needs as well as to provide for future acquisition opportunities. The Company has existing borrowing capacity up to $40,000,000 under its Credit Agreement with its two primary lenders (See Note E to the Consolidated Financial Statements). The Company had approximately $16,617,000 available under the Credit Agreement at December 31, 1999. Subsequent to December 31, 1999, the Company funded $4,900,000 of its purchase of the remaining minority interest in Davidson & Associates (see Note M to the Consolidated Financial Statements). Also subsequent to December 31, 1999, the Company borrowed $8,000,000 under its Credit Agreement to fund earnout and bonus payments related to 1999. As of the end of March 2000, the Company had approximately $5,500,000 available under its Credit Agreement. The Company plans to utilize the Credit Agreement in future periods to assist in the financing of acquisitions as they arise, and for other general corporate purposes.

The Company anticipates that its cash and working capital will be sufficient to service its existing debt and maintain Company operations at current levels for the foreseeable future. The Company will continue to consider expansion opportunities as they arise, although the economics, strategic implications and other circumstances justifying the expansion will be key factors in determining the amount and type of resources the Company will devote to further expansion. Also, significant acquisition opportunities, or share repurchases, could cause the Company to seek an expansion in its existing borrowing agreement, which the Company believes would be available on substantially the same terms and conditions as those that apply to the existing Credit Agreement. However, there can be no assurance such an expanded credit agreement would be available or that the terms of such an agreement would be acceptable to the Company.

Year 2000

During 1998, the Company completed its evaluation of the potential impact of the year 2000 and developed a project plan (the "Y2K Plan") to ensure the compliance of its major operating systems by the year 2000. As a service company, the Company's operating systems principally include financial and communication applications. As part of its Y2K Plan, the Company had developed a replacement billing system which began operating in April 1999. The Y2K Plan also detailed the timetable to upgrade or replace non- compliant systems as well as to confirm year 2000 compliance with the Company's key vendors. At January 1, 2000 the Company was completely ready for the year 2000 and has experienced no interruptions in its business operations as a result of year 2000 issues. During 1999, the total actual capital expenditures incurred under the Y2K Plan were approximately $1,500,000 of which approximately $800,000 were attributable to systems upgrades or replacements that the Company normally would undertake in its ongoing operations. Capitalized items are being depreciated over the useful

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

life of the asset. Non-capitalizable costs related to year 2000 issues were approximately $300,000, which were expensed as incurred.

Impact of Recently Issued Accounting Standards

In June 1998, SFAS No. 133, " Accounting for Derivative Instruments and Hedging Activities, " was issued and is effective for fiscal years beginning after June 15, 2000. SFAS No. 133, as it applies to the Company, requires the impact of fluctuations in interest rates on hedging instruments to be reported in other comprehensive income. The Company uses interest rate swaps to reduce exposure to adverse fluctuations in interest rates. While these hedging instruments are subject to fluctuations in value, such fluctuations are offset by the change in value of the underlying exposures being hedged. The Company will adopt SFAS No. 133 effective January 1, 2001. Management believes that the adoption of SFAS No. 133 will not have a material impact on the Company's financial position or results of operations.

Also, in December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements". SAB No. 101 expresses the views of the SEC staff in applying generally accepted accounting principles to certain transactions. The Company is in the process of analyzing the impact of SAB No. 101 on its Consolidated Financial Statements and related disclosures.

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

Among the factors that create risk and uncertainty are (i) government regulation of the Company's Affiliates; (ii) the Company's ability to maintain good relationships with its remaining Affiliates; (iii) competition within the highly fragmented career transition and human resource consulting services industries;
(iv) the dependence on key management or operating personnel within the Company or an Affiliate; (v) economic conditions on a local, regional, national and international basis, which affect the demand for the Company's services; and
(vi) the risk and uncertainty as to the Company's ability to continue its strategy of accretive acquisitions.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

Quantitative and Qualitative Disclosures About Market Risks

As discussed in Note E, the Company believes that its interest risk associated with the Swap Agreements would have an immaterial impact on the financial position, the results of operations or cash flows of the Company. Furthermore, as discussed in Note A, the Company has international operations and does not anticipate any material currency risk to its business or financial condition resulting from currency fluctuations.

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

Management maintains a system of internal controls. This system, which undergoes periodic evaluation, is designed to provide reasonable assurance that assets are safeguarded and records are adequate for the preparation of reliable financial data. In determining the extent of the system of internal controls, management recognizes that the cost should not exceed the benefits derived. The evaluation of these factors requires estimates and judgment by management.

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

                         Right Management Consultants, Inc.

                         /s/ Charles J. Mallon
                         -------------------------------
                         Charles J. Mallon
                         Executive Vice President,
                         Chief Financial Officer, Secretary
                         and Treasurer

                       RIGHT MANAGEMENT CONSULTANTS, INC.

DIRECTORS AND EXECUTIVE OFFICERS
Richard J. Pinola                         Chairman of the Board of Directors and
                                             Chief Executive Officer
Frank P. Louchheim                        Founding Chairman and Director
Joseph T. Smith                           Vice Chairman of the Board of
                                             Directors
John J. Gavin                             President, Chief Operating Officer and
                                             Director
Larry A. Evans                            Executive Vice President and Director
Frederick Davidson                        Chairman of Davidson & Associates,
                                             Pty. Ltd and Director

DIRECTORS
John R. Bourbeau                          President of Midwest Reemployment
                                             Associates, Inc., an Affiliate of
                                             the Company
Raymond B. Langton                        President and Chief Executive Officer
                                             of SKM Applied Technology Partners
Rebecca J. Maddox                         President of Rebecca J. Maddox Co. LLC
Catherine Y. Selleck                      Business Consultant
Dr. Marti D. Smye                         Business Consultant

OTHER EXECUTIVE OFFICERS
Charles J. Mallon                         Executive Vice President, Chief
                                             Financial Officer, Secretary and
                                             Treasurer
Peter J. Doris                            Executive Vice President
Terry W. Szwec                            Executive Vice President
James E. Greenway                         Executive Vice President and Chief
                                             Marketing Officer
Christopher Pierce-Cooke                  Executive Vice President and Managing
                                             Director - Consulting Services
Erik A. Dithmer                           Group Executive Vice President for the
                                             Eastern U.S.
R. William Holland                        Group Executive Vice President for the
                                             Central U.S. and Canada
Timothy D. Dorman                         Group Executive Vice President for the
                                             Western U.S.
Suzanne B. Levasseur                      Group Executive Vice President for
                                             Europe and Latin America
Edward C. Davies                          Group Executive Vice President for
                                             Asia-Pacific

Corporate Headquarters                    Independent Public Accountants
Right Management Consultants, Inc.        Arthur Andersen LLP
1818 Market Street                        Philadelphia, Pennsylvania
33rd Floor
Philadelphia, Pennsylvania 19103

General Counsel
Fox, Rothschild, O'Brien & Frankel, LLP
Philadelphia, Pennsylvania

                       RIGHT MANAGEMENT CONSULTANTS, INC.


Subsidiaries             Right Associates Government Services, Inc.
                         Right Associates License, Inc.
                         Right License Holding, Inc.
                         Right Management of Pennsylvania, LLC
                         RMC of Illinois, Inc.
                         Key Management Strategies, Inc.
                         Teams International, LLC
                         Right Human Resources, Inc.
                         Right Associates, Ltd.
                         Right Management Consultants, SA
                         Right ARJ Management Consultants, SA
                         Right Associates (Belgium), Inc.
                         Right Associates (France), Inc.
                         Right Associates & Co., SNC
                         R.M.C. & Co., SNC
                         Right Management Consultants (Belgium), SA
                         Right D&A Pty. Ltd.




Service Marks and        Right Management Consultants, Right Associates,
Trade Marks              Partners in Managing Change, The Right Fit, Key
                         Executive Service, Zeroing-in-Process (Z.I.P.), Right
                         Match, Zenith, People Tech, Matrix, Compass, and the
                         Globe Design are registered Service Marks of Right
                         Management Consultants, Inc. and its wholly owned subsidiaries.

                         The Right Report is a registered Trademark of Right Management Consultants, Inc.

                         Right Connection, Right-from-Home, and Managing the Human Side of Change are Service Marks of Right Management Consultants, Inc.

                         TEAMS, Insight Profiles, Intelligent Consensus, Upward Review, 360(degree) Feedback, Brain Trust, 360 Degree Feedback are registered Trademarks of TEAMS, Inc.


                         D&A is a registered Trademark of Davidson & Associates.

                       RIGHT MANAGEMENT CONSULTANTS, INC.

Right Management Consultants, Inc.'s Common Shares trade on The NASDAQ Stock Market under the symbol RMCI.

Common Share Data

   1999                                  High                 Low
   ----                                  ----                 ---
            First Quarter              $19                 $13 7/8
            Second Quarter              18 1/2              13 5/8
            Third Quarter               15 7/8                9 5/8
            Fourth Quarter              13 1/8                9 3/4

   1998                                  High                 Low
   ----                                  ----                 ---
            First Quarter              $13 1/8             $11 1/4
            Second Quarter              15                  11 3/8
            Third Quarter               15                  11
            Fourth Quarter              15 3/4              11 1/8


The above prices reflect interdealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions.

As of March 17, 2000, there were 124 record holders and approximately 1,700 beneficial owners of the Company's Common Shares.

The Company has never paid any dividends on its Common Shares and currently expects that all of its earnings will be retained and reinvested in the Company's business.

Registrar and                StockTrans, Inc.
Transfer Agent               Ardmore, Pennsylvania

Availability of              A copy of the Company's Annual Report
10-K Annual Report           to the Securities and Exchange Commission
                             on Form 10-K may be obtained by writing to:

                             Cindy Ng
                             Vice President and Corporate Controller
                             Right Management Consultants, Inc.
                             1818 Market Street
                             33rd Floor
                             Philadelphia, PA 19103

The Company's global operations are structured into seven geographic groups that provide management, leadership and resources to more than 200 service locations around the world.

UNITED STATES              Illinois                      New York                     Utah
                           Chicago                       Buffalo                      Ogden
WORLD                      Northbrook                    Melville                     Salt Lake City
HEADQUARTERS               Oak Brook                     New York City
Philadelphia, PA                                                                      Virginia
                           Indiana                       North Carolina               Fairfax
Alabama                    Fort Wayne                    Charlotte                    Richmond
Birmingham                 Indianapolis                  Greensboro                   Vienna
                                                         Raleigh                      Virginia Beach
Alaska                     Iowa
Anchorage                  Des Moines                    Ohio                         Washington
                                                         Cincinnati                   Seattle
Arizona                    Kansas                        Cleveland                    Spokane
Phoenix                    Wichita                       Columbus
Tucson                                                   Dayton                       West Virginia
                           Kentucky                      Toledo                       Charleston
California                 Lexington
Cupertino                  Louisville                    Oklahoma                     Wisconsin
Irvine                                                   Oklahoma City                Appleton
Los Angeles                Louisiana                     Tulsa                        Green Bay
Pasadena                   Baton Rouge                                                Madison
Sacramento                 New Orleans                   Oregon                       Milwaukee
San Bernardino                                           Portland                     Mosinee
San Diego                  Maryland                                                   Oshkosh
San Francisco              Baltimore                     Pennsylvania
San Ramon                                                Allentown                    PUERTO RICO
Woodland Hills             Massachusetts                 Erie                         San Juan
                           Boston                        Glenside
Colorado                   Burlington                    Lancaster                    CANADA
Colorado Springs                                         Malvern                      Alberta
Denver                     Michigan                      Philadelphia                 Calgary
                           Detroit                       Pittsburgh                   Edmonton
Connecticut                Grand Rapids                  Reading
Hartford                   Kalamazoo                                                  British Columbia
Stamford                   Lansing                       Rhode Island                 Vancouver
                           Midland                       Providence
Delaware                                                                              Manitoba
Wilmington                 Minnesota                     South Carolina               Winnipeg
                           Minneapolis                   Greenville
District of Columbia                                                                  New Brunswick
Washington                 Missouri                      Tennessee                    Moncton
                           Kansas City                   Kingsport                    St. John
Florida                    Saint Louis                   Knoxville
Boca Raton                                               Memphis                      Nova Scotia
Fort Lauderdale            Nebraska                      Nashville                    Halifax
Jacksonville               Omaha
Miami                                                    Texas                        Ontario
Orlando                    Nevada                        Austin                       Kingston
Palm Beach                 Las Vegas                     Dallas                       London
Saint Petersburg                                         Fort Worth                   Mississauga
Tampa                      New Jersey                    Houston                      Ottawa
                           Parsippany                    San Antonio                  Richmond Hill
Georgia                    Princeton                                                  Sarnia
Atlanta                    Upper Saddle River                                         Toronto
                                                                                      Windsor
Hawaii                     New Mexico
Honolulu                   Albuquerque                                                Quebec
                                                                                      Montreal
                                                                                      Quebec City


                                       35

AFRICA                     The Netherlands               LATIN AMERICA
South Africa               Amsterdam                     Argentina
Cape Town                  Arnhem                        Buenos Aires
Johannesburg               Breda                         Cordoba
                           Eindhoven                     Rosario
EUROPE                     Groningen
Austria                    Hengelo                       Brazil
Vienna                     Maastricht                    Curitiba
                           Rotterdam                     Rio de Janeiro
Belgium                                                  Sao Paulo
Antwerp                    Norway
Brussels                   Oslo                          Chile
Gent                       Stavanger                     Santiago
Liege
                           Spain                         Colombia
Denmark                    Barcelona                     Bogota
Aarhus                     Madrid                        Cali
Copenhagen                                               Medellin
Odense                     Sweden
                           Gothenburg                    Ecuador
England                    Malmo                         Quito
London                     Stockholm
Swindon                                                  Mexico
                           Switzerland                   Guadalajara
Finland                    Basel                         Mexico City
Helsinki                   Zurich                        Monterrey

France                     ASIA/PACIFIC REGION           Venezuela
Lyon                       Australia                     Caracas
Paris                      Adelaide
                           Brisbane                      THE MIDDLE EAST
                           Canberra                      Israel
Germany                    Melbourne                     Tel Aviv
Berlin                     Perth
Dusseldorf                 Sydney
Frankfurt
Hamburg                    China
Munich                     Hong Kong
Stuttgart
                           Japan
Ireland                    Fukuoka
Cork                       Nagoya
Dublin                     Okayama
Galway                     Osaka
Limerick                   Sapporo
                           Sendai
Italy                      Tokyo
Bari                       Yokohoma
Bologna
Genoa                      Malaysia
Milan                      Kuala Lumpur
Pescara
Rome                       New Zealand
Treviso                    Auckland
Turin                      Wellington

                           Singapore










                                       36