Form 10-K, Exhibit 13
period 2000-12-31
RIGHT MANAGEMENT CONSULTANTS INC
filed 2001-04-02
CIK 802806

                                              Right Management Consultants, Inc.
                                                   Selected Financial Data
                                 (Dollars and Shares in Thousands Except Earnings Per Share)

                                                                            Year Ended December 31,
                                                 ---------------------------------------------------------------------------
                                                      2000           1999            1998            1997            1996
                                                 ---------------------------------------------------------------------------
Results of Operations (1)
- ----------------------------------------------------------------------------------------------------------------------------
Total revenue                                      $ 184,252       $ 181,324       $ 168,258       $ 125,786      $ 125,269
- ----------------------------------------------------------------------------------------------------------------------------
Costs and expenses                                   168,814         166,158         155,186         121,366        108,994
- ----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                            15,438          15,166          13,072           4,420         16,275
- ----------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of change
   in accounting principle, net of taxes               8,461           8,628           6,607           2,073          9,675
- ----------------------------------------------------------------------------------------------------------------------------
Cumulative effect of change in accounting
   principle, net of tax benefit of $6,888           (11,407)              -               -               -              -
- ----------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                     (2,946)          8,628           6,607           2,073          9,675
- ----------------------------------------------------------------------------------------------------------------------------
Diluted earnings (loss) per share (2)                $ (0.48)         $ 1.32          $ 0.98          $ 0.31         $ 1.45
- ----------------------------------------------------------------------------------------------------------------------------
Diluted weighted average number of
 shares outstanding (2)                                6,110           6,550           6,758           6,725          6,663
- ----------------------------------------------------------------------------------------------------------------------------
Pro forma Disclosures (3):
Pro forma net income                                                 $ 9,811         $ 5,433         $ 2,448        $ 9,413
- ----------------------------------------------------------------------------------------------------------------------------
Pro forma diluted earnings per share                                  $ 1.50          $ 0.80          $ 0.36         $ 1.41
- ----------------------------------------------------------------------------------------------------------------------------

Balance Sheet Data
- ----------------------------------------------------------------------------------------------------------------------------
Working capital                                     $ 12,017         $ 9,111        $ 15,281        $ 15,491       $ 25,342
- ----------------------------------------------------------------------------------------------------------------------------
Total assets                                         165,437         120,592         114,595          81,704         73,935
- ----------------------------------------------------------------------------------------------------------------------------
Long-term obligations (4)                             56,966          20,270          10,850          10,597          8,768
- ----------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                                  51,935          55,982          56,818          50,450         47,801
- ----------------------------------------------------------------------------------------------------------------------------
Total debt-to-equity ratio                              101%             43%             25%             25%            17%
- ----------------------------------------------------------------------------------------------------------------------------
Return on average equity before cumulative
- ----------------------------------------------------------------------------------------------------------------------------
   effect of change in accounting principle              16%             15%             12%              4%            24%
- ----------------------------------------------------------------------------------------------------------------------------
Earnings before interest, taxes,
- ----------------------------------------------------------------------------------------------------------------------------
   depreciation and amortization (EBITDA)            $30,872         $26,260         $21,840         $11,069        $21,162
- ----------------------------------------------------------------------------------------------------------------------------

(1) See Note C to the Consolidated Financial Statements for information regarding acquisitions.
(2) See Note K to the Consolidated Financial Statements for information regarding earnings (loss) per share.
(3) Pro forma disclosures assume that the adoption of SAB No. 101 is reflected for revenue recognition in all periods presented. See Note A to the Consolidated Financial Statements for more information.
(4) Long-term obligations above includes long-term debt and other obligations and deferred compensation.

                               ARTHUR ANDERSEN LLP


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Shareholders of Right Management Consultants, Inc.:


 We have audited the accompanying consolidated balance sheets of Right Management Consultants, Inc. (a Pennsylvania corporation) and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

 We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Right Management Consultants, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

As discussed in Note A to the Consolidated Financial Statements, effective January 1, 2000, the Company changed its revenue recognition policy pursuant to the provisions of Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements".


                                        /S/ ARTHUR ANDERSEN LLP


Philadelphia, Pennsylvania
February 2, 2001

                                       Right Management Consultants, Inc.
                                          Consolidated Balance Sheets
                                    (Dollars in Thousands Except Share Data)

                                                                                          December 31,
                                                                                    2000                1999
                                                                                  ---------           ---------


                                                     Assets
Current Assets:
  Cash and cash equivalents                                                       $  13,157           $  11,187
  Accounts receivable, trade, net of allowance for doubtful accounts
    of $1,596 and $1,467 in 2000 and 1999, respectively                              41,626              34,042
  Royalties and fees receivable from Affiliates                                       3,991               2,831
  Prepaid expenses and other current assets                                           4,173               3,270
  Income taxes receivable                                                             4,518                --
  Deferred income taxes                                                               1,088               1,122
                                                                                  ---------           ---------
       Total Current Assets                                                          68,553              52,452

Property and equipment, net                                                          18,546              18,488

Intangible assets, net                                                               64,586              43,730
Equity investment in joint venture                                                    2,331               2,130
Deposit for investment in joint ventures                                              8,081                --
Deferred income taxes                                                                 1,718               1,792
Other                                                                                 1,622               2,000
                                                                                  ---------           ---------
       Total Assets                                                               $ 165,437           $ 120,592
                                                                                  =========           =========



                                      Liabilities and Shareholders' Equity


Current Liabilities:
  Current portion of long-term debt and other obligations                         $     470           $   6,008
  Accounts payable                                                                    7,687               7,694
  Fees payable to Affiliates                                                          2,641               1,897
  Accrued incentive compensation and benefits                                         7,285              12,341
  Other accrued expenses                                                             10,284               7,337
  Deferred income                                                                    28,169               8,064
                                                                                  ---------           ---------
       Total Current Liabilities                                                     56,536              43,341
                                                                                  ---------           ---------

Long-term debt and other obligations                                                 52,220              18,279
                                                                                  ---------           ---------

Deferred compensation                                                                 4,746               1,991
                                                                                  ---------           ---------

Minority interest in subsidiary                                                        --                   999
                                                                                  ---------           ---------

Commitments and Contingent Liabilities

Shareholders' Equity (Note J):
  Preferred stock, no par value; 1,000,000 shares authorized; no
    shares issued                                                                      --                  --
  Common stock, $.01 par value; 20,000,000 shares authorized;
    7,563,369 and 7,512,193 shares issued in 2000 and 1999, respectively                 75                  75
  Additional paid-in capital                                                         19,795              19,340
  Retained earnings                                                                  50,467              53,598
  Accumulated other comprehensive income                                             (4,301)               (938)
                                                                                  ---------           ---------
                                                                                     66,036              72,075
  Less treasury stock, at cost, 1,314,652 and 1,494,552 shares in 2000
    and 1999, respectively                                                          (14,101)            (16,093)
                                                                                  ---------           ---------
       Total Shareholders' Equity                                                    51,935              55,982
                                                                                  ---------           ---------
       Total Liabilities and Shareholders' Equity                                 $ 165,437           $ 120,592
                                                                                  =========           =========


                                       Right Management Consultants, Inc.
                                      Consolidated Statements of Operations
                        (Dollars and Shares in Thousands Except Earnings per Share Data)

                                                                             Year Ended December 31,
                                                                       2000             1999             1998
                                                                    ---------        ---------        ---------
Revenue:
Company office revenue                                               $180,169         $176,980         $163,847
Affiliate royalties                                                     4,083            4,344            4,411
                                                                    ---------        ---------        ---------

Total revenue                                                         184,252          181,324          168,258
                                                                    ---------        ---------        ---------

Expenses:
Consultants' compensation                                              68,350           71,306           68,550
Office sales and consulting support                                    12,446           12,282           10,854
Office depreciation                                                     6,090            5,169            4,047
Office administration                                                  57,158           56,565           52,007
General sales and administration                                       15,426           14,911           15,007
Depreciation and amortization                                           6,834            5,250            3,992
                                                                    ---------        ---------        ---------

Total expenses                                                        166,304          165,483          154,457
                                                                    ---------        ---------        ---------

Income from operations                                                 17,948           15,841           13,801
                                                                    ---------        ---------        ---------

Other income (expense):

Interest income                                                           337              713              496
Interest expense                                                       (2,847)          (1,388)          (1,225)
                                                                    ---------        ---------        ---------
                                                                       (2,510)            (675)            (729)
                                                                    ---------        ---------        ---------

Income before income taxes                                             15,438           15,166           13,072

Provision for income taxes                                              7,039            6,485            5,882

Minority interest in net income of subsidiary                              --              343              583

Equity in earnings of unconsolidated joint venture                         62              290               --
                                                                    ---------        ---------        ---------

Income before cumulative effect of
     change in accounting principle                                     8,461            8,628            6,607

Cumulative effect of change in
     accounting principle, net of tax benefit of $6,888               (11,407)              --               --
                                                                    ---------        ---------        ---------

Net income (loss)                                                     $(2,946)          $8,628           $6,607
                                                                    =========        =========        =========

Basic earnings per share before cumulative effect of change
     in accounting principle, net of taxes                              $1.38            $1.33            $0.99
                                                                    =========        =========        =========

Diluted earnings per share before cumulative effect of change           $1.38            $1.32            $0.98
                                                                    =========        =========        =========
     in accounting principle, net of taxes

Basic earnings (loss) per share                                        $(0.48)           $1.33            $0.99
                                                                    =========        =========        =========

Diluted earnings (loss) per share                                      $(0.48)           $1.32            $0.98
                                                                    =========        =========        =========

Basic weighted average shares outstanding                               6,110            6,487            6,674
                                                                    =========        =========        =========

Diluted weighted average shares outstanding                             6,110            6,550            6,758
                                                                    =========        =========        =========

Pro forma disclosure assuming change in accounting under SAB No. 101 (Note A):

Pro forma net income                                                                    $9,811           $5,433
                                                                                     =========        =========

Pro forma basic earnings per share                                                       $1.51            $0.81
                                                                                     =========        =========

Pro forma diluted earnings per share                                                     $1.50            $0.80
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

                                                Right Management Consultants, Inc.
                                          Consolidated Statements of Shareholders' Equity
                                             (Dollars in Thousands Except Share Data)

                                                                                   Accumulated
                                                         Additional                  Other                               Total
                                    Common Stock          Paid-in     Retained    Comprehensive     Treasury Stock     Shareholders'
                                Shares       Par Value    Capital     Earnings       Income      Shares        Cost       Equity
                              ----------   ----------  ----------  ----------   ----------   ----------   ----------   ----------
Balance, December 31, 1997     7,084,104          $71     $14,492     $38,363        $(580)     380,452      $(1,896)     $50,450

Stock options exercised          169,500            1       1,208          --           --           --           --        1,209

Tax benefit from exercise
of stock options                      --           --         364          --           --           --           --          364

Shares issued under the
 Employee Stock
 Purchase Plan                    36,151           --         384          --           --           --           --          384

Restricted stock
 forfeiture/cancellations        (33,990)          --          --          --           --           --           --           --

Repurchase of common stock            --           --          --          --           --      167,500       (2,049)      (2,049)

Comprehensive Income:

Net income                            --           --          --       6,607           --           --           --        6,607

Translation adjustment                --           --          --          --         (147)          --           --         (147)
                                                                                                                       ----------
   Total comprehensive
    income                                                                                                                  6,460
                              ----------   ----------  ----------  ----------   ----------   ----------   ----------   ----------
Balance, December 31, 1998     7,255,765           72      16,448      44,970         (727)     547,952       (3,945)      56,818

Stock options exercised          215,296            3       1,778          --           --           --           --        1,781

Tax benefit from exercise
of stock options                      --           --         324          --           --           --           --          324

Award of common stock              7,000           --         100          --           --           --           --          100

Shares issued under the
 Employee Stock
 Purchase Plan                    55,582           --         690          --           --           --           --          690

Restricted stock
 forfeiture/cancellations        (21,450)          --          --          --           --           --           --           --

Repurchase of common stock            --           --          --          --           --      946,600      (12,148)     (12,148)

Comprehensive Income:

Net income                            --           --          --       8,628           --           --           --        8,628

Translation adjustment                --           --          --          --         (211)          --           --         (211)
                                                                                                                       ----------
   Total comprehensive
    income                                                                                                                  8,417
                              ----------   ----------  ----------  ----------   ----------   ----------   ----------   ----------
Balance, December 31, 1999     7,512,193           75      19,340      53,598         (938)   1,494,552      (16,093)      55,982

Stock options exercised            3,288           --          31          --           --           --           --           31

Issuance of treasury shares
 for acquisition                      --           --          --        (185)          --     (250,000)       2,685        2,500

Shares issued under the
 Employee Stock
 Purchase Plan                    47,888           --         424          --           --           --           --          424

Repurchase of common stock            --           --          --          --           --       70,100         (693)        (693)

Comprehensive Income (Loss):

Net loss                              --           --          --      (2,946)          --           --           --       (2,946)

Translation adjustment                --           --          --          --       (3,363)          --           --       (3,363)
                                                                                                                       ----------
 Total comprehensive
   income (loss)                                                                                                           (6,309)
                              ----------   ----------  ----------  ----------   ----------   ----------   ----------   ----------
Balance, December 31, 2000     7,563,369          $75     $19,795     $50,467      $(4,301)   1,314,652     $(14,101)     $51,935
                              ==========   ==========  ==========  ==========   ==========   ==========   ==========   ==========

                      The accompanying notes are an integral part of these consolidated financial statements.

                                                Right Management Consultants, Inc.
                                               Consolidated Statements of Cash Flows
                                                      (Dollars in Thousands)


                                                                                                 Year Ended December 31,
                                                                                          2000             1999              1998
                                                                                        --------         --------         --------
Operating Activities:
  Net income (loss)                                                                      $(2,946)          $8,628           $6,607
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
      Cumulative effect of change in accounting principle, net of tax benefit             11,407               --               --
      Depreciation and amortization                                                       12,924           10,419            8,039
      Deferred income taxes                                                                  108             (162)            (252)
      Tax benefit from the exercise of stock options                                          --              324              364
      Revenue recognized upon completion of incomplete
       contracts assumed in acquisitions                                                     (60)            (609)             (90)
      Provision for doubtful accounts                                                        831              614              576
      Minority interests in net income of subsidiaries and capital contributions              --              392              583
      Equity in earnings of unconsolidated joint venture                                     (62)            (290)              --
      Other non-cash items                                                                   665              272              411
      Changes in operating accounts, net of effect of acquisitions:
          Accounts receivable, trade and from Affiliates                                  (6,506)           1,837          (13,273)
          Income taxes receivable                                                         (4,807)              --               --
          Prepaid expenses and other assets                                                   77             (604)            (582)
          Accounts payable and accrued expenses                                           (6,621)          (7,266)          19,925
          Fees payable to Affiliates and other liabilities                                   673             (694)           1,141
          Deferred income                                                                  8,265            1,352            3,785
                                                                                        --------         --------         --------

  Net cash provided by operating activities                                               13,948           14,213           27,234
                                                                                        --------         --------         --------

Investing Activities:
  Purchase of property and equipment                                                      (7,783)          (8,876)          (7,786)
  Equity investment                                                                           --           (1,680)              --
  Net cash paid for acquisitions, earnouts and deposits                                  (30,444)         (12,480)          (6,285)
  Increase in cash surrender value of
   company-owned life insurance                                                             (520)              --               --
  Capital contribution to joint venture                                                      (99)              --               --
                                                                                        --------         --------         --------

  Net cash utilized in investing activities                                              (38,846)         (23,036)         (14,071)
                                                                                        --------         --------         --------

Financing Activities:
  Borrowings under credit agreements                                                      31,423           15,366            6,012
  Payment of long-term debt and other obligations                                         (3,811)          (6,346)          (4,770)
  Cash dividends declared and paid to minority interests                                      --              (70)            (670)
  Repurchase of common stock                                                                (693)         (12,148)          (2,049)
  Proceeds from stock issuances                                                              455            2,571            1,593
                                                                                        --------         --------         --------

  Net cash provided by (utilized in) financing activities                                 27,374             (627)             116
                                                                                        --------         --------         --------

Effect of exchange rate changes on cash and
 cash equivalents                                                                           (506)            (163)             (62)
                                                                                        --------         --------         --------

Increase (decrease) in cash and cash equivalents                                           1,970           (9,613)          13,217

Cash and cash equivalents, beginning of year                                              11,187           20,800            7,583
                                                                                        --------         --------         --------

Cash and cash equivalents, end of year                                                   $13,157          $11,187          $20,800
                                                                                        ========         ========         ========



Supplemental Disclosures of Cash Flow Information
  Cash paid for:

     Interest                                                                             $2,972           $1,229           $1,019
                                                                                        ========         ========         ========

     Income taxes                                                                         $5,940           $6,820           $3,031
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

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

Description of Business

Right Management Consultants, Inc. (the "Company") operations are segregated into two lines of business: career transition services and organizational consulting. Through a worldwide network of Company and Affiliate offices, the Company develops and delivers customized career transition services and provides organizational consulting services, specializing in helping companies with leadership development, organizational performance and talent management. The Company primarily delivers its services to mid-size and large industrial and service companies, with no concentration in specific companies or industries.

Principles of Consolidation

The consolidated financial statements include the accounts of Right Management Consultants, Inc. and its wholly-owned and majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. The Company's investment in a Japanese joint venture, in which it owned a 20% interest, is accounted for using the equity method through December 31, 2000.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements". SAB No. 101 expresses the views of the SEC staff in applying generally accepted accounting principles to revenue recognition for certain transactions. The Company adopted SAB No. 101 effective December 31, 2000 and recorded the cumulative effect of the change as of January 1, 2000, as required under the implementation guidelines for a change in accounting. The impact of the adoption of SAB No. 101 was an increase in deferred income as of January 1, 2000 of $19,017,000. This increase resulted in a charge to operations as of January 1, 2000 of $11,407,000, net of the tax benefit of $6,888,000. For individual programs within the career transition line of business, the Company's historical method of revenue recognition was to defer and recognize revenue over a standard length of time, matching the revenue with the significant portion of delivery expenses. For group programs and large projects within the career transition line of business, the Company's historical method of revenue recognition was to defer and recognize revenue over the period within which the contracts were completed. Under SAB No. 101, the Company will recognize all career transition revenue on a straight-line basis over the average life of the agreements. The difference between the amount billed for career transition services and the amount recognized as revenue is carried on the Company's balance sheet in deferred income.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (Continued)

For the Company's organizational consulting line of business, SAB No. 101 has no impact on its revenue recognition policy. The Company recognizes consulting contract revenue upon the performance of its obligations under consulting service contracts.

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

Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are primarily invested in money market accounts.

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

Intangible Assets

                                    (Dollars in Thousands)        Amortization
                                           December 31,             Period
                                       2000              1999      (Years)
                                       ----              ----      -------

Goodwill                              $76,925         $53,728       15 to 40
Other                                   3,470           1,526          5
                                        -----           -----
                                       80,395          55,254
Less accumulated amortization          15,809          11,524
                                       ------          ------
                                      $64,586         $43,730
                                      =======         =======

Amortization of these intangible assets was $4,743,000, $3,433,000, and $2,761,000 in 2000, 1999, and 1998, respectively.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (Continued)

Impairment of Long-Lived Assets

Pursuant to Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of", the Company is required to evaluate the potential impairment of long-lived assets and certain intangible assets on a periodic basis. The Company reviews the realizability of its long-lived assets and certain intangible assets by analyzing projected cash flows and profitability and adjusts the net book value of recorded assets when necessary. No material adjustments have been recorded during the three year period ended December 31, 2000.

Accounting for Interest Rate Swaps

Pursuant to SFAS No. 133, " Accounting for Derivative Instruments and Hedging Activities," the Company will adopt SFAS No. 133 effective as of January 1, 2001 and will follow its accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, which are collectively referred to as derivatives, and for hedging activities. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. All derivatives, whether designated in hedging relationships or not, will be required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated as a cash flow hedge, changes in the fair value of the derivative will be recorded in other comprehensive income and will be recognized in the income statement when the hedged item affects earnings. SFAS No. 133 defines new requirements for designation and documentation of hedging relationships as well as on-going effectiveness assessments in order to use hedge accounting. A derivative that does not qualify as a hedge will be marked to fair value through earnings. As of January 1, 2001, the Company will record a $120,000 loss, net of taxes, as an accumulated transition adjustment in other comprehensive income relating to derivative instruments that do not qualify for hedge accounting under SFAS No. 133. In addition, as of January 1, 2001, the Company will record a gain of $175,000, net of taxes, as an accumulated transition adjustment in other comprehensive income for designated cash flow hedges.

Earnings (Loss) Per Share

The Company utilizes SFAS No. 128, "Earnings Per Share," to compute earnings per share. SFAS No. 128 requires dual presentation of basic and diluted earnings per share ("EPS") for complex capital structures on the Statements of Operations. Basic EPS is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution from the exercise or conversion of securities into common stock unless they are anti-dilutive.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (Continued)

Currency Translation

The accounts of international subsidiaries are translated in accordance with SFAS No. 52, "Foreign Currency Translation", which requires that assets and liabilities of international operations be translated using the exchange rate in effect at the balance sheet date, and that the results of operations be translated at average exchange rates during the year. The effects of exchange rate fluctuations in translating assets and liabilities of international operations into U.S. dollars are accumulated and reflected as a cumulative translation adjustment included as Accumulated Other Comprehensive Income in shareholders' equity. As of December 31, 2000, the cumulative translation adjustment increased to $4,301,000. The effects of exchange rate fluctuations in translating the foreign currency transactions are included in general sales and administration expense. There were no material transaction gains or losses related to the foreign currency transactions in the accompanying Consolidated Statements of Operations during the three year period ended December 31, 2000.

Accumulated Other Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income", established the concept of comprehensive income. Comprehensive income is defined as net income plus revenues, expenses, gains and losses that, under generally accepted accounting principles, are excluded from net income. The Company's accumulated other comprehensive income is comprised of unrealized gains and losses from foreign currency translation adjustments and is presented in the Consolidated Statements of Shareholders' Equity.

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

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk are accounts receivable. Concentration of credit risk with respect to accounts receivable is limited due to its large customer base and the diversity of its geographic sales areas. The Company performs on-going credit evaluations of its customers' financial condition. The Company maintains a provision for potential credit losses based upon expected collectibility of all accounts receivable.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and debt instruments. The book values of cash and cash equivalents, accounts receivable and accounts payable are considered to be representative of their respective fair values. None of the Company's debt instruments that are outstanding as of December 31, 2000 have readily ascertainable market values; however, the carrying amounts are considered to approximate their respective fair values. See Note E for the terms and carrying values of the Company's various debt instruments.

Reclassifications

Certain reclassifications of previously reported amounts have been made to conform with the 2000 presentation.

NOTE B - SAB NO. 101 DISCLOSURES AND QUARTERLY FINANCIAL DATA (Unaudited)

The following table represents the quarterly financial data as presented in the Form 10-Q's for the first three quarters of the year ended December 31, 2000 based on the as reported amounts and the adjustments that would be reflected in order to reflect the adoption of SAB No. 101 as of January 1, 2000. This information is presented under the disclosure requirements of SAB No. 101. The Company adopted SAB No. 101 at December 31, 2000, effective as of January 1, 2000, which was the required adoption date under the provisions of SAB No. 101. For further details on SAB No. 101, see Note A to the Consolidated Financial Statements.

                                                                (Dollars In Thousands)

                                                                    Quarter Ended
                                                      March 31,       June 30,       Sept. 30,
                                                        2000            2000            2000
                                                        ----            ----            ----
                                                                     (Unaudited)
Revenue:
As reported on Form 10-Q                               $47,532          $43,693        $42,551
Impact of SAB No. 101                                      103            1,353            938
                                                       -------          -------        -------
Restated revenue                                       $47,635          $45,046        $43,489
                                                       =======         ========        =======

Income before cumulative effect of
  change in accounting principle:
As reported on Form 10-Q                               $ 2,330          $ 2,003        $ 1,399
Impact of SAB No. 101                                       19              196             59
                                                       -------          -------        -------
Restated income before cumulative effect               $ 2,349          $ 2,199        $ 1,458
                                                       =======          =======        =======


                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SAB NO. 101 DISCLOSURES AND QUARTERLY FINANCIAL DATA (Unaudited) (Continued)

                                                 (Dollars In Thousands Except Earnings Per Share Data)

                                                                         Quarter Ended
                                                        March 31,           June 30,          Sept. 30,
                                                         2000                2000               2000
                                                      ----------           ---------          ---------
                                                                          (Unaudited)
Net income (loss):
As reported on Form 10-Q                              $    2,330           $   2,003          $   1,399
Impact of SAB No. 101                                    (11,388)                196                 59
                                                      ----------           ---------          ---------
Restated net income (loss)                            $   (9,058)          $   2,199          $   1,458
                                                      ==========           =========          =========

Basic earnings per share before cumulative
 effect of change in accounting
   principle:
As reported on Form 10-Q                              $     0.39           $    0.33          $    0.23
Impact of SAB No. 101                                         --                0.03               0.01
                                                      ----------           ---------          ---------
Restated basic earnings per share
  before cumulative effect                            $     0.39           $    0.36          $    0.24
                                                      ==========           =========          =========

Diluted earnings per share before cumulative
 effect of change in accounting
   principle:
As reported on Form 10-Q                              $     0.39           $    0.33          $    0.23
Impact of SAB No. 101                                         --                0.03               0.01
                                                      ----------           ---------          ---------
Restated diluted earnings per share
  before cumulative effect                            $     0.39           $    0.36          $    0.24
                                                      ==========           =========          =========

Basic earnings (loss) per share:
As reported on Form 10-Q                              $     0.39           $    0.33          $    0.23
Impact of SAB No. 101                                      (1.89)               0.03               0.01
                                                      ----------           ---------          ---------
Restated basic earnings (loss) per share              $    (1.50)          $    0.36          $    0.24
                                                      ==========           =========          =========

Diluted earnings (loss) per share:
As reported on Form 10-Q                              $     0.39           $    0.33          $    0.23
Impact of SAB No. 101                                      (1.89)               0.03               0.01
                                                      ----------           ---------          ---------
Restated diluted earnings (loss) per share            $    (1.50)          $    0.36          $    0.24
                                                      ==========           =========          =========


                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SAB NO. 101 DISCLOSURES AND QUARTERLY FINANCIAL DATA (Unaudited) (Continued)

The following table presents selected financial data for the four quarterly periods during the year ended December 31, 1999 as reported in the Form 10-Q's for these periods. This financial data is based on the Company's historical revenue recognition policy prior to the adoption of SAB No. 101.

                                    (Dollars in Thousands Except Earnings Per Share Data)
                                                        Quarter Ended
                                   March 31,       June 30,       Sept. 30,        Dec. 31,
                                     1999            1999           1999             1999
                                     ----            ----           ----             ----
                                                         (Unaudited)
Revenue                             $49,939        $41,651         $42,448         $47,286
                                    =======        =======         =======         =======

Net income                           $2,481         $2,087          $1,807          $2,253
                                     ======         ======          ======          ======

Basic earnings per share              $0.37          $0.31           $0.28           $0.37
                                      =====          =====           =====           =====

Diluted earnings per share            $0.36          $0.31           $0.27           $0.37
                                      =====          =====           =====           =====


The following table presents selected financial data for the quarterly period ended December 31, 1999 as previously reported and on a pro forma basis assuming the adoption of SAB No. 101 and for the quarterly period ended December 31, 2000 based on the historical revenue recognition method and restated for SAB No. 101.

                                          (Dollars in Thousands Except Earnings Per Share Data)
                                                        Quarter Ended December 31,
                                                          2000                 1999
                                                        ---------           ---------
                                                                 (Unaudited)

Net income:
Based on historical revenue recognition policy             $2,878              $2,253
Impact of SAB No. 101                                        (423)               (173)
                                                        ---------           ---------
Restated net income                                        $2,455              $2,080
                                                        =========           =========

Basic earnings per share:
Based on historical revenue recognition policy              $0.46               $0.37
Impact of SAB No. 101                                       (0.07)              (0.03)
                                                        ---------           ---------
Restated basic earnings per share                           $0.39               $0.34
                                                        =========           =========

Diluted earnings per share:
Based on historical revenue recognition policy              $0.46               $0.37
Impact of SAB No. 101                                       (0.07)              (0.03)
                                                        ---------           ---------
Restated diluted earnings per share                         $0.39               $0.34
                                                        =========           =========

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SAB NO. 101 DISCLOSURES AND QUARTERLY FINANCIAL DATA (Unaudited) (Continued)

The amount of net revenue included in the net income for the quarter ended December 31, 2000 that was included in the cumulative effect of change in accounting was approximately $1,300,000.

NOTE C - ACQUISITIONS AND LICENSING AGREEMENT

2000 Transactions

Effective January 1, 2000, the Company acquired the remaining 36% minority interest in its Austral-Asian joint venture, Davidson & Associates, and the remaining 49% minority interest in its U.S. joint venture, TEAMS International, LLC, located in Tempe, Arizona. Also effective January 1, 2000, the Company acquired the outstanding stock of Career Development Group, Inc., a career transition firm based in Appleton, Wisconsin, for a combination of cash and future defined contingent payments.

Effective April 1, 2000, the Company acquired certain assets of Career Directions, Inc., a firm based in Chicago, Illinois, specializing in career and talent management consulting services, for a combination of cash and future defined contingent payments.

Effective August 1, 2000, the Company acquired the outstanding stock of Sinova International Holding A/S ("Sinova"), an organizational consulting practice based in Copenhagen, Denmark, and serving Denmark, Sweden and Norway, for a combination of cash, Company stock and future defined contingent payments.

Effective September 1, 2000, the Company purchased the outstanding stock of Irwin & Browning, Inc., an organizational consulting practice based in Atlanta, Georgia, for a combination of cash and future defined contingent payments.

The initial purchase price for these acquisitions totaled $17,957,000 in cash and Company Common Shares issued from treasury shares with a market value of $2,500,000. This initial purchase price exceeds the fair value of the assets acquired by $19,371,000. The purchase price allocations for these acquisitions are based upon information available at this time and are subject to change. These acquisitions have been accounted for using the purchase method. In connection with the acquisitions of the remaining minority interest in Davidson & Associates, and the acquisitions of Sinova and Irwin & Browning, the Company borrowed $15,900,000 under its Credit Agreement.

In addition, during 2000 the Company paid $4,406,000 in earnout payments and other adjustments related to acquisitions made in prior years.

Also during 2000, the Company announced the purchase of an additional 31% equity interest in Way Station, Inc., a leading career transition services firm in Japan, with an effective date of January 1, 2001 and giving the Company a 51% controlling equity interest. The Company also announced the purchase of a 51% controlling equity interest in both Saad-Fellipelli Recursos Humanos Ltda. ("Saad-Fellipelli"), a Brazilian career transition firm and Coaching-Psicologia Estrategica Ltda. ("Coaching"), a Brazilian organizational consulting firm, also with effective dates of January 1, 2001. In accordance with terms of

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C - ACQUISITIONS AND LICENSING AGREEMENT (Continued)

the agreements, two-thirds of the purchase price for the interest in Way Station, Inc., and the total purchase price for Saad-Fellipelli and Coaching was paid in 2000. These purchase prices, including costs of acquisitions, totaled approximately $8,081,000 and are shown as a long-term asset in the Consolidated Balance Sheet. The Company borrowed $7,500,000 under its Credit Agreement to fund these transactions.

1999 Transactions

Effective January 1, 1999, the Company acquired the outstanding stock of two European consulting firms and one European career transition firm for a combination of cash and future defined contingent payments. The firms included the consulting practices Groupe ARJ, with offices in Lyon and Paris France, and Jouret Management Center, based in Brussels, Belgium, and the career transition practice N.V. Claessens Belgium, S.A., with four offices in Belgium.

Effective August 1, 1999 the Company acquired the assets of Transition Management, Inc., a career transition firm with offices in Salt Lake City and Ogden, Utah, for a combination of cash and future defined contingent payments. Also effective August 1, 1999, the Company acquired the outstanding stock of the consulting firm Key Management Strategies, located near Philadelphia, Pennsylvania, for a combination of cash and future defined contingent payments.

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

The aggregate purchase price for the acquisitions made during 1999 totaled approximately $11,338,000, including costs of acquisitions and has been accounted for using the purchase method. The purchase price exceeded the fair value of the assets acquired by $13,226,000. The Company has funded $8,400,000 of these acquisitions through borrowings under the Credit Agreement (see Note
E). The Company acquired $1,246,000 in cash from these acquisitions resulting in net cash paid of approximately $10,092,000, including costs of acquisitions. In addition, during 1999, the Company paid approximately $2,388,000 in earnout payments related to acquisitions made in prior years. The net cash paid for these acquisitions and earnouts amounted to $12,480,000.

Effective April 1, 1999, the Company acquired a 20% equity interest in Way Station, Inc., a leading career transition services firm in Japan, with offices in eight cities throughout Japan. The purchase price of this interest approximated $1,680,000, which was paid in cash, and has been accounted for using the equity method. At December 31, 1999 the total equity investment in Way Station was $2,130,000, including the excess of the cost of the investment over the underlying equity acquired. The excess amount will be amortized over a period of 15 years. The equity in earnings of Way Station was recorded net of tax, and is reflected in the accompanying Consolidated Statements of Operations.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C - ACQUISITIONS AND LICENSING AGREEMENT (Continued)

1998 Transactions

Effective January 1, 1998, the Company acquired certain assets and the business of Manus Associates, a Stamford, Connecticut organizational consulting firm, for a combination of cash and future defined incentives. The Company borrowed the full purchase price of $3,600,000 from its revolving credit facility in order to complete this transaction.

Effective April 1, 1998, the Company acquired 51% of the outstanding shares of TEAMS International, LLC, a technology-based assessment firm specializing in 360-degree feedback instruments to support a wide spectrum of organizational change initiatives. The purchase price of this acquisition, including costs of acquisition, approximated $2,308,000. The Company borrowed $2,300,000 from its revolving credit facility in order to complete this transaction.

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

The following represents the assets acquired and liabilities assumed to arrive at net cash paid for acquisitions discussed above, as well as for earnout payments and installment payments related to prior acquisitions, for each of the three years ended December 31, 2000, 1999 and 1998:

                                                                          (Dollars in Thousands)
                                                                          Year Ended December 31,
                                                                      2000        1999          1998
                                                                    -------      -------      -------
Assets acquired:
Accounts receivable                                                  $1,856       $2,244          $12
Prepaid expenses and other assets                                       469          538          121
Fixed assets                                                            995          695          245
Intangible assets                                                    23,804       13,226        6,375
Additional equity acquired in Davidson & Associates                     999          647           --
                                                                    -------      -------      -------
                                                                     28,123       17,350        6,753
                                                                    -------      -------      -------
Liabilities acquired:
Current portion of long-term debt                                        --        1,114           --
Accounts payable and accrued expenses                                 2,362        3,044          104
Assumption of incomplete contracts                                       60          609           90
Long-term debt                                                          838          103          274
                                                                    -------      -------      -------
                                                                      3,260        4,870          468
Less Common Shares from treasury shares issued for acquisition        2,500           --           --
                                                                    -------      -------      -------
Cash paid for acquisitions, net of cash acquired                    $22,363      $12,480       $6,285
                                                                    =======      =======      =======

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C - ACQUISITIONS AND LICENSING AGREEMENT (Continued)

Each acquisition has been accounted for as a purchase and the operating results of each entity have been consolidated with the Company's results since the effective date of the respective acquisition. The purchase price of each acquisition has been allocated to the assets acquired based upon their estimated fair value at the date of acquisition. Certain acquisition agreements require future contingent consideration based on future operating results for the acquired entities. The unaudited pro forma results of operations for each of the two years in the period ended December 31, 2000, reflecting the combined results of the Company and the acquisitions detailed above as if the acquisitions had occurred at January 1, 1999, are presented as follows:

                                       (Dollars and Shares in Thousands Except Earnings Per Share Data)
                                                     Year Ended December 31,
                                                     2000            1999
                                                     ----            ----
Revenue                                            $192,752        $196,358
                                                   ========        ========

Income before income taxes                          $15,007         $14,450
                                                   ========        ========

Income before cumulative effect of change in
   accounting principle, net of taxes                $8,226          $8,653
                                                   ========        ========

Net income (loss)                                   $(3,181)         $8,653
                                                   ========        ========

Diluted earnings (loss) per share                    $(0.50)          $1.27
                                                   ========        ========

Diluted weighted average shares outstanding           6,300           6,800
                                                   ========        ========


NOTE D - PROPERTY AND EQUIPMENT

                                                 (Dollars in Thousands)
                                                      December 31,
                                                 2000            1999
                                                 ----            ----

   Furniture and computer equipment             $44,570          $39,783
   Leasehold improvements                         9,955            7,192
                                                 ------           ------
                                                 54,525           46,975
   Less accumulated depreciation                 35,979           28,487
                                                 ------           ------
                                                $18,546          $18,488
                                                =======          =======

Depreciation expense was $8,181,000, $6,986,000, and $5,278,000 in 2000, 1999,
and 1998, respectively.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - DEBT AND OTHER OBLIGATIONS

Credit Agreement

The Company has a Credit Agreement (the "Credit Agreement") with its two primary lenders (the "Lenders"). In June 2000, the unsecured revolving line of credit under this Credit Agreement, was expanded by $20,000,000 to an aggregate of $60,000,000 borrowing capacity. The Company also extended the maturity date of the Credit Agreement to June 30, 2003. In June 2001, and annually thereafter, the Company has the ability to extend the Credit Agreement for an additional year upon Lenders' approval. The Company may borrow, repay and re-borrow during the term of the Credit Agreement, with any balance due at maturity. Interest rates are tiered at LIBOR plus a margin contingent upon certain financial ratios of the Company. The Company also has the option to borrow at a base rate equal to the lesser of the Lenders' Prime Rate less 1/4% or the Federal Funds Effective Rate plus 1%.

Long-term debt and other obligations consist of the following:

                                                                  (Dollars in Thousands)

                                                                        December 31,
                                                                   2000           1999
Floating rate borrowings under the Credit Agreement, with
 monthly interest payments bearing
 interest at 7.53% at December 31, 2000                          $21,625         $6,500

Borrowings under the Credit Agreement, bearing
 interest at a variable rate of 7.96% at
 December 31, 2000 and a weighted average
 variable rate of 6.92% at December 31, 1999                      30,000         16,883
Other                                                              1,065            904
                                                                 -------        -------
                                                                  52,690         24,287
Less current portion                                                 470          6,008
                                                                 -------        -------
                                                                 $52,220        $18,279
                                                                 =======        =======

Under the Credit Agreement, the major covenants require the maintenance of certain minimum financial ratios and restrict the level of indebtedness with other banks, as defined. At December 31, 2000, the Company is in compliance with all such covenants. At December 31, 2000, the available borrowings under the Credit Agreement are $8,375,000.

For the years subsequent to December 31, 2000, aggregate maturities on total debt and other obligations, are as follows:

        Year Ending December 31,                 (Dollars in Thousands)

                 2001                                  $   470
                 2002                                      255
                 2003                                   51,808
                 2004                                      152
                 2005                                        5
                                                       -------
                                                       $52,690
                                                       =======

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - DEBT AND OTHER OBLIGATIONS (Continued)

Interest Rate Swaps

During 2000, five interest rate swap agreements held by the Company, either matured or were terminated. Effective August 15, 2000, the Company had entered into a new fixed interest rate swap agreement with an aggregate notional principal of $30,000,000, with a term of three years. Under the terms of this swap agreement, there are no scheduled payments of notional principal. This swap agreement is established for the full notional principal with a combined fixed interest rate and interest rate spread at December 31, 2000 of 9.25%. To further reduce exposure to interest rate fluctuations, a purchased interest rate floor for 87% of the notional principal with a combined fixed interest rate and interest rate spread at December 31, 2000 of 9.25% is connected to this swap agreement. The swap transaction is calculated using a variable rate of one-month LIBOR, while the purchased interest rate floor offsets the swap transaction if LIBOR falls below the floor level. At December 31, 2000, under this swap agreement and the purchased interest rate floor, the Company pays its lenders interest at a combined fixed rate and spread of 9.25% and its lenders pay the Company interest at a combined variable rate and spread of 9.08%.

Also at December 31, 2000, the Company had entered into an $8,000,000 cross currency swap agreement ("cross currency swap") related to the Company's investment in Way Station, Inc. (see Note C), with a term of seven years. This cross currency swap is established for the full notional principal, with no scheduled payments. Under the terms of this agreement, the principal is invested in the Japanese market with a fixed interest rate of 2.85% at December 31, 2000, payable in Japanese YEN. The swap transaction is calculated using a variable rate of one-month LIBOR plus 125 basis points (1.25%). At December 31, 2000, the Company pays interest at 2.85% on the principal in Japanese YEN, and its lenders pay the Company interest at a variable rate of 8.07% on the principal in U.S. dollars.

The notional amounts of the swap agreements discussed above do not represent amounts exchanged by the parties and thus are not a measure of exposure of the Company. The amounts exchanged are normally based on the notional amounts and other terms of the swaps. The variable rates are subject to change over time as LIBOR fluctuates.

The Company is not a party to leveraged derivatives and does not hold or issue financial instruments for speculative purposes. The Company has made adjustments to interest expense for the net cash paid or received on interest rate swap agreements. The impact of the above interest rate swap agreements on interest expense has been immaterial to date. See Note A for the impact of adopting SFAS No. 133, effective January 1, 2001.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  F - INCOME TAXES

The provision for income taxes consists of the following:

                                            (Dollars in Thousands)
                                           Year Ended December 31,
                                    2000            1999            1998
                                  -------         -------         -------
Current:
  Federal                          $4,354          $4,971          $3,499
  State                               795             662             662
  Foreign                           1,782           1,014           1,973
                                  -------         -------         -------
                                    6,931           6,647           6,134
                                  -------         -------         -------
Deferred:
  Federal                              88            (194)           (295)
  State                               (30)            (44)            (58)
                                       50              76             101
                                  -------         -------         -------
                                      108            (162)           (252)
                                  -------         -------         -------
Provision for income taxes         $7,039          $6,485          $5,882
                                  =======         =======         =======

The total tax provision for each year differs from the amount that would have been provided by applying the statutory U.S. Federal income tax rate to income before income taxes. The reconciliation of these differences is as follows:

                                                       Year Ended December 31,
                                                     2000       1999       1998
                                                     ----       ----       ----
U.S. Federal income tax rate                          35%        35%        35%
State income taxes, net of federal tax benefit         3          3          3
Nondeductible expenses                                 6          4          2
Foreign earnings not subject to U.S. Federal
  income tax, net of foreign taxes                     1          1          2
Other                                                  1         --          3
                                                     ---        ---        ---
                                                      46%        43%        45%
                                                     ===        ===        ===

In addition, during 2000 the Company recorded an income tax benefit at an effective tax rate of 38% which was based on applicable U.S. Federal and state income tax rates, of $6,888,000, associated with the cumulative effect of the change in accounting principle. The tax benefit was recorded as a reduction of income taxes payable.

Income before income taxes is comprised of domestic and foreign components, respectively, as follows: 2000 -- $9,853,000 and $5,585,000, 1999 -- $12,781,000
and $2,385,000, and 1998 -- $7,488,000 and $5,584,000.

Taxes on income of international subsidiaries are provided at the tax rates applicable to their respective tax jurisdictions. The Company's share of the cumulative undistributed earnings of such subsidiaries was approximately $13,020,000 and $9,668,000 at December 31, 2000 and 1999, respectively. No provision has been made for additional income taxes on the undistributed earnings of the international subsidiaries because earnings are expected to be reinvested indefinitely in the subsidiaries' operations or because under

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  F - INCOME TAXES (Continued)

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

The deferred tax assets as of December 31, 2000 and 1999 are comprised of the following:

                                                        (Dollars in Thousands)
                                                             December 31,
                                                         2000             1999
                                                         ----             ----

   Allowance for doubtful accounts                     $   398         $   492
   Accruals not currently deductible for income taxes      197             631
   Deferred compensation                                   784             740
   Depreciation and amortization                         1,427           1,051
                                                       -------         -------
   Deferred tax assets                                 $ 2,806         $ 2,914
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

The Company accounts for this Plan in accordance with the provisions of SFAS No. 87, "Employer's Accounting for Pensions." SFAS No. 87 requires the Company to recognize a liability equal to the amount by which the actuarial present value of the accumulated benefit obligation exceeds the fair value of the Plan's assets. This liability was $1,054,000 and $1,166,000 as of December 31, 2000 and 1999, respectively, using a discount rate of 7.25%. Since the Plan is not funded by the Company, the recorded liability equals the present value of the accumulated benefit obligation.

The Company has non-qualified supplemental executive retirement plans for its Chief Executive Officer, Vice Chairman and President/Chief Operating Officer to which a percentage of compensation, including base salary and incentive bonuses, is credited annually. Deferred amounts earn annual interest equal to the two-year Guaranteed Investment Contract Index on November 30 of the current plan year, or 6%, whichever is higher (6% at both November 30, 2000 and 1999). The account balance is payable as a life annuity in equal monthly installments with interest on the unpaid balance upon termination of service with the Company. The Chief Executive Officer and Vice Chairman's interest in the plans vest at the rate of 10% and 20% per year, respectively, which began in 1993 and 1996, respectively. The President's interest in the plan vests at 20% per year which begins at the age of 61. Since these plans are not funded by the Company, the recorded liabilities equal the present value of the accumulated benefit obligation which

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE G - BENEFIT AND COMPENSATION AGREEMENTS (Continued)

totaled $687,000 at December 31, 2000. Effective January 1, 2001, the Vice Chairman began collecting benefits in accordance with this plan.

Effective January 1, 2000 the Company established a non-qualified supplemental executive retirement plan ("SERP") for its executive officers and other key employees for the purpose of providing supplemental income benefits to plan participants or their survivors upon participant's retirement or death. Benefits payable under this plan are based on a defined percentage of an average of a participants three highest consecutive annual salaries. The SERP uses aggregate funding, where a common face amount of insurance is purchased on each insured participant. At December 31, 2000, the face amounts on these life insurance policies totaled $9,359,000. The net present value of the aggregate Company-owned life insurance policies is designed to be equal to the net present value of the aggregate SERP liabilities. There is no direct relationship between an individual participant's SERP benefit and the Company-owned life insurance coverage on that participant's life. The cash surrender value of these life insurance policies totaled $520,000 at December 31, 2000, and is included in the Other non-current assets section of the Consolidated Balance Sheet.

Summarized below is the SERP's benefit obligation, funded status, and assumptions used as of December 31, 2000 and the pension cost incurred for the year then ended:

                                                                     (Dollars in Thousands)
Change in benefit obligation:
Benefit obligation at the date plan was established                        $2,186
Service cost                                                                  275
Interest cost                                                                 164
                                                                          -------
Benefit obligation at end of year                                           2,625
                                                                          -------

Fair value of plan assets at end of year                                       --
                                                                          -------

Funded status                                                              (2,625)
Unrecognized prior service cost                                             2,042
                                                                          -------
Net amount recognized                                                        (583)
                                                                          =======

Amounts recognized in the Consolidated Balance Sheet consist of:
         Accrued benefit liability included in
            deferred compensation                                          (2,625)
         Intangible asset                                                   2,042
                                                                          -------
  Net amount recognized                                                    $ (583)
                                                                          =======

Weighted-average assumptions as of December 31, 2000:
Discount rate                                                                 7.5%
Rate of compensation increase                                                 4.0%

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE G - BENEFIT AND COMPENSATION AGREEMENTS (Continued)

Components of net periodic benefit cost:
Service cost                                      $275
Interest cost                                      164
Amortization of prior service cost                 144
                                                  ----
Net periodic benefit cost                         $583
                                                  ====

The benefit obligations from the plans detailed above are included in deferred compensation on the Consolidated Balance Sheets, in addition to liabilities for other deferred compensation plans.

The Company also maintains employment agreements and incentive compensation agreements with certain key management employees. The agreements typically result from the Company's acquisitions of outside firms. The agreements provide for additional compensation over and above the individual's annual salary, based upon the achievement of certain levels of overall Company, group or region performance. Certain of these agreements include provisions for continuation of salaries upon a change in control or termination without cause, as defined in the agreements. These agreements provide for aggregate minimum annual compensation for these employees of approximately $3,366,000 in 2001, $2,038,000 in 2002, $1,407,000 in 2003 and $681,000 in 2004.

NOTE H - EMPLOYEE BENEFIT PLANS

The Company maintains a defined contribution savings plan, available to substantially all employees, under Section 401(k) of the Internal Revenue Code. Under this plan, the Company will contribute 25% of the participating employee's annual contribution. In 1999 and 1998, in connection with achieving a certain level of targeted Company profits, the Company contributed an additional 12.5% of the participating employees' contribution for a total of 37.5%. The Company made no additional contribution for 2000 based on the Company's failure to meet internal targets. Employee contributions are generally limited to 10% of their compensation, subject to Internal Revenue Code limitations. Company contributions were approximately $698,000, $838,000, and $764,000 for 2000, 1999, and 1998, respectively.

In addition, the Company maintains a non-qualified deferred compensation plan for certain employees. Under the plan, participants may defer payment of up to 10% of their annual cash compensation reduced by amounts contributed to the Company's 401(k) plan. Deferred amounts earn annual interest equal to the two-year Guaranteed Investment Contract Index on November 30 preceding each plan year or 6%, whichever is higher (6% at both November 30, 2000 and 1999). The deferred amounts will be paid from the general assets of the Company and are included in deferred compensation as of December 31, 2000 and 1999.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE I - LEASE OBLIGATIONS

The Company leases office space and equipment at various locations and accounts for these obligations as operating leases. Rentals relating to these leases are recorded on a straight-line basis. Rental expense approximated $16,572,000, $16,695,000, and $16,037,000 in 2000, 1999, and 1998, respectively. Contingent rentals may be due each year under the terms of the various office space leases as the result of certain increases in building operating expenses over the base year amounts. The following is a schedule, by year, of future minimum rental payments required under operating leases with remaining non-cancelable lease terms in excess of one year as of December 31, 2000:

                                                    (Dollars in Thousands)
Year Ending December 31,                                   Amount
                                                     --------------------
       2001                                                $15,321
       2002                                                 12,581
       2003                                                  9,655
       2004                                                  7,808
       2005                                                  5,476
       2006 and subsequent years                            14,188

NOTE J- SHAREHOLDERS' EQUITY

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

The Company also has a 1993 Stock Incentive Plan, as amended in 1999, with 3,225,000 shares of Common Shares reserved for issuance upon the exercise of incentive stock options or non-qualified stock options that may be granted to employees. Outstanding options granted under this plan have ten-year terms and are usually exercisable, cumulatively, in three equal annual installments, beginning one year from the date of grant. At December 31, 2000, 1,096,249 shares were available for issuance under this plan.

In addition, in January 1995, the Company Shareholders adopted amendments to the 1993 Stock Incentive Plan permitting awards of restricted stock under such plan. The amendments to the 1993 Stock Incentive Plan permit awards of up to an aggregate of 675,000 shares of the Company's Common Shares to certain officers and key employees. Restrictions generally limit the sale or transfer of the shares during a restricted period of approximately three years. Thereafter, the restricted stock will either vest, in whole or in part, with the participant or be forfeited, in whole or in part, back to the Company based on its earnings performance for this three year period. During 1996 and 1995, 29,250 and 44,550 shares of restricted stock were awarded, respectively. Due to employment terminations, 4,200 and 21,750 shares of restricted stock awards were canceled in 1999 and 1998, respectively. In addition, 17,250 and 12,240 restricted shares were forfeited in 1999 and 1998, respectively, due to the Company's failure to achieve certain earnings per share targets.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE J - SHAREHOLDERS' EQUITY (Continued)

The Company also has a Directors' Stock Option Plan, under which 225,000 shares of Common Shares are reserved for issuance upon the exercise of incentive stock options or non-qualified stock options that may be granted to non-employee Directors of the Board of Directors. Outstanding options granted under this plan have five-year terms and are exercisable, cumulatively, in three equal annual installments, beginning one year from the date of grant. At December 31, 2000, 117,000 option shares were available for issuance under this plan.

The Company has elected to follow Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" in accounting for its stock options. Under APB No. 25, no compensation expense is recognized because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of the grant. Had compensation cost for these plans been determined in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net income (loss) and earnings (loss) per share ("EPS") for 2000, 1999, and 1998 would have been reduced to the following pro forma amounts:

                                                Year Ended December 31,

                                         2000                1999                1998
                                         ----                ----                ----
    Net income (loss) - as reported     ($2,946,000)          $8,628,000          $6,607,000
    Net income (loss) - pro forma       ($4,365,000)          $7,006,000          $4,788,000
    Basic EPS - as reported                  ($0.48)               $1.33               $0.99
    Basic EPS - pro forma                    ($0.71)               $1.08               $0.72
    Diluted EPS - as reported                ($0.48)               $1.32               $0.98
    Diluted EPS - pro forma                  ($0.71)               $1.07               $0.71

The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model. Grants in 2000, 1999, and 1998 were assumed to have no dividend yield. The weighted-average assumptions used for grants in 2000 were a risk-free interest rate of 6.2%, an expected volatility of 60%, and an expected option life of 7 years. The weighted-average assumptions used for grants in 1999 and 1998 were a risk-free interest rate of 5.6% and 5.3%, respectively, an expected volatility of 57% and 75%, respectively, and an expected option life of 8 and 7 years, respectively. Under SFAS No. 123, total stock-based compensation expense, net of tax benefit, approximated $1,419,000, $1,622,000, and $1,819,000 in 2000, 1999, and 1998, respectively.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE J - SHAREHOLDERS' EQUITY (Continued)

A summary of the status of the Company's stock options under its stock option plans at December 31, 2000, 1999, and 1998 and changes during the years then ended is presented in the table and narrative below:

                                                                        Year Ended December 31,

                                                     2000                        1999                        1998
                                                     ----                        ----                        ----
                                                              Weighted                   Weighted                    Weighted
                                                               Average                    Average                     Average
                                               Stock          Exercise       Stock       Exercise        Stock       Exercise
                                              Options           Price       Options        Price        Options        Price
                                              -------           -----       -------        -----        -------        -----
Outstanding at beginning of year             1,343,436         $14.61     1,138,913       $14.14      1,200,238       $13.26
Granted                                        257,500          10.60       520,074        13.24        154,250        13.42
Exercised                                      (21,000)         14.52      (215,296)        8.28      (169,500)         7.14
Canceled                                       (94,624)         14.00      (100,255)       16.15       (46,075)        14.51
                                             ---------         ------     ---------       ------      ---------       ------
Outstanding at end of year                   1,485,312         $13.96     1,343,436       $14.61      1,138,913       $14.14

Exercisable at end of year                     905,712         $15.14       696,473       $15.54        764,348       $13.39

Weighted average fair value                                     $7.05                      $8.94                       $9.87
of options granted

Exercise prices for options outstanding as of December 31, 2000 ranged from $9.25 to $24.33. The weighted average remaining contractual life of these options is approximately 7 years.

During 2000, certain stock option holders exercised stock options to purchase a total of 18,000 Common Shares in a cashless exercise transaction and as a result, only 288 Common Shares were issued. The compensation expense associated with this transaction was $5,000.

A summary of the status of the Company's stock options outstanding under its stock option plans at December 31, 2000 is presented in the table below:

                                      Stock Options Outstanding                         Stock Options Exercisable
                                                                 Weighted
                                                   Weighted       Average                                     Weighted
                             Stock Options         Average       Remaining              Stock Options          Average
       Range of             Outstanding at         Exercise     Contractual             Exercisable at        Exercise
   Exercise Prices         December 31, 2000        Price      Life in Years          December 31, 2000         Price
   ---------------         -----------------        -----      -------------          -----------------         -----
   $9.25 to $12.75              473,750            $10.67            9                     109,763             $11.14
   $13.25 to $18.50             962,687             15.16            6                     747,074              15.26
   $22.00 to $24.33              48,875             22.24            4                      48,875              22.24


                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE J - SHAREHOLDERS' EQUITY (Continued)

Employee Stock Purchase Plan

The Company has a 1996 Employee Stock Purchase Plan (the "ESPP"), as amended in 1999, with 300,000 shares reserved for issuance. The ESPP permits employees to purchase Company Common Shares at 85% of the average market price on the last day of the applicable monthly period. As amended in 1999, all Company employees are eligible to participate in the ESPP once they have met the employment requirements as specified in the ESPP. During 2000, 1999, and 1998, 47,888, 55,582, and 36,151 shares, respectively, were purchased through the ESPP.

Repurchase of Common Shares

In March 1997, the Board of Directors (the "Board") approved a stock repurchase program, which was expanded in 1999 and 2000, under which the Company is authorized to repurchase up to 1,906,631 of its outstanding Common Shares. Shares repurchased are held as treasury shares and are available to the Company for use in various benefit plans and, when authorized by the Board, for other general corporate purposes. The Board authorized Company management to pursue the repurchase program in open market transactions from time-to-time, depending upon market conditions and other factors.

During 2000, the Company repurchased a total of 70,100 Common Shares at an aggregate purchase price of $693,000, or $9.89 per share. During 1999 and 1998, the Company repurchased 946,600 and 167,500 Common Shares at an aggregate purchase price of $12,148,000 and $2,049,000, or $12.83 and $12.23 per share, respectively.

As of December 31, 2000, the Company has repurchased a total of 1,311,700 Common Shares at an aggregate purchase price of $16,269,000 or $12.40 per share, under this stock repurchase program. In addition, the Company repurchased 252,952 Common Shares prior to the institution of this program.

Also during 2000, the Company issued 250,000 of the Common Shares held as treasury shares, with an aggregate cost of $2,685,000, in connection with the acquisition of Sinova (see Note C).

Dividends

The Company has never paid any dividends on its Common Shares and currently expects that all of its earnings will be retained and reinvested in the Company's business.

During 1999 and 1998, Davidson & Associates paid cash dividends to its shareholders. The Company recognized no dividend income for its majority-ownership of Davidson & Associates as this is an intercompany transaction which eliminates in consolidation. However, the Company recorded the remaining dividends declared and paid to minority shareholders as a reduction in minority interest in 1999 and 1998.

During 2000, Way Station, Inc. paid cash dividends to its shareholders. The Company recognized approximately $24,000 in dividend income for its 20% ownership interest in Way Station, Inc.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE K - EARNINGS (LOSS) PER SHARE

The calculations of earnings (loss) per share ("EPS") under SFAS No. 128 are detailed as follows:

                                                   Year ended December 31, 2000
                                           Income/(Loss)        Shares          EPS
    Basic EPS:
    Net income (loss)                      ($2,946,000)        6,110,000      ($0.48)
                                                                              =======
    Impact of options                               --                --
                                           -----------         ---------
    Diluted EPS:
    Net income (loss)                      ($2,946,000)        6,110,000      ($0.48)
                                           ============        =========      =======

                                                   Year ended December 31, 1999
                                              Income             Shares           EPS
    Basic EPS:
    Net income                              $8,628,000         6,487,000       $1.33
                                                                              =======
    Impact of options                              --           63,000
                                           -----------         ---------
    Diluted EPS:
    Net income                              $8,628,000         6,550,000       $1.32
                                           ============        =========      =======

                                                  Year ended December 31, 1998
                                             Income             Shares           EPS
    Basic EPS:
    Net income                              $6,607,000         6,674,000       $0.99
                                                                              =======
    Impact of options                               --           84,000
                                           -----------         ---------
    Diluted EPS:
    Net income                              $6,607,000         6,758,000       $0.98
                                           ============        =========      =======

For the year ended December 31, 2000, the impact of outstanding options to purchase shares of Company Common Shares were excluded from the computation of diluted EPS, as the impact would have been anti-dilutive.

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

The Company's operations are segregated into two lines of business: career transition and organizational consulting ("consulting"). The Company operates these lines of business across the geographic areas of the United States, Canada, Europe and Asia-Pacific. These operations offer different services and require different marketing strategies. Career transition offers support for organizations separating employees, including assistance in handling the initial difficulties of termination, identifying continuing career goals and options, and aiding in developing skills for the search for a new job. Consulting specializes in helping companies with leadership development, organizational performance, and talent management. With more

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 NOTE L - SEGMENTS (Continued)

than 200 service locations worldwide, the Company manages operations by geographic segments to enhance global growth and establish major accounts with global clients. The Company primarily delivers its services to mid-size and large industrial and service companies, with no concentration in specific companies or industries.

Summarized operations of each of the Company's geographic segments in the aggregate for each of the three years in the period ended December 31, 2000, are as follows (See Note A for discussion relating to currency translation and Note F for discussion relating to income taxes):

                                                                        (Dollars in Thousands)
2000                                              United States   Canada      Europe        Asia-Pacific      Consolidated
                                                    --------     -------      -------          -------          --------
Identifiable assets                                 $108,963     $11,026      $30,115          $15,333          $165,437
                                                    ========     =======      =======          =======          ========

Revenue                                              134,035      14,209       22,114           13,894           184,252
                                                    ========     =======      =======          =======          ========

Operating income (1)                                  10,981       4,003          895            2,069            17,948
                                                    ========     =======      =======          =======          ========

Depreciation and amortization                          9,367         954        1,290            1,313            12,924
                                                    ========     =======      =======          =======          ========

Capital expenditures                                   5,831         331        1,334              287             7,783
                                                    ========     =======      =======          =======          ========

1999
Identifiable assets                                  $80,050     $11,550      $16,445          $12,547          $120,592
                                                    ========     =======      =======          =======          ========

Revenue                                              134,766      11,703       20,348           14,507           181,324
                                                    ========     =======      =======          =======          ========

Operating income (1)                                  11,707       2,021        1,027            1,086            15,841
                                                    ========     =======      =======          =======          ========

Depreciation and amortization                          8,509         295          459            1,156            10,419
                                                    ========     =======      =======          =======          ========

Capital expenditures                                   7,343         225          466              842             8,876
                                                    ========     =======      =======          =======          ========

(1) The operating income reported for the United States segment includes total general sales and administration expenses and depreciation expense reported on the Consolidated Statements of Operations.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 NOTE L - SEGMENTS (Continued)

                                                                          (Dollars in Thousands)
1998                                               United States   Canada      Europe        Asia-Pacific      Consolidated
- ----                                                 --------     -------      -------          -------          --------
Identifiable assets                                  $85,944      $7,562       $9,866          $11,223          $114,595
                                                     =======      ======       ======          =======          ========

Revenue                                              127,353      10,884       15,836           14,185           168,258
                                                     =======      ======       ======          =======          ========

Operating income (1)                                   7,950       1,784        2,374            1,693            13,801
                                                     =======      ======       ======          =======          ========

Depreciation and amortization                          5,965         523          521            1,030             8,039
                                                     =======      ======       ======          =======          ========

Capital expenditures                                   6,250         435          298              803             7,786
                                                     =======      ======       ======          =======          ========

(1) The operating income reported for the United States segment includes total general sales and administration expenses and depreciation expense reported on the Consolidated Statements of Operations.

Revenues and expenses of the Company's lines of business for the Company offices, excluding the total general sales and administration expenses, and depreciation and amortization expenses and Affiliate royalties, are evaluated by management. The Company does not measure assets by lines of business as assets are generally not distinctive to a particular line of business and they are not fundamental in assessing segment performance. Revenue and Company office operating income for each of the Company's lines of business in the aggregate for each of the three years in the period ended December 31, 2000 are as follows:

                                                            (Dollars in  Thousands)
                                                  Career
2000                                             Transition             Consulting           Consolidated
 Company office revenue                           $141,761               $38,408                $180,169
                                                  ========               =======                ========

 Company office operating income                    27,718                 8,407                  36,125
                                                  ========               =======                ========


1999
 Company office revenue                           $150,296               $26,684                $176,980
                                                  ========               =======                ========

 Company office operating income                    29,236                 2,422                  31,658
                                                  ========               =======                ========


1998
 Company office revenue                           $139,903               $23,944                $163,847
                                                  ========               =======                ========

 Company office operating income                    26,061                 2,328                  28,389
                                                  ========               =======                ========

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE M - SUBSEQUENT EVENTS (Unaudited)

Subsequent to December 31, 2000, the Company made a payment of $3,038,000, for the remaining purchase price of the additional 31% equity interest in Way Station, Inc. (see Note C). In connection with this transaction, the Company borrowed $3,100,000 under its Credit Agreement.

In February 2001, the Company announced that its Board of Directors had authorized a 3-for-2 Common Share split, to be effected on April 6, 2001 through a 50% share dividend for shareholders of record as of March 16, 2001. For every two shares of the Company's Common Shares held as of March 16, one new share will be distributed to the shareholder. Cash paid in lieu of fractional shares will be based on the average of the high and low bids on March 16, 2001, as adjusted for the split. As a result of the split, the number of Common Shares outstanding will increase from approximately 6,300,000 to approximately 9,400,000. Share and per share amounts throughout this report have not been restated to reflect the effect of the 3-for-2 stock split.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

The following table sets forth results of operations for the years indicated. This discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes thereto.

                                                                    (Dollars in Thousands)
                                                                    Year Ended December 31,
                                                          2000                1999               1998
                                                       ---------           ---------           ---------
Company office revenue                                  $180,169            $176,980            $163,847
Company office expenses                                  144,044             145,322             135,458
                                                       ---------           ---------           ---------
    Company office margin                                 36,125              31,658              28,389
Affiliate royalties                                        4,083               4,344               4,411
General sales and administration                          15,426              14,911              15,007
Depreciation and amortization                              6,834               5,250               3,992
Interest expense, net                                      2,510                 675                 729
                                                       ---------           ---------           ---------
    Income before income taxes                            15,438              15,166              13,072
Provision for income taxes                                 7,039               6,485               5,882
Minority interest in net income of subsidiary                 --                 343                 583
Equity in earnings of
       unconsolidated joint venture                           62                 290                  --
                                                       ---------           ---------           ---------
Income before cumulative effect of
       change in accounting principle                      8,461               8,628               6,607
Cumulative effect of change in accounting
principle, net of taxes of $6,888                        (11,407)                 --                  --
                                                       ---------           ---------           ---------
Net income (loss)                                       $ (2,946)           $  8,628            $  6,607
                                                       =========           =========           =========


2000 Compared to 1999

For the year ended December 31, 2000, revenue generated by Company offices increased by 2% or $3,189,000 over 1999. This increase is primarily attributable to $13,184,000 in incremental revenues from acquisitions offset by a decrease in same office revenue of 6%.

The Company's career transition line of business reported total revenues of $141,761,000, which represents a 6% decrease from 1999. The decrease is due to a decrease in same office revenue of 8% offset by $4,054,000 in incremental revenues from acquisitions. The same office revenue decrease within the career transition line of business was impacted by low unemployment rates primarily experienced in the western and northeastern United States and in continental Europe.

The Company's consulting line of business reported total revenues of $38,408,000, which represents a 44% increase over 1999. The increase is due to $9,130,000 in incremental revenues from acquisitions and an increase in same office revenue of 10%. The same office revenue increase within the consulting line of business was primarily experienced throughout North America.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)


2000 Compared to 1999 (Continued)

For the year ended December 31, 2000, Affiliate royalties decreased 6%, due to the aforementioned impact from low unemployment rates.

For the year ended December 31, 2000, total Company office expenses decreased 1% or $1,278,000 from 1999. This decrease primarily relates to a decrease in incentives, salaries for delivery personnel, career center staffing, and other general office costs, offset by $10,602,000 in incremental costs from acquisitions. The Company's same office expenses for 2000 decreased 5% in comparison to 1999, illustrating continued cost savings and efficiencies during the year. The Company did experience an increase in the charges for depreciation and for certain consulting services.

Aggregate Company office margins were 20% and 18% for 2000 and 1999, respectively. The increase in margins is attributable primarily to the previously mentioned increase in consulting revenues and a decrease in incentive compensation expense.

For the year ended December 31, 2000, general sales and administration expenses and depreciation and amortization expenses increased by 10% or $2,099,000 over 1999. This increase was attributable to increased charges for depreciation and amortization, travel expenses, professional fees, and pension expense related to the new supplemental executive retirement plan. General sales and administration expenses and depreciation and amortization expenses as a percentage of total revenues was 12% for 2000 and 11% for 1999.

The Company's effective tax rate was 46% and 43% for the year ended December 31, 2000 and 1999, respectively. A higher effective tax rate in the current year is primarily a result of an increase in non-deductible goodwill from acquisitions completed in 2000 and 1999. See Note F to the Consolidated Financial Statements for the composition of the Company's effective tax rate.

The equity in earnings of unconsolidated joint venture represents the Company's 20% equity interest for Way Station, Inc., which totaled $62,000 and $290,000 for the years ended December 31, 2000 and 1999, respectively. The minority interest in net income of subsidiary for the year ended December 31, 1999 was $343,000 for the minority interest related to Davidson & Associates.

The cumulative effect of change in accounting principle, net of taxes, was $11,407,000 for the year ended December 31, 2000. This represents the cumulative effect of the change in accounting for revenue recognition related to the adoption of SAB No. 101. See Note A to the Consolidated Financial Statements.

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

1999 Compared to 1998 (Continued)

The Company's career transition line of business reported total revenues of $150,296,000, which represents a 7% increase over 1998. The increase is due to $3,888,000 in incremental revenues from acquisitions and an increase in same office revenue of 5%.

The Company's consulting line of business reported total revenues of $26,684,000, which represents an 11% increase over 1998. The increase is due to $7,029,000 in incremental revenues primarily from the two European consulting acquisitions made during 1999. This increase in revenues was net of a same office revenue decrease of 18%. During the second half of 1999, the Company began restructuring and repositioning its consulting line of business to achieve sustainable growth in revenues and in operating margin.

For the year ended December 31, 1999, Affiliate royalties were at a similar level as in 1998.

For the year ended December 31, 1999, total Company office expenses increased 7% or $9,864,000 over 1998. This increase is due to approximately $9,761,000 in incremental costs from acquisitions. The Company's same office expenses for 1999 were flat in comparison to 1998, illustrating cost efficiencies during 1999. The Company did experience an increase in the charges for depreciation, equipment rental and maintenance, communication and rent, all of which were offset by a decrease in sales incentives and salaries for delivery personnel.

Aggregate Company office margins were 18% and 17% for 1999 and 1998, respectively. The increase in margins is attributable primarily to the previously mentioned increase in career transition and consulting revenues, and a decrease in incentive compensation expense.

For the year ended December 31, 1999, general sales and administration expenses and depreciation and amortization expenses increased by 6% or $1,162,000 over 1998. This increase was attributable to increased charges for depreciation and amortization, consulting services and salaries for administrative staff. Despite these increases, for the year ended December 31, 1999, general sales and administration expenses and depreciation and amortization expenses as a percentage of total revenues remained consistent with 1998 at 11%.

The Company's effective tax rate was 43% and 45% for the year ended December 31, 1999 and 1998, respectively. An additional provision of $200,000 was made for the expected results of pending tax audits during the fourth quarter of 1998. See Note F to the Consolidated Financial Statements for the composition of the Company's effective tax rate.

The minority interest in net income of subsidiary for the years ended December 31, 1999 and 1998, was $343,000 and $583,000, respectively, for the minority interest related to Davidson & Associates.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

Capital Resources and Liquidity

At December 31, 2000 and 1999, the Company had cash and cash equivalents of $13,157,000, and $11,187,000, respectively. The increase in cash and cash equivalents is primarily the result of additional borrowings made under the Company's Credit Agreement, offset by the net cash paid for acquisitions and earnouts, including deposits on acquisitions. At December 31, 2000, the Company's working capital increased to $12,017,000 from $9,111,000 at December 31, 1999.

Net cash provided by operating activities amounted to $13,948,000 and $14,213,000 in 2000 and 1999, respectively. The decrease in cash provided by operating activities is attributed to a net loss for 2000 after the cumulative effect of change in accounting principle as compared to net income in 1999. The Company also utilized more cash in 2000 as compared to 1999 for general operating activities, including increased accounts receivable due to higher fourth quarter sales volume and the receivable for income taxes. All of this is offset by an increase in depreciation and amortization charges in 2000 and an increase in deferred income due to the cumulative change in revenue recognition pursuant to SAB No. 101.

Net cash utilized in investing activities amounted to $38,846,000 and $23,036,000 for 2000 and 1999, respectively. The Company continues to purchase equipment and technology to meet the needs of its expanding operations and to enhance its operating efficiency. During 2000, the Company acquired four separate career transition and consulting firms, purchased additional interest in its two existing joint ventures and paid $4,406,000 in earnouts and adjustments related to acquisitions. During 2000, the Company also prepaid a portion of the purchase price for controlling interests in a Japanese firm and a Brazilian firm, with effective dates of January 1, 2001 (see Note C to the Consolidated Financial Statements).

Net cash provided by financing activities amounted to $27,374,000 in 2000 and net cash utilized in financing activities amounted to $627,000 in 1999. The net cash provided by financing activities for 2000 was primarily the result of increased borrowings under the Company's Credit Agreement (see Note E to the Consolidated Financial Statements), offset by the repurchase of fewer Company shares in 2000 as compared to 1999 (see Note J to the Consolidated Financial Statements).

In addition to cash flow provided by operations, the Company has borrowing facilities to provide for increased working capital needs as well as to provide for future acquisition opportunities. The Company has existing borrowing capacity up to $60,000,000 under its Credit Agreement with its two primary lenders (see Note E to the Consolidated Financial Statements). The Company had $8,375,000 available under the Credit Agreement at December 31, 2000. Subsequent to December 31, 2000, the Company funded $3,100,000 of the remaining purchase price for the additional 31% equity interest in Way Station (see Note M to the Consolidated Financial Statements). Also subsequent to December 31, 2000, the Company borrowed $4,000,000 under its Credit Agreement to fund earnout and bonus payments related to 2000. As of the end of March 2001, the Company had $1,275,000 available under its Credit Agreement. The Company plans to make repayments on its Credit Agreement during 2001 as cash becomes available.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

The Company anticipates that its cash and working capital will be sufficient to service its existing debt and maintain Company operations at current levels for the foreseeable future. The Company will continue to consider expansion opportunities as they arise, although the economics, strategic implications and other circumstances justifying the expansion will be key factors in determining the amount and type of resources the Company will devote to further expansion. Also, significant acquisition opportunities, or share repurchases, could cause the Company to seek an expansion in its existing borrowing agreement, which the Company believes would be available on substantially the same terms and conditions as those that apply to the existing Credit Agreement. However, there can be no assurance that such an expanded credit agreement would be available or that the terms of such an agreement would be acceptable to the Company.

Impact of Recently Issued Accounting Standards

Pursuant to SFAS No. 133, " Accounting for Derivative Instruments and Hedging Activities," the Company will adopt SFAS No. 133 effective as of January 1, 2001 and will follow its accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, which are collectively referred to as derivatives, and for hedging activities. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. All derivatives, whether designated in hedging relationships or not, will be required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated as a cash flow hedge, changes in the fair value of the derivative will be recorded in other comprehensive income and will be recognized in the income statement when the hedged item affects earnings. SFAS No. 133 defines new requirements for designation and documentation of hedging relationships as well as on-going effectivenesss assessments in order to use hedge accounting. A derivative that does not qualify as a hedge will be marked to fair value through earnings. As of January 1, 2001, the Company will record a $120,000 loss, net of taxes, as an accumulated transition adjustment in other comprehensive income relating to derivative instruments that do not qualify for hedge accounting under SFAS No. 133. In addition, as of January 1, 2001, the Company will record a gain of $175,000, net of taxes, as an accumulated transition adjustment in other comprehensive income for designated cash flow hedges.

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


Among the factors that create risk and uncertainty are (i) competition within the highly fragmented career transition and human resource consulting services industries; (ii) the dependence on key management or operating personnel within the Company or an Affiliate; (iii) the risk and uncertainty as to the Company's ability to continue its strategy of accretive acquisitions; (iv) economic conditions on a local, regional, national and international basis, which affect the demand for the Company's services; (v) government regulation of the Company's Affiliates; (vi) the Company's ability to maintain good relationships with its remaining Affiliates; and (vii) the possibility of a change in Company control and the possibility of future issuances of preferred shares.

Quantitative and Qualitative Disclosures About Market Risks

As discussed in Note E, the Company has entered into a fixed interest rate swap agreement and a cross currency swap agreement in order to reduce its exposure to interest rate fluctuations on debt and foreign currency fluctuations.

The fixed interest rate swap agreement requires that the Company pay a fixed rate of interest to the bank on a notional amount of $30,000,000, and that the bank pay the Company a variable rate equal to one-month LIBOR. To further reduce exposure to interest rate fluctuations, this swap agreement has an interest rate floor for 87% on the notional principle, which offsets the fixed rate payment if LIBOR falls below the floor level.

The cross currency swap agreement requires that the Company pay a fixed rate of interest to the bank in Japanese YEN on a notional amount of 857,600,000 Japanese YEN, and that the bank pay the Company in U.S. dollars a variable rate equal to one-month LIBOR plus 125 basis points (1.25%) on a notional amount of $8,000,000.

The payments under these swap transactions are tied to the one-month LIBOR interest rate, which may fluctuate significantly on a daily basis. Any increase in the one-month LIBOR rate results in a more favorable payment to the Company, while any decrease in the one-month LIBOR rate results in a less favorable payment to the Company. The valuations of these swap transactions are affected by changes in Forward Interest Rates. Any increase in Forward Interest Rates is favorable to the Company as it implies LIBOR will rise over time, while any decrease in Forward Interest Rates is unfavorable to the Company.

As of December 31, 2000, the Company has swap transactions in place for a total notional amount of $38,000,000. Based upon the variable rate debt and fixed rate swaps at December 31, 2000, a 100 basis point increase in interest rates would have decreased interest expense by approximately $300,000 in 2000.

The Company's earnings and cash flow are subject to fluctuations due to changes in foreign currency exchange rates. The Company's cross currency swap agreement (see Note E) limits its exposure to currency fluctuations with the Japanese YEN. The Company does not anticipate any material currency risk to its business or financial condition resulting from currency fluctuations, as it is unlikely that all currencies would uniformly strengthen or weaken relative to the U.S. dollar.

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

               Right Management Consultants, Inc.

               /S/ CHARLES J. MALLON
               -----------------------------
               Charles J. Mallon
               Executive Vice President,
               Chief Financial Officer, Secretary
               and Treasurer

                       RIGHT MANAGEMENT CONSULTANTS, INC.

DIRECTORS AND EXECUTIVE OFFICERS
Richard J. Pinola                               Chairman of the Board of Directors and Chief Executive Officer
Frank P. Louchheim                              Founding Chairman and Director
Joseph T. Smith                                 Vice Chairman of the Board of Directors
John J. Gavin                                   President, Chief Operating Officer and Director
Frederick Davidson                              Chairman of Right D&A, Pty. Ltd. and Director

DIRECTORS
Larry A. Evans                                  Business Consultant
John R. Bourbeau                                President of Midwest Reemployment Associates, Inc., an Affiliate
                                                of the Company
Raymond B. Langton                              President and Chief Executive Officer of SKM Applied Technology
                                                Partners
Rebecca J. Maddox                               President of Rebecca J. Maddox Co. LLC
Catherine Y. Selleck                            Business Consultant
Dr. Marti D. Smye                               Business Consultant
Keiichi Iwao                                    Founding Chairman of Way Station, Inc.

OTHER EXECUTIVE OFFICERS
Charles J. Mallon                               Executive Vice President, Chief Financial Officer, Secretary and
                                                Treasurer
Peter J. Doris                                  Executive Vice President, International
Christopher Pierce-Cooke                        Executive Vice President and Managing Director - Consulting
                                                Services
Geoffrey S. Boole                               Executive Vice President of Career Transition Services
Howard H. Mark                                  Executive Vice President, e-Business
Mark A. Miller                                  Group Executive Vice President for the Eastern U.S.
Dr. R. William Holland                          Group Executive Vice President for the Central U.S. and Canada
James E. Greenway                               Group Executive Vice President for the Western U.S.
Edward C. Davies                                Group Executive Vice President for Asia-Pacific
Akifumi Hayashi                                 Chief Executive Officer of Way Station, Inc.

Corporate Headquarters                           Independent Public Accountants
Right Management Consultants, Inc.               Arthur Andersen LLP
1818 Market Street                               Philadelphia, Pennsylvania
33rd Floor
Philadelphia, Pennsylvania 19103

General Counsel
Fox, Rothschild, O'Brien & Frankel, LLP
Philadelphia, Pennsylvania



                       RIGHT MANAGEMENT CONSULTANTS, INC.


Subsidiaries          Right Associates Government Services, Inc.
                      Right License Holding, Inc.
                      RMC of Illinois, Inc.
                      Teams International, LLC
                      Right Human Resources, Inc.
                      Right Associates, Ltd.
                      Cavendish Partners, Inc.
                      Right Management Consultants, SA
                      Right ARJ Management Consultants, SA
                      Right Management Consultants (Belgium), SA
                      Right D&A Pty. Ltd.
                      Sinova International Holding A/S
                      Sinova Sverige AB
                      Sinova AB
                      Sinova A/S
                      Kjaer & Kerulf A/S
                      Way Station, Inc. (51%)
                      Saad-Fellipelli Recursos Humanos Ltda. (51%)
                      Coaching - Psicologia Estrategica Ltda. (51%)



Service Marks and     Compass, the Globe Design, Key Executive Service,
Trade Marks           Managing the Human Side of Change, Matrix, Partners in
                      Managing Change, People Tech, Right Associates,
                      Right Connection, Right-from-Home, Right Management
                      Consultants, Right Match, The Marvelous Money Machine,
                      Zeroing-in-Process (Z.I.P.), and Zenith are registered
                      Service Marks of Right Management Consultants, Inc. and its wholly owned subsidiaries.

                      PeopleBrand and The Right Fit are Service Marks of Right Management Consultants, Inc. and its wholly owned subsidiaries.

                      Insight Profiles, Intelligent Consensus, Intellireporting, Intelliscoring, TEAMS, The Right Report, and 360(degree) Feedback are registered Trademarks of Right
                      Management Consultants, Inc. and its wholly owned subsidiaries.

                      Brain Trust, LeaderStyle Survey, SCM  2000 -
                      Strategic Career Management, 360 Degree Feedback and Upward Review are Trademarks of Right
                      Management Consultants, Inc. and its wholly owned subsidiaries.

                       RIGHT MANAGEMENT CONSULTANTS, INC.

Common Share Data

Right Management Consultants, Inc.'s Common Shares trade on The NASDAQ Stock Market under the symbol RMCI.

Common Share Data before the 3-for-2 stock split effective April 6, 2001

           2000                                     High         Low
           ----                                     ----         ---
                      First Quarter               $13 7/8      $ 9 1/8
                      Second Quarter               14 1/4        8 1/2
                      Third Quarter                12            9 1/2
                      Fourth Quarter               16            9 1/2

           1999                                     High         Low
           ----                                     ----         ---
                      First Quarter               $19          $13 7/8
                      Second Quarter               18 1/2       13 5/8
                      Third Quarter                15 7/8        9 5/8
                      Fourth Quarter               13 1/8        9 3/4


The above prices reflect interdealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions.

As of March 16, 2001, there were 151 record holders and approximately 1,583 beneficial owners of the Company's Common Shares.

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

Registrar and               StockTrans, Inc.
Transfer Agent              Ardmore, Pennsylvania

Availability of             A copy of the Company's Annual Report
10-K                        Annual Report to the Securities and Exchange
                            Commission on Form 10-K may be obtained by writing to:

                            Cindy Ng
                            Vice President and Corporate Controller
                            Right Management Consultants, Inc.
                            1818 Market Street
                            33rd Floor
                            Philadelphia, PA 19103

The Company's global operations are structured into five geographic groups that provide management, leadership and resources to more than 200 service locations around the world.

    UNITED STATES            Illinois                     New York                 Virginia
                             Chicago                      Buffalo                  Fairfax
    WORLD                    Northbrook                   Melville                 Richmond
    HEADQUARTERS             Oak Brook                    New York City            Virginia Beach
    Philadelphia, PA
                             Indiana                      North Carolina           Washington
    Alabama                  Fort Wayne                   Charlotte                Seattle
    Birmingham               Indianapolis                 Greensboro               Spokane
                                                          Raleigh
    Alaska                   Iowa                                                  Wisconsin
    Anchorage                Des Moines                   Ohio                     Appleton
                                                          Cincinnati               Green Bay
    Arizona                  Kansas                       Cleveland                Madison
    Phoenix                  Wichita                      Columbus                 Milwaukee
    Tempe                                                 Dayton                   Mosinee
    Tucson                   Kentucky                     Toledo                   Oshkosh
                             Lexington
    California               Louisville                   Oklahoma                 PUERTO RICO
    Cupertino                                             Oklahoma City            San Juan
    Encinitas                Louisiana                    Tulsa
    Irvine                   Baton Rouge                                           CANADA
    Los Angeles              New Orleans                  Oregon                   Alberta
    Pasadena                                              Portland                 Calgary
    Sacramento               Maryland                                              Edmonton
    San Bernardino           Baltimore                    Pennsylvania
    San Diego                                             Allentown                British Columbia
    San Francisco            Massachusetts                Erie                     Vancouver
    San Ramon                Boston                       Glenside
    Woodland Hills           Burlington                   Lancaster                Manitoba
                                                          Malvern                  Winnipeg
    Colorado                 Michigan                     Philadelphia
    Colorado Springs         Detroit                      Pittsburgh               New Brunswick
    Denver                   Grand Rapids                 Reading                  Moncton
                             Kalamazoo                                             St. John
    Connecticut              Lansing                      Rhode Island
    Hartford                 Midland                      Providence               Nova Scotia
    Stamford                                                                       Halifax
                             Minnesota                    South Carolina
    Delaware                 Minneapolis                  Greenville               Ontario
    Wilmington                                                                     Kingston
                             Missouri                     Tennessee                London
    District of Columbia     Kansas City                  Kingsport                Mississauga
    Washington               Saint Louis                  Knoxville                Ottawa
                                                          Memphis                  Richmond Hill
    Florida                  Nebraska                     Nashville                Sarnia
    Boca Raton               Omaha                                                 Toronto
    Fort Lauderdale                                       Texas                    Windsor
    Jacksonville             Nevada                       Austin
    Miami                    Las Vegas                    Dallas                   Quebec
    Orlando                                               Fort Worth               Montreal
    Palm Beach               New Jersey                   Houston                  Quebec City
    Saint Petersburg         Parsippany                   Midland
    Tampa                    Princeton                    San Antonio
                             Upper Saddle River
    Georgia                                               Utah
    Atlanta                  New Mexico                   Ogden
                             Albuquerque                  Salt Lake City





AFRICA
South Africa                        The Netherlands                  Singapore
Cape Town                           Amsterdam
Johannesburg                        Arnhem                           LATIN AMERICA
                                    Breda                            Argentina
EUROPE                              Eindhoven                        Buenos Aires
Austria                             Groningen                        Cordoba
Vienna                              Hengelo                          Rosario
                                    Maastricht
Belgium                             Rotterdam                        Brazil
Antwerp                             Utrecht                          Curitiba
Brussels                                                             Rio de Janeiro
Gent                                Norway                           Sao Paulo
Liege                               Oslo
                                                                     Chile
Denmark                                                              Santiago
Copenhagen                          Spain
                                    Barcelona                        Colombia
England                             Madrid                           Bogota
London                                                               Cali
                                    Sweden                           Medellin
Finland                             Malmo
Helsinki                                                             Ecuador
                                                                     Quito
France                              Switzerland
Lyon                                Basel                            Mexico
Paris                               Zurich                           Guadalajara
                                                                     Mexico City
Germany                             ASIA/PACIFIC REGION              Monterrey
Berlin                              Australia
Dusseldorf                          Adelaide                         Venezuela
Frankfurt                           Brisbane                         Caracas
Hamburg                             Canberra
Munich                              Melbourne                        MIDDLE EAST
Stuttgart                           Perth                            Israel
                                    Sydney                           Haifa
Ireland                                                              Tel Aviv
Cork                                China
Dublin                              Hong Kong
Galway
Limerick                            Japan
                                    Fukuoka
Italy                               Nagoya
Bari                                Okayama
Bologna                             Osaka
Genoa                               Sapporo
Milan                               Sendai
Pescara                             Tokyo
Rome                                Yokohama
Treviso
Turin                               Malaysia
                                    Kuala Lumpur

                                    New Zealand
                                    Auckland
                                    Wellington


As of  2/01/01
