Form 10-K, Exhibit 13
period 2001-12-31
RIGHT MANAGEMENT CONSULTANTS INC
filed 2002-03-28
CIK 802806

                                              Right Management Consultants, Inc.
                                                   Selected Financial Data
                                 (Dollars and Shares in Thousands Except Earnings Per Share)


                                                                               Year Ended December 31,
                                                 ----------------------------------------------------------------------------
                                                     2001           2000           1999            1998             1997
                                                 ----------------------------------------------------------------------------
Results of Operations (1)
-----------------------------------------------------------------------------------------------------------------------------
Total revenue                                     $ 315,424      $ 184,252       $ 181,324       $ 168,258         $ 125,786
-----------------------------------------------------------------------------------------------------------------------------
Costs and expenses                                  278,127        168,814         166,158         155,186           121,366
-----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                           37,297         15,438          15,166          13,072             4,420
-----------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of change
   in accounting principle, net of taxes             19,174          8,461           8,628           6,607             2,073
-----------------------------------------------------------------------------------------------------------------------------
Cumulative effect of change in accounting
   principle, net of tax benefit of $6,888                -        (11,407)              -               -                 -
-----------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                    19,174         (2,946)          8,628           6,607             2,073
-----------------------------------------------------------------------------------------------------------------------------
Diluted earnings (loss) per share (2)                $ 1.22        $ (0.21)         $ 0.59          $ 0.43            $ 0.14
-----------------------------------------------------------------------------------------------------------------------------
Diluted weighted average number of
 shares outstanding (2)                              15,723         13,788          14,738          15,206            15,131
-----------------------------------------------------------------------------------------------------------------------------
Pro forma Disclosures (3):
Pro forma net income                                                               $ 9,811         $ 5,433           $ 2,448
-----------------------------------------------------------------------------------------------------------------------------
Pro forma diluted earnings per share                                                $ 0.67          $ 0.36            $ 0.16
-----------------------------------------------------------------------------------------------------------------------------

Balance Sheet Data
-----------------------------------------------------------------------------------------------------------------------------
Working capital                                    $ 10,953       $ 12,017         $ 9,111        $ 15,281          $ 15,491
-----------------------------------------------------------------------------------------------------------------------------
Total assets                                        261,115        165,437         120,592         114,595            81,704
-----------------------------------------------------------------------------------------------------------------------------
Long-term obligations (4)                            46,601         56,966          20,270          10,850            10,597
-----------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                                 76,724         51,935          55,982          56,818            50,450
-----------------------------------------------------------------------------------------------------------------------------
Total debt-to-equity ratio                              55%           101%             43%             25%               25%
-----------------------------------------------------------------------------------------------------------------------------
Return on average equity before cumulative
-----------------------------------------------------------------------------------------------------------------------------
   effect of change in accounting principle             30%            16%             15%             12%                4%
-----------------------------------------------------------------------------------------------------------------------------
Earnings before interest, taxes, depreciation
   and amortization (EBITDA)                       $ 56,127       $ 30,872        $ 26,260        $ 21,840          $ 11,069
-----------------------------------------------------------------------------------------------------------------------------

(1) See Note B to the Consolidated Financial Statements for information regarding acquisitions.

(2) See Notes K and L to the Consolidated Financial Statements for information regarding stock splits and earnings (loss) per share.

(3) Pro forma disclosures assume that the adoption of SAB No. 101 is reflected for revenue recognition in all periods presented. See Note A to the Consolidated Financial Statements for more information.

(4) Long-term obligations above includes long-term debt and other obligations, and deferred compensation and other long term liabilities. See Notes E and H to the Consolidated Financial Statements.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Right Management Consultants, Inc.:


 We have audited the accompanying consolidated balance sheets of Right Management Consultants, Inc. (a Pennsylvania corporation) and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

 In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Right Management Consultants, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

As discussed in Note A to the Consolidated Financial Statements, effective January 1, 2000, the Company changed its revenue recognition policy pursuant to the provisions of Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements".


                                                /S/ ARTHUR ANDERSEN LLP


Philadelphia, Pennsylvania
February 2, 2002 (except with respect
to the matter discussed in Note N,
as to which the date is March 22, 2002.)

                                                Right Management Consultants, Inc.
                                                   Consolidated Balance Sheets
                                             (Dollars in Thousands Except Share Data)


                                                                                 December 31,                   December 31,
                                                                                    2001                           2000
                                                                                    ----                           ----


Assets
Current Assets:
  Cash and cash equivalents                                                             $ 48,655                       $ 13,157
  Accounts receivable, trade, net of allowance for doubtful accounts
    of $2,835 and $1,596 in 2001 and 2000, respectively                                   80,225                         41,626
  Royalties and fees receivable from Affiliates                                           10,507                          3,991
  Prepaid expenses and other current assets                                                5,709                          4,173
  Income taxes receivable                                                                      -                          4,518
  Deferred income taxes                                                                    1,237                          1,088
                                                                            ---------------------          ---------------------
       Total Current Assets                                                              146,333                         68,553


Property and equipment, net                                                               23,294                         18,546

Intangible assets, net of accumulated amortization of $21,994 and
    $15,809 in 2001 and 2000, respectively                                                82,749                         64,586
Equity investment in joint venture                                                             -                          2,331
Deposit for investment in joint ventures                                                       -                          8,081
Deferred income taxes                                                                      3,765                          1,718
Other                                                                                      4,974                          1,622
                                                                            ---------------------          ---------------------
       Total Assets                                                                    $ 261,115                      $ 165,437
                                                                            =====================          =====================



Liabilities and Shareholders' Equity


Current Liabilities:
  Current portion of long-term debt and other obligations                              $     590                      $     470
  Accounts payable                                                                        13,565                          7,687
  Fees payable to Affiliates                                                               5,374                          2,641
  Accrued incentive compensation and benefits                                             35,569                          7,285
  Other accrued expenses                                                                  19,636                         10,284
  Deferred revenue                                                                        60,646                         28,169
                                                                            ---------------------          ---------------------
       Total Current Liabilities                                                         135,380                         56,536
                                                                            ---------------------          ---------------------

Long-term debt and other obligations                                                      41,426                         52,220
                                                                            ---------------------          ---------------------

Deferred compensation and other long term liabilities                                      5,175                          4,746
                                                                            ---------------------          ---------------------

Minority interest in subsidiaries                                                          2,410                              -
                                                                            ---------------------          ---------------------


Shareholders' Equity:
  Preferred stock, no par value; 1,000,000 shares authorized; no
    shares issued                                                                              -                              -
  Common stock, $.01 par value; 30,000,000 shares authorized;
   17,848,982 and 17,017,581 shares issued in 2001 and 2000, respectively                    178                            170
  Additional paid-in capital                                                              29,241                         19,700
  Retained earnings                                                                       69,641                         50,467
  Accumulated other comprehensive income (loss)                                           (8,431)                        (4,301)
                                                                            ---------------------          ---------------------
                                                                                          90,629                         66,036
Less treasury stock, at cost, 2,916,756 and 2,957,967
    shares in 2001 and 2000, respectively                                                (13,905)                       (14,101)
                                                                            ---------------------          ---------------------
       Total Shareholders' Equity                                                         76,724                         51,935
                                                                            ---------------------          ---------------------
       Total Liabilities and Shareholders' Equity                                      $ 261,115                      $ 165,437
                                                                            =====================          =====================



                     The accompanying notes are an integral part of these consolidated financial statements.

                                           Right Management Consultants, Inc.
                                          Consolidated Statements of Operations
                            (Dollars and Shares in Thousands Except Earnings per Share Data)

                                                                                    Year Ended December 31,

                                                                          2001                2000                1999
                                                                       ---------           ---------           ---------

Revenue:
Company office revenue                                                 $ 307,323           $ 180,169           $ 176,980
Affiliate royalties                                                        8,101               4,083               4,344
                                                                       ---------           ---------           ---------

Total revenue                                                            315,424             184,252             181,324
                                                                       ---------           ---------           ---------

Expenses:
Consultants' compensation                                                123,339              68,350              71,306
Office sales and consulting support                                       24,946              12,446              12,282
Office depreciation                                                        7,346               6,090               5,169
Office administration                                                     79,640              57,158              56,565
General sales and administration                                          31,372              15,426              14,911
Depreciation and amortization                                              8,988               6,834               5,250
                                                                       ---------           ---------           ---------

Total expenses                                                           275,631             166,304             165,483
                                                                       ---------           ---------           ---------

Income from operations                                                    39,793              17,948              15,841
                                                                       ---------           ---------           ---------

Other income (expense):

Interest income                                                              396                 337                 713
Interest expense                                                          (2,892)             (2,847)             (1,388)
                                                                       ---------           ---------           ---------

                                                                          (2,496)             (2,510)               (675)
                                                                       ---------           ---------           ---------

Income before income taxes                                                37,297              15,438              15,166

Provision for income taxes                                                17,728               7,039               6,485

Minority interest in net income of subsidiaries                              395                   -                 343

Equity in earnings of unconsolidated joint venture                             -                  62                 290
                                                                       ---------           ---------           ---------

Income before cumulative effect of
     change in accounting principle                                       19,174               8,461               8,628

Cumulative effect of change in
     accounting principle, net of tax benefit of $6,888                        -             (11,407)                  -
                                                                       ---------           ---------           ---------

Net income (loss)                                                      $  19,174           $  (2,946)          $   8,628
                                                                       =========           =========           =========

Basic earnings per share before cumulative effect of change
     in accounting principle, net of taxes                             $    1.33           $    0.61           $    0.59
                                                                       =========           =========           =========

Diluted earnings per share before cumulative effect of change
     in accounting principle, net of taxes                             $    1.22           $    0.61           $    0.59
                                                                       =========           =========           =========

Basic earnings (loss) per share                                        $    1.33           $   (0.21)          $    0.59
                                                                       =========           =========           =========

Diluted earnings (loss) per share                                      $    1.22           $   (0.21)          $    0.59
                                                                       =========           =========           =========

Basic weighted average shares outstanding                                 14,416              13,788              14,596
                                                                       =========           =========           =========

Diluted weighted average shares outstanding                               15,723              13,788              14,738
                                                                       =========           =========           =========

Pro forma disclosure assuming change in accounting under SAB No. 101 (Note A):

Pro forma net income                                                                                           $   9,811
                                                                                                               =========

Pro forma basic earnings per share                                                                             $    0.67
                                                                                                               =========

Pro forma diluted earnings per share                                                                           $    0.67
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

                                            Right Management Consultants, Inc.
                                     Consolidated Statements of Shareholders' Equity
                                         (Dollars in Thousands Except Share Data)

                                                                                     Accumulated
                                                                                        Other                              Total
                                   Common Stock          Additional      Retained   Comprehensive      Treasury Stock  Shareholders'
                                 Shares    Par Value  Paid-in Capital   Earnings   Income (Loss)    Shares      Cost      Equity
                               -----------------------------------------------------------------------------------------------------

Balance, December 31, 1998     16,325,471     $ 163       $ 16,357      $ 44,970       $ (727)   1,232,892    $(3,945)   $ 56,818

Stock options exercised           484,416         5          1,776             -            -            -          -       1,781

Tax benefit from exercise
of stock options                        -         -            324             -            -            -          -         324

Award of common stock              15,750         -            100             -            -            -          -         100

Shares issued under the
Employee Stock Purchase Plan      125,060         1            689             -            -            -          -         690

Restricted stock
forfeiture/cancellations          (48,262)        -              -             -            -            -          -           -

Repurchase of common stock              -         -              -             -            -    2,129,850    (12,148)    (12,148)

Comprehensive Income:

Net income                              -         -              -         8,628            -            -          -       8,628

Translation adjustment                  -         -              -             -         (211)           -          -        (211)
                                                                                                                        ---------

 Total comprehensive income                                                                                                 8,417
                               --------------------------------------------------------------------------------------------------

Balance, December 31, 1999     16,902,435       169         19,246        53,598         (938)   3,362,742    (16,093)     55,982

Stock options exercised             7,398         -             31             -            -            -          -          31

Issuance of treasury
shares for acquisition                  -         -              -          (185)           -     (562,500)     2,685       2,500

Shares issued under the
Employee Stock Purchase Plan      107,748         1            423             -            -            -          -         424

Repurchase of common stock              -         -              -             -            -      157,725       (693)       (693)

Comprehensive Income (Loss):

Net loss                                -         -              -        (2,946)           -            -          -      (2,946)

Translation adjustment                  -         -              -             -       (3,363)           -          -      (3,363)
                                                                                                                        ---------

 Total comprehensive
   income (loss)                                                                                                           (6,309)
                               --------------------------------------------------------------------------------------------------

Balance, December 31, 2000     17,017,581       170         19,700        50,467       (4,301)   2,957,967    (14,101)     51,935

Stock options exercised           779,963         8          5,355             -            -            -          -       5,363

Shares issued under the
Employee Stock Purchase Plan       51,438         -            526             -            -            -          -         526

Issuance of treasury
   shares for acquisition               -         -            244             -            -      (41,211)       196         440

Stock option compensation               -         -            113             -            -            -          -         113

Tax benefit from exercise
     of stock options                   -         -          3,303             -            -            -          -       3,303

Comprehensive Income:

Net income                              -         -              -        19,174            -            -          -      19,174

Translation adjustment                  -         -              -             -       (3,324)           -          -      (3,324)

Hedging instruments, net of tax         -         -              -             -         (806)           -          -        (806)
                                                                                                                        ---------

   Total comprehensive income                                                                                              15,044
                               --------------------------------------------------------------------------------------------------
Balance, December 31, 2001     17,848,982     $ 178       $ 29,241      $ 69,641      $(8,431)   2,916,756   $(13,905)   $ 76,724
                               ==================================================================================================



                 The accompanying notes are an integral part of these consolidated financial statements.

                                               Right Management Consultants, Inc.
                                              Consolidated Statements of Cash Flows
                                                     (Dollars in Thousands)


                                                                                                Year Ended December 31,

                                                                                         2001             2000           1999
                                                                                       --------        --------        --------

Operating Activities:
  Net income (loss)                                                                    $ 19,174        $ (2,946)       $  8,628
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
      Cumulative effect of change in accounting principle, net of tax benefit                 -          11,407               -
      Depreciation and amortization                                                      16,334          12,924          10,419
      Deferred income taxes                                                              (2,196)            108            (162)
      Tax benefit from the exercise of stock options                                      3,303               -             324
      Stock option compensation                                                             113               -               -
      Revenue recognized upon completion of incomplete
       contracts assumed in acquisitions                                                 (4,318)            (60)           (609)
      Provision for doubtful accounts                                                     1,989             831             614
      Minority interests in net income of subsidiaries and capital contributions            395               -             392
      Equity in earnings of unconsolidated joint venture                                      -             (62)           (290)
      Other non-cash items:
          Pension expense                                                                   629             439               -
          Deferred compensation provision                                                   236             420             344
          Change in fair value of hedging instruments                                       281               -               -
          Unrecognized gains and losses from cash flow hedges                              (806)              -               -
          Exchange rate fluctuations and other non-cash items                               (57)            (194)            (72)
      Changes in operating accounts, net of effect of acquisitions:
          Accounts receivable, trade and from Affiliates                                (43,326)         (6,506)          1,837
          Income taxes receivable                                                         3,253          (4,807)              -
          Prepaid expenses and other assets                                               4,884              77            (604)
          Accounts payable and accrued expenses                                          39,432          (6,621)         (7,266)
          Fees payable to Affiliates and other liabilities                                2,493             673            (694)
          Deferred revenue                                                               32,477           8,265           1,352
                                                                                       --------        --------        --------

  Net cash provided by operating activities                                              74,290          13,948          14,213
                                                                                       --------        --------        --------

Investing Activities:
  Purchase of property and equipment                                                    (13,479)         (7,783)         (8,876)
  Equity investment                                                                           -               -          (1,680)
  Net cash paid for acquisitions, earnouts and deposits                                 (16,059)        (30,444)        (12,480)
  Increase in cash surrender value of
   company-owned life insurance                                                            (393)           (520)              -
  Capital contribution to joint venture                                                       -             (99)              -
                                                                                       --------        --------        --------

  Net cash utilized in investing activities                                             (29,931)        (38,846)        (23,036)
                                                                                       --------        --------        --------

Financing Activities:
  Borrowings under credit agreements                                                      9,097          31,423          15,366
  Payment of long-term debt and other obligations                                       (22,609)         (3,811)         (6,346)
  Cash dividends declared and paid to minority interests                                   (249)              -             (70)
  Repurchase of common stock                                                                  -            (693)        (12,148)
  Proceeds from stock issuances                                                           5,890             455           2,571
                                                                                       --------        --------        --------

  Net cash (utilized in) provided by financing activities                                (7,871)         27,374            (627)
                                                                                       --------        --------        --------

Effect of exchange rate changes on cash and
 cash equivalents                                                                         (990)           (506)           (163)
                                                                                       --------        --------        --------

Increase (decrease) in cash and cash equivalents                                         35,498           1,970          (9,613)

Cash and cash equivalents, beginning of year                                             13,157          11,187          20,800
                                                                                       --------        --------        --------

Cash and cash equivalents, end of year                                                 $ 48,655        $ 13,157        $ 11,187
                                                                                       ========        ========        ========



Supplemental Disclosures of Cash Flow Information
  Cash paid for:

     Interest                                                                          $  3,021        $  2,972        $  1,229
                                                                                       ========        ========        ========

     Income taxes                                                                      $ 14,790        $  5,940        $  6,820
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

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

Description of Business

Right Management Consultants, Inc., a Pennsylvania corporation, had operations that are segregated into two lines of business: career transition services and organizational consulting. Through a worldwide network of Company and Affiliate offices, the Company develops and delivers customized career transition services and provides organizational consulting services, specializing in helping companies with leadership development, organizational performance and talent management. The Company primarily delivers its services to mid-size and large industrial and service companies, with no concentration in specific companies or industries.

Principles of Consolidation

The consolidated financial statements include the accounts of Right Management Consultants, Inc. and its wholly-owned and majority-owned subsidiaries (the "Company"). All significant intercompany transactions and balances have been eliminated in consolidation. The Company's investment in a Japanese joint venture, in which it owned a 20% interest, is accounted for using the equity method through December 31, 2000.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements". SAB No. 101 expresses the views of the SEC staff in applying generally accepted accounting principles to revenue recognition for certain transactions. The Company adopted SAB No. 101 effective December 31, 2000 and recorded the cumulative effect of the change as of January 1, 2000, as required under the implementation guidelines for a change in accounting. The impact of the adoption of SAB No. 101 was an increase in deferred revenue as of January 1, 2000 of $19,017,000. This increase resulted in a charge to operations as of January 1, 2000 of $11,407,000, net of the tax benefit of $6,888,000. For individual programs within the career transition line of business, the Company's historical method of revenue recognition was to defer and recognize revenue over a standard length of time, matching the revenue with the significant portion of delivery expenses. For group programs and large projects within the career transition line of business, the Company's historical method of revenue recognition was to defer and recognize revenue over the period within which the contracts were completed. Under SAB No. 101, the Company recognizes all career transition revenue on a straight-line basis over the average length of time for candidates to find jobs based on statistically valid data for the specific type of program. If statistically valid data is not available, then the Company recognizes career transition revenue on a straight-line basis over the actual life of the agreements. The difference between the amount billed for career transition services and the amount recognized as revenue is carried on the Company's balance sheet in deferred revenue.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (Continued)


For the Company's organizational consulting line of business, SAB No. 101 had no impact on its revenue recognition policy. The Company recognizes consulting contract revenue upon the performance of its obligations under consulting service contracts.

Affiliate Royalties

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

Intangible Assets

In June 2001, the Financial Accounting Standards Board ("FASB") approved Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Goodwill and intangibles already recorded will be evaluated by this criteria and may result in certain intangibles being subsumed into goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. SFAS No. 142 also establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. SFAS No. 142 also requires that the goodwill resulting from acquisitions after June 30, 2001 should not be amortized. The adoption of SFAS No. 142 will result in the Company's discontinuation of amortization of all of its goodwill effective January 1, 2002. The amount of recorded amortization expense

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (Continued)

related to goodwill was approximately $5,728,000, $4,452,000 and $2,989,000 for 2001, 2000 and 1999, respectively. The Company will also be required to test its goodwill for impairment under the new standard beginning in the first quarter of 2002 which may result in future, periodic write-downs of its goodwill.

                                         (Dollars in Thousands)   Amortization
                                              December 31,          Period
                                          2001          2000        (Years)
                                          ----          ----        -------

Goodwill subject to amortization         $94,860      $76,925       15 to 40
Goodwill not amortized, related to
acquisitions after June 30, 2001           4,138           --         N/A
Other amortized intangibles                5,745        3,470          5
                                        --------     --------
                                         104,743       80,395
Less accumulated amortization           (21,994)     (15,809)
                                        --------     --------
                                         $82,749      $64,586
                                        ========     ========

Amortization of these intangible assets was $6,505,000, $4,743,000, and $3,433,000 in 2001, 2000, and 1999, respectively.

Impairment of Long-Lived Assets

Pursuant to SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of", the Company is required to evaluate the potential impairment of long-lived assets and certain intangible assets on a periodic basis. The Company reviews the realizability of its long-lived assets and certain intangible assets by analyzing projected cash flows and profitability and adjusts the net book value of recorded assets when necessary. No material adjustments have been recorded during the three year period ended December 31, 2001.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The statement supersedes both SFAS No. 121 and the provisions of Accounting Principles Board Opinion No. 30 that are related to the accounting and reporting for the disposal of a segment of a business. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale. This statement retains most of the requirements in SFAS No. 121 related to the recognition of impairment of long-lived assets to be held and used. However, SFAS No. 144 eliminates the requirement to allocate goodwill to long-lived assets to be tested for impairment. Instead, as previously mentioned, beginning in 2002 the Company will test the impairment of its goodwill under the provisions of SFAS No. 142. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company does not believe that adoption of this statement will materially impact its financial position, cash flows or results of operations.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (Continued)

Accounting for Derivatives

The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133," on January 1, 2001. SFAS No. 133 requires the transition adjustment, net of the tax effect, resulting from adopting these Statements to be reported in net income or other comprehensive income, as appropriate, as the cumulative effect of a change in accounting principle.

The amount of the net-of-tax transition adjustment recorded in accumulated other comprehensive income as of January 1, 2001 as a result of recognizing all derivatives that are designated as cash flow hedging instruments at fair value or that are designated as a hedge of a net investment in a foreign operation at fair value was not significant.

The Company recognizes all derivatives on the balance sheet at fair value. On the date the derivative instrument is entered into, the Company generally designates the derivative as either (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment ("fair value hedge"), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow hedge"), or (3) a hedge of a net investment in a foreign operation. Changes in the fair value of a derivative that is designated as, and meets all the required criteria for, a fair value hedge, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded in current period earnings. Changes in the fair value of a derivative that is designated as, and meets all required criteria for, a cash flow hedge are recorded in accumulated other comprehensive income and reclassified into earnings as the underlying hedged item affects earnings. Changes in the fair value of a derivative or a non-derivative instrument that is designated as, and meets all the required criteria for, a hedge of a net investment in a foreign operation are recorded as part of the cumulative translation adjustment account in accumulated other comprehensive income. The portion of the change in fair value of a derivative associated with hedge ineffectiveness or the component of a derivative instrument excluded from the assessment of hedge effectiveness is recorded in earnings. Also, changes in the entire fair value of a derivative that is not designated as a hedge are recorded immediately in earnings. The Company documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes relating all derivatives that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions.

The Company also formally assesses, both at the inception of the hedge and on an ongoing basis, whether each derivative is highly effective in offsetting changes in fair values or cash flows of the hedged item. If it is determined that a derivative is not highly effective as a hedge or if a derivative ceases to be a highly effective hedge, the Company will discontinue hedge accounting prospectively.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (Continued)

The Company does business in many foreign countries; therefore, its earnings, cash flows, and financial position are exposed to foreign currency risk from foreign currency denominated transactions and net investments in foreign operations. These items are denominated in various foreign currencies. It is the policy of the Company to minimize its cash flow exposure to adverse changes in currency and exchange rates for certain of these investments by entering into foreign exchange contracts to hedge its exposure to fluctuations in foreign currency exchange rates. These agreements generally involve the exchange of one currency for a second currency at some future date. Forward exchange contracts are also used to hedge the value of investments in certain foreign subsidiaries and affiliates by creating a liability in a currency in which the Company has a net equity position.

It is the policy of the Company to identify on a continuing basis the need for debt capital and evaluate the financial risks inherent in funding the Company with debt capital. Reflecting the result of this ongoing review, the debt portfolio and hedging program of the Company is managed with the objectives and intent to (1) reduce funding risk with respect to borrowings made or to be made by the Company to preserve the Company's access to debt capital and provide debt capital as required for funding and liquidity purposes, and (2) reduce the aggregate interest rate risk of the debt portfolio in accordance with certain debt management parameters. The Company enters into interest rate swap agreements to change the fixed/variable-rate debt within the parameters set by management. In accordance with these parameters, the agreements are used to reduce interest rate risks and costs inherent in the Company's debt portfolio. Accordingly, at December 31, 2001, the Company had interest rate swap contracts to effectively convert variable-rate debt to fixed-rate debt. These contracts entailed the exchange of fixed- and floating-rate interest payments periodically over the life of the agreements.

General sales and administration expense for December 31, 2001, includes $171,000 in net gains from hedge ineffectiveness or from excluding a portion of a derivative instruments' gain or loss from the assessment of hedge effectiveness related to derivatives designated as fair value hedges. There was no gain or loss recognized in earnings as a result of a hedged firm commitment no longer qualifying as a fair value hedge.

For the twelve months ended, December 31, 2001, and excluding the transition adjustment, $591,000 of losses (net of tax), related to changes in the fair value of derivatives qualifying as cash flow hedges, were recorded in derivatives and hedging instruments gains (losses) included in accumulated other comprehensive income. For the twelve months ended, December 31, 2001, and excluding the transition adjustment, $583,000 of gains (net of tax), related to changes in the fair value of hedges of net investments in foreign operations, were recorded in currency translation adjustments included in accumulated other comprehensive income.

Earnings (Loss) Per Share

The Company utilizes SFAS No. 128, "Earnings Per Share," to compute earnings per share. Basic EPS is computed by dividing net income by the weighted-average number of common shares outstanding for the

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (Continued)

period. Diluted EPS reflects the potential dilution from the exercise or conversion of securities into common stock unless they are anti-dilutive (See Note L).

Currency Translation

The accounts of international subsidiaries are translated in accordance with SFAS No. 52, "Foreign Currency Translation", which requires that assets and liabilities of international operations be translated using the exchange rate in effect at the balance sheet date, and that the results of operations be translated at average exchange rates during the year. The effects of exchange rate fluctuations in translating assets and liabilities of international operations into U.S. dollars are accumulated and reflected as a translation adjustment included as accumulated other comprehensive income (loss) in shareholders' equity. As of December 31, 2001, the cumulative translation adjustment increased to a loss of $7,625,000. The effects of exchange rate fluctuations in translating the foreign currency transactions are included in general sales and administration expense. There were no material transaction gains or losses related to the foreign currency transactions in the accompanying Consolidated Statements of Operations during the three year period ended December 31, 2001.

Accumulated Other Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income", established the concept of comprehensive income. Comprehensive income is defined as net income plus revenue, expenses, gains and losses that, under generally accepted accounting principles, are excluded from net income. The Company's accumulated other comprehensive income is comprised of unrealized gains and losses from foreign currency translation adjustments and changes in the fair value of derivatives and hedging instruments designated as cash flow hedges. The Company's accumulated other comprehensive income is presented in the Consolidated Statements of Shareholders' Equity.

Income Taxes

The Company accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes". In accordance with SFAS No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the difference is reversed.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk are accounts receivable. Concentration of credit risk with respect to accounts receivable is limited due to its large customer base and the diversity of its geographic sales areas. The Company performs on-going credit evaluations of its customers' financial condition. The Company maintains a provision for potential credit losses based upon expected collectibility of all accounts receivable. At December 31, 2001, the Company had one specific telecommunications industry client who comprised 13% of the total accounts receivable balance and 12% of total Company office revenue in 2001.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and debt instruments. The book values of cash and cash equivalents, accounts receivable, accounts payable and debt instruments are considered to be representative of their respective fair values at December 31, 2001. See Note E for the terms and carrying values of the Company's various debt instruments.

Reclassifications

Certain reclassifications of previously reported amounts have been made to conform with the 2001 presentation.

NOTE B - ACQUISITIONS

2001 Transactions

Effective January 1, 2001, the Company acquired an additional 31% equity interest in Right WayStation, Inc. ("Right WayStation"), a leading career transition services firm in Japan, giving the Company a 51% controlling equity interest. Also effective January 1, 2001, the Company purchased 51% controlling equity interests in both Saad-Fellipelli Recursos Humanos Ltda. ("Saad-Fellipelli"), a Brazilian career transition firm, and Coaching-Psicologia Estrategica Ltda. ("Coaching"), a related Brazilian organizational consulting firm. In accordance with terms of the agreements, two-thirds of the purchase price for the interest in Right WayStation, and the total purchase price for Saad-Fellipelli and Coaching was paid in 2000. The remaining one-third of the purchase price for the interest in Right WayStation was paid during the first quarter 2001.

As a part of the purchases of Saad-Fellipelli and Coaching, the minority shareholders have agreed to provide the Company with options to acquire the remaining 49% of the outstanding shares of these two companies, at a purchase price based on revenues and profit levels of the two companies, beginning on October 1, 2004 for certain shareholders and on October 1, 2008 for other certain shareholders.

Effective April 1, 2001, the Company acquired certain assets of Human Link, DA, an organizational consulting firm located in Norway, for a combination of cash, Company stock, and future defined contingent payments. Also effective April 1, 2001, the Company acquired certain assets of Kontenta Consulting AS, a Norwegian consulting firm, and Kontura Search and Selection Bergen AS, a related Norwegian search and selection firm, for a combination of cash and future defined contingent payments.

Effective May 1, 2001, the Company acquired the outstanding stock of Corporate Leverage, Inc., an organizational consulting firm located in Palo Alto, California, for a combination of cash and future defined contingent payments.

Effective October 1, 2001, the Company acquired a 51% interest in Glenoit, S.L., its Iberian correspondent firm with offices in Madrid and Barcelona, Spain, for cash. Also effective October 1, 2001, the Company acquired the outstanding stock of Claessens, NL, the Company's correspondent firm in the Netherlands, for a combination of cash and future contingent consideration based on operating results. Both of these acquisitions provide primarily career transition services and organizational consulting services. The

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - ACQUISITIONS (Continued)

Company also acquired certain assets of Change Technologies, Inc., an organizational consulting firm located in Pittsburgh, PA.

The initial purchase price for all of these acquisitions, including costs of acquisitions, totaled $19,920,000 in cash and 41,211 in Company Common Shares issued from treasury shares with a market value of approximately $440,000. The Company acquired $2,721,000 in cash and cash equivalents from these acquisitions. The purchase price allocations for these acquisitions are based upon information available at this time and are subject to change.

During 2001, the Company paid approximately $6,941,000 in earnout and other payments related to acquisitions made in prior years which was recorded as goodwill.

Subsequent to December 31, 2001, the Company acquired for cash, an additional 20% interest in its Japanese joint venture Right WayStation, increasing its total interest in the joint venture to 71%. This additional 20% interest, effective January 1, 2002, was purchased from Keiichi Iwao, the founder of Right WayStation and a Director of the Company, for a purchase price of approximately $3,285,000.

2000 Transactions

Effective January 1, 2000, the Company acquired the remaining 36% minority interest in its Austral-Asian subsidiary, Right Management Consultants Holdings, Pty. Ltd. ("Right, Pty. Ltd."), formerly Right D&A, Pty. Ltd., and the remaining 49% minority interest in its U.S. joint venture, TEAMS International, LLC, located in Tempe, Arizona. Also effective January 1, 2000, the Company acquired the outstanding stock of Career Development Group, Inc., a career transition firm based in Appleton, Wisconsin, for a combination of cash and future defined contingent payments.

Effective April 1, 2000, the Company acquired certain assets of Career Directions, Inc., a firm based in Chicago, Illinois, specializing in career and talent management consulting services, for a combination of cash and future defined contingent payments.

Effective August 1, 2000, the Company acquired the outstanding stock of Sinova International Holding A/S ("Sinova"), an organizational consulting practice based in Copenhagen, Denmark, and serving Denmark, Sweden and Norway, for a combination of cash, Company Common Shares and future defined contingent payments.

Effective September 1, 2000, the Company purchased the outstanding stock of Irwin & Browning, Inc., an organizational consulting practice based in Atlanta, Georgia, for a combination of cash and future defined contingent payments.

The initial purchase price for these acquisitions totaled $17,957,000 in cash and 562,500 in Company Common Shares issued from treasury shares with a market value of $2,500,000. These acquisitions have been accounted for using the purchase method.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - ACQUISITIONS (Continued)

In addition, during 2000 the Company paid $4,406,000 in earnout payments and other adjustments related to acquisitions made in prior years.

Also during 2000, the Company announced the purchase of an additional 31% equity interest in Right WayStation, a leading career transition services firm in Japan, with an effective date of January 1, 2001 and giving the Company a 51% controlling equity interest. The Company also announced the purchase of a 51% controlling equity interest in both Saad-Fellipelli, a Brazilian career transition firm and Coaching, a Brazilian organizational consulting firm, also with effective dates of January 1, 2001. In accordance with terms of the agreements, two-thirds of the purchase price for the interest in Right WayStation, and the total purchase price for Saad-Fellipelli and Coaching was paid in 2000. These purchase prices, including costs of acquisitions, totaled approximately $8,081,000 and are shown as a long-term asset in the Consolidated Balance Sheet.

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

Effective September 30, 1999, the Company acquired an additional interest in Right, Pty. Ltd., a career transition firm with offices throughout Australia, New Zealand, Singapore and Hong Kong, increasing its then total ownership from 51% to 64%.

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

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - ACQUISITIONS (Continued)

Effective April 1, 1999, the Company acquired a 20% equity interest in Right WayStation, a leading career transition services firm in Japan, with offices in eight cities throughout Japan. The purchase price of this interest was $1,680,000, which was paid in cash, and has been accounted for using the equity method. At December 31, 1999 the total equity investment in Right WayStation was $2,130,000, including the excess of the cost of the investment over the underlying equity acquired. The equity in earnings of Right WayStation was recorded net of tax, and is reflected in the accompanying Consolidated Statements of Operations.

The Company has funded these acquisitions through cash and borrowings under the credit agreement (See Note E).

The following represents the assets acquired and liabilities assumed to arrive at net cash paid for acquisitions discussed above, as well as for earnout payments and installment payments related to prior acquisitions, for each of the three years ended December 31, 2001, 2000 and 1999:

                                                                           (Dollars in Thousands)
                                                                           Year Ended December 31,
                                                                      2001          2000          1999
                                                                      ----          ----          ----
Assets acquired:
Accounts receivable                                                  $3,776        $1,856        $2,244
Prepaid expenses and other assets                                     3,981           469           538
Fixed assets                                                          2,874           995           695
Goodwill                                                             23,903        23,804        13,226
Other intangible assets                                               2,300            --            --
Additional equity acquired in Right, Pty. Ltd.                           --           999           647
Other non-current                                                     2,286            --            --
                                                                   --------      --------       -------
                                                                     39,120        28,123        17,350
Less liabilities acquired:
Current portion of long-term debt                                   (2,152)             -       (1,114)
Accounts payable and accrued expenses                               (4,386)       (2,362)       (3,044)
Assumption of incomplete contracts                                  (4,318)          (60)         (609)
Long-term debt                                                      (1,010)         (838)         (103)
                                                                   --------      --------       -------
                                                                     27,254        24,863        12,480
Payments made in 2000 for acquisitions effective in 2001             (8,081)        8,081             -
Less Common Shares from treasury shares issued for acquisition        (440)        (2,500)            -
Less minority shareholder interests in Right WayStation, Saad
  Fellipelli, Coaching and Glenoit, S.L.                            (2,674)             -             -
                                                                   --------      --------       -------
Cash paid for acquisitions, net of cash acquired                    $16,059       $30,444       $12,480
                                                                   ========      ========       =======


Each acquisition has been accounted for as a purchase and the operating results of each entity have been consolidated with the Company's results since the effective date of the respective acquisition. The purchase price of each acquisition has been allocated to the assets acquired based upon their estimated fair value at the date of acquisition and are subject to change. Certain acquisition agreements require future contingent consideration based on future operating results for the acquired entities. The unaudited pro forma results of operations for each of the two years in the period ended December 31, 2001, reflecting the combined results of the Company and the acquisitions detailed above as if the acquisitions had occurred at January 1, 2000, are presented as follows:

                                        RIGHT MANAGEMENT CONSULTANTS, INC.
                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - ACQUISITIONS (Continued)

                               (Dollars and Shares in Thousands Except Earnings Per Share Data)
                                                     Year Ended December 31,
                                                     2001              2000
                                                     ----              ----
                                                  (Unaudited)      (Unaudited)
Revenue                                            $ 323,100       $ 236,834
                                                   =========       =========

Income before income taxes                         $  37,462       $  14,363
                                                   =========       =========

Income before cumulative effect of change in
   accounting principle, net of taxes              $  19,296       $   7,604
                                                   =========       =========

Net income (loss)                                  $  19,296       $  (3,803)
                                                   =========       =========

Diluted earnings (loss) per share                  $    1.22       $   (0.27)
                                                   =========       =========

Diluted weighted average shares outstanding           15,764          14,193
                                                   =========       =========


NOTE C - PROPERTY AND EQUIPMENT

                                                       (Dollars in Thousands)
                                                           December 31,
                                                      2001            2000
                                                    --------         --------

   Furniture and computer equipment                  $54,229          $44,570
   Leasehold improvements                             12,702            9,955
                                                    --------         --------
                                                      66,931           54,525
   Less accumulated depreciation                    (43,637)         (35,979)
                                                    --------         --------
                                                     $23,294          $18,546
                                                    ========         ========

Depreciation expense was $9,829,000, $8,181,000, and $6,986,000 in 2001, 2000,
and 1999, respectively.

NOTE D - OTHER ASSETS

                                                         (Dollars in Thousands)
                                                              December 31,
                                                          2001         2000
                                                        --------     --------

   Deposits for office leases and with other vendors     $3,310       $  950
   Cash surrender value on life insurance policies          913          520
   Acquisition costs                                        577           --
   Various other assets                                     174          152
                                                        --------     --------
                                                         $4,974       $1,622
                                                        ========     ========

The increase in other assets on the Consolidated Balance Sheet during 2001 was due to an increase in deposits for leased office space, primarily in the United States and Japan, an increase in the cash surrender value of its life insurance policies for participants in its non-qualified supplemental executive retirement plan (See Note G), and the addition of capitalized acquisition costs and debt commitment fees related to the acquisition of Atlas Group Holdings Limited, the parent company of Coutts Consulting Group Limited (See Note N).

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - DEBT AND OTHER OBLIGATIONS

Credit Agreement

The Company has a Credit Agreement (the "Credit Agreement") with its two primary lenders (the "Lenders") with a maturity date of June 30, 2003 and a borrowing capacity of up to $60,000,000. In June 2002, and annually thereafter, the Company has the ability to extend the Credit Agreement for an additional year upon Lenders' approval. The Company may borrow, repay and re-borrow during the term of the Credit Agreement, with any balance due at maturity. Interest rates are tiered at LIBOR plus a margin contingent upon certain financial ratios of the Company. The Company also has the option to borrow at a base rate equal to the lesser of the Lenders' Prime Rate less 1/4% or the Federal Funds Effective Rate plus 1%.

Long-term debt and other obligations consist of the following:

                                                                                      (Dollars in Thousands)

                                                                                            December 31,
                                                                                         2001         2000
                                                                                       -------      -------
Floating rate borrowings under the Credit Agreement, with monthly interest             $    --      $21,625
payments bearing interest at 7.53% as of December 31, 2000

Borrowings under the Credit Agreement, bearing interest at a rate of 3.08%
at December 31, 2001 and 7.96% as of December 31, 2000                                  41,038       30,000
Other                                                                                      978        1,065
                                                                                       -------      -------
                                                                                        42,016       52,690
Less current portion                                                                     (590)        (470)
                                                                                       -------      -------
                                                                                       $41,426      $52,220
                                                                                       =======      =======

Under the Credit Agreement, the major covenants require the maintenance of certain minimum financial ratios and restrict the level of indebtedness with other banks, as defined. As of December 31, 2001, management believes the Company is in compliance with all such covenants. As of December 31, 2001, the available borrowings under the Credit Agreement were $18,962,000. See Note N for discussion on a new credit agreement entered into in March 2002.

For the years subsequent to December 31, 2001, aggregate maturities on total debt and other obligations, are as follows:

        Year Ending December 31,          (Dollars in Thousands)

                 2002                            $   590
                 2003                             41,270
                 2004                                 74
                 2005                                 43
                 2006                                 39
                                                 -------
                                                 $42,016
                                                 =======

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - DEBT AND OTHER OBLIGATIONS (Continued)

Interest Rate Swaps

During the first quarter 2001, the Company terminated its fixed interest rate swap agreement with an aggregate notional principal of $30,000,000 and related interest rate floor for 87% of the notional principal, and entered into a new fixed interest rate swap agreement with an aggregate notional principal of $30,000,000 and a term of 27 months. The purpose of this was to comply with the Company's policy for hedge accounting. The new fixed interest rate swap qualifies as a cash flow hedge pursuant to SFAS No. 133, which allows the Company to record related gains and losses in other comprehensive income. This new fixed interest rate swap agreement has an effective date of March 30, 2001. Under the terms of this swap agreement, there are no scheduled payments of notional principal until the Credit Agreement matures in June 2003. As of December 31, 2001, the Company pays interest at an average fixed rate of 6.62%, and its lenders pay the Company interest at an average variable rate of 4.21%.

Also as of December 31, 2001, the Company had two cross currency swap agreements ("cross currency swaps") related to the Company's investment in Right WayStation (see Note B), with no scheduled payments and each having a term of seven years. One of the cross currency swaps with a notional principal of $8,000,000 invests in the Japanese market with a fixed interest rate of 2.85%, payable in Japanese yen. The second of the cross currency swaps, effective January 4, 2001, with a notional principal of $3,038,000 invests in the Japanese market with a fixed interest rate of 2.79%, also payable in Japanese yen. These cross currency swaps are calculated using a variable rate of one-month LIBOR plus 125 basis points (1.25%). As of December 31, 2001, the Company pays interest at a weighted average fixed rate of 2.83% on the principal in Japanese yen, and its lenders pay the Company interest at a weighted average variable rate of 5.36% on the principal in U.S. dollars.

The notional amounts of the swap agreements discussed above do not represent amounts exchanged by the parties and thus are not a measure of exposure of the Company. The amounts exchanged are normally based on the notional amounts and other terms of the swaps. The variable rates are subject to change over time as LIBOR fluctuates.

The Company is not a party to leveraged derivatives and does not hold or issue financial instruments for speculative purposes. The Company has made adjustments to interest expense for the net cash paid or received on interest rate swap agreements. The impact of the above interest rate swap agreements on interest expense has been immaterial to date. See Note A for Accounting for Derivatives under SFAS No. 133.

Subsequent to December 31, 2001, the Company terminated its Credit Agreement, its fixed interest rate swap agreement and its cross currency swap agreements, in order to refinance its debt and secure financing for a future acquisition (See Note N).

                                        RIGHT MANAGEMENT CONSULTANTS, INC.
                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE F - OTHER ACCRUED EXPENSES

                                          (Dollars in Thousands)
                                               December 31,
                                          2001            2000
                                        -------          -------

   Income taxes payable                 $ 7,621          $   672
   Accrued salaries and benefits          4,217            1,406
   Accrued vacation                       1,636              982
   Accrued rent                           1,194            1,067
   Accrued earnouts, professional
     fees and other costs                 4,968            6,157
                                        -------          -------
                                        $19,636          $10,284
                                        =======          =======

The increase in accrued expenses during 2001 was primarily due to an increase in accrued salaries and an increase in income taxes payable, based on the higher taxable income in the current year.

NOTE  G - INCOME TAXES

The provision for income taxes consists of the following:

                                            (Dollars in Thousands)
                                            Year Ended December 31,
                                        2001         2000         1999
                                        ----         ----         ----
Current:
  Federal                             $13,634       $4,354       $4,971
  State                                 2,387          795          662
  Foreign                               4,517        1,782        1,014
                                      -------       ------       ------
                                       20,538        6,931        6,647
                                      -------       ------       ------
Deferred:
  Federal                             (1,554)           88        (194)
  State                                 (339)         (30)         (44)
  Foreign                              (917)           50           76
                                      -------       ------       ------
                                      (2,810)          108        (162)
                                      -------       ------       ------
Provision for income taxes            $17,728       $7,039       $6,485
                                      =======       ======       ======

The total tax provision for each year differs from the amount that would have been provided by applying the statutory U.S. Federal income tax rate to income before income taxes. The reconciliation of these differences is as follows:

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  G - INCOME TAXES (Continued)

                                                      Year Ended December 31,
                                                   2001        2000       1999
                                                   ----        ----       ----
U.S. Federal income tax rate                        35%        35%         35%
State income taxes, net of federal tax benefit       4          3           3
Nondeductible compensation                           5          --         --
Nondeductible expenses                               3          6           4
Foreign earnings not subject to U.S. Federal
  income tax, net of foreign taxes                   1          1           1
Other                                                --         1           --
                                                    ---        ---         ---
                                                    48%        46%         43%
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

Income before income taxes is comprised of domestic and foreign components, respectively, as follows: 2001 -- $29,798,000 and $7,499,000, 2000 -- $9,853,000
and $5,585,000, and 1999 -- $12,781,000 and $2,385,000.

Taxes on income of international subsidiaries are provided at the tax rates applicable to their respective tax jurisdictions. The Company's share of the cumulative undistributed earnings of such subsidiaries was approximately $17,518,000, and $13,020,000 at December 31, 2001 and 2000, respectively. No provision has been made for additional income taxes on the undistributed earnings of the international subsidiaries because earnings are expected to be reinvested indefinitely in the subsidiaries' operations or because under existing law, international tax credits would be available to substantially reduce U.S. taxes payable in the event of distribution.

Deferred income taxes arise primarily as a result of utilizing depreciation lives for income tax reporting that are in excess of those used for financial reporting purposes, as well as recognizing deferred compensation expense, the provision for doubtful accounts, the tax impact on the change in the fair value of the Company's cash flow hedges and certain accrued expenses for financial reporting purposes, which are not currently deductible for income tax purposes.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  G - INCOME TAXES (Continued)

The net deferred tax assets as of December 31, 2001 and 2000 are comprised of the following:

                                                          (Dollars in Thousands)
                                                               December 31,
                                                           2001           2000
                                                           ----           ----

   Allowance for doubtful accounts                       $   781       $   398
   Accruals not currently deductible for income taxes      1,354           197
   Deferred compensation                                   1,290           784
   Hedging instruments                                        75            --
   Foreign net operating losses                              917            --
   Depreciation and amortization                           2,316         1,427
   Deferred costs                                          (814)            --
   Intangible basis differences                            (917)            --
                                                         -------       -------
   Net deferred tax assets                               $ 5,002       $ 2,806
                                                         =======       =======

NOTE H - BENEFIT AND COMPENSATION AGREEMENTS

The Company has a non-qualified supplemental executive retirement plan (the "Plan") for its Founding Chairman. The Plan is designed to provide retirement income based on past compensation, reduced by other retirement sources. Effective January 1, 1997, the Founding Chairman began collecting benefits in accordance with the Plan.

The Company accounts for this Plan in accordance with the provisions of SFAS No. 87, "Employer's Accounting for Pensions." SFAS No. 87 requires the Company to recognize a liability equal to the amount by which the actuarial present value of the accumulated benefit obligation exceeds the fair value of the Plan's assets. This liability was $1,026,000 and $1,054,000 as of December 31, 2001 and 2000, respectively, using a discount rate of 7.25%. Since the Plan is not funded by the Company, the recorded liability equals the present value of the accumulated benefit obligation.

The Company has non-qualified supplemental executive retirement plans for its Chief Executive Officer, Vice Chairman and President/Chief Operating Officer to which a percentage of compensation, including base salary and incentive bonuses, is credited annually. Deferred amounts earn annual interest equal to the two-year Guaranteed Investment Contract Index on November 30 of the current plan year, or 6%, whichever is higher (6% at both November 30, 2001 and 2000). The account balance is payable as a life annuity in equal monthly installments with interest on the unpaid balance upon termination of service with the Company. The Chief Executive Officer and Vice Chairman's interest in the plans vest at the rate of 10% and 20% per year, respectively, which began in 1993 and 1996, respectively. The President's interest in the plan vests at 20% per year which begins at the age of 61. Since these plans are not funded by the Company, the recorded liabilities equal the present value of the accumulated benefit obligation which totaled $994,000 at December 31, 2001. Effective January 1, 2001, the Vice Chairman began collecting benefits in accordance with this plan.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H - BENEFIT AND COMPENSATION AGREEMENTS (Continued)

Effective January 1, 2000 the Company established a non-qualified supplemental executive retirement plan ("SERP") for its executive officers and other key employees for the purpose of providing supplemental income benefits to plan participants or their survivors upon participant's retirement or death. Benefits payable under this plan are based on a defined percentage of an average of a participants three highest consecutive annual salaries. The SERP uses aggregate funding, where a common face amount of insurance is purchased on each insured participant. As of December 31, 2001, the face amounts on these life insurance policies totaled $13,295,000. The net present value of the aggregate Company-owned life insurance policies is designed to be equal to the net present value of the aggregate SERP liabilities. There is no direct relationship between an individual participant's SERP benefit and the Company-owned life insurance coverage on that participant's life. The cash surrender value of these life insurance policies totaled $913,000 as of December 31, 2001, and is included in the other non-current assets section of the Consolidated Balance Sheet (See Note
D).

Summarized below is the SERP's benefit obligation, funded status, and assumptions used as of December 31, 2001 and 2000 and the pension cost incurred for the years then ended:

                                                                               Dollars in Thousands
                                                                              Year Ended December 31,
                                                                             2001               2000
Change in benefit obligation:
Benefit obligation at beginning of year                                    $ 2,625            $ 2,186
Service cost                                                                   439                275
Interest cost                                                                  190                164
Amendments                                                                     109                 --
Benefits paid                                                                 (198)                --
                                                                           -------            -------
Benefit obligation at end of year                                          $ 3,165            $ 2,625
                                                                           -------            -------

Fair value of plan assets at end of year                                   $    --            $    --

Funded status                                                              $(3,165)           $(2,625)
Unrecognized prior service cost                                              2,025              2,042
                                                                           -------            -------

Net amount recognized                                                      $(1,140)           $  (583)
                                                                           =======            =======

Amounts recognized in the Consolidated Balance Sheets consist of:
         Accrued benefit liability included in
            deferred compensation                                          $(3,165)           $(2,625)
         Intangible asset                                                    2,025              2,042
                                                                           -------            -------
  Net amount recognized                                                    $(1,140)           $  (583)
                                                                           =======            =======

Weighted-average assumptions:
Discount rate                                                                  7.5%               7.5%
Rate of compensation increase                                                  4.0%               4.0%

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H - BENEFIT AND COMPENSATION AGREEMENTS (Continued)

Components of net periodic benefit cost:
Service cost                                  $    439            $    275
Interest cost                                      190                 164
Amortization of prior service cost                 152                 144
                                              --------           ---------
Net periodic benefit cost                     $    781            $    583
                                              ========           =========

The benefit obligations from the plans detailed above are included in deferred compensation on the Consolidated Balance Sheets, in addition to liabilities for other deferred compensation plans.

The Company also maintains employment agreements and incentive compensation agreements with certain key management employees. The agreements typically result from the Company's acquisitions of outside firms. The agreements provide for additional compensation over and above the individual's annual salary, based upon the achievement of certain levels of overall Company, group or region performance. Certain of these agreements include provisions for continuation of salaries upon a change in control or termination without cause, as defined in the agreements. These agreements provide for aggregate minimum annual compensation for these employees of approximately $4,914,000 in 2002, $4,128,000 in 2003, $2,956,000 in 2004 and $486,000 in 2005.

NOTE I - EMPLOYEE BENEFIT PLANS

The Company maintains a defined contribution savings plan, available to qualifying, U.S.-based employees, under Section 401(k) of the Internal Revenue Code. Under this plan, the Company will contribute 25% of the participating employee's annual contribution. In 2001, as well as 1999, in connection with achieving a certain level of targeted Company profits, the Company contributed an additional 12.5% of the participating employees' contribution for a total of 37.5%. In 2000, the Company made no additional contribution based on the Company's failure to meet internal targets. Employee contributions are generally limited to 10% of their compensation, subject to Internal Revenue Code limitations. Company contributions were $1,236,000, $698,000, and $838,000 for 2001, 2000, and 1999, respectively.

The Company maintains a non-qualified deferred compensation plan ("the Plan") for certain employees, which was effective January 1, 2001. The plan was amended in August 2001. Under the plan, participants may defer from their pre-tax income, payments of up to a maximum of 15% of their total compensation between the 401(k) savings plan and this deferred compensation plan in total. The Company will contribute 25% of the participating employees' contributions to the deferred compensation plan. In 2001, in connection with achieving a certain level of targeted Company profits, the Company contributed an additional 12.5% of the participating employees' contribution for a total of 37.5%. Company matching contributions vest with the employee at 33.3% over a three-year period from the date of hire. Company contributions were $82,000 for 2001.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE J - LEASE OBLIGATIONS

The Company leases office space and equipment at various locations and accounts for these obligations as operating leases. Rentals relating to these leases are recorded on a straight-line basis. Rental expense was $20,769,000, $16,572,000, and $16,695,000 in 2001, 2000, and 1999, respectively. Contingent rentals may be due each year under the terms of the various office space leases as the result of certain increases in building operating expenses over the base year amounts. The following is a schedule, by year, of future minimum rental payments required under operating leases with remaining non-cancelable lease terms in excess of one year as of December 31, 2001:

                                                  (Dollars in Thousands)
       Year Ending December 31,                       Amount

               2002                                 $19,892
               2003                                  16,128
               2004                                  13,892
               2005                                  11,610
               2006                                   8,937
               2007 and subsequent years              9,698
                                                   --------
                                                    $80,157
                                                   ========


NOTE K- SHAREHOLDERS' EQUITY

Stock Option Plans

The Company has a 1986 Stock Option Plan (the "1986 Plan") under which 2,178,000 Common Shares are reserved for issuance upon the exercise of incentive stock options, stock appreciation rights or non-qualified stock options that may be granted to employees. Outstanding options granted under this plan are exercisable, cumulatively, in three or four equal annual installments beginning one year from the date of grant. No further stock options can be granted under the 1986 Plan.

The Company also has a 1993 Stock Incentive Plan, as amended in 1999, with 7,256,250 Common Shares reserved for issuance upon the exercise of incentive stock options or non-qualified stock options that may be granted to employees. Outstanding options granted under this plan have ten-year terms and are usually exercisable, cumulatively, in three equal annual installments, beginning one year from the date of grant. At December 31, 2001, 1,972,298 shares were available for issuance under this plan.

In addition, in January 1995, the Company Shareholders adopted amendments to the 1993 Stock Incentive Plan permitting awards of restricted stock under such plan. The amendments to the 1993 Stock Incentive Plan permit awards of up to an aggregate of 1,518,750 shares of the Company's Common Shares to certain officers and key employees. Restrictions generally limit the sale or transfer of the shares during a restricted period of approximately three years. Thereafter, the restricted stock will either vest, in whole or in part, with the participant or be forfeited, in whole or in part, back to the Company based on its earnings performance for this three-year period. There have been no restricted stock awards granted since 1996.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE K - SHAREHOLDERS' EQUITY (Continued)

The Company also has a Directors' Stock Option Plan, as amended in 2001, under which 506,250 Common Shares are reserved for issuance upon the exercise of incentive stock options or non-qualified stock options that may be granted to non-employee Directors of the Board of Directors. Outstanding options granted under this plan have five-year and ten-year terms and are exercisable, cumulatively, in three equal annual installments, beginning one year from the date of grant. Under this plan, options granted after May 3, 2001, will not expire upon a Directors resignation from the Board, however, any unvested options from these grants will not continue to vest. At December 31, 2001, 233,250 shares were available for issuance under this plan.

All of the Company's equity compensation plans, including the 1986 Stock Option Plan, the 1993 Stock Incentive Plan, and the Directors' Stock Option Plan have been approved by shareholders.

The Company has elected to follow Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" in accounting for its stock options. Under APB No. 25, no compensation expense is recognized because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of the grant. Had compensation cost for these plans been determined in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net income (loss) and earnings (loss) per share ("EPS") for 2001, 2000, and 1999 would have been reduced to the following pro forma amounts:

                                                                         Year Ended December 31,

                                                                  2001                2000                1999
                                                                  ----                ----                ----
          Net income (loss) - as reported                      $19,174,000        ($2,946,000)          $8,628,000
          Net income (loss) - pro forma                        $17,483,000        ($4,365,000)          $7,006,000
          Basic EPS - as reported                                    $1.33             ($0.21)               $0.59
          Basic EPS - pro forma                                      $1.21             ($0.32)               $0.48
          Diluted EPS - as reported                                  $1.22             ($0.21)               $0.59
          Diluted EPS - pro forma                                    $1.11             ($0.32)               $0.48

The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model. Grants in 2001, 2000, and 1999 were assumed to have no dividend yield. The weighted-average assumptions used for grants in 2001 were a risk-free interest rate of 4.73%, an expected volatility of 65%, and an expected option life of 7 years. The weighted-average assumptions used for grants in 2000 and 1999 were a risk-free interest rate of 6.2% and 5.6%, respectively, an expected volatility of 60% and 57%, respectively, and an expected option life of 7 and 8 years, respectively. Under SFAS No. 123, total stock-based compensation expense, net of tax benefit, approximated $1,691,000, $1,419,000, and $1,622,000 in 2001, 2000, and 1999, respectively.

                                        RIGHT MANAGEMENT CONSULTANTS, INC.
                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE K - SHAREHOLDERS' EQUITY (Continued)

A summary of the status of the Company's stock options under its stock option plans as of December 31, 2001, 2000, and 1999 and changes during the years then ended is presented in the table and narrative below:

                                                                        Year Ended December 31,

                                                     2001                        2000                        1999
                                                     ----                        ----                        ----
                                                          Weighted                    Weighted                    Weighted
                                                           Average                     Average                     Average
                                             Stock        Exercise        Stock       Exercise        Stock       Exercise
                                            Options         Price        Options        Price        Options        Price
                                            -------         -----        -------        -----        -------        -----
Outstanding at beginning of year           3,341,952        $6.20       3,022,731      $6.49        2,562,554        $6.28
Granted                                      625,320        19.05         579,375       4.71        1,170,167         5.88
Exercised                                   (779,963)        6.88         (47,250)      6.45        (484,416)         3.68
Canceled                                     (63,891)        6.42        (212,904)      6.22        (225,574)         7.18
                                           ---------                    ---------                   ---------
Outstanding at end of year                 3,123,418        $8.84       3,341,952      $6.20        3,022,731        $6.49
                                           =========                    =========                   =========

Exercisable at end of year                 1,680,909        $6.66       2,037,852      $6.73        1,567,064        $6.91

Weighted average fair value                                $12.82                      $3.13                         $3.97
of options granted

Exercise prices for options outstanding as of December 31, 2001 ranged from $4.25 to $21.97. The weighted average remaining contractual life of these options is approximately 7 years.

During 2001, the Company extended options for three of its retired employees, resulting in compensation expense of $113,000. During 2000, certain stock option holders exercised stock options to purchase a total of 40,500 Common Shares in a cashless exercise transaction and as a result, only 648 Common Shares were issued. The compensation expense associated with this transaction was $5,000.

A summary of the status of the Company's stock options outstanding under its stock option plans as of December 31, 2001 is presented in the table below:

                                      Stock Options Outstanding                         Stock Options Exercisable
                                                                  Weighted
                                                   Weighted       Average                                      Weighted
                             Stock Options         Average       Remaining              Stock Options          Average
       Range of            Outstanding as of      Exercise      Contractual           Exercisable as of       Exercise
   Exercise Prices         December 31, 2001        Price      Life in Years          December 31, 2001         Price
   ---------------         -----------------        -----      -------------          -----------------         -----
    $4.25 to $8.55             2,428,723            $6.01            6                    1,626,909             $6.43
   $11.50 to $16.00             301,876             15.31            8                      54,000              13.78
   $17.30 to $21.97             392,819             21.38            10                       --                 --

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE K- SHAREHOLDERS' EQUITY (Continued)

Stock Splits

Effective on both April 6, 2001 and November 1, 2001, Common Shares of the Company were split into three shares for every two shares outstanding. The stated par value per share of the Common Shares was not changed from its existing amount of $0.01 per share. In conjunction with the stock split effective November 1, 2001, the Company's Board of Directors approved an increase in the authorized shares of common stock to 30,000,000 shares, with a par value of $0.01 per share. All share and per share amounts referred to in the financial statements and notes thereto have been restated to reflect both of these stock splits.

Employee Stock Purchase Plan

The Company has a 1996 Employee Stock Purchase Plan (the "ESPP"), as amended in 1999, with 675,000 shares reserved for issuance. The ESPP permits employees to purchase Company Common Shares at 85% of the average market price on the last day of the applicable monthly period. As amended in 1999, all Company employees are eligible to participate in the ESPP once they have met the employment requirements as specified in the ESPP. During 2001, 2000, and 1999, 51,438, 107,748, and 125,060 shares, respectively, were purchased through the ESPP. As of December 31, 2001, 214,404 shares were available for issuance under this plan.

Repurchase of Common Shares and Treasury Shares

In March 1997, the Board of Directors (the "Board") approved a stock repurchase program, which was expanded in 1999 and 2000, under which the Company is authorized to repurchase up to 4,289,920 of its outstanding Common Shares. Shares repurchased are held as treasury shares and are available to the Company for use in various benefit plans and, when authorized by the Board, for other general corporate purposes. The Board authorized Company management to pursue the repurchase program in open market transactions from time-to-time, depending upon market conditions and other factors.

During 2000, the Company repurchased a total of 157,725 Common Shares at an aggregate purchase price of $693,000, or $4.39 per share. During 1999 and 1998, the Company repurchased 2,129,850 and 376,875 Common Shares at an aggregate purchase price of $12,148,000 and $2,049,000, or $5.70 and $5.44 per share, respectively.

As of December 31, 2001, the Company has repurchased a total of 2,951,325 Common Shares at an aggregate purchase price of $16,269,000 or $5.51 per share, under this stock repurchase program. In addition, the Company repurchased 569,142 Common Shares prior to the institution of this program.

During 2001, in connection with the acquisition of Human Link, DA, the Company issued 41,211 of the Common Shares held as treasury shares (see Note B), with a market value of $440,000. Also, during 2000, the Company issued 562,500 of the Common Shares held as treasury shares, with a market value of $2,500,000, in connection with the acquisition of Sinova (see Note B).

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE K - SHAREHOLDERS' EQUITY (Continued)

Dividends

The Company has never paid any dividends on its Common Shares and currently expects that all of its earnings will be retained and reinvested in the Company's business.

During 2001, Right WayStation, Saad Fellipelli and Coaching paid cash dividends to its shareholders. During 1999, Right, Pty. Ltd. paid cash dividends to its shareholders. The Company recognized no dividend income in 2001 or 1999 for its majority-ownership of these subsidiaries as this is an intercompany transaction which eliminates in consolidation. However, the Company recorded the remaining dividends declared and paid to minority shareholders as a reduction in minority interest.

During 2000, Right WayStation paid cash dividends to its shareholders. The Company recognized approximately $24,000 in dividend income for its 20% ownership interest in Right WayStation.

NOTE L - EARNINGS (LOSS) PER SHARE

The calculations of earnings (loss) per share ("EPS") under SFAS No. 128 are detailed as follows:

                                              Year ended December 31, 2001
                                          Income             Shares           EPS
    Basic EPS:
    Net income                              $19,174,000       14,416,000        $1.33
                                                                                =====
    Impact of options                               ---        1,307,000
                                           ------------        ---------
    Diluted EPS:
    Net income                              $19,174,000       15,723,000        $1.22
                                           ============       ==========        =====

                                                    Year ended December 31, 2000
                                           Income/(Loss)         Shares           EPS
    Basic EPS:
    Net loss                               ($2,946,000)       13,788,000      ($0.21)
                                                                              =======
    Impact of options                               ---              ---
                                           ------------        ---------
    Diluted EPS:
    Net loss                               ($2,946,000)       13,788,000      ($0.21)
                                           ============       ==========      =======

                                                     Year ended December 31, 1999
                                               Income            Shares           EPS
    Basic EPS:
    Net income                               $8,628,000       14,596,000        $0.59
                                                                                =====
    Impact of options                               ---          142,000
                                           ------------        ---------
    Diluted EPS:
    Net income                               $8,628,000       14,738,000        $0.59
                                           ============       ==========        =====

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE L - EARNINGS (LOSS) PER SHARE (Continued)

For the year ended December 31, 2001, outstanding options to purchase 591,195 Company Common Shares at $16.00 to $21.97 were excluded from the computation of diluted EPS, as the options' exercise price was greater than the average market price of the Common Shares. For the year ended December 31, 2000, the impact of outstanding options to purchase shares of Company Common Shares were excluded from the computation of diluted EPS, as the impact would have been anti-dilutive. For the year ended December 31, 1999, outstanding options to purchase 1,534,077 shares of Company Common Shares at $6.33 to $10.81 were excluded from the computation of diluted EPS, as the options' exercise price was greater than the average market price of the Common Shares.

NOTE M - SEGMENTS

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

The Company's operations are segregated into two lines of business: career transition and organizational consulting ("consulting"). The Company operates these lines of business across the geographic areas of the United States, Canada, Europe, Asia-Pacific, Japan and Brazil. These operations offer different services and require different marketing strategies. Career transition offers support for organizations separating employees, including assistance in handling the initial difficulties of termination, identifying continuing career goals and options, and aiding in developing skills for the search for a new job. Consulting specializes in helping companies with leadership development, organizational performance, and talent management. With more than 200 service locations worldwide, the Company manages operations by geographic segments to enhance global growth and establish major accounts with global clients. The Company primarily delivers its services to mid-size and large industrial and service companies, with no concentration in specific companies or industries.

The Company primarily delivers its services to mid-size and large companies. As of December 31, 2001, one specific client in the telecommunications industry represented approximately 13% of the amount of accounts receivable on the Company's Consolidated Balance Sheet. For the twelve months ended December 31, 2001, career transition revenue recognized from this client represented 12% of total Company office revenue on the Consolidated Statement of Operations.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE M - SEGMENTS (Continued)

Summarized operations of each of the Company's geographic segments in the aggregate for each of the three years in the period ended December 31, 2001, are as follows (see Note A for discussion relating to currency translation and Note G for discussion relating to income taxes):

                                                                 (Dollars in Thousands)
2001                              U.S.         Canada        Europe     Asia-Pacific     Japan        Brazil      Consolidated
----                              ----         ------        ------     ------------     -----        ------      ------------
Identifiable assets            $ 156,433       $19,909     $ 48,717       $ 15,177     $ 18,734      $ 2,145        $ 261,115

Revenue                          209,913        25,304       40,686         15,841       21,282        2,398          315,424

Operating income (1)              23,582        10,134        2,322          3,142          377          236           39,793

Depreciation and
amortization (1)                  10,187           922        2,385          1,535        1,190          115           16,334

Capital expenditures              11,087           267          366            323        1,405           31           13,479



2000
----
Identifiable assets              108,963        11,026       30,115         15,333     N/A          N/A               165,437

Revenue                          134,035        14,209       22,114         13,894     N/A          N/A               184,252

Operating income (1)              10,981         4,003          895          2,069     N/A          N/A                17,948

Depreciation and
amortization (1)                   9,367           954        1,290          1,313     N/A          N/A                12,924

Capital expenditures               5,831           331        1,334            287     N/A          N/A                 7,783



1999
----
Identifiable assets               80,050        11,550       16,445         12,547     N/A          N/A               120,592

Revenue                          134,766        11,703       20,348         14,507     N/A          N/A               181,324

Operating income (1)              11,707         2,021        1,027          1,086     N/A          N/A                15,841

Depreciation and
amortization (1)                   8,509           295          459          1,156     N/A          N/A                10,419

Capital expenditures               7,343           225          466            842     N/A          N/A                 8,876

(1) The operating income reported for the United States segment includes total general sales and administration expenses and depreciation expense reported on the Consolidated Statements of Operations. For the segment disclosure above in Note M, amortization expense is allocated to its respective geographic segment.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 NOTE M - SEGMENTS (Continued)

Revenues and expenses of the Company's lines of business for the Company offices, excluding the total general sales and administration expenses, and depreciation and amortization expenses and Affiliate royalties, are evaluated by management. The Company does not measure assets by lines of business as assets are generally not distinctive to a particular line of business and they are not fundamental in assessing segment performance. Revenue and Company office operating income for each of the Company's lines of business in the aggregate for each of the three years in the period ended December 31, 2001 are as follows:

                                                            (Dollars in Thousands)
2001                                         Career
                                           Transition        Consulting       Consolidated
 Company office revenue                      $254,822          $52,501         $307,323
                                             ========          =======         ========

 Company office operating
income (loss)                                  72,058             ( 6)           72,052
                                               ======             ====           ======

2000
 Company office revenue                       141,761           38,408          180,169
                                              =======           ======          =======

 Company office operating
income                                         27,718            8,407           36,125
                                               ======            =====           ======

1999
 Company office revenue                       150,296           26,684          176,980
                                              =======           ======          =======

 Company office operating
income                                         29,236            2,422           31,658
                                               ======            =====           ======

NOTE N - SUBSEQUENT EVENTS

On March 22, 2002 we concluded our acquisition of all of the shares of Atlas Group Holdings Limited, the parent company of Coutts Consulting Group Limited ("Coutts"). Coutts is a London based career transition and organizational consulting firm with operations in Europe, Japan and Canada.

This acquisition is valued at approximately $105,000,000, including the costs of the transaction. The consideration consisted of a combination of cash, purchase price notes and funds we supplied to repay existing indebtedness of Coutts.

The Coutts acquisition solidifies the Company's position as the leading provider of career transition and organizational consulting services with the addition of significant operations in the United Kingdom, France and Japan. In addition, Coutts has operations in Germany, Italy and Switzerland, three countries in which the Company did not have Company-owned operations prior to the acquisition, and it adds additional volume to the Company's existing businesses in Belgium, the Netherlands and Spain.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE N - SUBSEQUENT EVENTS

Also on March 22, 2002, in connection with the Company's acquisition of Coutts, the Company entered into a Credit Agreement with a syndicate of banks including First Union National Bank as Administrative Agent (the "New Credit Agreement"). The New Credit Agreement provides for a maximum $180,000,000 of total borrowings, consisting of a revolving loan commitment of $90,000,000 (the "Revolving Loan"), and a term loan of $90,000,000 (the "Term Loan"). The Revolving Loan and Term Loan are together referred to herein as the "Loans". The Loans require the Company to meet certain financial and non-financial covenants as defined in the New Credit Agreement.

Initial proceeds of the Loans were used to finance the Coutts acquisition and repay the Company's existing indebtedness under an existing Credit Agreement which has been terminated. Thereafter, the Company may borrow, repay and re-borrow funds during the five-year term of the Revolving Loan. Future borrowings under the Revolving Loan will be used to finance working capital and other general corporate purposes including permitted acquisitions. The Term Loan provides for repayment over its five-year term, and provides for mandatory and voluntary prepayments during its term.

Interest on the Loans is variable and will be determined either by London interbank offered rates (LIBOR) plus a margin ranging from 1.50% to 2.25% based on the relationships of funded debt to the Company's EBITDA, as defined in the New Credit Agreement, or the interest on the Loans will be determined by the greater of prime or the Federal Funds Effective Rate plus one half of 1% plus up to a margin of 0.75% based on the relationships of funded debt to the Company's EBITDA, as defined in the New Credit Agreement. The initial rate on the loans as of March 22, 2002 was 4.15%.

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

                                                                      (Dollars in Thousands)
                                                                     Year Ended December 31,
                                                            2001               2000               1999
                                                         ---------          ---------           ---------
Company office revenue                                   $ 307,323          $ 180,169           $ 176,980
Company office expenses                                    235,271            144,044             145,322
                                                         ---------          ---------           ---------
    Company office operating income                         72,052             36,125              31,658
Affiliate royalties                                          8,101              4,083               4,344
General sales and administration                            31,372             15,426              14,911
Depreciation and amortization                                8,988              6,834               5,250
Interest expense, net                                        2,496              2,510                 675
                                                         ---------          ---------           ---------
    Income before income taxes                              37,297             15,438              15,166
Provision for income taxes                                  17,728              7,039               6,485
Minority interest in net income of subsidiaries                395                 --                 343
Equity in earnings of
       unconsolidated joint venture                             --                 62                 290
                                                         ---------          ---------           ---------
Income before cumulative effect of
       change in accounting principle                       19,174              8,461               8,628
Cumulative effect of change in accounting
principle, net of taxes of $6,888                               --            (11,407)                 --
                                                         ---------          ---------           ---------
Net income (loss)                                        $  19,174          $  (2,946)          $   8,628
                                                         =========          =========           =========

Critical Accounting Policies

The Securities and Exchange Commission ("SEC") recently issued disclosure guidance for "critical accounting policies." The SEC defines "critical accounting policies" as those that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

The Company's significant accounting policies are described in Note A of the Notes to Consolidated Financial Statements. Not all of these significant accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the following policy could be deemed to be critical within the SEC definition:

Revenue Recognition

The Company recognizes revenue in its career transition line of business under the provisions of Staff Accounting Bulletin Number 101 ("SAB No. 101"). SAB No. 101 generally provides that revenue for time-based services be recognized over the average length of the services being provided. For its consulting line of business, the Company generally bills and recognizes consulting contract revenue upon

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

the performance of its obligations under consulting service contracts. Therefore, consulting services typically does not have deferred revenue. Under SAB No. 101, the Company recognizes all career transition revenue on a straight-line basis over the average length of time for candidates to find jobs based on statistically valid data for the specific type of program. If statistically valid data is not available, then the Company recognizes career transition revenue on a straight-line basis over the actual life of the agreements.

In general, the Company bills for its services ("programs") in advance, resulting initially in deferred revenue. The Company then recognizes this deferred revenue into income over the average period the programs remain open. This average program period is based on comprehensive statistics maintained by the Company. The Company reviews on a quarterly basis the statistics surrounding the current length of its programs, and updates the periods it uses to recognize its deferred revenue prospectively. Historically, the average length of programs has not changed significantly from quarter to quarter.

The significant factors impacting on deferred revenue are the level of current billings for new programs and projects, and the average length of its programs. Over time, an increasing volume of new billings will result in higher amounts of deferred revenue, while decreasing levels of new billings will result in lower amounts of deferred revenue. Similarly, an increase in the length of time programs remain open will increase the amount of deferred revenue, while a decrease in the length of time programs remain open will decrease the amount of deferred revenue.

2001 Compared to 2000

For the year ended December 31, 2001, revenue generated by Company offices increased by 71% or $127,154,000 over 2000. This increase is primarily attributable to an increase in same office revenue of 48% and $40,630,000 in incremental revenues from acquisitions.

The Company's career transition line of business reported total revenues of $254,822,000, which represents an 80% increase from 2000. This increase is due to an increase in same office revenue of 66%, or $93,301,000, and $19,760,000 in incremental revenues from acquisitions. The same office revenue increase within the career transition line of business reflects a significantly higher volume of business in all geographic locations, as corporations continued to downsize in a weakening global economy.

The Company's consulting line of business reported revenues of $52,501,000, which represents a 37% increase from 2000. This increase is due to $20,870,000 in incremental revenues from acquisitions offset by a same office revenue decrease of 18% or $6,777,000. The same office consulting revenue decrease also reflects the weakening economy, primarily in the United States and Europe.

For the year ended December 31, 2001, Affiliate royalties increased 98% or $4,018,000 from 2000. The increase in Affiliate royalties is due to the aforementioned impact of weakening economic conditions across North America.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

For the year ended December 31, 2001, total Company office expenses increased 63% or $91,227,000 from 2000. This increase is due in part to incremental costs from acquisitions consummated subsequent to the fourth quarter 2000, totaling $40,640,000. These increased Company office expenses are also due to increases in salaries for sales personnel, employee incentive provisions and in delivery costs, including counseling materials, adjunct staff, foreign correspondents, career center staff and other career center costs.

Pursuant to the Company's revenue recognition policy (see Note A in the Notes to the Consolidated Financial Statements), the Company's deferred revenue as of December 31, 2001 increased $32,477,000, or 115% from December 31, 2000, reflecting the higher level of career transition billings in 2001.

Company office operating income for the year ended December 31, 2001 was $72,052,000 with a Company office margin of 23%, compared to operating income of $36,125,000 and a margin of 20% for 2000. This increase in Company office operating income is due to the aforementioned increase in career transition revenues in 2001 as compared to 2000, leveraged across the Company's fixed cost and managed variable cost structure.

For the year ended December 31, 2001, general sales and administration expenses and depreciation and amortization expenses, ("G & A expenses") increased by 81% or $18,100,000 from 2000. G & A expenses as a percentage of total revenue was 13% and 12% for 2001 and 2000, respectively. The increases in 2001 are due primarily to an increase in incentive costs of $9,836,000 and amortization expense of $1,751,000, and an increase in the bad debt provision of $822,000 and consulting services of $767,000.

Net interest expense for the year ended December 31, 2001 as compared to 2000 was flat. The amount of outstanding debt during 2001 exceeded the outstanding debt during 2000, due to borrowings made in the fourth quarter 2000 and first quarter 2001 for acquisition activities and for funding incentives and earnout payments. However, the decrease in interest rates in 2001 decreased interest expense on outstanding debt during 2001 resulting in a comparable level of interest expense with 2000.

The minority interest in net income of subsidiaries for the year ended December 31, 2001 was $395,000 for the minority interest related to Right WayStation, Saad Fellipelli, Coaching and Glenoit S.L. (See Note B in the Notes to the Consolidated Financial Statements). The equity in earnings of unconsolidated subsidiary for the year ended December 31, 2000 represents the Company's 20% equity interest for Right WayStation at that time.

The Company's effective tax rates for the years ended December 31, 2001 and 2000 were 48% and 46%, respectively. The increase in the effective tax rate is due to an increase in the impact of non-deductible amortization expense related to acquisitions and incentive compensation amounts that exceeded the deductibility level for income tax purposes.

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

For the year ended December 31, 2000, G & A expenses increased by 10% or $2,099,000 over 1999. This increase was attributable to increased charges for depreciation and amortization, travel expenses, professional fees, and pension expense related to the new supplemental executive retirement plan. G & A expenses as a percentage of total revenues were 12% for 2000 and 11% for 1999.

The Company's effective tax rate was 46% and 43% for the year ended December 31, 2000 and 1999, respectively. A higher effective tax rate in the current year is primarily a result of an increase in non-deductible goodwill from acquisitions completed in 2000 and 1999. See Note G in the Notes to the Consolidated Financial Statements for the composition of the Company's effective tax rate.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

2000 Compared to 1999 (Continued)

The equity in earnings of unconsolidated joint venture represents the Company's 20% equity interest for Right WayStation, which totaled $62,000 and $290,000 for the years ended December 31, 2000 and 1999, respectively. The minority interest in net income of subsidiary for the year ended December 31, 1999 was $343,000 for the minority interest related to Right, Pty. Ltd.

The cumulative effect of change in accounting principle, net of taxes, was $11,407,000 for the year ended December 31, 2000. This represents the cumulative effect of the change in accounting for revenue recognition related to the adoption of SAB No. 101. See Note A in the Notes to the Consolidated Financial Statements.

Capital Resources and Liquidity

At December 31, 2001 and 2000, the Company had cash and cash equivalents of $48,655,000 and $13,157,000, respectively. At December 31, 2001 and 2000, the
Company had working capital of $10,953,000 and $12,017,000, respectively. Cash flow, defined as earnings before interest, taxes, depreciation and amortization, for 2001 increased 82% to $56,127,000 from $30,872,000 in 2000.

Net cash utilized in investing activities amounted to $30,798,000 and $38,846,000 in 2001 and 2000, respectively. This investment activity is the result of the purchase of equipment and technology and office fit-out costs for new, smaller-sized office leases, in order for the Company to meet the competing needs of expanding its operations while enhancing efficiency. This investment activity is also the result of the Company's final payment for acquiring a 31% equity interest in Right WayStation, the acquisition of two firms providing both career transition and consulting services and three consulting firms, as well as payments for earnouts related to acquisitions made in prior years (See Note B to the Consolidated Financial Statements).

Net cash utilized in financing activities amounted to $7,871,000 in 2001 compared to net cash provided by financing activities of $27,374,000 in 2000. This financing activity for 2001 was primarily the result of $22,609,000 in principal payments made during 2001 under the Company's Credit Agreement and for other obligations, offset by $9,097,000 in borrowings primarily made to complete the acquisition of Right WayStation, and to fund the payments of incentives and earnouts.

In addition to cash flow provided by operations, the Company has borrowing facilities to provide for increased working capital needs as well as to provide for future acquisition opportunities. The Company had existing borrowing capacity up to $60,000,000 under its Credit Agreement with its two primary lenders (See Note E in the Notes to the Consolidated Financial Statements). Subsequent to December 31, 2001, the Company terminated this Credit Agreement, its existing interest rate swap and its cross currency swaps related to the outstanding balance under the Credit Agreement, in order to enter into a New Credit Agreement. The Company's New Credit Agreement has borrowing capacity up to $180,000,000, and has enabled to Company to refinance its exiting debt and to complete the acquisition of Coutts. As of March 22, 2002, approximately $37,000,000 remains available to the Company, under the Revolving Loan portion of the New Credit Agreement in accordance with the financial covenants of the New Credit Agreement (See Note N in the Notes to the Consolidated Financial Statements for further discussion, including interest on the Loans).

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

The Company anticipates that its cash and working capital will be sufficient to service its existing debt, outstanding commitments and to maintain Company operations at current levels for the foreseeable future. The Company will continue to consider acquisitions and other expansion opportunities as they arise, subject to access to capital on terms acceptable to the Company, although the economics, strategic implications and other circumstances justifying the expansion will be key factors in determining the amount and type of resources the Company will commit.

As of December 31, 2001, the Company has no commitments or contingent liabilities other than its debt commitments, office leases and equipment leases discussed in the Notes to the Consolidated Financial Statements (See Notes E and
J).

Impact of Recently Issued Accounting Standards

In June 2001, the FASB approved SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Goodwill and intangibles already recorded will be evaluated by this criteria and may result in certain intangibles being subsumed into goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. SFAS No. 142 also establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. SFAS No. 142 also requires that the goodwill resulting from acquisitions after June 30, 2001 should not be amortized. The adoption of SFAS No. 142 will result in the Company's discontinuation of amortization of all of its goodwill, effective January 1, 2002. The amount of recorded amortization expense related to goodwill was approximately $5,728,000, $4,452,000 and $2,989,000 for 2001, 2000 and 1999. The Company will also be required to test its goodwill for impairment under the new standard beginning in the first quarter of 2002 which may result in future, periodic write-downs of its goodwill.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The statement supersedes both SFAS No. 121 and the provisions of Accounting Principles Board Opinion No. 30 that are related to the accounting and reporting for the disposal of a segment of a business. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale. This statement retains most of the requirements in SFAS No. 121 related to the recognition of impairment of long-lived assets to be held and used. However, SFAS No. 144 eliminates the requirement to allocate goodwill to long-lived assets to be tested for impairment. Instead, as previously mentioned, beginning in 2002 the Company will test the impairment of its goodwill under the provisions of SFAS No. 142. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company does not believe that adoption of this statement will materially impact its financial position, cash flows or results of operations.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

Seasonality and Quarterly Results

The demand for our services, primarily our career transition services, is impacted by the economic conditions on a local, regional, national, and international basis. Generally, a stronger economy will result in less downsizing and less demand for our services. Our operating results are also subject to seasonality. While seasonality may vary by geographic regions, traditionally, our consolidated operating results are lower in the third quarter (July, August and September) due to vacation time in North America and Europe. However, during 2001 corporations continued to downsize their operations during the third quarter resulting in significant profits during all four quarters of 2001. A substantial or prolonged decrease in corporate downsizing activity could reduce demand for our career transition services. Additionally, a stronger economy can lead to easier and more rapid job change and reentry, which would further reduce the demand for service or compress the length of time that our services are required, which would negatively impact the prices we can charge our clients.

Also, our operations could be adversely affected by weaker economic conditions, as that could lead to reluctance on outside companies' part to incur the expenditures associated with the utilization of our services.

During 2000, the Company adopted SAB No. 101 effective December 31, 2000 and recorded the cumulative effect of the change as of January 1, 2000, as required under the implementation guidelines for a change in accounting (see Note A in the Notes to the Consolidated Financial Statements). The impact of the adoption of SAB No. 101 was an increase in deferred revenue as of January 1, 2000 of $19,017,000. This increase resulted in a charge to operations as of January 1, 2000 of $11,407,000, net of the tax benefit of $6,888,000.

The following tables, which are unaudited, set forth our total revenue, income from operations, income before cumulative effect of change in accounting principle, net income (loss) and earnings (loss) per share for each quarter during the last two fiscal years. The following tables also set forth the total revenue and net income (loss), respectively, as a percentage of annual revenue and annual income from operations.

                                                                      Fiscal 2001 Quarter Ended
                                                             (Dollars in Thousands Except Per Share Data)
                                                                               (Unaudited)

                                                  March 31,         June 30,         Sept. 30,        Dec. 31,
                                                    2001             2001              2001              2001
                                                   ------            ----              ----              ----
Total revenue                                     $61,159           $79,742           $77,771           $96,752
Income from operations                            $ 6,878           $10,987           $ 8,998           $12,930
Net income                                        $ 3,159           $ 5,372           $ 4,357           $ 6,286



Basic earnings per share                          $  0.22           $  0.38           $  0.30           $  0.42
Diluted earnings per share                        $  0.21           $  0.35           $  0.28           $  0.39

As a percentage of fiscal year:
Total revenue                                          19%               25%               25%               31%
Income from operations                                 17%               28%               23%               32%



                                                                      Fiscal 2000 Quarter Ended
                                                             (Dollars in Thousands Except Per Share Data)
                                                                               (Unaudited)

                                                   March 31,           June 30,          Sept. 30,            Dec. 31,
                                                     2000               2000                2000                2000
                                                    ------              ----                ----                ----
Total revenue                                     $ 47,635            $ 45,046            $ 43,489            $ 48,082
Income from operations                            $  4,800            $  4,075            $  3,506            $  5,567
Income before cumulative effect
   of change in accounting
   principle, net of tax                          $  2,349            $  2,199            $  1,458            $  2,455
Net income (loss)                                 ($ 9,058)           $  2,199            $  1,458            $  2,455
Basic earnings (loss) per share before
   cumulative effect of change
   in accounting principle, net of taxes          $   0.17            $   0.16            $   0.11            $   0.17
Diluted earnings (loss) per share before
   cumulative effect of change
   in accounting principle, net of taxes          $   0.17            $   0.16            $   0.11            $   0.17
Basic earnings (loss) per share                   ($  0.67)           $   0.16            $   0.11            $   0.17
Diluted earnings (loss) per share                 ($  0.67)           $   0.16            $   0.11            $   0.17

As a percentage of fiscal year:
Total revenue                                           26%                 24%                 24%                 26%
Income before cumulative effect
   of change in accounting
   principle, net of tax                                28%                 26%                 17%                 29%
Income from operations                                  27%                 23%                 19%                 31%


Forward-Looking Statements

Statements included in this Report on Form 10-K, including within this Management's Discussion and Analysis of Financial Condition and Results of Operations which are not historical in nature, are intended to be, and hereby are identified as "forward looking statements" for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward looking statements, including without limitation those relating to the Company's future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements due to several important factors hereafter identified, among others, as well as other risks and uncertainties identified from time to time in the Company's reports filed with the United States Securities and Exchange Commission. Readers of this Report are cautioned not to place undue reliance upon these forward looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release any revisions to these forward looking statements or reflect events or circumstances after the date hereof.

Among the factors that create risk and uncertainty are (i) economic conditions on a local, regional, national and international basis, which affect the demand for the Company's services; (ii) the risk and uncertainty as to the Company's ability to continue its strategy of accretive acquisitions; (iii) failure to realize the anticipated benefits of the Coutts acquisition; (iv) competition from competitors who have greater financial and other resources; (v) the dependence on key management or operating personnel within the Company or an Affiliate; (vi) possible government regulation of the Company's business; (vii) the Company's dependence in part upon royalties from the Affiliates; (viii) the Company's Articles of Incorporation could delay or discourage a take-over attempt; (ix) employment agreements with certain executive officers that could delay or discourage a take-over attempt; and (x) risks relating to forward-looking statements that may not come true.

Quantitative and Qualitative Disclosures About Market Risks

As discussed in Note E to the Consolidated Financial Statements, at December 31, 2001, the Company had a fixed interest rate swap agreement and two cross currency and interest rate swap agreements in order to reduce its exposure to interest rate fluctuations on debt and foreign currency fluctuations.

The fixed interest rate swap agreement required that the Company pay a fixed rate of interest to the bank on a notional amount of $30,000,000, and that the bank pay the Company a variable rate equal to one-month LIBOR.

The cross currency swap agreements require that the Company pay a fixed rate of interest to the bank in Japanese yen on an aggregate notional amount of 1,205,100,000 Japanese yen, and that the bank pay the Company in U.S. dollars a variable rate equal to one-month LIBOR plus 125 basis points (1.25%) on an aggregate notional amount of $11,038,000.

The payments under these swap transactions are tied to the one-month LIBOR interest rate, which may fluctuate significantly. Any increase in the one-month LIBOR rate results in a more favorable payment to the Company, while any decrease in the one-month LIBOR rate results in a less favorable payment to the Company. The valuations of these swap transactions are principally affected by changes in Forward

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

Interest Rates. Any increase in Forward Interest Rates is favorable to the Company as it implies LIBOR will rise over time, while any decrease in Forward Interest Rates is unfavorable to the Company.

At December 31, 2001, the Company had swap transactions in place for a total notional amount of $41,038,000. Based upon the variable rate debt and fixed rate swaps as of December 31, 2001, a 100 basis point (1.0%) increase in interest rates on variable rate debt would increase year-to-date December 31, 2001 interest expense by approximately $235,000. The swap agreements were terminated subsequent to December 31, 2001.

The Company's earnings and cash flow are subject to fluctuations due to changes in foreign currency exchange rates. The Company's cross currency swap agreements (see Note E to the Consolidated Financial Statements) had limited its exposure to currency fluctuations with the Japanese yen. The Company does not anticipate any material currency risk to its business or financial condition resulting from other currency fluctuations, as it is unlikely that all other relevant foreign currencies would uniformly strengthen or weaken relative to the U.S. dollar.

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

               Right Management Consultants, Inc.

               /S/ CHARLES J. MALLON

               Charles J. Mallon
               Executive Vice President,
               Chief Financial Officer, Secretary
               and Treasurer


                                        RIGHT MANAGEMENT CONSULTANTS, INC.
EXECUTIVE OFFICERS AND DIRECTORS
Richard J. Pinola                                                Chairman of the Board of Directors and Chief Executive Officer
Frank P. Louchheim                                               Founding Chairman and Director
Joseph T. Smith                                                  Vice Chairman of the Board of Directors
John J. Gavin                                                    President, Chief Operating Officer and Director
Frederick R. Davidson                                            Chairman of Right Management Consultants Holdings, Pty. Ltd. and
                                                                 Director

DIRECTORS
Larry A. Evans                                                   Business Consultant
John R. Bourbeau                                                 President of Midwest Reemployment Associates, Inc., an Affiliate
                                                                 of the Company
Rebecca J. Maddox                                                President of Rebecca J. Maddox Co. LLC
Catherine Y. Selleck                                             Business Consultant
Keiichi Iwao                                                     Founding Chairman of Right WayStation
Oliver S. Franklin                                               Executive Vice President of GS Capital Management

OTHER EXECUTIVE OFFICERS
Charles J. Mallon                                                Executive Vice President, Chief Financial Officer, Secretary and
                                                                 Treasurer
G. Lee Bohs                                                      Executive Vice President, Corporate Development
Peter J. Doris                                                   Executive Vice President, International
Christopher Pierce-Cooke                                         Executive Vice President and Managing Director - Consulting
                                                                 Services
Geoffrey S. Boole                                                Executive Vice President of Career Transition Services
Howard H. Mark                                                   Executive Vice President, e-Business
Mark A. Miller                                                   Group Executive Vice President for the Eastern U.S.
Dr. R. William Holland                                           Group Executive Vice President for the Central U.S. and Canada
James E. Greenway                                                Group Executive Vice President for the Western U.S.
Edward C. Davies                                                 Group Executive Vice President for Asia-Pacific
Motohiko Uezumi                                                  Chief Executive Officer of Right WayStation

Corporate Headquarters                                            Independent Public Accountants
Right Management Consultants, Inc.                                Arthur Andersen LLP
1818 Market Street                                                Philadelphia, Pennsylvania
33rd Floor
Philadelphia, Pennsylvania 19103
www.right.com

General Counsel
Fox, Rothschild, O'Brien & Frankel, LLP
Philadelphia, Pennsylvania

                               RIGHT MANAGEMENT CONSULTANTS, INC.

Subsidiaries
Right Associates Ltd                                          Cavendish Partners, Inc.
Right Associates Government Services, Inc.                    Right License Holding, Inc.
RMC of Illinois, Inc.                                         Right Human Resources, Inc.
Right Management Consultants, SA                              Right ARJ Management Consultants, SA
Right Management Consultants Belgium SA                       Right Management Consultants Holdings Pty., Ltd.
Right Management Consultants Pty. Ltd.                        Right Management Consultants (NSW) Pty. Ltd.
Right Management Consultants (QLD) Pty. Ltd.                  Right from Home Pty. Ltd.
Right Management Consultants International Pty. Ltd.          Right Management Consultants Ltd. (Hong Kong)
Right Management Consultants Ltd. (New Zealand)               Sinova International Holding A/S
Plambech & Partner A/S                                        Right Kjaer & Kjerulf A/S
Right Sinova Sweden AB                                        Right Sinova AB
Right Management Consultants Norway A/S                       Right Search & Selection Norway A/S
Right Search & Selection Sweden AB                            Right Search & Selection Denmark A/S
Right WayStation, Inc. (71%)                                  Saad-Fellipelli Recursos Humanos Ltda. (51%)
Coaching - Psicologia Estrategica Ltda. (51%)                 Right Management Consultants Holding SL
Claessens Nederland BV                                        Right Management Consultants Iberia SL (51%)
Multi Consult Loopbaanadvies Outplacement BV                  Right Management Consultants Ireland Ltd.
Right Management Consultants Luxembourg Sarl

Service Marks

Career 20/20, eCustom 360, eCustom Survey, Partner Link, PeopleBrand, PeoplePoll, Precision360, Right Access, Right Career Directions, Right Chez Vous, Right Links, Right Partner Link, Right Track, TEAMS International, and the Thumbprint Design are Service Marks, and Compass, the Globe Design, Intellireporting, Intelliscoring, Key Executive Service, Managing the Human Side of Change, The Marvelous Money Machine, Matrix, Partners in Managing Change, People Tech, Right Associates, Right Connection, Right-from-Home, Right Management Consultants, Right Match, TEAMS, Zenith, and The Zeroing-In Process, (Z.I.P.), are Registered Service Marks of Right Management Consultants, Inc. and its wholly owned subsidiaries.

Trademarks

Brain Trust, CompAssess, LeaderStyle Survey, Right Advantage, Right Search & Selection, Strategic Career Management 2000, SCM2000, and Upward Review are Trademarks, and Insight Profiles, Intelligent Consensus, The Right Report, and 360o Feedback are Registered Trademarks of Right Management Consultants, Inc. and its wholly owned subsidiaries.

                       RIGHT MANAGEMENT CONSULTANTS, INC.

Common Share Data

Right Management Consultants, Inc.'s Common Shares trade on The NASDAQ Stock Market under the symbol RMCI.


           2001                                         High         Low
           ----                                         ----         ---
                      First Quarter                    $11.15       $ 6.67
                      Second Quarter                    17.99         9.28
                      Third Quarter                     21.53        12.46
                      Fourth Quarter                    27.45        14.60

           2000                                         High         Low
           ----                                         ----         ---
                      First Quarter                     $6.17        $4.06
                      Second Quarter                     6.33         3.78
                      Third Quarter                      5.10         4.22
                      Fourth Quarter                     7.11         4.22


The above prices reflect interdealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions.

As of March 15, 2002, there were 129 record holders and approximately 3,951 beneficial owners of the Company's Common Shares.

The Company has never paid any dividends on its Common Shares and currently expects that all of its earnings will be retained and reinvested in the Company's business.

Registrar and               StockTrans, Inc.
Transfer Agent              Ardmore, Pennsylvania

Availability of             A copy of the Company's Annual Report
10-K Annual Report          to the United States
                            Securities and Exchange Commission on Form
                            10-K may be obtained by writing to:

                            Paul J. Straub
                            Vice President and Corporate Controller
                            Right Management Consultants, Inc.
                            1818 Market Street
                            33rd Floor
                            Philadelphia, PA 19103

The Company's global operations are structured into seven geographic groups that provide management, leadership and resources to more than 200 service locations around the world.

    WORLD                      Illinois                  New York                   Virginia
    HEADQUARTERS               Chicago                   Buffalo                    Fairfax
    Philadelphia, PA           Northbrook                Melville                   Richmond
                               Oak Brook                 New York City              Virginia Beach
    Alabama
    Birmingham                 Indiana                   North Carolina             Washington
                               Fort Wayne                Charlotte                  Seattle
    Alaska                     Indianapolis              Greensboro                 Spokane
    Anchorage                                            Raleigh
                               Iowa                                                 Wisconsin
    Arizona                    Des Moines                Ohio                       Appleton
    Phoenix                                              Cincinnati                 Green Bay
    Tempe                      Kansas                    Cleveland                  Madison
    Tucson                     Wichita                   Columbus                   Milwaukee
                                                         Dayton                     Mosinee
    California                 Kentucky                  Toledo                     Oshkosh
    Cupertino                  Lexington
    Encinitas                  Louisville                Oklahoma                   PUERTO RICO
    Irvine                                               Oklahoma City              San Juan
    Los Angeles                Louisiana                 Tulsa
    Palo Alto                  Baton Rouge                                          CANADA
    Pasadena                   New Orleans               Oregon                     Alberta
    Sacramento                                           Portland                   Calgary
    San Bernardino             Maryland                                             Edmonton
    San Diego                  Baltimore                 Pennsylvania
    San Francisco                                        Allentown                  British Columbia
    San Ramon                  Massachusetts             Erie                       Vancouver
    Woodland Hills             Boston                    Glenside
                               Burlington                Lancaster                  Manitoba
    Colorado                                             Malvern                    Winnipeg
    Colorado Springs           Michigan                  Philadelphia
    Denver                     Detroit                   Pittsburgh                 New Brunswick
                               Grand Rapids              Reading                    Moncton
    Connecticut                Kalamazoo                                            St. John
    Hartford                   Lansing                   Rhode Island
    Stamford                   Midland                   Providence                 Nova Scotia
                                                                                    Halifax
    Delaware                   Minnesota                 South Carolina
    Wilmington                 Minneapolis               Greenville                 Ontario
                                                                                    Kingston
    District of Columbia       Missouri                  Tennessee                  London
    Washington                 Kansas City               Kingsport                  Mississauga
                               Saint Louis               Knoxville                  Ottawa
    Florida                                              Memphis                    Richmond Hill
    Boca Raton                 Nebraska                  Nashville                  Sarnia
    Fort Lauderdale            Omaha                                                Toronto
    Jacksonville                                         Texas                      Windsor
    Miami                      Nevada                    Austin
    Orlando                    Las Vegas                 Dallas                     Quebec
    Palm Beach                                           Fort Worth                 Montreal
    Saint Petersburg           New Jersey                Houston                    Quebec City
    Tampa                      Parsippany                Midland
                               Princeton                 San Antonio
    Georgia                    Upper Saddle River
    Atlanta                                              Utah
                               New Mexico                Ogden
    Hawaii                     Albuquerque               Salt Lake City
    Honolulu









AFRICA                         The Netherlands           ASIA/PACIFIC REGION        LATIN AMERICA
South Africa                   Amsterdam                 Australia                  Argentina
Cape Town                      Arnhem                    Adelaide                   Buenos Aires
Johannesburg                   Breda                     Brisbane                   Cordoba
                               Eindhoven                 Canberra                   Rosario
EUROPE                         Groningen                 Melbourne
Austria                        Hengelo                   Perth                      Brazil
Vienna                         Maastricht                Sydney                     Curitiba
                               Rotterdam                                            Rio de Janeiro
Belgium                        Utrecht                   China                      Sao Paulo
Antwerp                                                  Hong Kong
Brussels                       Norway                                               Chile
Gent                           Bergen                    Japan                      Santiago
Liege                          Oslo                      Fukuoka
                               Stavanger                 Hiroshima                  Colombia
Denmark                                                  Ishioka                    Bogota
Copenhagen                     Poland                    Kaogawa                    Cali
                               Gdansk                    Kobe                       Medellin
Finland                        Katowice                  Kurashiki
Helsinki                       Poznam                    Kyoto
                               Warsaw                    Nagoya                     Mexico
France                         Wroclaw                   Okayama                    Guadalajara
Lyon                                                     Osaka                      Mexico City
Paris                          Russia                    Sakai                      Monterrey
                               Moscow                    Sapporo                    Queretaro
Germany                                                  Sendai
Berlin                         Spain                     Shizuoka                   Venezuela
Dusseldorf                     Barcelona                 Tatebayashi                Caracas
Frankfurt                      Madrid                    Tokyo
Hamburg                                                  Yokohama                   MIDDLE EAST
Munich                         Sweden                                               Israel
Stuttgart                      Stockholm                 Malaysia                   Haifa
                                                         Kuala Lumpur               Tel Aviv
Ireland                        Switzerland
Cork                           Geneva                    New Zealand                Egypt
Dublin                         Lausanne                  Auckland                   CAIRO
Galway                         Basel                     Wellington
Limerick                       Zurich
                                                         Singapore
Italy                          United Kingdom
Bari                           London
Bologna
Genoa
Milan
Pescara
Rome
Treviso




                                                                   as of 2/27/02