Form 10-K, Exhibit 13
period 2002-12-31
RIGHT MANAGEMENT CONSULTANTS INC
filed 2003-03-31
CIK 802806


                                                                             Right Management Consultants, Inc.
                                                                                    Selected Financial Data
                                                                (Dollars and Shares in Thousands Except Earnings Per Share)


                                                                              Year Ended December 31,
                                                      -----------------------------------------------------------------------
                                                      2002            2001            2000            1999             1998
                                                      -----------------------------------------------------------------------
Results of Operations (1)
Revenue before reimbursed expenses                    $ 466,320       $ 315,424      $ 184,252       $ 181,324     $ 168,258
Costs and expenses before reimbursement                 394,754         278,127        168,814         166,158       155,186
Income before income taxes                               71,566          37,297         15,438          15,166        13,072
Income before cumulative effect of change
   in accounting principle, net of taxes                 38,297          19,174          8,461           8,628         6,607
Cumulative effect of change in accounting
   principle, net of tax benefit of $6,888                    -               -        (11,407)              -             -
Net income (loss)                                        38,297          19,174         (2,946)          8,628         6,607
Diluted earnings (loss) per share (2)                    $ 1.57          $ 0.81        $ (0.14)         $ 0.39        $ 0.29
Diluted weighted average number of
 shares outstanding (2)                                  24,330          23,585         20,682          22,107        22,809
Pro forma Disclosures (3):
Pro forma net income                                                                                   $ 9,811       $ 5,433
Pro forma diluted earnings per share                                                                    $ 0.44        $ 0.24

Balance Sheet Data
Working capital                                       $ (62,526)       $ 10,953       $ 12,017         $ 9,111      $ 15,281
Total assets                                            443,670         261,115        165,437         120,592       114,595
Long-term obligations (4)                               106,476          46,601         56,966          20,270        10,850
Shareholders' equity                                    131,088          76,724         51,935          55,982        56,818
Total debt-to-equity ratio                                  90%             55%           101%             43%           25%
Return on average equity before cumulative
   effect of change in accounting principle                 37%             30%            16%             15%           12%
Earnings before interest, taxes, depreciation
   and amortization (EBITDA) (5)                       $ 93,485        $ 56,127       $ 30,872        $ 26,260      $ 21,840


(1) See Note B to the Consolidated Financial Statements for information regarding acquisitions.
(2) See Notes K and L to the Consolidated Financial Statements for information regarding stock splits and earnings (loss) per share.
(3) Pro forma disclosures assume that the adoption of SAB No. 101 is reflected for revenue recognition in all periods presented. See Note A to the Consolidated Financial Statements for more information.
(4) Long-term obligations above includes long-term debt and other obligations, and deferred compensation and other long term liabilities. See Notes E and H to the Consolidated Financial Statements.
(5) EBITDA represents earnings before interest expense, income tax expense, depreciation and amortization expenses and should not be construed as an alternative to net income or any other measure of performance determined in accordance with generally accepted accounting principles or as an indicator of Right Management Consultants' operating performance, liquidity or cash flows generated by operating, investing and financing activities. Management has included information concerning EBITDA, as management recognizes that certain investors use it as a measure of an entity's historical ability to service its debt.


A reconciliation of income from operations to EBITDA for each of the periods indicated is as follows:

                                                                    Year Ended December 31,
                                              --------------------------------------------------------------------
                                              2002            2001            2000           1999             1998
                                              --------------------------------------------------------------------
Income before income taxes                      $ 71,566      $ 37,297     $ 15,438      $ 15,166       $ 13,072
Office depreciation                                8,940         7,346        6,090         5,169          4,047
Depreciation and amortization                      8,056         8,988        6,834         5,250          3,992
Interest income                                     (276)         (396)        (337)         (713)          (496)
Interest expense                                   5,199         2,892        2,847         1,388          1,225
                                                   ------        ------       ------        ------         -----
EBITDA                                          $ 93,485      $ 56,127     $ 30,872      $ 26,260       $ 21,840
                                                =========     =========    =========     =========      ========

                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Shareholders of Right Management Consultants, Inc.

We have audited the accompanying consolidated balance sheet of Right Management Consultants, Inc. and subsidiaries as of December 31, 2002 and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Right Management Consultants, Inc. for the years ended December 31, 2001 and 2000 were audited by other auditors who have ceased operations and whose report dated February 2, 2002 expressed an unqualified opinion on those statements before the restatement adjustments and disclosures described below and in Notes A and K, except for an explanatory paragraph describing the change in accounting for revenue recognition on January 1, 2000 pursuant to the provisions of Staff Accounting Bulletin No. 101.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2002 consolidated financial statements referred to above present fairly, in all material respects, the 2002 consolidated financial position of Right Management Consultants, Inc. at December 31, 2002, and the results of its operations and its cash flow for the year then ended in conformity with accounting principles generally accepted in the United States.

As discussed in Note A to the consolidated financial statements, in 2002 Right Management Consultants, Inc. adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," which resulted in Right Management Consultants, Inc. changing the method of accounting for goodwill.

As discussed above, the financial statements of Right Management Consultants, Inc. as of December 31, 2001 and 2000 and for the years then ended were audited by other auditors who have ceased operations. However, the Company made certain adjustments and disclosures relating to prior years' financial statements to conform with the current year's presentation, to comply with adoption requirements of new accounting pronouncements, or to reflect the impact of a stock split as follows:

(i) As described in Note A, the 2001 and 2000 consolidated financial statements have been revised to include the transitional and other disclosures required by SFAS 142, which the Company adopted as of January 1, 2002. We audited the disclosures included in Note A regarding 2001 and 2000 and disclosures in the consolidated balance sheet regarding 2001. Our procedures with respect to the disclosures in Note A regarding 2001 and 2000 included (a) agreeing the previously reported net income (in total and related earnings-per-share amounts) to the previously issued consolidated financial statements and the adjustments to amounts representing amortization expense (including any related tax effects) recognized in those periods related to goodwill to the Company's underlying records obtained from management, (b) testing the mathematical accuracy of the reconciliation of adjusted net income to previously reported net income and the related earnings-per-share amounts and (c) agreeing amortization expense for goodwill and other amortized intangibles to the Company's underlying records obtained from management. Additionally, our procedures with respect to the disclosures in the consolidated balance sheet regarding 2001 included (a) agreeing the cost basis and accumulated amortization of goodwill and other amortized intangibles to the Company's underlying records obtained from management and (b) testing the mathematical accuracy of the reconciliation of goodwill and other amortized intangibles, net, to the 2001 consolidated balance sheet.

(ii) As described in Note K, in 2002 the Company's Board of Directors approved a three-for-two stock split distributed in the form of a stock dividend, and all references to number of shares and per share information in the financial statements have been adjusted to reflect the stock split on a retroactive basis. We audited the adjustments that were applied to restate the number of shares and per share information reflected in the 2001 and 2000 financial statements. Our procedures included (a) agreeing the authorization for the three-for-two stock split to the Company's underlying records obtained from management and (b) testing the mathematical accuracy of the restated number of shares, basic and diluted earnings per share and other applicable disclosures such as stock options.

(iii) As described in Note A, in 2002 the Company adopted the provisions of Emerging Issues Task Force Issue No. 01-14, Income Statement Characterization of Reimbursements Received for "Out-of-Pocket" Expenses Incurred. We audited the adjustments that were applied to reclassify reimbursements received for "out-of-pocket" expenses incurred from general and administrative expenses to revenue in the 2001 and 2000 financial statements. Our procedures included (a) selecting a sample of transactions and agreeing the information to the underlying records obtained from management, (b) inquiries of management regarding the nature of such reimbursable expenses, and (c) testing the mathematical accuracy of the restated revenue and general and administrative expenses.

In our opinion, the adjustments and disclosures described in (i), (ii), and
(iii) above are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 or 2000 consolidated financial statements of the Company other than with respect to such adjustments and disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 or 2000 consolidated financial statements taken as a whole.



                                                /S/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
February 7, 2003

The following report is a copy of the latest and dated report issued by Arthur Andersen LLP ("Andersen") for the years ended December 31, 2001 and 2000, and the report has not been reissued by Andersen. The report of Andersen is included in this annual report on Form 10-K pursuant to Rule 2-02(e) of Regulation S-X. After reasonable efforts the Company has not been able to obtain a reissued report from Andersen. Andersen has not consented to the inclusion of its report in this annual report on Form 10-K.

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


                                         /S/ ARTHUR ANDERSEN LLP

Philadelphia, Pennsylvania
February 2, 2002 (except with respect to the matter discussed in Note N, as to which the date is March 22, 2002)


                                                                                     Right Management Consultants, Inc.
                                                                                        Consolidated Balance Sheets
                                                                                  (Dollars in Thousands Except Share Data)



                                                                                 December 31,                   December 31,
                                                                                     2002                           2001
                                                                                     ----                           ----


                                                                 Assets

Current Assets:
  Cash and cash equivalents                                                              $ 33,886                       $ 48,655
  Accounts receivable, trade, net of allowance for doubtful accounts
    of $3,283 and $2,835 in 2002 and 2001, respectively                                    86,972                         80,225
  Royalties and fees receivable from Affiliates                                             6,523                         10,507
  Prepaid expenses and other current assets                                                 9,235                          5,709
  Deferred income taxes                                                                     1,692                          1,237
                                                                             ---------------------          ---------------------
       Total Current Assets                                                               138,308                        146,333


Property and equipment, net                                                                38,988                         23,294


Goodwill, net of accumulated amortization of $22,277 and
    $20,930 in 2002 and 2001, respectively                                                225,401                         78,068
Amortizable intangibles, net of accumulated amortization of $5,308
    and $1,064 in 2002 and 2001, respectively                                              21,733                          4,681
Deferred income taxes                                                                       2,444                          3,765
Other                                                                                      16,796                          4,974
                                                                             ---------------------          ---------------------
       Total Assets                                                                     $ 443,670                      $ 261,115
                                                                             =====================          =====================



                                                         Liabilities and Shareholders' Equity


Current Liabilities:
  Current portion of long-term debt and other obligations                                $ 22,152                      $     590
  Accounts payable                                                                         37,593                         13,565
  Fees payable to Affiliates                                                                3,649                          5,374
  Accrued incentive compensation and benefits                                              33,768                         35,569
  Other accrued expenses                                                                   30,915                         19,636
  Deferred revenue                                                                         72,757                         60,646
                                                                             ---------------------          ---------------------
       Total Current Liabilities                                                          200,834                        135,380

Long-term debt and other obligations                                                       96,349                         41,426

Deferred compensation and other long term liabilities                                      10,127                          5,175

Minority interest in subsidiaries                                                           5,272                          2,410

Commitments and Contingencies

Shareholders' Equity:
  Preferred stock, no par value; 1,000,000 shares authorized; no
    shares issued                                                                               -                              -
  Common stock, $.01 par value; 45,000,000 shares authorized;
   27,002,858 and 26,773,473 shares issued in 2002 and 2001, respectively                     270                            268
  Additional paid-in capital                                                               31,907                         29,151
  Retained earnings                                                                       107,938                         69,641
  Accumulated other comprehensive income (loss)                                             4,878                         (8,431)
                                                                             ---------------------          ---------------------
                                                                                          144,993                         90,629
Less treasury stock, at cost, 4,375,134 shares
    in 2002 and 2001                                                                      (13,905)                       (13,905)
                                                                             ---------------------          ---------------------
       Total Shareholders' Equity                                                         131,088                         76,724
                                                                             ---------------------          ---------------------
       Total Liabilities and Shareholders' Equity                                       $ 443,670                      $ 261,115
                                                                             =====================          =====================







     The accompanying notes are an integral part of these consolidated financial statements.


                                                                              Right Management Consultants, Inc.
                                                                            Consolidated Statements of Operations
                                                                    (Dollars and Shares in Thousands Except Earnings per Share Data)


                                                                                     Year Ended December 31,

                                                                        2002                  2001                  2000
                                                                        -----                 -----                 ----

   Revenue:
   Company office revenue                                                 $ 459,184             $ 307,323             $ 180,169
   Affiliate royalties                                                        7,136                 8,101                 4,083
                                                                  ------------------    ------------------     -----------------
   Revenue before reimbursed expenses                                       466,320               315,424               184,252
   Reimbursed expenses (Note A)                                               5,807                 2,836                 2,745
                                                                  ------------------    ------------------     -----------------
   Total revenue                                                            472,127               318,260               186,997


   Expenses:
   Consultants' compensation                                                181,503               123,339                68,350
   Office administration                                                    117,437                79,640                57,158
   Office sales and consulting support (Note A)                              44,916                27,782                15,191
   Office depreciation                                                        8,940                 7,346                 6,090
   General sales and administration                                          34,786                31,372                15,426
   Depreciation and amortization                                              8,056                 8,988                 6,834
                                                                  ------------------    ------------------     -----------------

   Total expenses                                                           395,638               278,467               169,049
                                                                  ------------------    ------------------     -----------------

   Income from operations                                                    76,489                39,793                17,948
                                                                  ------------------    ------------------     -----------------

   Other income (expense):

   Interest income                                                              276                   396                   337
   Interest expense                                                          (5,199)               (2,892)               (2,847)
                                                                  ------------------    ------------------     -----------------

                                                                             (4,923)               (2,496)               (2,510)
                                                                  ------------------    ------------------     -----------------

   Income before income taxes                                                71,566                37,297                15,438

   Provision for income taxes                                                31,760                17,728                 7,039

   Minority interest in net income of subsidiaries                            1,509                   395                     -

   Equity in earnings of unconsolidated joint venture                             -                     -                    62
                                                                  ------------------    ------------------     -----------------

   Income before cumulative effect of
        change in accounting principle                                       38,297                19,174                 8,461

   Cumulative effect of change in
        accounting principle, net of tax benefit of $6,888                        -                     -               (11,407)
                                                                  ------------------    ------------------     -----------------

   Net income (loss)                                                       $ 38,297              $ 19,174              $ (2,946)
                                                                  ==================    ==================     =================

   Basic earnings per share before cumulative effect of change
        in accounting principle, net of taxes                                $ 1.70                $ 0.89                $ 0.41
                                                                  ==================    ==================     =================

   Diluted earnings per share before cumulative effect of change
        in accounting principle, net of taxes                                $ 1.57                $ 0.81                $ 0.41
                                                                  ==================    ==================     =================

   Basic earnings (loss) per share                                           $ 1.70                $ 0.89               $ (0.14)
                                                                  ==================    ==================     =================

   Diluted earnings (loss) per share                                         $ 1.57                $ 0.81               $ (0.14)
                                                                  ==================    ==================     =================

   Basic weighted average shares outstanding                                 22,543                21,624                20,682
                                                                  ==================    ==================     =================

   Diluted weighted average shares outstanding                               24,330                23,585                20,682
                                                                  ==================    ==================     =================


The accompanying notes are an integral part of these consolidated financial statements.


                                                                  Right Management Consultants, Inc.
                                                        Consolidated Statements of Shareholders' Equity
                                                             (Dollars in Thousands Except Share Data)

                                                                                    Accumulated
                                                                                      Other                                Total
                                      Common Stock          Additional    Retained Comprehensive      Treasury Stock   Shareholders'
                                 Shares        Par Value Paid-in Capital  Earnings Income (Loss)   Shares        Cost      Equity
                                 -------       --------- ---------------  -------- -------------   ------        ----      ------
Balance, December 31, 1999        25,353,653      $ 254   $ 19,161       $ 53,598      $ (938)   5,044,113   $ (16,093)     $ 55,982

Stock options exercised               11,097          -         31              -           -            -           -            31

Issuance of treasury shares
  for acquisition                          -          -          -           (185)          -     (843,750)      2,685         2,500

Shares issued under the Employee
Stock Purchase Plan                  161,622          1        423              -           -            -           -           424

Repurchase of common stock                 -          -          -              -           -      236,588        (693)        (693)

Comprehensive Income (Loss):

Net loss                                   -          -          -         (2,946)          -            -           -       (2,946)

Translation adjustment                     -          -          -              -      (3,363)           -           -       (3,363)
                                                                                                                          ----------
   Total comprehensive income                                                                                                (6,309)
    (loss)                       ------------ ---------- -------------  ------------ ---------- ----------- ------------  ----------

Balance, December 31, 2000        25,526,372        255     19,615         50,467      (4,301)   4,436,951     (14,101)       51,935

Stock options exercised            1,169,944         12      5,351              -           -            -           -         5,363

Shares issued under the Employee
Stock Purchase Plan                   77,157          1        525              -           -            -           -           526

Issuance of treasury shares
  for acquisition                          -          -        244              -           -      (61,817)        196           440

 Stock option compensation                 -          -        113              -           -            -           -           113

 Tax benefit from exercise of
     stock options                         -          -      3,303              -           -            -           -         3,303

Comprehensive Income:

 Net income                                -          -          -         19,174           -            -           -        19,174

 Translation adjustment                    -          -          -              -      (3,324)           -           -       (3,324)

 Hedging instruments, net of tax           -          -          -              -        (806)           -           -         (806)
                                                                                                                          ----------

   Total comprehensive income                                                                                                 15,044
    (loss)                       ------------ ---------- -------------  ------------ ---------- ----------- ------------  ----------
Balance, December 31, 2001        26,773,473        268     29,151         69,641      (8,431)   4,375,134     (13,905)       76,724

Stock options exercised              241,068          2      1,064              -           -            -           -         1,066

Shares issued under the Employee
Stock Purchase Plan                   50,140          1        646              -           -            -           -           647

 Other                               (61,823)        (1)         1              -           -            -           -             -

 Stock option compensation                 -          -         42              -           -            -           -            42

 Tax benefit from exercise of
     stock options                         -          -      1,003              -           -            -           -         1,003

Comprehensive Income:

 Net income                                -          -          -         38,297           -            -           -        38,297

 Translation adjustment                    -          -          -              -      13,560            -           -        13,560

 Termination of hedging
  instruments, net of tax                  -          -          -              -         183            -           -           183

 Hedging instruments, net of tax           -          -          -              -        (434)           -           -         (434)
                                                                                                                          ----------

   Total comprehensive income                                                                                                 51,606
    (loss)                       ------------ ---------- -------------  ------------ ---------- ----------- ------------  ----------
Balance, December 31, 2002        27,002,858      $ 270   $ 31,907      $ 107,938     $ 4,878    4,375,134   $ (13,905)    $ 131,088
                                  ===========     ======  =========     ==========    ========   ==========  ==========    =========



     The accompanying notes are an integral part of these consolidated financial statements.


                                                             Right Management Consultants, Inc.
                                                           Consolidated Statements of Cash Flows
                                                                    (Dollars in Thousands)


                                                                                                  Year Ended December 31,
                                                                                ----------------------------------------------------

                                                                                     2002                  2001               2000
                                                                                    -----                 -----               ----

Operating Activities:
  Net income (loss)                                                                  $38,297            $ 19,174           $ (2,946)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
      Cumulative effect of change in accounting principle, net of tax benefit              -                   -             11,407
      Depreciation and amortization                                                   17,381              16,334             12,924
      Deferred income taxes                                                              915              (2,196)               108
      Tax benefit from the exercise of stock options                                   1,003               3,303                  -
      Stock option compensation                                                           42                 113                  -
      Net foreign exchange (gains)/losses on transactions                             (2,090)                  -                  -
      Revenue recognized upon completion of incomplete
       contracts assumed in acquisitions                                             (21,393)             (4,318)               (60)
      Provision for doubtful accounts                                                  1,819               1,989                831
      Minority interests in net income of subsidiaries                                 1,509                 395                  -
      Equity in earnings of unconsolidated joint venture                                   -                   -                (62)
      Other non-cash items:
          Pension expense                                                                563                 629                439
          Deferred compensation provision                                                292                 236                420
          Change in fair value of hedging instruments                                    (42)                281                  -
          Unrecognized gains and losses from cash flow hedges                            487                (806)                 -
          Exchange rate fluctuations and other non-cash items                         (2,771)                (57)              (194)
      Changes in operating accounts, net of effect of acquisitions:
          Accounts receivable, trade and from Affiliates                              23,574             (43,326)            (6,506)
          Income taxes receivable                                                          -               3,253             (4,807)
          Prepaid expenses and other assets                                           (4,634)              4,884                 77
          Accounts payable and accrued expenses                                        9,452              39,432             (6,621)
          Fees payable to Affiliates and other liabilities                             1,495               2,493                673
          Deferred revenue                                                             4,056              32,477              8,265
                                                                              ---------------      --------------     --------------

  Net cash provided by operating activities                                           69,955              74,290             13,948
                                                                              ---------------      --------------     --------------

Investing Activities:
  Purchase of property and equipment                                                 (23,061)            (13,479)            (7,783)
  Net cash paid for acquisitions, earnouts and deposits for acquisitions            (135,438)            (16,059)           (30,444)
  Increase in cash surrender value of
   company-owned life insurance                                                         (303)               (393)              (520)
  Capital contribution to joint venture                                                    -                   -                (99)
                                                                              ---------------      --------------     --------------

  Net cash utilized in investing activities                                         (158,802)            (29,931)           (38,846)
                                                                              ---------------      --------------     --------------

Financing Activities:
  Borrowings under credit agreements                                                 135,432               9,097             31,423
  Payment of long-term debt and other obligations                                    (60,491)            (22,609)            (3,811)
  Termination value of swap agreements                                                   358                   -                  -
  Debt commitment fees and other fees related to the new Credit Agreement             (3,603)                  -                  -
  Cash dividends declared and paid to minority interests                                 (93)               (249)                 -
  Repurchase of common stock                                                               -                   -               (693)
  Proceeds from stock issuances                                                        1,713               5,890                455
                                                                              ---------------      --------------     --------------

  Net cash provided by (utilized in) financing activities                             73,316              (7,871)            27,374
                                                                              ---------------      --------------     --------------

Effect of exchange rate changes on cash and
 cash equivalents                                                                        762                (990)              (506)
                                                                              ---------------      --------------     --------------

Increase (decrease) in cash and cash equivalents                                     (14,769)             35,498              1,970

Cash and cash equivalents, beginning of year                                          48,655              13,157             11,187
                                                                              ---------------      --------------     --------------

Cash and cash equivalents, end of year                                               $33,886            $ 48,655           $ 13,157
                                                                              ===============      ==============     ==============



Supplemental Disclosures of Cash Flow Information

     Cash paid for interest                                                          $ 5,095            $  3,021            $ 2,972
                                                                              ===============      ==============     ==============
     Cash paid for income taxes                                                      $33,020            $ 14,790            $ 5,940
                                                                              ===============      ==============     ==============
     Purchase of fixed assets financed under capital leases                          $ 1,439            $      -            $     -
                                                                              ===============      ==============     ==============



     The accompanying notes are an integral part of these consolidated financial statements.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES

Description of Business
-----------------------

Right Management Consultants, Inc., a Pennsylvania corporation, has operations that are segregated into two lines of business: career transition services and organizational consulting. Through a worldwide network of Company and Affiliate offices, the Company develops and delivers customized career transition services and provides organizational consulting services, specializing in helping companies with leadership development, organizational performance and talent management. The Company primarily delivers its services to mid-size and large industrial and service companies, with no concentration in specific industries.

Principles of Consolidation
---------------------------

The consolidated financial statements include the accounts of Right Management Consultants, Inc. and its wholly-owned and majority-owned subsidiaries (the "Company"). All significant intercompany transactions and balances have been eliminated in consolidation. For the year ended December 31, 2000, the Company's investment in a Japanese joint venture, in which it owned a 20% interest, was accounted for using the equity method.

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual amounts could differ from those estimates.

Revenue Recognition
-------------------

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements". SAB No. 101 expresses the views of the SEC staff in applying generally accepted accounting principles to revenue recognition for certain transactions. The Company adopted SAB No. 101 effective December 31, 2000 and recorded the cumulative effect of the change as of January 1, 2000, as required under the implementation guidelines for a change in accounting. The impact of the adoption of SAB No. 101 was an increase in deferred revenue as of January 1, 2000 of $19,017,000. This increase resulted in a charge to operations as of January 1, 2000 of $11,407,000, net of the tax benefit of $6,888,000. For individual programs within the career transition line of business, the Company's historical method of revenue recognition was to defer and recognize revenue over a standard length of time, matching the revenue with the significant portion of delivery expenses. Under SAB No. 101, the Company recognizes career transition revenue from individual programs on a straight-line basis over the average length of time for candidates to find jobs based on statistically valid data for the specific type of program. If statistically valid data is not available, then the Company recognizes

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (Continued)

career transition revenue on a straight-line basis over the actual life of the agreements. For group programs and large projects within the career transition line of business, the Company's historical method of revenue recognition was to defer and recognize revenue over the period within which the contracts were completed. The difference between the amount billed for career transition services and the amount recognized as revenue is carried on the Company's balance sheet in deferred revenue.

During the fourth quarter of 2002 an adjustment was made for the revenue recognition related to one significant client contract. This adjustment resulted in an increase in revenue on the Company's Statement of Operations of $5,210,000 that was previously included in deferred revenue on the Company's balance sheet. The adjustment was required under the provisions of SAB No. 101. After two years of service under this client contract, statistically valid information was available and applied to the revenue recognition method for this contract in compliance with the Company's revenue recognition policy.

For the Company's organizational consulting line of business, SAB No. 101 had no impact on its revenue recognition policy. The Company recognizes consulting contract revenue upon the performance of its obligations under consulting service contracts.

Affiliate Royalties
-------------------

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

Advertising Costs
-----------------

The Company expenses advertising costs as they are incurred. For the years ended 2002, 2001 and 2000, advertising costs were $3,777,000, $1,251,000 and $729,000.
During 2002, the Company launched an unprecedented, multi-faceted marketing initiative involving electronic media, print advertising, direct mail, public relations, enhanced sales and delivery materials, and research.

Cash Equivalents
----------------

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are primarily invested in money market accounts.

Property and Equipment
----------------------

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

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (Continued)

Intangible Assets
-----------------

In 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. At the time of an acquisition, using the criteria of SFAS No. 141, the Company will identify and recognize intangible assets separate from goodwill. The Company has applied SFAS No. 141 in its allocation of the purchase price for Coutts Consulting Group Limited ("Coutts") (see Note B). Based on a valuation done by an independent valuation firm, a value of $17,600,000 was estimated and allocated to amortizable intangible assets, primarily client lists.

Also, effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 establishes a new method of testing goodwill for impairment and requires this testing on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. Pursuant to SFAS No. 142, the Company discontinued the amortization of its goodwill as of January 1, 2002, and completed its transitional impairment testing of its goodwill and found no indication of impairment. During the fourth quarter of 2002, the Company performed its annual impairment testing of its goodwill and found no impairment. The Company will continue with its annual testing of the impairment of goodwill under this standard that may result in future periodic write-downs of its goodwill.

In 2001 and 2000, the amount of recorded amortization expense related to goodwill was approximately $5,728,000 and $4,452,000, respectively. The Company's net income and earnings per share for the year ended December 31, 2002, 2001 and 2000, adjusted to exclude goodwill amortization, was as follows:




                                                                           (Dollars in Thousands Except Per Share Data)
                                                                                         Year Ended December 31,
                                                                         2002                        2001                       2000
                                                                         ----                        ----                       ----
Net income as reported before cumulative
   effect of change in accounting principle                            $38,297                    $19,174                     $8,461
Add back amortization of
   goodwill, net of tax                                                    --                      $4,501                     $3,346
                                                               ---------------             ---------------           ---------------
Adjusted net income before cumulative
   effect of change in accounting principle                            $38,297                    $23,675                    $11,807
                                                               ---------------             ---------------           ---------------

Basic earnings per share as reported before
   cumulative effect of change in accounting principle                  $ 1.70                     $ 0.89                     $ 0.41
Amortization of goodwill, net of tax                                       --                      $ 0.21                     $ 0.16
                                                               ---------------             ---------------           ---------------
Adjusted basic earnings per share before
   cumulative effect of change in accounting principle                  $ 1.70                     $ 1.10                     $ 0.57
                                                               ===============             ===============           ===============

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (Continued)


                                                                           (Dollars in Thousands Except Per Share Data)
                                                                                         Year Ended December 31,

                                                                           2002                      2001                      2000
Diluted earnings per share as reported before
   cumulative effect of change in accounting principle                   $ 1.57                    $ 0.81                    $ 0.41
Amortization of goodwill, net of tax                                         --                      0.19                      0.16
                                                                ----------------          ----------------           ---------------
Adjusted diluted earnings per share before
   cumulative effect of change in accounting principle                   $ 1.57                    $ 1.00                    $ 0.57
                                                                ================           ===============           ===============

Net income (loss) as reported                                           $38,297                   $19,174                   $(2,946)
Add back amortization of
   goodwill, net of tax                                                      --                   $ 4,501                   $ 3,346
                                                                ----------------          ----------------           ---------------
Adjusted net income                                                     $38,297                   $23,675                   $   400
                                                                ================           ===============           ===============

Basic earnings (loss) per share as reported                              $ 1.70                    $ 0.89                   $ (0.14)
Amortization of goodwill, net of tax                                         --                      0.21                      0.16
                                                                ----------------          ----------------           ---------------
Adjusted basic earnings per share                                        $ 1.70                      1.10                      0.02
                                                                ================           ===============           ===============

Diluted earnings (loss) per share as reported                            $ 1.57                    $ 0.81                   $ (0.14)
Amortization of goodwill, net of tax                                         --                      0.19                      0.16
                                                                ----------------          ----------------           ---------------
Adjusted diluted earnings per share                                      $ 1.57                    $ 1.00                   $  0.02
                                                                ================           ===============           ===============


                                         (Dollars in Thousands)     Amortization
                                              December 31,            Period
                                         2002              2001      (Years)
                                         ----              ----      -------

Goodwill                                $247,678          $98,998       N/A
Other amortized intangibles               27,041            5,745        5
                                          ------            -----
                                         274,719          104,743
Less accumulated amortization            (27,585)         (21,994)
                                        --------         --------
                                        $247,134          $82,749
                                        ========          =======

Other amortized intangibles consist primarily of client lists and are amortized on a straight-line basis. Amortization of goodwill and other amortized intangibles was $4,799,000, $6,505,000 and $4,743,000 for the year ended 2002,
2001 and 2000, respectively. Projected amortization expense of other amortized intangibles for the next five years is $6,244,000 in 2003, $6,022,000 in 2004, $5,875,000 in 2005, $5,520,000 in 2006 and $1,303,000 in 2007.

Impairment of Long-Lived Assets
-------------------------------


Pursuant to SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of", the Company is required to evaluate the potential impairment of long-lived assets and certain intangible assets on a periodic basis. The Company reviews the realizability of its long-lived assets and certain intangible assets by analyzing projected cash flows and profitability and adjusts the

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (Continued)


net book value of recorded assets when necessary. No material adjustments have been recorded during the three year period ended December 31, 2002.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The statement supersedes both SFAS No. 121 and the provisions of Accounting Principles Board Opinion No. 30 that are related to the accounting and reporting for the disposal of a segment of a business. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale. This statement retains most of the requirements in SFAS No. 121 related to the recognition of impairment of long-lived assets to be held and used. However, SFAS No. 144 eliminates the requirement to allocate goodwill to long-lived assets to be tested for impairment. Instead, as previously mentioned, in 2002 the Company began testing the impairment of its goodwill under the provisions of SFAS No. 142. The adoption of SFAS No. 144 has not had a material impact on the Company's financial position, cash flows or results of operations.

Accounting for Derivatives
--------------------------

The Company accounts for its derivative instruments and hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133." SFAS No. 133 requires the transition adjustment, net of the tax effect, resulting from adopting these Statements at the beginning of 2001, be reported in net income or other comprehensive income, as appropriate, as the cumulative effect of a change in accounting principle.

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

The Company does business in many foreign countries; therefore, its earnings, cash flows, and financial position are exposed to foreign currency risk from foreign currency denominated transactions and net investments in foreign operations. These items are denominated in various foreign currencies. It is the policy of the Company to minimize its cash flow exposure to adverse changes in currency and exchange rates for certain of these investments by entering into foreign exchange contracts to hedge its exposure to fluctuations in foreign currency exchange rates. These agreements generally involve the exchange of one currency for a second currency at some future date. Forward exchange contracts are also used from time to time to hedge the value of investments in certain foreign subsidiaries and affiliates by creating a liability in a currency in which the Company has a net equity position.

It is the policy of the Company to identify on a continuing basis the need for debt capital and evaluate the financial risks inherent in funding the Company with debt capital. Reflecting the result of this ongoing review, the debt portfolio and hedging program of the Company is managed with the objectives and intent to (1) reduce funding risk with respect to borrowings made or to be made by the Company to preserve the Company's access to debt capital and provide debt capital as required for funding and liquidity purposes, and (2) reduce the aggregate interest rate risk of the debt portfolio in accordance with certain debt management parameters. The Company enters into interest rate swap agreements to change the fixed/variable-rate debt within the parameters set by management. In accordance with these parameters, the agreements are used to reduce interest rate risks and costs inherent in the Company's debt portfolio. Accordingly, at December 31, 2002 and 2001, the Company had interest rate swap contracts to effectively convert variable-rate debt to fixed-rate debt. These contracts entailed the exchange of fixed- and floating-rate interest payments periodically over the life of the agreements.

General sales and administration expense for the year ended December 31, 2002 and 2001, includes $42,000 and $171,000, respectively in net gains from hedge ineffectiveness or from excluding a portion of a derivative instruments' gain or loss from the assessment of hedge effectiveness related to derivatives designated as fair value hedges. There was no gain or loss recognized in earnings as a result of a hedged firm commitment no longer qualifying as a fair value hedge.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (Continued)


In January 2002, the Company terminated its then existing fixed interest rate swap agreement and two cross currency swap agreements in order to refinance its debt and secure financing for the acquisition of Coutts (see Note B). The termination of these swap agreements resulted in a charge to income included in general sales and administration expense as of December 31, 2002, of $183,000 for the deferred losses related to the cumulative change in fair value of these cash flow derivatives over time.

For the year ended December 31, 2002 and 2001, and excluding the transition adjustment, approximately $434,000 and $591,000, respectively, of losses (net of tax) related to changes in the fair value of derivatives qualifying as cash flow hedges, were recorded in derivatives and hedging instruments gains (losses) included in accumulated other comprehensive income. For the year ended December 31, 2002 and 2001, and excluding the transition adjustment, $78,000 and $583,000, respectively, of gains (net of tax) related to changes in the fair value of hedges of net investments in foreign operations, were recorded in currency translation adjustments included in accumulated other comprehensive income. As of December 31, 2002 and 2001, the fair value of hedging instruments included in other long term liabilities on the Consolidated Balance Sheet were $661,000 and $183,000, respectively. As of December 31, 2002 and 2001, accumulated other comprehensive income (loss) on the Consolidated Balance Sheet included balances of ($396,000) and ($806,000), respectively, related to the Company's cash flow hedges.

Earnings (Loss) Per Share
-------------------------

The Company utilizes SFAS No. 128, "Earnings Per Share," to compute earnings per share. Basic EPS is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution from the exercise or conversion of securities into common stock unless they are anti-dilutive (See Note L).

Stock-based Compensation Arrangements
-------------------------------------

At December 31, 2002, the Company has two active stock based compensation plans: the 1993 Stock Incentive Plan and the Director's Stock Option Plan. These plans are described more fully in Note K. The Company accounts for these plans under the recognition and measurement principles of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Under APB No. 25, no compensation expense is recognized for stock option grants because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of the grant. Had compensation cost for these plans been determined in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net income (loss) and earnings (loss) per share ("EPS") for 2002, 2001, and 2000 would have been reduced to the following pro forma amounts:



                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (Continued)


                                                                         Year Ended December 31,

                                                                     2002                2001                2000
                                                                     ----                ----                ----
  Net income (loss) - as reported                                 $38,297,000         $19,174,000        ($2,946,000)
  Total stock-based employee compensation
     expense determined under fair value based
     method for all awards, net of tax                           ($2,690,000)        ($1,691,000)        ($1,419,000)
                                                                 ------------        ------------        ------------
  Net income (loss) - pro forma                                   $35,607,000         $17,483,000        ($4,365,000)
  Basic EPS - as reported                                               $1.70               $0.89             ($0.14)
  Basic EPS - pro forma                                                 $1.58               $0.81             ($0.21)
  Diluted EPS - as reported                                             $1.57               $0.81             ($0.14)
  Diluted EPS - pro forma                                               $1.46               $0.74             ($0.21)


The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model. Grants in 2002, 2001, and 2000 were assumed to have no dividend yield. The weighted-average assumptions used for grants in 2002 were a risk-free interest rate of 4.14%, an expected volatility of 65%, and an expected option life of 7 years. The weighted-average assumptions used for grants in 2001 and 2000 were a risk-free interest rate of 4.73% and 6.2%, respectively, an expected volatility of 65% and 60%, respectively, and an expected option life of 7 years.

Currency Translation
--------------------

The accounts of international subsidiaries are translated in accordance with SFAS No. 52, "Foreign Currency Translation", which requires that assets and liabilities of international operations be translated using the exchange rate in effect at the balance sheet date, and that the results of operations be translated at average exchange rates during the year. The effects of exchange rate fluctuations in translating assets and liabilities of international operations into U.S. dollars are accumulated and reflected as a translation adjustment included as accumulated other comprehensive income (loss) in shareholders' equity. As of December 31, 2002, the cumulative translation adjustment was $5,275,000, an increase of $12,900,000 from the loss of ($7,625,000) at December 31, 2001. The effects of exchange rate fluctuations in translating the foreign currency transactions for the year ended December 31, 2002 was a gain of $2,113,000 and is included in general sales and administration expense in the accompanying Consolidated Statements of Operations. The gains and losses related to foreign currency transactions for the year ended December 2001 and 2000 were not significant.

From time to time, the Company enters into forward foreign exchange contracts to minimize the risk associated with currency movement relating to certain intercompany transactions. The gains and losses from these forward contracts were not material at December 31, 2002. There were no such contracts in place as of December 31, 2001.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (Continued)


Accumulated Other Comprehensive Income
--------------------------------------

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

Income Taxes
------------

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

Concentration of Credit Risk
----------------------------

Financial instruments that potentially subject the Company to concentration of credit risk is accounts receivable. Concentration of credit risk with respect to accounts receivable is limited due to its large customer base and the diversity of its geographic sales areas. The Company performs on-going credit evaluations of its customers' financial condition. The Company maintains a provision for potential credit losses based upon expected collectibility of all accounts receivable. At December 31, 2002 and 2001, the Company had one specific telecommunications industry client who comprised 8% and 13%, respectively, of the total accounts receivable balance. Company office revenue from this same client for the years ended December 31, 2002 and 2001 were 9% and 12%, respectively.

Fair Value of Financial Instruments
-----------------------------------

The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and debt instruments. The book values of cash and cash equivalents, accounts receivable, accounts payable and debt instruments are considered to be representative of their respective fair values at December 31, 2002. See Note E for the terms and carrying values of the Company's various debt instruments.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (Continued)


New Accounting Pronouncements
-----------------------------

During 2002 and subsequent to 2002, the FASB has issued several new accounting pronouncements. Certain of these accounting pronouncements are not applicable to the Company because the Company's operations do not involve the subject being addressed. The accounting pronouncements that are relative to the Company's operations or that have the potential to be relative to operations are discussed in the following paragraphs, with the exception of new accounting pronouncements that are discussed elsewhere in this report.

In January 2002, the FASB issued EITF No. 01-14, "Income Statement Characterization of Reimbursements Received for "Out of Pocket" Expenses Incurred." This issue provides guidance on accounting for incidental expenses incurred by a company while providing services to a client, where the client reimburses the company for these expenses. EITF No. 01-14 states that these expenses incurred should be characterized as both revenue and expenses on the Statement of Operations. Historically, the Company has accounted for these costs on a net basis on the Statement of Operations. In accordance with EITF No. 01-14, the Company has modified its Statement of Operations for the year ended December 31, 2002, 2001 and 2000 to reflect these reimbursed expenses as both revenue and expense, with no impact to the reported net income. The amounts reclassified for the year ended December 31, 2002, 2001 and 2000 are $5,807,000, $2,836,000 and $2,745,000, respectively.


In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 rescinds SFAS No. 4, which required that all gains and losses from extinguishment of debt be reported as an extraordinary item. The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 must be applied in fiscal years beginning after May 15, 2002. The Company does not believe that SFAS No. 145 will have a material impact on its financial position, cash flows or results of operations.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of such costs covered by the standard include lease termination costs and certain employee severance costs associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. SFAS No. 146 is effective prospectively for exit and disposal activities initiated after December 31, 2002. The Company does not believe that SFAS No. 146 will have a material impact on its financial position, cash flows or results of operations.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES (Continued)

In November 2002, the FASB issued Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," an interpretation of FASB Statements No. 5, 57 and 107, and rescission of FASB Interpretation No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others." FIN No. 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002; while, the provisions of the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company does not believe that FIN No. 45 will have a material impact on its financial position, cash flows or results of operations.

In November 2002, the FASB issued EITF Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." This issue addresses how to account for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The final consensus of this issue is applicable to agreements entered into in fiscal periods beginning after June 15, 2003. Additionally, companies will be permitted to apply the guidance in this issue to all existing arrangements as the cumulative effect of a change in accounting principle in accordance with APB Opinion No. 20, "Accounting Changes." The Company is currently evaluating the impact that EITF Issue No. 00-21 may have on its financial position, cash flows and results of operations.


In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of FASB Statement No. 123." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company is required to follow the prescribed disclosure format required by SFAS No. 148 for the year ended December 31, 2002 (see Note A and Note K) and must also provide the disclosures in its quarterly reports containing condensed financial statements for interim periods beginning with the quarterly period ending March 31, 2003.

Reclassifications
-----------------

Certain reclassifications of previously reported amounts have been made to conform with the 2002 presentation.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - ACQUISITIONS

2002 Transactions
-----------------

Effective January 1, 2002, the Company acquired for cash an additional 20% interest in its Japanese subsidiary, Right WayStation, increasing its total interest in the subsidiary to 71%. This additional 20% interest was purchased from Mr. Keiichi Iwao, the founder of Right WayStation and, at that time, a Director of the Company. The purchase price totaled $3,285,000.

On March 22, 2002, the Company completed its acquisition of all of the shares of Atlas Group Holdings Limited, the parent company of Coutts. Coutts was a London based career transition and organizational consulting firm with operations in Europe, Japan and Canada. The transaction was effective March 22, 2002.


The consideration paid for Coutts, including costs of the transaction, was approximately $118,129,000. Of this amount, $53,808,000 was paid in cash to the sellers and an aggregate of $5,432,000 was paid by the issuance of notes by one of the Company's subsidiaries to four individual sellers of Coutts' parent company shares. The notes are payable in seven years and bear interest at the rate of 4% per annum (see Note E). Stephen Johnson, a Director of the Company since May 2002, was Chairman of the Board of Directors and a partial owner of Coutts. Andrew McRae, the Company's Group Executive Vice President of Europe since May 2002, was also a partial owner of Coutts. Mr. Johnson's consideration was payable to him as approximately $61,000 in cash and approximately $1,874,000 in a purchase price note. Mr. McRae's consideration was payable to him as approximately $209,000 in cash and approximately $1,726,000 in a purchase price note. Transaction costs, including legal fees and other professional fees related to the acquisition of Coutts totaled approximately $1,821,000. The Company also funded the repayment of approximately $44,791,000 of the pre-existing debt of Coutts' parent company and accrued approximately $12,277,000 in redundant costs related primarily to office space and terminated personnel. The purchase price allocation for this acquisition is tentative and is based upon information available at this time, and is subject to change. The Company acquired $4,383,000 in cash and cash equivalents in this acquisition.

In connection with the integration of Coutts with the Company's existing operations, the Company implemented a plan to restructure its operations. Pursuant to the provisions of EITF No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination," and as previously mentioned, the Company accrued liabilities for redundant costs of approximately $12,277,000 during 2002, that was included in the allocation of the costs to acquire Coutts, resulting in additional goodwill related to this transaction. These redundant costs relate primarily to office space and terminated personnel. As of December 31, 2002, there was a remaining liability of $7,046,000 included in Other accrued expenses on the Consolidated Balance Sheet.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - ACQUISITIONS (Continued)

The following is selected information relating to the redundant costs included in the allocation of the cost to acquire Coutts:

 Costs to exit office leases                                 $6,494,000
 Termination of redundant personnel                           4,745,000
 Other costs                                                  1,038,000
                                                            -----------
     Total liability related to redundant costs              12,277,000
 Cash paid                                                   (5,231,000)
                                                            -----------
     Total liability as of December 31, 2002                 $7,046,000
                                                            ===========

During 2002, costs related to implementing the restructuring of operations due to the integration of Coutts that were expensed as incurred were approximately $2,286,000 and are included in Total expenses on the Statement of Operations. These expenses included approximately $1,159,000 in write-offs of leasehold improvements and restoration costs to office space, primarily in Japan, $391,000 in severance to terminated personnel and $736,000 in other costs.

Coutts owned a majority interest of 89% in its Japanese subsidiary at the time the Company acquired Coutts. In June 2002, the Company increased its ownership in the Coutts Japanese subsidiary to 93% in exchange for the payment of approximately $815,000 to certain minority interest shareholders. The Company then merged its two majority-owned subsidiaries in Japan, effective July 1, 2002, resulting in the Company's ownership of approximately 82% of the combined entity renamed Right Management Consultants Japan, Inc. ("Right Japan"). Effective December 25, 2002, the Company purchased additional shares of Right Japan from Mr. Akifumi Hayashi, a prior Executive Vice President of the Company and a then current Director of Right Japan, for a total purchase price of $3,074,000, increasing the Company's total ownership to approximately 85%.

During June, the Company completed its acquisition of the outstanding stock of five of Coutts' franchisees in Canada, which had traded as "Murray Axmith". These acquisitions had an effective date of July 1, 2002 for financial reporting purposes, and were acquired for a combination of cash and future defined contingent payments. The total upfront cash paid as part of the purchase price for these acquisitions, and related transaction costs net of cash acquired, totaled approximately $2,528,000.

Effective July 1, 2002, the Company also purchased the outstanding shares of Assessment & Development Consult Holding BV ("ADC Consulting"), an organizational consulting firm with three offices in the Netherlands for cash. The cash paid for the purchase price and related transaction costs totaled $8,200,000. In addition to the purchase price, the Company committed to paying approximately $1,000,000 in retention bonuses to key personnel of ADC Consulting over three years which will be expensed ratably over that period.

The above acquisitions were accounted for using the purchase method.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - ACQUISITIONS (Continued)


For the twelve months ended December 31, 2002, the Company paid approximately $3,975,000 in earnouts related to acquisitions made in prior years which has been recorded as additional goodwill.


As of December 31, 2002, the Company estimates that the aggregate amount of future contingent earnout payments related to completed acquisitions will range between $5,000,000 and $7,000,000 and will be payable over the next three years contingent upon operating performance.


2001 Transactions
-----------------

Effective January 1, 2001, the Company acquired an additional 31% equity interest in Right WayStation, a leading career transition services firm in Japan, giving the Company a 51% controlling equity interest. Also effective January 1, 2001, the Company purchased 51% controlling equity interests in both Saad-Fellipelli Recursos Humanos Ltda. ("Saad-Fellipelli"), a Brazilian career transition firm, and Coaching-Psicologia Estrategica Ltda. ("Coaching"), a related Brazilian organizational consulting firm. In accordance with terms of the agreements, two-thirds of the purchase price for the interest in Right WayStation, and the total purchase price for Saad-Fellipelli and Coaching was paid in 2000. The remaining one-third of the purchase price for the interest in Right WayStation was paid during the first quarter 2001.

As a part of the purchases of Saad-Fellipelli and Coaching, the minority shareholders have agreed to provide the Company with options to acquire the remaining 49% of the outstanding shares of these two companies, at a purchase price based on revenues and profit levels of the two companies, beginning on October 1, 2004.

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

Effective October 1, 2001, the Company acquired a 51% interest in Glenoit, SL, its Iberian correspondent firm with offices in Madrid and Barcelona, Spain, for cash. Also effective October 1, 2001, the Company acquired the outstanding stock of Claessens, NL, the Company's correspondent firm in the Netherlands, for a combination of cash and future contingent consideration based on operating results. Both of these acquisitions provide primarily career transition services and organizational consulting services. The Company also acquired certain assets of Change Technologies, Inc., an organizational consulting firm located in Pittsburgh, PA.

The initial purchase price for all of these acquisitions, including costs of acquisitions, net of cash acquired, totaled $17,199,000 in cash and 61,817 Company Common Shares issued from treasury shares with a market value of approximately $440,000. These acquisitions have been accounted for using the purchase method.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - ACQUISITIONS (Continued)


During 2001, the Company paid approximately $6,941,000 in earnout and other payments related to acquisitions made in prior years which was recorded as goodwill.


2000 Transactions
-----------------

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

The initial purchase price for these acquisitions totaled $17,957,000 in cash and 843,750 Company Common Shares issued from treasury shares with a market value of $2,500,000. These acquisitions have been accounted for using the purchase method.

In addition, during 2000 the Company paid $4,406,000 in earnout payments and other adjustments related to acquisitions made in prior years.

Also during 2000, the Company announced the purchase of an additional 31% equity interest in Right WayStation, a leading career transition services firm in Japan, with an effective date of January 1, 2001 and giving the Company a 51% controlling equity interest. The Company also announced the purchase of a 51% controlling equity interest in both Saad-Fellipelli and Coaching, also with effective dates of January 1, 2001. In accordance with terms of the agreements, two-thirds of the purchase price for the interest in Right WayStation, and the total purchase price for Saad-Fellipelli and Coaching was paid in 2000. These purchase prices, including costs of acquisitions, totaled approximately $8,081,000.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - ACQUISITIONS (Continued)

The following represents the assets acquired and liabilities assumed to arrive at net cash paid for acquisitions discussed above, as well as for earnout payments and installment payments related to prior acquisitions, for each of the three years ended December 31, 2002, 2001 and 2000:

                                                                                            (Dollars in Thousands)
                                                                                            Year Ended December 31,
                                                                                      ----------------------------------
                                                                                      2002          2001          2000
                                                                                      ----          ----          ----
Assets acquired:
----------------
Accounts receivable                                                                  $22,238        $3,776        $1,856
Prepaid expenses and other assets                                                      3,332         3,981           469
Fixed assets                                                                           3,993         2,874           995
Non-amortizable goodwill                                                             130,125        23,903        23,804
Amortizable intangibles                                                               19,067         2,300            --
Additional equity acquired in Japan                                                    1,704            --           999
Other non-current                                                                      2,152         2,286            --
                                                                                   ---------    ----------      --------
                                                                                     182,611        39,120        28,123
Less liabilities acquired:
--------------------------
Current portion of long-term debt                                                        (4)       (2,152)             -
Accounts payable and accrued expenses                                               (20,550)       (4,386)       (2,362)
Deferred revenue                                                                    (23,616)       (4,318)          (60)
Long-term debt                                                                          (17)       (1,010)         (838)
                                                                                   ---------    ----------      --------
   Subtotal                                                                          138,424        27,254        24,863
Payments made in 2000 for acquisitions effective in 2001                                  --       (8,081)         8,081
Less Common Shares from treasury shares issued for acquisition                            --                     (2,500)
                                                                                                     (440)
Less minority shareholder interests in Japan, Brazil and Spain                       (2,986)       (2,674)            -
                                                                                   ---------    ----------      --------
Cash paid for acquisitions, net of cash acquired                                    $135,438       $16,059       $30,444
                                                                                   =========      ========      =======


Each acquisition has been accounted for as a purchase and the operating results of each entity have been consolidated with the Company's results since the effective date of the respective acquisition. The purchase price of each acquisition has been allocated to the assets acquired based upon their estimated fair value at the date of acquisition and are subject to change. Certain acquisition agreements require future contingent consideration based on future operating results for the acquired entities. The unaudited pro forma results of operations for each of the two years in the period ended December 31, 2002, reflecting the combined results of the Company and the acquisitions detailed above as if the acquisitions had occurred at January 1, 2001, and assuming no amortization of goodwill, are presented as follows:




                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - ACQUISITIONS (Continued)

                              (Dollars and Shares in Thousands Except Earnings Per Share Data)
                                                Year Ended December 31,
                                                -----------------------
                                              2002                2001
                                              ----                ----
                                           (Unaudited)        (Unaudited)

Revenue                                 $  498,034              $   424,518
                                        ===========              ===========
Income before income taxes              $   73,636              $    38,528
                                        ===========              ===========
Net income                              $   39,940              $    19,900
                                        ===========              ===========
Diluted earnings per share              $     1.64              $      0.84
                                        ===========              ===========
Diluted weighted average
shares outstanding                          24,330                   23,585
                                        ===========              ===========

The pro-forma amortization of goodwill for the acquisitions made subsequent to January 1, 2001 would have been $7,647,000 for the year ended December 31, 2001. Had the pro-forma results of operations above for 2001 assumed this amortization of goodwill, the net income and diluted earnings per share would have been $15,886,000 and $0.67, respectively, for the year ended December 31, 2001.

NOTE C - PROPERTY AND EQUIPMENT

                                                     (Dollars in Thousands)
                                                          December 31,
                                                      2002              2001
                                                      ----              ----

   Furniture and computer equipment                    $73,684          $54,229
   Leasehold improvements                               20,386           12,702
                                                        ------           ------
                                                        94,070           66,931
   Less accumulated depreciation                       (55,082)         (43,637)
                                                      --------         --------
                                                       $38,988          $23,294
                                                       =======          =======

Depreciation expense was $12,197,000, $9,829,000, and $8,181,000 for the year ended 2002, 2001, and 2000, respectively.

NOTE D - OTHER ASSETS

                                                      (Dollars in Thousands)
                                                           December 31,
                                                       2002            2001
                                                       ----            ----

   Deposits for office leases                            $ 8,446         $ 3,310
   Cash surrender value on life insurance policies         1,216             913
   Debt commitment fees and acquisition costs              3,272             577
   Various other assets                                    3,862             174
                                                           -----             ---
                                                         $16,796         $ 4,974
                                                         =======         =======

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE D - OTHER ASSETS (Continued)

The increase in other assets on the Consolidated Balance Sheet during 2002 was due to an increase in deposits for leased office space in Japan, an increase in the cash surrender value of its life insurance policies for participants in its non-qualified supplemental executive retirement plan (See Note H), an increase in debt commitment fees under the new credit agreement in 2002 that was established in order to complete the funding for the acquisition of Coutts (see Note E), and an increase in deferred compensation plan assets due to larger contributions in the current year.

NOTE E - DEBT AND OTHER OBLIGATIONS

Long-term debt and other obligations consist of the following:
                                                                                               (Dollars in Thousands)
                                                                                                    December 31,
                                                                                                  2002         2001
                                                                                                  ----         ----

Borrowings under the original credit agreement, bearing interest at a rate of 3.08%
  at December 31, 2001                                                                              $   --     $ 41,038
Borrowings under the Term Loan of the New Credit Agreement, bearing interest at
  a weighted average rate of 3.15% at December 31, 2002                                             76,500           --
Borrowings under the Revolving Loan of the New Credit Agreement, bearing
  interest at a weighted average rate of 3.41% at December 31, 2002                                 37,000           --
Loan notes to the individual sellers of Coutts                                                       2,741           --
Other                                                                                                2,260          978
                                                                                                  --------      -------
                                                                                                   118,501       42,016
Less current portion                                                                              (22,152)        (590)
                                                                                                  --------      -------
                                                                                                  $ 96,349     $ 41,426
                                                                                                  ========     ========


Credit Agreement
----------------

In the beginning of 2002, the Company had a credit agreement with two banks for a borrowing capacity of up to $60,000,000 and a maturity date of June 30, 2003. This credit agreement was terminated when the Company entered into a new credit agreement with a syndicate of banks including Wachovia Securities as Administrative Agent (the "New Credit Agreement") on March 22, 2002 in connection with the acquisition of Coutts. The New Credit Agreement provides for a maximum $180,000,000 of total borrowings, consisting of a revolving loan commitment of $90,000,000 (the "Revolving Loan"), and a term loan of $90,000,000 (the "Term Loan"). The Revolving Loan and Term Loan are together referred to herein as the "Loans". The Loans require the Company to meet certain financial and non-financial covenants as defined in the New Credit Agreement. As of December 31, 2002, the Company was in compliance with all of its covenants under the New Credit Agreement.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - DEBT AND OTHER OBLIGATIONS (Continued)

Initial proceeds from the Loans of $130,000,000 together with Company cash were used to finance the Coutts acquisition and repay the Company's outstanding indebtedness of $41,038,000 under its previous credit agreement. The Company may borrow, repay and re-borrow funds during the five-year term of the Revolving Loan, subject to the financial covenants of the New Credit Agreement. As of December 31, 2002, approximately $30,875,000 was available under the Revolving Loan. Future borrowings under the Revolving Loan will be used to finance working capital and other general corporate purposes, including permitted acquisitions. The Term Loan provides for equal, mandatory principal repayments made quarterly over its five-year term, and provides for additional prepayments during its term as defined in the New Credit Agreement. During 2002, the Company made mandatory principal payments of $13,500,000 under the Term Loan and a voluntary principal payment of $3,000,000 under the Revolving Loan. The principal balance outstanding under the Loans as of December 31, 2002 was $113,500,000, of which $18,000,000 was included in the current portion of long term debt based on the mandatory principal payment schedule in 2003.

The Loans are secured by a pledge of substantially all of the tangible and intangible assets of the Company, including the pledge of 100% of the capital stock of each of the Company's domestic subsidiaries and 100% of the non-voting equity and 65% of the voting equity of the Company's foreign subsidiaries and its domestic subsidiaries. Under the New Credit Agreement, future acquisitions may be subject to certain dollar amount limits. As of December 31, 2002, the remaining annual limit for permitted acquisitions was approximately $21,800,000.

Interest on the Loans is variable and is determined by London interbank offered rates (LIBOR) plus a margin ranging from 1.50% to 2.25% based on the relationship of funded debt to the Company's EBITDA (earnings before interest, taxes depreciation and amortization), as defined in the New Credit Agreement. Alternatively, the interest on the Loans will be determined by the greater of prime or the Federal Funds Effective Rate plus one half of 1% plus a margin of up to 0.75% based on the relationship of funded debt to the Company's EBITDA, as defined in the New Credit Agreement. The weighted average interest rate on the loans for the period that the Company had the loans during 2002 was 4.18%.

In connection with the acquisition of Coutts, the Company issued loan notes to four of the individual sellers of Coutts, for an aggregate of $5,432,000, and recorded the notes in the current portion of long-term debt (See Note B). The notes are payable in seven years and bear interest at the rate of 4% per annum. Provisions of these loan notes allow the note-holders to redeem the notes after six months of the issuance date of the notes. During the fourth quarter of 2002, three of the note-holders redeemed all or a portion of their notes for a total of $2,635,000, including interest and net of taxes. Of this total, approximately $2,039,000 was paid to Mr. Stephen Johnson, a Director of the Company.

In order to secure the loan notes to the individual sellers of Coutts, letters of credit were issued to the four note-holders. The notional amount of these letters of credit totaled $5,312,000 and had a term of either one or two years. During December 2002, one of the letters of credit in the amount of $391,000 was canceled as the note-holder had redeemed his loan note.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - DEBT AND OTHER OBLIGATIONS (Continued)

In addition, as of December 31, 2002, the Company had a letter of credit with the Bank of Scotland in the amount of $2,000,000 with a term of one year in connection with the Company's use of routine bank accounts at the bank, and to secure the bank against potential overdrafts in these accounts. The Company has no intention to use any overdrafts or otherwise obtain any advance from the Bank of Scotland, which would result in funds under the letter of credit being drawn.

For the years subsequent to December 31, 2002, aggregate maturities on total debt and other obligations, are as follows:

        Year Ending December 31,               (Dollars in Thousands)
        -------------------------

                   2003                                 $ 22,152
                   2004                                   18,462
                   2005                                   18,185
                   2006                                   18,109
                   2007                                   41,593
                                                       ---------
                                                        $118,501
                                                       =========

Subsequent to December 31, 2002, the Company made borrowings of $28,000,000 to fund bonus payments related to 2002.

Interest Rate Swaps
-------------------

Effective January 25, 2002, the Company terminated its then existing fixed interest rate swap agreement, with an aggregate notional principal of $30,000,000. Effective the same day, the Company terminated its then existing two cross currency interest rate swap agreements related to its investment in Right WayStation, one with a notional principal of $8,000,000 and the other with a notional principal of $3,038,000. The Company received a net cash amount of $358,000 for the termination value and accrued interest related to these swap agreements. The Company also recorded a charge to income of $183,000 related to the deferred losses on the changes in the fair value of these cash flow derivatives, which had previously been recorded in accumulated other comprehensive income. (See Note A.)

Effective September 30, 2002, the Company entered into a fixed interest rate swap agreement with a termination date of March 22, 2007 for purposes of hedging against interest rate fluctuations on a portion of its Term Loan. The swap agreement is for a notional principal of $40,500,000 with scheduled reductions in notional principal of $2,250,000 each quarter over the life of the swap. Management has designated this swap as a cash flow hedge (see Note A). As of December 31, 2002, the notional principal amount of this swap agreement was $38,250,000. Under the terms of this swap agreement, the Company pays interest at a fixed rate of 2.815% plus a margin ranging from 1.50% to 2.25%, and its lenders pay the Company interest at 90-day LIBOR. As of December 31, 2002, the Company pays interest at a fixed rate of 4.57% and its lenders pay the Company interest at a variable rate of 3.15%.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - DEBT AND OTHER OBLIGATIONS (Continued)

Effective December 31, 2002, the Company entered into another fixed interest rate swap agreement with substantially the same terms as the previously mentioned swap agreement except with a notional principal amount of $38,250,000 and the Company pays interest at a fixed rate of 2.57% plus a margin ranging from 1.50% to 2.25%. This swap agreement was established for purposes of hedging against interest rate fluctuations on the remainder of the Company's Term Loan. Management has also designated this swap as a cash flow hedge (see Note A). As of December 31, 2002, the Company pays interest at a fixed rate of 4.32% and its lenders pay the Company interest at a variable rate of 3.15%.

The notional amounts of the swap agreements discussed above do not represent amounts exchanged by the parties and thus are not a measure of exposure of the Company. The amounts exchanged are normally based on the notional amounts and other terms of the swaps. The variable rates are subject to change over time as LIBOR fluctuates.

The Company is not a party to leveraged derivatives and does not hold or issue financial instruments for speculative purposes. The Company has made adjustments to interest expense for the net cash paid or received on interest rate swap agreements. The impact of the above interest rate swap agreements on interest expense has not been material to date. See Note A for Accounting for Derivatives under SFAS No. 133.

NOTE F - OTHER ACCRUED EXPENSES

                                                              (Dollars in Thousands)
                                                                   December 31,
                                                                2002            2001
                                                                ----            ----

   Accrued salaries and benefits                               $9,481            4,217
   Income taxes payable                                         8,003            7,621
   Accrued vacation pay                                         2,267            1,636
   Accrued office closing costs                                 1,981              254
   Accrued severance expense                                    1,661               62
   Accrued rent expense                                         1,217            1,194
   Accrued retirement funds                                     1,233            1,198
   Accrued earnouts, professional fees and other costs          5,072            3,454
                                                             --------          -------
                                                              $30,915          $19,636
                                                             ========          =======

The increase in accrued expenses during 2002 was primarily the result of the Coutts acquisition (see Note B).

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  G - INCOME TAXES

The provision for income taxes consists of the following:

                                                                     (Dollars in Thousands)
                                                                     Year Ended December 31,
                                                                 2002         2001         2000
                                                                 ----         ----         ----
Current:
  Federal                                                         $18,429      $13,634       $4,354
  State                                                             3,589        2,387          795
  Foreign                                                          10,957        4,517        1,782
                                                                ---------     --------    ---------
                                                                   32,975       20,538        6,931
                                                                ---------     --------    --------
Deferred:
  Federal                                                             (8)      (1,554)           88
  State                                                               423        (339)         (30)
  Foreign                                                         (1,630)        (917)           50
                                                                ---------     --------    ---------
                                                                  (1,215)      (2,810)          108
                                                                ---------     --------    ---------
Provision for income taxes                                        $31,760      $17,728       $7,039
                                                                =========     ========    =========

Income before income taxes consists of the following:

                                          (Dollars in Thousands)
                                         Year Ended December 31,
                                     2002         2001         2000
                                     ----         ----         ----

 Domestic                             $48,188      $29,798       $9,853
 Foreign                               23,378        7,499        5,585
                                    ---------     --------    ---------
   Total                              $71,566      $37,297      $15,438
                                    ---------     --------    ---------

The total tax provision for each year differs from the amount that would have been provided by applying the statutory U.S. Federal income tax rate to income before income taxes. The reconciliation of these differences is as follows:

                                                                        Year Ended December 31,
                                                                   2002          2001         2000
                                                                   ----          ----         ----
U.S. Federal income tax rate                                        35%          35%           35%
State income taxes, net of federal tax benefit                       4            4             3
Nondeductible compensation                                           2            5            --
Nondeductible expenses                                               2            3             6
Tax effect of international operations                               1            1             1
Other                                                                --           --            1
                                                                   ----         ----           ----
                                                                    44%          48%           46%
                                                                    ===          ===           ===

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  G - INCOME TAXES (Continued)

During 2000 the Company recorded an income tax benefit at an effective tax rate of 38% which was based on applicable U.S. Federal and state income tax rates, of $6,888,000, associated with the cumulative effect of the change in accounting principle as discussed in Note A. The tax benefit was recorded as a reduction of income taxes payable.

Taxes on income of international subsidiaries are provided at the tax rates applicable to their respective tax jurisdictions. The Company's share of the cumulative undistributed earnings of such subsidiaries was approximately $41,235,000, and $17,518,000 at December 31, 2002 and 2001, respectively. No provision has been made for additional income taxes on the undistributed earnings of the international subsidiaries because earnings are expected to be reinvested indefinitely in the subsidiaries' operations or because under existing law, international tax credits would be available to substantially reduce U.S. taxes payable in the event of distribution.

Deferred income taxes arise as a result of recognizing deferred compensation expense, foreign net operating losses, capital loss carryforwards, utilizing depreciation lives for income tax reporting that are in excess of those used for financial reporting purposes, the provision for doubtful accounts, the tax impact on the change in the fair value of the Company's cash flow hedges and certain accrued expenses for financial reporting purposes, which are not currently deductible for income tax purposes.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  G - INCOME TAXES (Continued)

The net deferred tax assets as of December 31, 2002 and 2001 are comprised of the following:

                                                                           (Dollars in Thousands)
                                                                                December 31,
                                                                            2002             2001
                                                                            ----             ----

   Allowance for doubtful accounts                                           $ 848           $ 781
   Accruals not currently deductible for income taxes                          844           1,354
   Deferred compensation                                                     3,470           1,290
   Depreciation and amortization                                               499           2,316
   Hedging instruments                                                         203              75
   Foreign net operating losses (NOL's)                                      5,785             917
   Capital loss carryforward                                                 1,621           1,621
   Valuations allowance on foreign NOL's and
        capital loss carryforward                                          (2,835)         (1,621)
   Other                                                                        34              --
                                                                           -------         -------
   Subtotal deferred tax asset                                              10,469           6,733
                                                                           -------         -------

   Deferred costs                                                            (326)           (814)
   Intangible basis differences                                            (6,007)           (917)
                                                                           -------         -------
   Subtotal deferred tax liability                                         (6,333)         (1,731)
                                                                           -------         -------

   Net deferred tax assets                                                 $ 4,136         $ 5,002
                                                                           =======         =======

The valuation allowance increased during the current year due to limitations on the ability to utilize net operating losses acquired in the Coutts transaction. In addition, the Company had previously recorded a full valuation allowance against a capital loss carryforward from the UK. Although the capital loss carryforward has an indefinite carryforward, the utilization of this loss carryforward can only be used to offset capital gains and therefore a valuation allowance would be appropriate.

The Company has net operating loss carryforwards that expire as follows: $1.0 million in 2005, $0.8 million in 2006, $3.1 million in 2007 and $13.4 million that have no expiration date. The foreign capital loss carryforward of $5.4 million has no expiration date.

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

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H - BENEFIT AND COMPENSATION AGREEMENTS (Continued)

The Company accounts for this Plan in accordance with the provisions of SFAS No. 87, "Employer's Accounting for Pensions." SFAS No. 87 requires the Company to recognize a liability equal to the amount by which the actuarial present value of the accumulated benefit obligation exceeds the fair value of the Plan's assets. This liability was $769,000 and $1,026,000 as of December 31, 2002 and 2001, respectively, using a discount rate of 6.75% and 7.25%, respectively. Since the Plan is not funded by the Company, the recorded liability equals the present value of the accumulated benefit obligation.


The Company has non-qualified supplemental executive retirement plans for its Chief Executive Officer, Vice Chairman and President/Chief Operating Officer to which a percentage of compensation, including base salary and incentive bonuses, is credited annually. Deferred amounts earn annual interest equal to the two-year Guaranteed Investment Contract Index on November 30 of the current plan year, or 6%, whichever is higher (6% at both November 30, 2002 and 2001). The account balance is payable as a life annuity in equal monthly installments with interest on the unpaid balance upon termination of service with the Company. The Chief Executive Officer and Vice Chairman's interests in the plans are fully vested. The President's interest in the plan will be fully vested at the end of 2003. The recorded liability for these plans totaled $1,313,000 at December 31, 2002. Effective January 1, 2001, the Vice Chairman began collecting benefits in accordance with this plan.


Effective January 1, 2000 the Company established a non-qualified supplemental executive retirement plan ("SERP") for its executive officers and other key employees for the purpose of providing supplemental income benefits to plan participants or their survivors upon participant's retirement or death. Benefits payable under this plan are based on a defined percentage of an average of a participants three highest consecutive annual salaries. The SERP uses aggregate funding, where a common face amount of insurance is purchased on each insured participant. As of December 31, 2002, the face amounts on these life insurance policies totaled $14,283,000. The net present value of the aggregate Company-owned life insurance policies is designed to be equal to the net present value of the aggregate SERP liabilities. There is no direct relationship between an individual participant's SERP benefit and the Company-owned life insurance coverage on that participant's life. The cash surrender value of these life insurance policies totaled $1,216,000 as of December 31, 2002, and is included in the other non-current assets section of the Consolidated Balance Sheet (See Note D).

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H - BENEFIT AND COMPENSATION AGREEMENTS (Continued)

Summarized below is the SERP's benefit obligation, funded status, and assumptions used as of December 31, 2002 and 2001 and the pension cost incurred for the years then ended:

                                                        (Dollars in Thousands)
                                                        Year Ended December 31,
                                                         2002             2001
                                                         ----             ----
Change in benefit obligation:
Benefit obligation at beginning of year               $ 3,165          $ 2,625
Service cost                                              339              439
Interest cost                                             219              190
Amendments                                                179              109
Benefits paid                                            (198)           (198)
                                                    ---------          -------

Benefit obligation at end of year                     $ 3,704          $ 3,165
                                                    ---------          -------

Fair value of plan assets at end of year              $    --          $    --
                                                    ---------          -------

Funded status                                         $(3,704)         $(3,165)
Unrecognized prior service cost                         1,962            2,025
                                                     --------        ---------

Net amount recognized                                 $(1,742)         $(1,140)
                                                     ========         ========

Amounts recognized in the Consolidated
Balance Sheets consist of:
         Accrued benefit liability included in
            deferred compensation                     $(3,704)         $(3,165)
         Intangible asset                               1,962            2,025
                                                     --------       ----------
  Net amount recognized                               $(1,742)         $(1,140)
                                                     ========         ========

Weighted-average assumptions:
Discount rate                                            6.75%            7.50%
Rate of compensation increase                            4.00%            4.00%

Components of net periodic benefit cost:
Service cost                                          $   339          $   439
Interest cost                                             219              190
Amortization of prior service cost                        193              152
                                                     --------       ----------
Net periodic benefit cost                             $   751          $   781
                                                     ========       -=========

The benefit obligations from the plans detailed above are included in deferred compensation on the Consolidated Balance Sheets, in addition to liabilities for other deferred compensation plans.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE I - EMPLOYEE BENEFIT PLANS

The Company maintains a defined contribution savings plan (the "Savings Plan"), available to qualifying, U.S.-based employees, under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, the Company will contribute 25% of the participating employee's annual contribution. In 2002 and 2001, in connection with achieving a certain level of targeted Company profits, the Company contributed an additional 12.5% of the participating employees' contribution for a total of 37.5%. In 2000, the Company made no additional contribution based on the Company's failure to meet internal targets. Employee contributions are generally limited to 10% of their compensation, subject to Internal Revenue Code limitations. Company contributions were $1,604,000, $1,236,000 and $698,000 for 2002, 2001, and 2000, respectively.

The Company maintains a non-qualified deferred compensation plan (the "Deferred Compensation Plan") for certain employees, which was effective January 1, 2001, amended in August 2001. Under the Deferred Compensation Plan, participants may defer from their pre-tax income, payments of up to a maximum of 15% of their total compensation between the Savings Plan and the Deferred Compensation Plan in total. The Company will contribute 25% of the participating employees' contributions to the Deferred Compensation Plan. In 2002 and 2001, in connection with achieving a certain level of targeted Company profits, the Company contributed an additional 12.5% of the participating employees' contribution for a total of 37.5%. Company matching contributions vest with the employee at 33.3% over a three-year period from the date of hire. Company contributions were $959,000 and $82,000 for 2002 and 2001, respectively.

NOTE J - LEASE OBLIGATIONS

The Company leases office space and equipment at various locations and accounts for these obligations as operating leases. Rentals relating to these leases are recorded on a straight-line basis. Rental expense was $31,066,000, $20,769,000 and $16,572,000 for the year ended 2002, 2001, and 2000, respectively. Contingent rentals may be due each year under the terms of the various office space leases as the result of certain increases in building operating expenses over the base year amounts. The following is a schedule, by year, of future minimum rental payments required under operating leases with remaining non-cancelable lease terms in excess of one year as of December 31, 2002:

                                              (Dollars in Thousands)
Year Ending December 31,                             Amount
------------------------                             ------

2003                                                $29,856
2004                                                 25,651
2005                                                 18,364
2006                                                 14,753
2007                                                 10,251
2008 and subsequent years                            18,910
                                                     ------
                                                   $117,785
                                                   ========

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE K- SHAREHOLDERS' EQUITY

Exchange Listing

The Company initially listed on the Nasdaq National Market "(R)" (NASDAQ) "(R)" with ticker symbol RMCI in 1986 when it began publicly trading its Common Stock. On October 24, 2002 the Company's Board of Director's approved the Company's action to file an application for listing of its Common Stock on the New York Stock Exchange. The Company's Common Stock began trading on the New York Stock Exchange (NYSE) on November 18, 2002 under the ticker symbol "RHT."

Stock Splits

Effective on October 15, 2002, Common Shares of the Company were split into three shares for every two shares outstanding. Also, effective on both April 6, 2001 and again on November 1, 2001, Common Shares of the Company were split into three shares for every two shares outstanding. The stated par value per share of the Common Shares was not changed from its existing amount of $0.01 per share. In conjunction with the stock splits effective on October 15, 2002 and November 1, 2001, the Company's Board of Directors approved an increase of 15,000,000 and 10,000,000 shares of authorized common stock, respectively, with a par value of $0.01 per share. All share and per share amounts referred to in the financial statements and notes thereto have been restated to reflect both of these stock splits.

Stock Option Plans

The Company has a 1986 Stock Option Plan (the "1986 Plan") under which 3,267,000 Common Shares are reserved for issuance upon the exercise of incentive stock options, stock appreciation rights or non-qualified stock options that may be granted to employees. Outstanding options granted under this plan are exercisable, cumulatively, in three or four equal annual installments beginning one year from the date of grant. No further stock options can be granted under the 1986 Plan.

The Company also has a 1993 Stock Incentive Plan, as amended in 1999, with 10,884,375 Common Shares reserved for issuance upon the exercise of incentive stock options or non-qualified stock options that may be granted to employees. Outstanding options granted under this plan have ten-year terms and are usually exercisable, cumulatively, in three equal annual installments, beginning one year from the date of grant. At December 31, 2002, approximately 2,230,000 shares were available for issuance under this plan.

In addition, in January 1995, the Company Shareholders adopted amendments to the 1993 Stock Incentive Plan permitting awards of restricted stock under such plan. The amendments to the 1993 Stock Incentive Plan permit awards of up to an aggregate of 2,278,125 shares of the Company's Common Shares to certain officers and key employees. Restrictions generally limit the sale or transfer of the shares during a restricted period of approximately three years. Thereafter, the restricted stock will either vest, in whole or in part, with the participant or be forfeited, in whole or in part, back to the Company based on its earnings performance for this three-year period. There have been no restricted stock awards granted since 1996.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE K- SHAREHOLDERS' EQUITY (Continued)

The Company also has a Directors' Stock Option Plan, as amended in 2001, under which 759,375 Common Shares are reserved for issuance upon the exercise of incentive stock options or non-qualified stock options that may be granted to non-employee Directors of the Board of Directors. Outstanding options granted under this plan have five-year and ten-year terms and are exercisable, cumulatively, in three equal annual installments, beginning one year from the date of grant. Under this plan, options granted after May 3, 2001, will not expire upon a Directors resignation from the Board, however, any unvested options from these grants will not continue to vest. At December 31, 2002, approximately 350,300 shares were available for issuance under this plan.

All of the Company's equity compensation plans, including the 1986 Stock Option Plan, the 1993 Stock Incentive Plan, and the Directors' Stock Option Plan have been approved by shareholders.

The Company has elected to follow Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock options, and the disclosure-only option under SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, no compensation expense is recognized because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of the grant. See Note A for a presentation of the Company's pro-forma net income
(loss) and earnings (loss) per share ("EPS") for 2002, 2001, and 2000 had compensation cost for these plans been determined in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation."

A summary of the status of the Company's stock options under its stock option plans as of December 31, 2002, 2001, and 2000 and changes during the years then ended is presented in the table and narrative below:

                                                                      Year Ended December 31,
                                             ---------------------------------------------------------------------------------
                                                    2002                        2001                         2000
                                                    ----                        ----                         ----
                                                         Weighted                     Weighted                    Weighted
                                                          Average                      Average                     Average
                                             Stock       Exercise        Stock        Exercise        Stock       Exercise
                                            Options        Price        Options         Price        Options        Price
                                            -------        -----        -------         -----        -------        -----
Outstanding at beginning of year             4,685,127        $5.89       5,012,929        $4.13      4,534,097        $4.33
Granted                                        817,573        13.10         937,980        12.70        869,063         3.14
Exercised                                     (241,068)        4.42      (1,169,945)        4.59       (70,875)         4.30
Canceled                                       (89,534)        9.02         (95,837)        4.28      (319,356)         4.15
                                             ---------                   ----------                   ---------
Outstanding at end of year                   5,172,098        $6.90       4,685,127        $5.89      5,012,929        $4.13
                                             =========                    =========                   =========

Exercisable at end of year                   3,085,143        $5.02       2,521,364        $4.44      3,056,778        $4.49

Weighted average fair value                                   $8.74                        $8.55                       $2.09
of options granted

Exercise prices for options outstanding as of December 31, 2002 ranged from $2.83 to $17.60. The weighted average remaining contractual life of these options is approximately 6 years.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE K - SHAREHOLDERS' EQUITY (Continued)

During 2002, the Company extended certain options for two of its Directors who either resigned from the Board or did not stand for re-election to the Board. One of the Directors resigned to pursue other opportunities and the other Director was retiring. The extended options resulted in compensation expense of $42,000. During 2001, the Company extended options for three of its retired employees, resulting in compensation expense of $113,000. During 2000, certain stock option holders exercised stock options to purchase a total of 60,750 Common Shares in a cashless exercise transaction and as a result, only 972 Common Shares were issued. The compensation expense associated with this transaction was $5,000.

A summary of the status of the Company's stock options outstanding under its stock option plans as of December 31, 2002 is presented in the table below:

                                      Stock Options Outstanding                         Stock Options Exercisable
                                      -------------------------                         -------------------------

                                                                  Weighted
                                                   Weighted       Average                                      Weighted
                             Stock Options         Average       Remaining              Stock Options          Average
       Range of            Outstanding as of      Exercise      Contractual           Exercisable as of       Exercise
   Exercise Prices         December 31, 2002        Price      Life in Years          December 31, 2002         Price
   ---------------         -----------------        -----      -------------          -----------------         -----
    $2.83 to $4.97             3,217,856            $3.85            5                    2,530,477             $4.07
    $5.00 to $9.48              307,280              5.64            5                     273,530               5.52
   $10.67 to $17.60            1,646,962            13.12            9                     281,136              13.11

Employee Stock Purchase Plan

The Company has a 1996 Employee Stock Purchase Plan (the "ESPP"), as amended in 1999, with 1,012,500 shares reserved for issuance. The ESPP permits employees to purchase Company Common Shares at 85% of the closing market price on the last day of the applicable monthly period. As amended in 1999, substantially all Company employees are eligible to participate in the ESPP once they have met the employment requirements as specified in the ESPP. During 2002, 2001, and 2000, approximately 50,100, 77,200, and 161,600 shares, respectively, were purchased through the ESPP. As of December 31, 2002, approximately 271,500 shares were available for issuance under this plan.

Repurchase of Common Shares and Treasury Shares

In March 1997, the Board of Directors (the "Board") approved a stock repurchase program, which was expanded in 1999 and 2000, under which the Company is authorized to repurchase up to 6,434,880 of its outstanding Common Shares. Shares repurchased are held as treasury shares and are available to the Company for use in various benefit plans and, when authorized by the Board, for other general corporate purposes. The Board authorized Company management to pursue the repurchase program in open market transactions from time-to-time, depending upon market conditions and other factors.

During 2000, the Company repurchased a total of 236,588 Common Shares at an aggregate purchase price of $693,000, or $2.93 per share.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE K - SHAREHOLDERS' EQUITY (Continued)

As of December 31, 2001, the Company has repurchased a total of 4,426,988 Common Shares at an aggregate purchase price of $16,269,000 or $3.67 per share, under this stock repurchase program. In addition, the Company had repurchased 853,713 Common Shares prior to the institution of this program.

During 2001, in connection with the acquisition of Human Link, DA, the Company issued 61,817 of the Common Shares held as treasury shares (see Note B), with a market value of $440,000. Also, during 2000, the Company issued 843,750 of the Common Shares held as treasury shares, with a market value of $2,500,000, in connection with the acquisition of Sinova (see Note B).

Dividends

The Company has never paid any cash dividends on its Common Shares and currently expects that all of its earnings will be retained and reinvested in the Company's business.

During 2002, Right Japan paid cash dividends to its shareholders. During 2001, Right WayStation, Saad Fellipelli and Coaching also paid cash dividends to their shareholders. The Company recognized no dividend income in 2002 or 2001 for its majority-ownership of these subsidiaries as this is an intercompany transaction which eliminates in consolidation. However, the Company recorded the remaining dividends declared and paid to minority shareholders as a reduction in minority interest.

During 2000, Right WayStation paid cash dividends to its shareholders. The Company recognized approximately $24,000 in dividend income for its then 20% ownership interest in Right WayStation.

NOTE L - EARNINGS (LOSS) PER SHARE

The calculations of earnings (loss) per share ("EPS") under SFAS No. 128 are detailed as follows:

                                                 Year ended December 31, 2002
                                                 ----------------------------
                                             Income             Shares           EPS
                                             ------             ------           ---
    Basic EPS:
    Net income                              $38,297,000       22,543,000        $1.70
                                                                                =====
    Impact of options                               ---        1,787,000
                                           ------------      -----------
    Diluted EPS:
    Net income                              $38,297,000       24,330,000        $1.57
                                            ===========       ==========        =====

                                                  Year ended December 31, 2001
                                                  ----------------------------
                                             Income             Shares           EPS
                                             ------             ------           ---
    Basic EPS:
    Net income                              $19,174,000       21,624,000        $0.89
                                                                                =====
    Impact of options                               ---        1,961,000
                                           ------------      -----------
    Diluted EPS:
    Net income                              $19,174,000       23,585,000        $0.81
                                            ===========       ==========        =====

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE L - EARNINGS (LOSS) PER SHARE (Continued)

                                        Year ended December 31, 2000
                                  ------------------------------------------
                                  Loss              Shares           EPS
    Basic EPS:
    Net loss                      ($2,946,000)       20,682,000      ($0.14)
                                                                     =======
    Impact of options                      ---              ---
                                  ------------       ----------
    Diluted EPS:
    Net loss                      ($2,946,000)       20,682,000      ($0.14)
                                  ============       ==========      =======

For the year ended December 31, 2002, outstanding options to purchase 26,250 Company Common Shares at $17.60 per share were excluded from the computation of diluted EPS, as the options' exercise price was greater than the average market price of the Common Shares. For the year ended December 31, 2001, outstanding options to purchase 886,793 Company Common Shares at $10.67 to $14.65 per share were excluded from the computation of diluted EPS, as the options' exercise price was greater than the average market price of the Common Shares. For the year ended December 31, 2000, the impact of all outstanding options to purchase shares of Company Common Shares were excluded from the computation of diluted EPS, as the impact would have been anti-dilutive.

As of December 31, 2002 and 2001, the Company's majority-owned Japanese subsidiary has stock options and warrants outstanding that are convertible into shares of this subsidiary's company stock. The dilutive impact of these stock options and warrants is not material to earnings per share for the years ended December 31, 2002 and 2001.

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

The Company's operations are segregated into two lines of business: career transition and organizational consulting ("consulting"). The Company operates these lines of business across the geographic areas of the United States, Canada, Europe, Asia-Pacific, Japan and Brazil. These operations offer different services and require different marketing strategies. Career transition offers support for organizations separating employees, including assistance in handling the initial difficulties of termination, identifying continuing career goals and options, and aiding in developing skills for the search for a new job. Consulting specializes in helping companies with leadership development, organizational performance, and talent management. With approximately 300 service locations worldwide, the Company manages operations by geographic segments to enhance global growth and establish major accounts with global clients. The Company primarily delivers its services to mid-size and large industrial and service companies, with no concentration in specific industries.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE M - SEGMENTS (Continued)

As of December 31, 2002 and 2001, one specific client in the telecommunications industry represented approximately 8% and 13%, respectively, of the amount of accounts receivable on the Company's Consolidated Balance Sheets. For the twelve months ended December 31, 2002 and 2001, career transition revenue recognized from this client represented 9% and 12% of total Company office revenue on the Consolidated Statement of Operations.

Summarized operations of each of the Company's geographic segments in the aggregate for each of the three years in the period ended December 31, 2002, are as follows (see Note A for discussion relating to currency translation and Note G for discussion relating to income taxes):

                                                       (Dollars in Thousands)
2002                            U.S.        Canada        Europe     Asia-Pacific     Japan        Brazil      Consolidated
----                            ----        ------        ------     ------------     -----        ------      ------------
Identifiable assets            $ 118,779       $25,529     $232,789       $ 16,966     $ 47,212      $ 2,395        $ 443,670

Revenue                          235,148        29,480      129,424         20,355       54,355        3,365          472,127

Operating income (1)              34,264        10,593       11,818          4,880       14,237          697           76,489

Depreciation and
amortization (1)                   8,610           568        5,870            762        1,104           82           16,996

Capital expenditures (2)          10,739         2,422        4,872            281        4,457          290           23,061



2001
-----
Identifiable assets              156,433        19,909       48,717         15,177       18,734        2,145          261,115

Revenue                          211,560        25,604       41,447         15,938       21,282        2,429          318,260

Operating income (1)              23,582        10,134        2,322          3,142          377          236           39,793

Depreciation and
amortization (1)                  10,187           922        2,385          1,535        1,190          115           16,334

Capital expenditures (2)          11,087           267          366            323        1,405           31           13,479


(1) The operating income reported for the U. S. segment includes total general sales and administration expenses and applicable depreciation and amortization expenses reported on the Consolidated Statements of Operations.

(2) The capital expenditures reported exclude fixed assets acquired from acquisitions.




                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE M - SEGMENTS (Continued)

                                                       (Dollars in Thousands)
2000                            U.S.        Canada        Europe     Asia-Pacific     Japan        Brazil      Consolidated
----                            ----        ------        ------     ------------     -----        ------      ------------
Identifiable assets             $108,963       $11,026      $30,115        $15,333     N/A          N/A              $165,437

Revenue                          135,663        14,488       22,814         14,032     N/A          N/A               186,997

Operating income (1)              10,981         4,003          895          2,069     N/A          N/A                17,948

Depreciation and
amortization (1)                   9,367           954        1,290          1,313     N/A          N/A                12,924

Capital expenditures (2)           5,831           331        1,334            287     N/A          N/A                 7,783


(1) The operating income reported for the U. S. segment includes total general sales and administration expenses and applicable depreciation and amortization expenses reported on the Consolidated Statements of Operations.

(2) The capital expenditures reported exclude fixed assets acquired from acquisitions.

Revenues and expenses of the Company's lines of business for the Company offices, excluding the total general sales and administration expenses, and depreciation and amortization expenses and Affiliate royalties, are evaluated by management. The Company does not measure assets by lines of business as assets are generally not distinctive to a particular line of business and they are not fundamental in assessing segment performance. Company office revenue and Company office operating income for each of the Company's lines of business in the aggregate for each of the three years in the period ended December 31, 2002 are as follows:

                                                                  (Dollars in Thousands)
                                                   Career
2002                                             Transition           Consulting                        Consolidated
----                                             ----------           ----------                        ------------
 Company office revenue                           $386,539             $72,645                          $459,184
                                                  ========             =======                          ========

 Company office operating
income                                            $107,825             $4,370                           $112,195
                                                  ========             ======                           ========

2001
 Company office revenue                           $254,822             $52,501                          $307,323
                                                  ========             =======                          ========

 Company office operating
income (loss)                                      $72,058              $( 6)                            $72,052
                                                  ========             =======                           =======

2000
 Company office revenue                           $141,761              $38,408                         $180,169
                                                  ========              =======                         ========

 Company office operating
income                                             $27,718               $8,407                          $36,125
                                                   =======               ======                          =======

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE N - CERTAIN RELATED PARTY TRANSACTIONS

Midwest Reemployment Associates, Inc., ("Midwest"), the franchise business owned by John R. Bourbeau, a Director of the Company, received approximately $2,216,000 and $1,675,000 in fees from the Company during 2002 and 2001, respectively, for services performed on behalf of the Company. Midwest incurred approximately $4,530,000 and $2,783,000 in royalties and fees payable to the Company for services the Company performed during 2002 and 2001, respectively, on behalf of Midwest, including payments for reimbursable expenses and materials purchased from the Company by Midwest. The fees paid and received by Midwest were in accordance with the standard fee and royalty arrangement with all of the Company's franchisees under the Affiliate Agreements.

In accordance with two separate consulting agreements each effective January 1, 2001, one for Joseph T. Smith and one for Larry A. Evans, both Directors of the Company, the Company paid Mr. Smith approximately $120,000 in both 2002 and 2001 and Mr. Evans approximately $37,500 in 2002 and $75,000 in 2001 for the consulting services they provided to the Company during those periods. Per these consulting agreements, Mr. Smith and Mr. Evans were provided with the usage of an automobile or an automobile allowance. In addition, for their outstanding performance and numerous years of service to the Board of Directors, both Mr. Smith and Mr. Evans' stock options were extended beyond their retirement. The Company recognized $100,000 in compensation expense in 2001 related to these extended stock options. Also, Mr. Smith was awarded a $50,000 bonus in both 2002 and 2001.

In addition to the purchase price payable to Stephen Johnson, a Director of the Company, for his partial ownership of Coutts (see Note B), and the amount paid to him by the Company upon redemption of his loan note (see Note E), Mr. Johnson was employed by the Company from March 22, 2002 through September 2002, at which point he entered into a part-time consulting agreement with the Company. For the consulting services provided by Mr. Johnson to the Company during the fourth quarter of 2002, the Company paid him approximately $24,000. Per this consulting arrangement, Mr. Johnson was provided with a car allowance.

NOTE O - SUBSEQUENT EVENTS

Effective January 1, 2003, the Company purchased the remaining 49% minority interest in its Spanish subsidiary, Right Glenoit SL for a cash purchase price of approximately $1,300,000, and future contingent payments. The Company will merge this entity with its Spanish subsidiary that was acquired as part of the Coutts acquisition, combining its operations in this region.

Also effective January 1, 2003, the Company purchased certain assets of Aston Promentor, an organizational consulting firm in Denmark for a total purchase price of approximately $2,000,000.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Seasonality and Quarterly Results

The demand for the Company's services, primarily the career transition services, is impacted by the economic conditions on a local, regional, national, and international basis. Generally, a stronger economy will result in less downsizing and less demand for the services. Operating results are also subject to seasonality. While seasonality may vary by geographic regions, traditionally, consolidated operating results are lower in the third quarter (July, August and September) due to vacation time in North America and Europe. However, during 2002 and 2001 corporations continued to downsize their operations during the third quarter resulting in significant profits during all four quarters of 2002 and 2001. A substantial or prolonged decrease in corporate downsizing activity could reduce demand for the career transition services. Additionally, a stronger economy can lead to easier and more rapid job change and reentry, which would further reduce the demand for service or compress the length of time that the services are required, which would negatively impact the prices charged for these services.

Also, operations could be adversely affected by prolonged weak economic conditions, as that could lead to reluctance on outside companies' part to incur the expenditures associated with the utilization of the Company's services.

During 2002, the Company has adopted the provisions of EITF No. 01-14, "Income Statement Characterization of Reimbursements Received for "Out of Pocket" Expenses Incurred" (see Note A in the Notes to the Consolidated Financial Statements). EITF No. 01-14 states that expenses incurred by a company while providing services to a client, that are reimbursed by the client, should be characterized as revenue and expenses on the income statement. Accordingly, the Company has identified the reimbursed expenses incurred in 2002, 2001 and 2000 which primarily relate to the consulting line of business.

The following tables, which are unaudited, set forth revenue before reimbursed expenses, reimbursed expenses, total revenue, income from operations, net income and earnings per share for each quarter during the last two fiscal years. The following tables also set forth the total revenue and net income, respectively, as a percentage of annual revenue and annual income from operations. The Company has distributed reimbursed expenses across the four quarterly periods in the following tables, based on the percentage of consulting revenue recognized in that period.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Seasonality and Quarterly Results (Continued)




                                                                         Fiscal 2002 Quarter Ended
                                                                 (Dollars in Thousands Except Per Share Data)
                                                                                  (Unaudited)
                                                March 31,         June 30,          Sept. 30,            Dec. 31,
                                                    2002             2002               2002               2002
                                            -------------     ------------       ------------      -------------

Revenue before reimbursed expenses             $97,263           $125,824           $116,204           $127,029
Reimbursed expenses                             $1,076             $1,554             $1,456             $1,721
                                                ------             ------             ------             ------
Total revenue (1)                              $98,339           $127,378           $117,660           $128,750
Income from operations                         $17,183            $22,913            $18,548            $17,845
Net income                                      $9,212            $10,584             $8,569             $9,932
Basic earnings per share                          0.41               0.47               0.38               0.44
Diluted earnings per share                        0.38               0.43               0.35               0.41

As percentage of fiscal year:
-----------------------------
Total Revenue                                       21%                27%                25%                27%
Income from operations                              22%                30%                24%                23%




                                                                         Fiscal 2001 Quarter Ended
                                                                 (Dollars in Thousands Except Per Share Data)
                                                                                  (Unaudited)

                                                March 31,                June 30,                Sept. 30,                  Dec. 31,
                                                    2001                    2001                     2001                     2001
                                            -------------            ------------             ------------            -------------
Revenue before reimbursed expenses               $61,159                 $79,742                  $77,771                  $96,752
Reimbursed expenses                                 $720                    $695                     $623                     $798
                                            -------------            ------------             ------------            -------------
Total revenue (1)                                $61,879                 $80,437                  $78,394                  $97,550
Income from operations                            $6,878                 $10,987                   $8,998                  $12,930
Net income                                        $3,159                  $5,372                   $4,357                   $6,286
Basic earnings per share                            0.15                    0.25                     0.20                     0.28
Diluted earnings per share                          0.14                    0.23                     0.19                     0.26

As a percentage of fiscal year:
Total revenue                                        19%                     25%                      25%                      31%
Income from operations                               17%                     28%                      23%                      32%

(1) Total revenue differs from that reported on the Form 10-Q for each of the respective quarters by the amount of reimbursed expenses reclassified as revenue in accordance with EITF No. 01-14.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

The Company's significant accounting policies are described in Note A in the Notes to the Consolidated Financial Statements. Some of these significant accounting policies require management to make difficult, subjective or complex judgments or estimates. Management believes the Company's most critical accounting policies include revenue recognition, estimates used in applying purchase accounting and in testing the impairment of its goodwill, accounting for stock-based compensation arrangements and accounting for income taxes.

Revenue Recognition
-------------------

The Company recognizes revenue in its career transition line of business under the provisions of Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"). SAB No. 101 generally provides that revenue for time-based services be recognized over the average length of the services being provided. For its organizational consulting line of business, the Company generally bills and recognizes consulting contract revenue upon the performance of its obligations under consulting service contracts. Therefore, organizational consulting services typically do not generate deferred revenue. For its career transition line of business, the Company recognizes revenue on a straight-line basis over the average length of time for candidates to find jobs based on statistically valid data for the specific type of program. If statistically valid data is not available, then the Company recognizes career transition revenue on a straight-line basis over the actual life of the agreements.

In general, the Company bills for its services in advance at the start of the service, resulting initially in deferred revenue. The Company then recognizes this deferred revenue into income over the average period its programs remain open. This average program period is based on comprehensive statistics maintained by the Company. The Company reviews on a quarterly basis the statistics surrounding the current length of its programs, and updates the periods it uses to recognize its deferred revenue prospectively. Historically, the average length of programs has not changed significantly from quarter to quarter, with the exception of one significant client contract.

During the fourth quarter of 2002 an adjustment was made for the revenue recognition related to one significant client contract. This adjustment resulted in an increase in revenue on the Company's Statement of Operations of $5,210,000 that was previously included in deferred revenue on the Company's balance sheet. The adjustment was required under the provisions of SAB No. 101. After two years of service under this client contract, statistically valid information was available and applied to the revenue recognition method for this contract in compliance with the Company's revenue recognition policy.

The significant factors impacting deferred revenue are the type of programs sold, the level of current billings for new programs and projects, and the average length of its programs. Over time, an increasing volume of new billings will result in higher amounts of deferred revenue, while decreasing levels of new billings will result in lower amounts of deferred revenue. Similarly, an increase in the length of time programs remain open will decrease the deferred revenue recognized into income, while a decrease in the length of time programs remain open will increase the deferred revenue recognized into income.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

Valuation of Intangible Assets and Goodwill
-------------------------------------------

SFAS No. 141, "Business Combinations," requires the use of the purchase method of accounting for all business combinations and broadens the criteria for recording intangible assets separate from goodwill. SFAS No. 142, "Goodwill and Other Intangible Assets," requires that goodwill and other intangible assets determined to have an indefinite life are no longer to be amortized but are to be tested for impairment at least annually. The Company has applied SFAS No. 141 in its allocation of the purchase price for Coutts. Based on a valuation done by an independent consulting firm, a value of $17,600,000 was estimated and allocated to amortizable intangible assets, primarily client lists. The valuation of these amortizable intangible assets required the Company to use judgment. Non-amortizable goodwill of $113,114,000 related to the acquisition of Coutts and the purchase of additional ownership in its Japanese subsidiary was also recorded. The purchase price allocation for this acquisition is tentative and is based upon information available at this time, and is subject to change. The annual impairment testing required by SFAS No. 142 will require the Company to use its judgement and estimates about market conditions and operational performance of acquired businesses.

Stock-based Compensation Arrangements
-------------------------------------

At December 31, 2002, the Company has two active stock based compensation plans: the 1993 Stock Incentive Plan and the Director's Stock Option Plan. These plans are described more fully in Note K in the Notes to the Consolidated Financial Statements. The Company accounts for these plans under the recognition and measurement principles of APB No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, no compensation expense is recognized for stock option grants because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of the grant. Had compensation cost for these plans been determined in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net income (loss) and diluted earnings (loss) per share would have been reduced to $35,607,000 and $1.46 for 2002, respectively, $17,483,000 and $0.74 for 2001, respectively, and ($4,365,000) and ($0.21) for 2000, respectively.

Income Taxes
------------

The Company accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes". In accordance with SFAS No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the difference is reversed. See Note G for further discussion of the Company's accounting for income taxes in the Notes to the Consolidated Financial Statements.

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

                                                                            (Dollars in Thousands)
                                                                           Year Ended December 31,
                                                                    2002             2001            2000
                                                                    ----             ----            ----
   Company office revenue                                           $459,184         $307,323        $180,169
   Company office expenses before reimbursed expenses                346,989          235,271         144,044
                                                                -------------     -------------   -------------
       Company office operating income                               112,195           72,052          36,125
   Affiliate royalties                                                 7,136            8,101           4,083
   General sales and administration                                   34,786           31,372          15,426
   Depreciation and amortization                                       8,056            8,988           6,834
   Interest expense, net                                               4,923            2,496           2,510
                                                                -------------     -------------   -------------
       Income before income taxes                                     71,566           37,297          15,438
   Provision for income taxes                                         31,760           17,728           7,039
   Minority interest in net income of subsidiaries                     1,509              395              --
   Equity in earnings of
          unconsolidated joint venture                                   --               --               62
                                                                -------------     -------------   -------------
   Income before cumulative effect of
          change in accounting principle                              38,297           19,174           8,461
   Cumulative effect of change in accounting
   principle, net of taxes of $6,888                                     --                --        (11,407)
                                                                -------------     -------------   -------------
   Net income (loss)                                                $ 38,297         $ 19,174       $ (2,946)
                                                                =============     =============   =============

2002 Compared to 2001

For the year ended December 31, 2002, revenue generated by Company offices increased by 49% or $151,861,000 over 2001. This increase is primarily attributable to continued strong demand for career transition services and incremental revenues from acquisitions, primarily from the acquisition of Coutts. The accounting for Coutts began with the effective date of the purchase transaction, March 22, 2002. However as of December 31, 2002, the Coutts acquisition has been fully integrated with the Company's network. Therefore, management reviews same office revenue for the Company on a pro-forma basis including the revenue of Coutts in the period of March 31, 2001 to December 31, 2001, adjusted for revenue recognition under SAB No. 101 (see Note A in the Notes to the Consolidated Financial Statements). These pro-forma same office revenue statistics are discussed in the following paragraphs under this section comparing 2002 with 2001 results.

The following table sets forth a reconciliation of the full year 2001 reported Company office revenue to pro-forma Company office revenue that includes the revenue of Coutts for the period of March 31, 2001 to December 31, 2001.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

2002 Compared to 2001 (Continued)

                                                                                        (Unaudited)
                                                                                  (Dollars in Thousands)
                                                                                Year Ended December 31, 2001
                                                                       Career                                Total
                                                                     Transition        Consulting          Business
                                                                     ----------        ----------          --------
   Company office revenue as reported                                    $254,822          $52,501         $307,323
   Coutts revenue adjusted for revenue recognition
      under SAB No. 101 for the period of
      March 31, 2001 to December 31, 2001                                  57,257           10,094           67,351
                                                                        ---------         ---------        ---------
   Pro-forma Company office revenue                                      $312,079          $62,595         $374,674
                                                                        =========         ========         =========



The Company's career transition line of business reported total revenue of $386,539,000, which represents a 52% increase from 2001. This increase is primarily due to incremental revenues from Coutts and a higher volume of business across all geographic locations. The pro-forma same office revenue within the career transition line of business increased across all geographic regions, with a 21% increase on a consolidated basis.

The Company's consulting line of business reported revenue of $72,645,000, which represents a 38% increase from 2001. This increase includes incremental revenues from acquisitions, including the acquisitions of Coutts and Assessment and Development Consult Holding BV. Organizational consulting pro-forma same office revenue increased 9%.

For the year ended December 31, 2002, Affiliate royalties, all generated in the United States, decreased 12% or $965,000 from 2001. While by historical comparisons the 2002 Affiliate revenue was strong, 2001 was an even stronger year. The decrease in Affiliate royalties reflects a general decline in the demand for career transition services within these Affiliate territories.

For the year ended December 31, 2002, total Company office expenses before reimbursed expenses increased 47% or $111,718,000 from 2001. This increase is due primarily to incremental costs from the Coutts and other acquisitions, and to increases in salaries, outside staffing costs to deliver services, rent expense, advertising and incentive costs. The Company office expenses in 2002 also include $1,086,000 in costs related to the integration of Coutts.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

2002 Compared to 2001 (Continued)

Company office operating income for the year ended December 31, 2002 was $112,195,000 with a Company office margin of 24%, compared to operating income of $72,052,000 and a margin of 23% for the same period in the prior year. The increase in Company office operating income is due to the aforementioned increase in career transition revenues in 2002 as compared to 2001, leveraged across the Company's fixed and managed variable cost structure. This increase is also due to incremental profits from acquisitions consummated subsequent to December 31, 2001.

For the year ended December 31, 2002, general sales and administration expenses and depreciation and amortization expenses, ("G & A expenses") increased $2,482,000 from the same period in the prior year. This increase in 2002 is due to higher incentive and payroll costs, Coutts integration costs of $1,200,000, an increase in depreciation expense, and costs of $630,000 related to the planned public offering of the Company's Common Stock that was withdrawn during the third quarter 2002. This increase is offset by a decrease in amortization expense due to the adoption of SFAS No. 142 on January 1, 2002 (See Note A in the Notes to the Consolidated Financial Statements) and foreign exchange gains on transactions in the current year resulting from the weakening U.S. dollar relative to foreign currencies. G & A expenses as a percentage of total revenue were 9% and 13% for the years ended December 31, 2002 and 2001, respectively.

Net interest expense for the year ended December 31, 2002 increased $2,427,000 as compared to the same period in the prior year. The increase is due to a higher principal balance in the current year, resulting from borrowings to fund the acquisition of Coutts, partially offset by lower effective interest rates in the current year.

The minority interest in net income of subsidiaries for the year ended December 31, 2002 was $1,509,000 for the minority interests related to Right Management Consultants Japan, Right Saad Fellipelli and Coaching in Brazil and Right Glenoit SL in Spain. The minority interest in net income of subsidiaries for the year ended December 31, 2001 was $395,000 for the minority interests related to Right WayStation in Japan and Right Saad Fellipelli and Coaching in Brazil and three months of the minority interest in Right Glenoit SL in Spain. The increase is attributable to improved operating results from these entities and the addition of the minority interest of Coutts in Japan.

The Company's effective tax rates for the years ended December 31, 2002 and 2001 were 44% and 48%, respectively. The Company had a higher tax rate in 2001 due to greater levels of non-deductible amortization and incentive compensation.

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

The Company's career transition line of business reported total revenue of $254,822,000, which represents an 80% increase from 2000. This increase is due to an increase in same office revenue of 66%, or $93,301,000, and $19,760,000 in incremental revenues from acquisitions. The same office revenue increase within the career transition line of business reflects a significantly higher volume of business in all geographic locations, as corporations continued to downsize in a weakening global economy.

The Company's consulting line of business reported revenue of $52,501,000, which represents a 37% increase from 2000. This increase is due to $20,870,000 in incremental revenues from acquisitions offset by a same office revenue decrease of 18% or $6,777,000. The same office consulting revenue decrease also reflects the weakening economy, primarily in the United States and Europe.

For the year ended December 31, 2001, Affiliate royalties increased 98% or $4,018,000 from 2000. The increase in Affiliate royalties is due to the aforementioned impact of weakening economic conditions across North America.

For the year ended December 31, 2001, total Company office expenses before reimbursed expenses increased 63% or $91,227,000 from 2000. This increase is due in part to incremental costs from acquisitions consummated subsequent to the fourth quarter 2000, totaling $40,640,000. These increased Company office expenses are also due to increases in salaries for sales personnel, employee incentive provisions and in delivery costs, including counseling materials, adjunct staff, foreign correspondents, career center staff and other career center costs.

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

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

2001 Compared to 2000 (Continued)

For the year ended December 31, 2001, G & A expenses increased by 81% or $18,100,000 from 2000. G & A expenses as a percentage of total revenue was 13% and 12% for 2001 and 2000, respectively. The increases in 2001 are due primarily to an increase in incentive costs of $9,836,000 and amortization expense of $1,751,000, and an increase in the bad debt provision of $822,000 and consulting services of $767,000.

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

The minority interest in net income of subsidiaries for the year ended December 31, 2001 was $395,000 for the minority interest related to Right WayStation, Right Saad Fellipelli and Coaching and Right Glenoit SL (See Note B in the Notes to the Consolidated Financial Statements). The equity in earnings of unconsolidated subsidiary for the year ended December 31, 2000 represents the Company's 20% equity interest for Right WayStation at that time.

The Company's effective tax rates for the years ended December 31, 2001 and 2000 were 48% and 46%, respectively. The increase in the effective tax rate is due to an increase in the impact of non-deductible amortization expense related to acquisitions and incentive compensation amounts that exceeded the deductibility level for income tax purposes.

Capital Resources and Liquidity


As of December 31, 2002 and 2001, the Company had cash and cash equivalents of $33,886,000 and $48,655,000, respectively. The decrease in cash is primarily a result of paying bonuses to employees in the first quarter 2002 that related to 2001 performance and the funding of acquisitions out of operating cash. As of December 31, 2002, the Company had a working capital deficit of $62,526,000 due primarily to $72,757,000 of deferred revenue, $22,152,000 of current debt, and the use of the Company's working capital in order to supplement a portion of the purchase price for Coutts and other acquisitions. Deferred revenue is eventually recognized into income over time, with no cash utilization. At December 31, 2001, the Company had positive working capital of $10,953,000.


Net cash provided by operating activities amounted to $69,955,000 and $74,290,000 for the years ended December 31, 2002 and 2001, respectively. The decrease in cash provided by operating activities is a result of recognizing foreign exchange gains on transactions due to the weakening U.S. dollar as compared to other currencies and a decrease in general working capital liabilities. All of this is offset by higher net income and better collections of accounts receivable in 2002.

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)


Net cash utilized in investing activities amounted to $158,802,000 and $29,931,000 for the years ended December 31, 2002 and 2001, respectively. This increased investment activity is primarily the result of the acquisitions of Coutts, Assessment & Development Consult Holding BV, and the five Murray Axmith Canadian franchisees of Coutts. These acquisitions, in particular Coutts, solidifies the Company's position as a leading provider of career transition and organizational consulting services with the addition of significant operations in the United Kingdom, France, Belgium, the Netherlands and Japan. In addition, Coutts has operations in Germany, Ireland, Italy and Switzerland, four countries in which the Company did not have Company-owned operations prior to the acquisition, and it adds additional volume to the Company's existing businesses in Spain and Canada. (See Note B to the Notes to the Consolidated Financial Statements.) Also, the Company utilized more cash in the current year for the purchase of furniture, technology and leasehold improvements, partly due to the integration of Coutts as existing offices were merged, but also to improve our existing operations.


Net cash provided by financing activities amounted to $73,316,000 for the year ended December 31, 2002 and net cash utilized in financing activities amounted to $7,871,000 for the year ended December 31, 2001. The financing activity for 2002 was primarily the result of a New Credit Agreement under which the Company borrowed $130,000,000 to finance the Coutts acquisition and to repay outstanding indebtedness of $41,038,000 under a prior credit agreement that has been terminated. In connection with the Coutts acquisition, the Company also issued loan notes to four individual sellers of Coutts for an aggregate of $5,432,000. In connection with the New Credit Agreement, the Company also incurred debt commitment fees and other fees related to its New Credit Agreement in the current year. (See Notes B and D in the Notes to the Consolidated Financial Statements). Also, the Company made principle repayments of its debt in the current year that included $13,500,000 in mandatory payments and $3,000,000 in voluntary payments.

As of December 31, 2002, the Company had approximately $30,875,000 available under the Revolving Loan of the New Credit Agreement. Subsequent to December 31, 2002, the Company borrowed $28,000,000 to fund bonus payments related to 2002. Future borrowings under the Revolving Loan will be used to finance working capital and other general corporate purposes, including permitted acquisitions.

During the second quarter 2002, the Company filed a Registration Statement with the Securities and Exchange Commission for a public offering of 3,000,000 shares of Common Stock with two selling shareholders offering an additional 850,000 shares of Common Stock (on a pre-split basis for the October 2002 three-for-two stock split). Proceeds payable to the Company from the offering were to be used to make principle payments under the New Credit Agreement, as required by this Credit Agreement. During the third quarter 2002, the Company withdrew this Registration Statement due to unfavorable equity market conditions. The Company incurred costs of $630,000 related to this offering that were expensed in G & A expenses on its Consolidated Statement of Operations for 2002.

The Company anticipates that its cash generation and borrowing capacity will be sufficient to service its existing debt, outstanding commitments and to maintain Company operations at current levels for the foreseeable future. However, operating cash flows could be impacted by a prolonged decrease in the demand for the Company's services. The Company will continue to consider acquisitions and other

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

expansion opportunities as they arise, subject to access to capital on terms acceptable to the Company. The economics of a proposed acquisition, the provisions of permitted acquisitions under the New Credit Agreement, strategic implications and other circumstances justifying the expansion will be key factors in determining the amount and type of resources the Company will commit to future acquisitions.

As of December 31, 2002, the Company's obligations and commitments include bank debt commitments, loan notes to the sellers of Coutts, office leases and equipment leases. For the periods subsequent to December 31, 2002, the aggregate maturities on these obligations are as follows:

                                                   (Dollars in Thousands)
                                          Less than                                              After
                        Total               1 Year          1-3 Years        4-5 Years         5 Years
                        -----             -----------       ---------        ---------         ---------

Bank debts &
  loan notes            $116,443           $20,934            $36,009          $59,500             $ --

Capital leases            $2,058            $1,218               $638             $202             $ --

Office &
  equipment leases      $117,785           $29,856            $44,015          $25,004          $18,910


As of December 31, 2002, the Company estimates that the aggregate amount of future contingent earnout payments related to completed acquisitions will range between $5,000,000 and $7,000,000 and will be payable over the next three years contingent upon operating performance.

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

Among the factors that create risk and uncertainty are (i) economic conditions on a local, regional, national and international basis, which affect the demand for the Company's services; (ii) the risk and uncertainty as to the Company's ability to continue its strategy of accretive acquisitions; (iii) failure to realize the anticipated benefits of the Coutts acquisition; (iv) competition from competitors who have greater financial and other resources; (v) the dependence on key management or operating personnel within the Company or an Affiliate; (vi) possible government regulation of the Company's business; (vii) the Company's dependence in part upon royalties from the Affiliates; (viii) foreign political, legal and economic conditions and fluctuations in the value of foreign currencies; (ix) the Company's financial results are effected by the timing of large projects; (x) if the Company does not meet its clients' expectations that could damage its reputation and the Company could have difficulty attracting new business; (xi) the Company's Articles of Incorporation could delay or discourage a take-over attempt; (xii) employment agreements with certain executive officers that could delay or discourage a take-over attempt; and (xiii) risks relating to forward-looking statements that may not come true.

Quantitative and Qualitative Disclosures About Market Risks

The Company has exposure to interest rate risk from its debt. As discussed in Note E to the Consolidated Financial Statements, at December 31, 2002, the Company had two fixed interest rate swap agreements in order to reduce its exposure to interest rate fluctuations.

As of December 31, 2002, both of the fixed interest rate swap agreements required that the Company pay a fixed rate of interest to the bank on notional amounts of $38,250,000 each, and that the bank pay the Company a variable rate equal to three-month LIBOR.

The payments under these swap transactions are tied to the three-month LIBOR interest rate, which may fluctuate significantly. Any increase in the three-month LIBOR rate results in a more favorable payment to the Company, while any decrease in the three-month LIBOR rate results in a less favorable payment to the Company. The valuations of these swap transactions are principally affected by changes in Forward

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)

Interest Rates. Any increase in Forward Interest Rates is favorable to the Company as it implies LIBOR will rise over time, while any decrease in Forward Interest Rates is unfavorable to the Company.

The Company believes that the market risk from changes in interest rates would not be material to the fair value of these financial instruments, or the related cash flows, or future results of operations.

At December 31, 2002, the Company had swap transactions in place for a total notional amount of $76,500,000. Based upon the variable rate debt and fixed rate swaps as of December 31, 2002, a 100 basis point (1.0%) increase in interest rates on variable rate debt would increase year-to-date December 31, 2002 interest expense by approximately $800,000.

The Company's earnings and cash flow are subject to fluctuations due to changes in foreign currency exchange rates. Generally, if the U.S. dollar weakens against the foreign currencies that will result in a favorable impact to earnings and if the U.S. dollar strengthens against the foreign currencies, that will result in an unfavorable impact on earnings. From time to time, the Company enters into forward foreign exchange contracts to minimize the risk associated with currency movement relating to certain intercompany transactions. The gains and losses from these forward contracts were not material at December 31, 2002. There were no such contracts in place as of December 31, 2001.

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

Ernst & Young LLP is engaged to render an opinion as to whether management's financial statements present fairly, in all material respects, Right Management Consultants, Inc.'s financial position, results of operations and cash flows. The scope of their engagement included a review of the internal control system to the extent deemed necessary to render an opinion on these financial statements. The Report of Independent Auditors is presented in the enclosed document.

The Audit Committee of the Board of Directors meets directly with the Independent Auditors and management to ascertain whether they are properly discharging their responsibilities.

               Right Management Consultants, Inc.

               /S/ CHARLES J. MALLON
               ---------------------

               Charles J. Mallon
               Executive Vice President,
               Chief Financial Officer and Treasurer



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

DIRECTORS
Frank P. Louchheim                                              Founding Chairman and Director
Larry A. Evans                                                  Business Consultant
John R. Bourbeau                                                President of Midwest Reemployment Associates, Inc., an Affiliate
                                                                of the Company
Rebecca J. Maddox                                               President of Maddox Smye LLC
Catherine Y. Selleck                                            Business Consultant
Oliver S. Franklin                                              Business Consultant
Stephen Johnson                                                 Senior Consultant with Right Coutts

OTHER EXECUTIVE OFFICERS
G. Lee Bohs                                                     Executive Vice President, Corporate Development
Charles J. Mallon                                               Executive Vice President, Chief Financial Officer and Treasurer
Theodore A. Young                                               Executive Vice President, General Counsel and Secretary
William L. McCusker                                             Executive Vice President, Marketing
Howard H. Mark                                                  Executive Vice President, e-Business
Gayle I. Weibley                                                Executive Vice President, Human Resources
Peter J. Doris                                                  Executive Vice President, International
Geoffrey S. Boole                                               Executive Vice President of Career Transition Services
Christopher Pierce-Cooke                                        Executive Vice President and Managing Director - Consulting
                                                                Services
James E. Greenway                                               Executive Vice President, Global Response Team and Western U.S.
                                                                Group
Mark A. Miller                                                  Group Executive Vice President for the Eastern U.S.
Dr. R. William Holland                                          Group Executive Vice President for the Central U.S. and Canada
Andrew McRae                                                    Group Executive Vice President for Europe
Edward C. Davies                                                Group Executive Vice President for Asia-Pacific
Motohiko Uezumi                                                 Chairman and Chief Executive Officer of Right Japan
Keiji Miyaki                                                    President and Chief Operating Officer of Right Japan

Corporate Headquarters                                           Independent Auditors
Right Management Consultants, Inc.                               Ernst & Young LLP
1818 Market Street                                               Philadelphia, Pennsylvania
33rd Floor
Philadelphia, Pennsylvania 19103                                 General Counsel
www.right.com                                                    Pepper Hamilton LLP
                                                                 Philadelphia, Pennsylvania





                       RIGHT MANAGEMENT CONSULTANTS, INC.

Principal Subsidiaries

Right Associates Government Services, Inc.                               Right Sinova International Holding A/S
Right License Holding, Inc.                                              Right Sinova AB
RMC of Illinois, Inc.                                                    Right Kjaer & Kjerulf A/S
Right Management Consultants Canada Inc.                                 Right Management Consultants Norway AS
Right Associates, Ltd.                                                   Right Management Consultants Japan, Inc. (85%)
Right Coutts Ltd.                                                        Right do Brasil Ltda. (51%)
Right Coutts Consulting Ltd.                                             Right Management Consultants Holding SL
Right Corecare Ltd.                                                      Right Management Consultants Iberia SL
Atlas Group Holdings Limited                                             Right Nederland B.V.
Garon Bonvalot SA                                                        Coutts Consulting (Nederland) B.V.
Right Management Consultants, SA                                         Assessment & Development Consult Holding B.V.
Right ARJ Management Consultants, SA                                     Right Management Consultants Ireland Ltd.
Right Management Consultants (Belgium), SA                               Right Transition Limited
Right Management Consultants Holdings Pty. Ltd.                          Right Management Consultants Luxembourg Sarl
Right Management Consultants Pty. Ltd.                                   Right Coutts (Deutschland) Gmbh
Right Management Consultants (NSW) Pty. Ltd.                             Right Coutts (Schweiz) AG
Right Management Consultants (QLD)                                       Right Management Consultants (Italy) srl
Right Management Consultants Ltd. (Hong Kong)
Right Management Consultants Ltd. (New Zealand)

Service Marks

Career 20/20, eCustom Survey, Partner Link, PeoplePoll, Precision 360, Right Career Directions, Right Chez Vous, Right Links, Right Partner Link, Right Track, TEAMS International and the Thumbprint design are Service Marks, and Compass, eCustom 360, the Globe Design, Intellireporting, Intelliscoring, Key Executive Service, Managing the Human Side of Change, The Marvelous Money Machine, Matrix, Partners in Managing Change, PeopleBrand, People Tech, Right Access, Right Associates, Right Connection, Right-from-Home, Right Management Consultants, Right Match, TEAMS, Zenith, and the Zeroing-in-Process (Z.I.P.), are Registered Service Marks of Right Management Consultants, Inc., and its wholly owned subsidiaries.

Trademarks

Brain Trust, CompAssess, LeaderStyle Survey, Right Advantage, Right Search & Selection, Strategic Career Management 2000, SCM2000, and Upward Review are Trademarks, and Insight Profiles, Intelligent Consensus, The Right Report and 360(degree) Feedback are Registered Trademarks of Right Management Consultants, Inc. and its wholly owned subsidiaries.

                       RIGHT MANAGEMENT CONSULTANTS, INC.

Common Share Data

Right Management Consultants, Inc.'s Common Shares initially listed on the Nasdaq National Market "(R)" (NASDAQ) "(R)" with ticker symbol RMCI in 1986 when it began publicly trading its Common Shares. Effective November 18, 2002, Right Management Consultants, Inc.'s Common Shares began trading on the New York Stock Exchange (NYSE) under the ticker symbol "RHT."

           2002                                             High         Low
           ----                                             ----         ---
                      First Quarter                          $17.35        $9.13
                      Second Quarter                          22.38        14.63
                      Third Quarter                           17.97        12.35
                      Fourth Quarter                          18.23        12.25

           2001                                             High         Low
           ----                                             ----         ---
                      First Quarter                           $7.43       $ 4.45
                      Second Quarter                          11.99         6.19
                      Third Quarter                           14.35         8.31
                      Fourth Quarter                          18.30         9.73

The above prices reflect interdealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions. The above prices also reflect the three-for-two stock splits effective in April and November 2001 and in October 2002.

As of March 17, 2003, there were 127 record holders and approximately 6,293 beneficial owners of the Company's Common Shares.

The Company has never paid any cash dividends on its Common Shares and currently expects that all of its earnings will be retained and reinvested in the Company's business.

Registrar and     National City Bank
Transfer Agent    Cleveland, Ohio

Other             A copy of the Company's Annual Report to the United States
Information       Securities and Exchange Commission on Form 10-K and other
                  filings with the United States Securities and Exchange
                  Commission may be obtained free of charge by writing to:


                     Kimberly A. Fisher, Director of Financial Reporting Right Management Consultants, Inc.
                     1818 Market Street, 33rd Floor
                     Philadelphia, PA 19103

Please visit Right Management Consultants, Inc. Investor Relations site at www.right.com/global/investor. From this site you can access the Company's documents that are filed with the United States Securities and Exchange Commission, read the Company's strategic plan, request information, send e-mail inquiries and review additional information about the Company.






GLOBAL LOCATIONS

ARGENTINA                       CHILE                       ITALY                         PERU
Buenos Aires                    Santiago                    Bologna                       Lima
Cordoba                                                     Milan
Rosario                         CHINA                       Rome                          POLAND
                                Hong Kong                                                 Gdansk
AUSTRALIA                                                   JAPAN                         Katowice
Adelaide                        COLOMBIA                    Chiba                         Poznam
Brisbane                        Bogota                      Chiyoda-Tokyo                 Warsaw
Canberra                        Cali                        Fukuoka                       Wroclaw
Melbourne                       Medellin                    Hamamatsu
Perth                                                       Hiroshima                     PUERTO RICO
Sydney                          COSTA RICA                  Kakegawa                      San Juan
                                San Jose                    Kobe
AUSTRIA                                                     Kyoto                         RUSSIA
Vienna                          DENMARK                     Mito                          Moscow
                                Copenhagen                  Nagoya
BELGIUM                                                     Osaka                         SINGAPORE
Antwerp                         EGYPT                       Saitama                       Singapore
Brussels                        Cairo                       Sapporo
Gent                                                        Sendai                        SOUTH AFRICA
Liege                           FINLAND                     Shizuoka                      Cape Town
                                Helsinki                    Takasaki                      Johannesburg
BRAZIL                                                      Tokyo
Curitiba                        FRANCE                      Utsunomiya                    SPAIN
Rio de Janeiro                  Aix-en-Provence             Yokohama                      Barcelona
Sao Paulo                       Angers                                                    Madrid
                                Annecy                      LUXEMBOURG
CANADA                          Bordeaux                    Luxembourg                    SWEDEN
Alberta                         Cholet                                                    Stockholm
Calgary                         Clermont-Ferrand            MALAYSIA
Edmonton                        Grenoble                    Kuala Lumpur                  SWITZERLAND
                                Lille                                                     Basel
British Columbia                Lyon                        MEXICO                        Geneva
Okanagan                        Nancy                       Guadalajara                   Lausanne
Surrey                          Nantes                      Mexico City                   Zurich
Vancouver                       Nice - Sophia Antipolis     Monterrey
Victoria                        Paris - Aguesseau           Queretaro                     UNITED KINGDOM
                                Paris - Beaubourg
Manitoba                        Paris - Mauthurins          THE NETHERLANDS               England
Winnipeg                        Paris - Courcelles          Amsterdam                     Birmingham
                                Paris - St Quentin en       Arnhem                        Bristol
New Brunswick                    Yvelines                   Breda                         Fareham
St. John                        Pau                         Eindhoven                     Leeds
                                Rennes                      Groningen                     Liverpool
Newfoundland                    Strasbourg                  (The) Hague                   London
St. John                        Toulouse                    Hengelo                       Manchester
                                                            Maastricht                    Milton Keynes
Nova Scotia                     GERMANY                     Nijmegen                      Nottingham
Halifax                         Bad Homburg                 Rotterdam                     Sevenoaks
                                Dusseldorf                  Utrecht                       Thames Valley
Ontario                         Munich                                                    Tyneside
Kingston                                                    NEW ZEALAND
Kitchener                       INDIA                       Auckland                      Northern Ireland
London                          Gurgaon                     Wellington                    Belfast
Mississauga                     Mumbai
Moncton                                                     NORWAY                        Scotland
Ottawa                          IRELAND                     Aalesund                      Aberdeen
Richmond Hill                   Cork                        Bergen                        Edinburgh
Sarnia                          Dublin                      Oslo                          Glasgow/Rosyt
Toronto                         Galway                      Stavanger
Windsor                         Limerick                    Trondheim                     Wales
                                                                                          Cardiff
Quebec                          ISRAEL
Montreal                        Haifa
Quebec City                     Tel Aviv

Saskatchewan
Regina
Saskatoon





                                       60

    UNITED STATES               Illinois                    New York                      Virginia
                                Chicago                     Buffalo                       Fairfax
    Alabama                     Deerfield                   Melville                      Richmond
    Birmingham                  Oak Brook                   New York City                 Virginia Beach
                                                            Rochester
    Alaska                      Indiana                                                   Washington
    Anchorage                   Fort Wayne                  North Carolina                Federal Way
                                Indianapolis                Charlotte                     Seattle
    Arizona                                                 Greensboro
    Phoenix                     Iowa                        Raleigh                       Wisconsin
    Tempe                       Des Moines                                                Appleton
    Tucson                                                  Ohio                          Green Bay
                                Kansas                      Cincinnati                    Madison
    California                  Kansas City                 Cleveland                     Milwaukee
    Encinitas                   Wichita                     Columbus                      Mosinee
    Irvine                                                  Dayton
    Los Angeles                 Kentucky                    Toledo                        VENEZUELA
    Pasadena                    Lexington                                                 Caracas
    Sacramento                  Louisville                  Oklahoma
    San Bernardino                                          Oklahoma City
    San Diego                   Louisiana                   Tulsa
    San Francisco               New Orleans
    San Ramon                                               Oregon
    Silicon Valley              Maryland                    Portland
    Woodland Hills              Baltimore
                                Rockville                   Pennsylvania
    Colorado                                                Allentown
    Broomfield                  Massachusetts               Erie
    Colorado Springs            Boston                      Lancaster
    Denver                      Burlington                  Malvern
                                Westborough                 Philadelphia
    Connecticut                                             Pittsburgh
    Hartford                    Michigan                    Plymouth Meeting
    Stamford                    Detroit                     Reading
                                Grand Rapids
    Delaware                    Kalamazoo                   Rhode Island
    Wilmington                  Lansing                     Providence
                                Midland
    District of Columbia                                    South Carolina
    Washington                  Minnesota                   Greenville
                                Minneapolis
    Florida                                                 Tennessee
    Boca Raton                  Missouri                    Chattanooga
    Fort Lauderdale             St. Louis                   Kingsport
    Jacksonville                                            Knoxville
    Miami                       Nebraska                    Memphis
    Orlando                     Lincoln                     Nashville
    Palm Beach                  Omaha
    St. Petersburg                                          Texas
    Tampa                       Nevada                      Austin
                                Las Vegas                   Dallas
    Georgia                                                 Fort Worth
    Atlanta                     New Jersey                  Houston
                                Parsippany                  Midland
    Hawaii                      Princeton                   San Antonio
    Honolulu                    Woodcliff Lake
                                                            Utah
                                New Mexico                  Ogden
                                Albuquerque                 Salt Lake City

                                                                                                      as of 2/24/03



                                       61